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Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-227616

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

           The boards of trustees of Government Properties Income Trust, or GOV, and Select Income REIT, or SIR, each a Maryland real estate investment trust, have approved an agreement and plan of merger, dated as of September 14, 2018, as it may be amended from time to time, or the Merger Agreement, by and among GOV, GOV MS REIT, a Maryland real estate investment trust and a wholly owned subsidiary of GOV, or GOV Merger Sub, and SIR. Pursuant to the Merger Agreement, SIR has agreed to merge with and into GOV Merger Sub, or the Merger, with GOV Merger Sub as the surviving entity in the Merger. Immediately following the Merger, GOV expects GOV Merger Sub to merge with and into GOV, with GOV as the surviving entity, and GOV will change its name to "Office Properties Income Trust".

           Upon the effectiveness of the Merger, SIR shareholders will be entitled to receive 1.04 newly issued common shares of beneficial interest, $.01 par value per share, of GOV, or GOV Common Shares, for each common share of beneficial interest of SIR, par value $.01 per share, or SIR Common Shares, they own immediately prior to the effective time of the Merger, or the exchange ratio. The exchange ratio is fixed and will not be adjusted to reflect market price fluctuations in either SIR Common Shares or GOV Common Shares prior to the closing of the Merger. GOV Common Shares and SIR Common Shares are traded on The Nasdaq Stock Market LLC, or Nasdaq, under the ticker symbol "GOV" and "SIR", respectively. Following the merger of GOV Merger Sub with and into GOV, GOV will change its ticker symbol to "OPI".

           Based on the $16.89 closing price of GOV Common Shares on Nasdaq on September 14, 2018, the last trading day before the public announcement of the Merger, the exchange ratio represented approximately $17.57 in GOV Common Shares for each SIR Common Share. Based on the $9.03 closing price of GOV Common Shares on Nasdaq on November 14, 2018, the latest practicable trading date before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $9.39 in GOV Common Shares for each SIR Common Share. The Merger consideration that existing SIR shareholders will be entitled to receive upon completion of the Merger will be in addition to the common shares of beneficial interest of ILPT they receive in the ILPT Distribution. The value of the Merger consideration will fluctuate with changes in the market price of GOV Common Shares. We urge you to obtain current market quotations of GOV Common Shares and SIR Common Shares.

           GOV and SIR will each hold special meetings of their respective shareholders on December 20, 2018 in connection with the Merger and the other transactions contemplated by the Merger Agreement, or, collectively, the Transactions.

           Based upon the number of SIR Common Shares outstanding as of November 14, 2018, we anticipate that GOV will issue approximately 93,132,549 GOV Common Shares in connection with the Merger. On September 14, 2018, the GOV board of trustees approved an amendment to GOV's declaration of trust increasing GOV's authorized common shares from 150 million GOV Common Shares to 200 million GOV Common Shares (which amendment will take effect upon execution by GOV and filing with, and acceptance for record by, the State Department of Assessments and Taxation of Maryland).

           Upon consummation of the Merger, based upon the number of GOV Common Shares and SIR Common Shares outstanding as of the date of this joint proxy statement/prospectus, we estimate that the GOV shareholders immediately prior to the Merger (in their capacities as such) will own approximately 51.6% of the GOV Common Shares outstanding as a result of the Merger and the SIR shareholders immediately prior to the Merger (in their capacities as such) will own approximately 48.4% of the GOV Common Shares outstanding as a result of the Merger, in each case without taking into account whether any of those GOV shareholders were also SIR shareholders at that time.

           At the special meeting of shareholders of GOV, GOV shareholders will be asked to consider and vote on (i) a proposal to approve the issuance of GOV Common Shares in the Merger as contemplated by the Merger Agreement, or the GOV Share Issuance Proposal, and (ii) a proposal to approve the adjournment of the GOV special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the GOV Share Issuance Proposal if there are insufficient votes at the time of such adjournment to approve such proposal, or the GOV Adjournment Proposal.

           At the special meeting of shareholders of SIR, SIR shareholders will be asked to consider and vote on (i) a proposal to approve the Merger and the other transactions contemplated by the Merger Agreement to which SIR is a party, or the SIR Merger Proposal, and (ii) a proposal to approve the adjournment of the SIR special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the SIR Merger Proposal, if there are insufficient votes at the time of such adjournment to approve the SIR Merger Proposal, or the SIR Adjournment Proposal.

           Pursuant to the Merger Agreement, SIR will, subject to the satisfaction or waiver of certain conditions, declare and, at least one business day prior to the closing date of the Merger, pay a pro rata distribution to its shareholders of the 45,000,000 common shares of beneficial interest, $.01 par value per share, of SIR's majority owned consolidated subsidiary, Industrial Logistics Properties Trust, a Maryland real estate investment trust, or ILPT, owned by SIR, or the ILPT Distribution.

           Your vote is very important, regardless of the number of GOV Common Shares or SIR Common Shares you own. The record date for determining the shareholders entitled to receive notice of, and to vote at, the GOV and SIR special meetings is October 1, 2018. The Merger cannot be completed without the approval of both GOV shareholders and SIR shareholders. Please read carefully this joint proxy statement/prospectus in its entirety. The obligations of GOV and SIR to consummate the Merger are subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. More information about GOV, SIR, the special meetings, the Merger Agreement, the Merger and the other Transactions is included in this joint proxy statement/prospectus. You should also consider carefully the risks that are described in the "Risk Factors" section, beginning on page 43.

           Whether or not you plan to attend the GOV and/or SIR special meeting(s), please submit your proxy as soon as possible to make sure that your GOV Common Shares and/or SIR Common Shares are represented at the applicable special meeting.

           The GOV board of trustees recommends that GOV shareholders vote "FOR" the GOV Share Issuance Proposal, which approval is necessary to consummate the Merger, and "FOR" the GOV Adjournment Proposal.

           The SIR board of trustees recommends that SIR shareholders vote "FOR" the SIR Merger Proposal, which approval is necessary to consummate the Merger, and "FOR" the SIR Adjournment Proposal.

           We join our respective boards of trustees in their recommendation and look forward to the successful combination of GOV and SIR.

Sincerely,	Sincerely,

Mark L. Kleifges	John C. Popeo
Chief Financial Officer and Treasurer	Chief Financial Officer and Treasurer
Government Properties Income Trust	Select Income REIT

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined that this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

           This joint proxy statement/prospectus is dated November 16, 2018 and is first being mailed to GOV shareholders and SIR shareholders on or about November 16, 2018.

Government Properties Income Trust
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
(617) 219-1440

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On December 20, 2018

Dear Shareholders of Government Properties Income Trust:

        We are pleased to invite you to attend a special meeting of shareholders of Government Properties Income Trust, a Maryland real estate investment trust, or GOV. The meeting, or the GOV special meeting, will be held at Two Newton Place, 255 Washington Street, Suite 100, Newton, Massachusetts 02458, on December 20, 2018, at 1:00 p.m., local time, to consider and vote upon the following matters:

  •
  a proposal to approve the issuance, or the GOV Share Issuance, of common shares of beneficial interest, $.01 par value per share, of GOV, or GOV Common Shares, in the merger, or the Merger, of Select Income REIT, a Maryland real estate investment trust, or SIR, with and into GOV MS REIT, a Maryland real estate investment trust that is a wholly owned subsidiary of GOV, or GOV Merger Sub, with GOV Merger Sub as the surviving entity in the Merger, pursuant to the agreement and plan of merger, dated as of September 14, 2018, as it may be amended from time to time, or the Merger Agreement, by and among GOV, GOV Merger Sub and SIR, or the GOV Share Issuance Proposal; and

  •
  a proposal to approve the adjournment of the GOV special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the GOV Share Issuance Proposal if there are insufficient votes at the time of such adjournment to approve such proposal, or the GOV Adjournment Proposal.

        The approval by GOV shareholders of the GOV Share Issuance Proposal is a condition to the completion of the Merger. If the GOV Share Issuance Proposal is not approved, the Merger and certain of the other transactions contemplated by the Merger Agreement will not occur.

        Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the GOV special meeting.

        Holders of record of GOV Common Shares at the close of business on October 1, 2018 are entitled to notice of, and to vote at, the GOV special meeting and any adjournments or postponements of the GOV special meeting.

        To be approved, the GOV Share Issuance Proposal and the GOV Adjournment Proposal require the affirmative vote of at least a majority of all the votes cast by holders of outstanding GOV Common Shares entitled to vote at the GOV special meeting on such proposals.

        Your vote is important. Whether or not you expect to attend the GOV special meeting in person, we encourage you to vote your GOV Common Shares as promptly as possible by: (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your GOV Common Shares may be represented and voted at the GOV special meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished by your broker, bank or other nominee.

By Order of the Board of Trustees,

Jennifer B. Clark
Secretary

November 16, 2018
Newton, Massachusetts

Select Income REIT
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
(617) 796-8303

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On December 20, 2018

Dear Shareholders of Select Income REIT:

        We are pleased to invite you to attend a special meeting of shareholders of Select Income REIT, a Maryland real estate investment trust, or SIR. The meeting, or the SIR special meeting, will be held at Two Newton Place, 255 Washington Street, Suite 100, Newton, Massachusetts 02458, on December 20, 2018, at 3:00 p.m., local time, to consider and vote upon the following matters:

  •
  a proposal to approve the merger, or the Merger, of SIR with and into GOV MS REIT, or GOV Merger Sub, a Maryland real estate investment trust that is a wholly owned subsidiary of Government Properties Income Trust, a Maryland real estate investment trust, or GOV, with GOV Merger Sub as the surviving entity in the Merger, pursuant to the agreement and plan of merger, dated as of September 14, 2018, as it may be amended from time to time, or the Merger Agreement, by and among GOV, GOV Merger Sub and SIR, and the other transactions contemplated by the Merger Agreement to which SIR is a party, or the SIR Merger Proposal; and

  •
  a proposal to approve the adjournment of the SIR special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the SIR Merger Proposal if there are insufficient votes at the time of such adjournment to approve such proposal, or the SIR Adjournment Proposal.

        The approval by SIR shareholders of the SIR Merger Proposal is a condition to the completion of the Merger. If the SIR Merger Proposal is not approved, the Merger and certain of the other transactions contemplated by the Merger Agreement will not occur.

        Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the SIR special meeting.

        Holders of record of common shares of beneficial interest, par value $.01 per share, of SIR, or SIR Common Shares, at the close of business on October 1, 2018 are entitled to notice of, and to vote on, all proposals at the SIR special meeting and any adjournments or postponements of the SIR special meeting.

        To be approved, the SIR Merger Proposal requires the affirmative vote of at least a majority of all the votes entitled to be cast by holders of outstanding SIR Common Shares at the SIR special meeting on such proposal. To be approved, the SIR Adjournment Proposal requires the affirmative vote of at least a majority of all the votes cast by holders of outstanding SIR Common Shares entitled to vote at the SIR special meeting on such proposal.

        Your vote is important. Whether or not you expect to attend the SIR special meeting in person, we encourage you to vote your SIR Common Shares as promptly as possible by: (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your SIR Common Shares may be represented and voted at the SIR special meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished by your broker, bank or other nominee.

By Order of the Board of Trustees,

Jennifer B. Clark
Secretary

November 16, 2018
Newton, Massachusetts

ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates by reference important business and financial information about GOV and SIR from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Government Properties Income Trust Two Newton Place 255 Washington Street, Suite 300 Newton, Massachusetts 02458 (617) 219-1440 Attn.: Investor Relations	Select Income REIT Two Newton Place 255 Washington Street, Suite 300 Newton, Massachusetts 02458 (617) 796-8303 Attn.: Investor Relations
or

Morrow Sodali LLC 470 West Avenue Stamford, Connecticut 06902 Shareholders Call Toll Free: (800) 662-5200 Banks and Brokers Call Collect: (203) 658-9400

        If you would like to request any documents, please do so by December 13, 2018, in order to receive them before the special meetings.

        For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see "Where You Can Find More Information."

 ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

        This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4, or the Form S-4, filed with the Securities and Exchange Commission by GOV (File No. 333-227616), constitutes a prospectus of GOV under Section 5 of the Securities Act of 1933, as amended, or the Securities Act, with respect to the GOV Common Shares to be issued in the Merger, or the GOV Share Issuance. This document also constitutes a joint proxy statement of GOV and SIR under Section 14(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. It also constitutes a notice of meeting with respect to the GOV and SIR special meetings.

        You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated November 16, 2018 and you should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date or as of such other date specified herein.

        You should not construe the contents of this joint proxy statement/prospectus as legal, tax or financial advice. You should consult with your own legal, tax, financial or other professional advisors. All summaries of, and references to, the agreements governing the terms of the transactions described in this joint proxy statement/prospectus are qualified by the full copies of and complete text of such agreements in the forms attached hereto as annexes, which are also available on the Electronic Data Gathering Analysis and Retrieval System of the SEC website at www.sec.gov.

        We use certain defined terms throughout this joint proxy statement/prospectus that have the following meanings:

  •
  Effective Time refers to the effective time of the Merger.

  •
  GOV refers to Government Properties Income Trust, a Maryland real estate investment trust.

  •
  GOV Common Shares refers to the common shares of beneficial interest, par value $.01 per share, of GOV.

  •
  GOV Merger Sub refers to GOV MS REIT, a Maryland real estate investment trust that is a wholly owned subsidiary of GOV.

  •
  ILPT refers to SIR's majority owned consolidated subsidiary, Industrial Logistics Properties Trust, a Maryland real estate investment trust.

  •
  ILPT Common Shares refers to the common shares of beneficial interest, par value $.01 per share, of ILPT.

  •
  ILPT Distribution refers to the pro rata distribution by SIR to its shareholders of all of the 45,000,000 ILPT Common Shares owned by SIR to record holders of outstanding SIR Common Shares.

  •
  Merger refers to the merger of SIR with and into GOV Merger Sub pursuant to the Merger Agreement, with GOV Merger Sub as the surviving entity in the merger.

  •
  Merger Agreement refers to the agreement and plan of merger, dated as of September 14, 2018, as it may be amended from time to time, by and among GOV, GOV Merger Sub and SIR.

  •
  Merger Consideration refers to the 1.04 GOV Common Shares to be received per SIR Common Share in the Merger.

  •
  OPI refers to Office Properties Income Trust, the expected name of the combined company following the merger of GOV Merger Sub with and into GOV.

  •
  Other Asset Dispositions refers to the expected sales of one property (one building) and two property portfolios with a combined 19 properties (49 buildings) that are subject to binding sale agreements, containing an aggregate of 3.4 million square feet, for aggregate gross proceeds to SIR and GOV of approximately $438.5 million.

  •
  Secondary Sale refers to the sale by GOV on October 9, 2018 of all 24,918,421 SIR Common Shares owned by GOV in an underwritten public offering, as required by the Merger Agreement.

  •
  SIR Common Shares refers to the common shares of beneficial interest, par value $.01 per share, of SIR.

  •
  Transactions refers to the Merger, the ILPT Distribution, the Secondary Sale and the other transactions contemplated by the Merger Agreement.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding GOV has been provided by GOV and information contained in this joint proxy statement/prospectus regarding SIR has been provided by SIR.

i

QUESTIONS AND ANSWERS

        The following are some questions that you may have regarding the proposals being considered at the GOV and SIR special meetings and brief answers to those questions. You should carefully read this joint proxy statement/prospectus in its entirety, including the Annexes, and the other documents to which this joint proxy statement/prospectus refers or incorporates by reference, because the information in this section may not provide all the information that might be important to you.

Q.    What is the proposed transaction?

A.
GOV and SIR have agreed to combine pursuant to the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.

  Pursuant to the Merger Agreement, at the Effective Time, SIR will merge with and into GOV Merger Sub, with GOV Merger Sub as the surviving entity in the Merger.

  Following the Merger, GOV expects GOV Merger Sub to merge with and into GOV, with GOV as the surviving entity in that merger, and GOV will change its name to "Office Properties Income Trust" and change its ticker symbol on The Nasdaq Stock Market LLC, or Nasdaq, to "OPI". GOV also expects that immediately following this merger, it will effect a reverse stock split of the common shares of the combined company pursuant to which every four common shares of the combined company will be converted into one common share of the combined company.

Q.    What will I receive in the proposed transaction?

A.
In the Merger, SIR shareholders will be entitled to receive 1.04, or the exchange ratio, newly issued GOV Common Shares, for each SIR Common Share that they own immediately prior to the Effective Time. The exchange ratio is fixed and will not be adjusted to reflect market price fluctuations in either SIR Common Shares or GOV Common Shares prior to the closing of the Merger. The Merger Consideration that existing SIR shareholders will be entitled to receive upon completion of the Merger will be in addition to the ILPT Common Shares that they receive in the ILPT Distribution.

Q.    What happens if the market price of GOV Common Shares or SIR Common Shares changes before the closing of the Merger?

A.
The terms of the Merger remain the same. No change will be made to the exchange ratio if the market price of GOV Common Shares or SIR Common Shares changes before the Merger. Because the exchange ratio is fixed, the value of the consideration to be received by SIR shareholders in the Merger will depend on the market price of GOV Common Shares at the time of the Merger.

Q.    Why am I receiving this joint proxy statement/prospectus?

A.
The Merger cannot be completed unless:

•
GOV shareholders vote to approve the proposal, or the GOV Share Issuance Proposal, to authorize the issuance of GOV Common Shares to SIR shareholders, pursuant to the Merger Agreement; and

•
SIR shareholders vote to approve the proposal, or the SIR Merger Proposal, to approve the Merger and the other transactions contemplated by the Merger Agreement to which SIR is a party.

  GOV and SIR will hold separate special meetings of their respective shareholders to obtain these approvals.

  This joint proxy statement/prospectus contains important information about the Merger, the GOV Share Issuance, the GOV special meeting and the SIR special meeting, and you should carefully read it in its entirety. The enclosed voting materials allow you to vote your GOV Common Shares and/or SIR Common Shares, as applicable, without attending the GOV and/or SIR special meeting(s).

  Your vote is important. We encourage you to vote as soon as possible.

Q.    Why is GOV proposing the Merger?

A.
The GOV board of trustees approved the Merger Agreement, the Merger and the other Transactions to which GOV is a party and recommended that GOV shareholders approve the GOV Share Issuance Proposal based on a number of strategic and financial benefits to GOV, including the opportunity to create a combined company with enhanced portfolio scale, quality and diversification, which the GOV board of trustees believes will be a leading national office REIT with an enhanced occupancy rate and a portfolio of high credit quality tenants. The GOV board of trustees also believes that as a result of the combined company's larger size and scale and enhanced financial metrics, the combined company will have improved financial strength and flexibility and an improved growth outlook. Additionally, the GOV board of trustees believes the simplified corporate structure of the combined company following the Merger and its focus on office properties will provide greater business clarity to investors and increase shareholder value. To review the reasons of the GOV board of trustees for the Merger in greater detail, see "The Merger—Recommendation of the GOV Board of Trustees and its Reasons for the Merger and the Other Transactions" beginning on page 93 of this joint proxy statement/prospectus. Notwithstanding the foregoing, the Merger poses risks to GOV and GOV's shareholders and GOV and GOV's shareholders may not realize the benefits of the Merger and the other Transactions. See "Risk Factors—Risks Relating to the Merger and the Other Transactions" beginning on page 43 of this joint proxy statement/prospectus.

Q.    Why is SIR proposing the Merger?

A.
The SIR board of trustees approved the Merger Agreement, the Merger and the other Transactions to which SIR is a party and recommended that SIR shareholders approve the SIR Merger Proposal based on a number of strategic and financial benefits, including the premium SIR shareholders will be entitled to receive in the Merger and the value and opportunity to participate directly in the growth of ILPT through the direct ownership of ILPT Common Shares which SIR shareholders receive in the ILPT Distribution. SIR shareholders will also participate directly in the growth of the combined company through their continued ownership of approximately 48.4% of the combined company immediately following the Merger, which the SIR board of trustees believes will be a leading national office REIT with an enhanced occupancy rate and a portfolio of high credit quality tenants. Additionally, the SIR board of trustees believes the simplified corporate structure of the combined company following the Merger and its focus on office properties will provide greater business clarity to investors and increase shareholder value. To review the reasons of the SIR board of trustees for the Merger in greater detail, see "The Merger—Recommendation of the SIR Board of Trustees and its Reasons for the Merger and the Other Transactions" beginning on page 100 of this joint proxy statement/prospectus. Notwithstanding the foregoing, the Merger poses risks to SIR and SIR's shareholders and SIR and SIR's shareholders may not realize the benefits of the Merger. See "Risk Factors—Risks Relating to the Merger and the Other Transactions" beginning on page 43 of this joint proxy statement/prospectus.

Q.    When and where will the special meetings be held?

A.
The GOV special meeting will be held at Two Newton Place, 255 Washington Street, Suite 100, Newton, Massachusetts 02458, on December 20, 2018, at 1:00 p.m., local time.

  The SIR special meeting will be held at Two Newton Place, 255 Washington Street, Suite 100, Newton, Massachusetts 02458, on December 20, 2018, at 3:00 p.m., local time.

Q.    How do I vote?

A.
GOV. If you were a holder of record of GOV Common Shares as of the close of business on October 1, 2018, the record date for the GOV special meeting, or the GOV Record Date, you may vote on the applicable proposals by:

•
accessing the Internet website specified on your proxy card;

•
calling the toll-free number specified on your proxy card;

•
signing and returning the enclosed proxy card in the postage-paid envelope provided; or

•
attending the special meeting and voting in person.

  If you hold GOV Common Shares in the name of a broker, bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee to ensure that your shares are represented at the GOV special meeting.

  SIR. If you were a holder of record of SIR Common Shares as of the close of business on October 1, 2018, the record date for the SIR special meeting, or the SIR Record Date, you may vote on the applicable proposal by:

  •
  accessing the Internet website specified on your proxy card;

  •
  calling the toll-free number specified on your proxy card;

  •
  signing and returning the enclosed proxy card in the postage-paid envelope provided; or

  •
  attending the special meeting and voting in person.

  If you hold SIR Common Shares in the name of a broker, bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee to ensure that your shares are represented at the SIR special meeting.

Q.    What am I being asked to vote upon?

A.
GOV. GOV shareholders are being asked to vote to approve the GOV Share Issuance Proposal and a proposal to adjourn the GOV special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the GOV Share Issuance Proposal if there are insufficient votes at the time of such adjournment to approve such proposal, or the GOV Adjournment Proposal.

SIR. SIR shareholders are being asked to vote to approve the SIR Merger Proposal and a proposal to adjourn the SIR special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the SIR Merger Proposal, if there are insufficient votes at the time of such adjournment to approve such proposal, or the SIR Adjournment Proposal.

  The Merger cannot be completed without the approval by GOV shareholders of the GOV Share Issuance Proposal and the approval by SIR shareholders of the SIR Merger Proposal.

Q.    What vote is required to approve each proposal?

A.
GOV.

•
The GOV Share Issuance Proposal requires the affirmative vote of at least a majority of all the votes cast by holders of outstanding GOV Common Shares entitled to vote at the GOV special meeting on such proposal.

•
The GOV Adjournment Proposal requires the affirmative vote of at least a majority of all the votes cast by holders of outstanding GOV Common Shares entitled to vote at the GOV special meeting on such proposal.

SIR.

•
The SIR Merger Proposal requires the affirmative vote of at least a majority of all the votes entitled to be cast by holders of outstanding SIR Common Shares at the SIR special meeting on such proposal.

•
The SIR Adjournment Proposal requires the affirmative vote of at least a majority of all the votes cast by holders of outstanding SIR Common Shares entitled to vote at the SIR special meeting on such proposal.

Q.    How do the boards of trustees of GOV and SIR recommend that I vote?

A.
GOV. The GOV board of trustees unanimously recommends that GOV shareholders vote "FOR" the GOV Share Issuance Proposal and "FOR" the GOV Adjournment Proposal.

SIR. The SIR board of trustees unanimously recommends that SIR shareholders vote "FOR" the SIR Merger Proposal and "FOR" the SIR Adjournment Proposal.

Q.    How many votes do I have?

A.
GOV. You are entitled to one vote for each GOV Common Share that you owned as of the GOV Record Date. As of the GOV Record Date, there were 99,205,199 GOV Common Shares outstanding, approximately 1.37% of which were beneficially owned by the trustees and executive officers of GOV and their affiliates.

SIR. You are entitled to one vote for each SIR Common Share that you owned as of the SIR Record Date. As of the SIR Record Date, there were 89,550,528 SIR Common Shares outstanding, of which 24,918,421, or approximately 27.8%, were owned by GOV and 1.92% of which were beneficially owned by the trustees and executive officers of SIR and their affiliates.

Q.    What constitutes a quorum?

A.
GOV. The presence in person or by proxy of GOV shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum. Abstentions and broker non-votes, if any, will be included in determining whether a quorum is present. A broker non-vote is a vote that is not cast on a non-routine matter because the shares entitled to cast the vote are held in the name of a broker, bank or other nominee, the broker, bank or other nominee lacks discretionary authority to vote the shares and the broker, bank or other nominee has not received voting instructions from the beneficial owner of the shares.

A.
SIR. The presence in person or by proxy of SIR shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum. Abstentions and broker non-votes, if any, will be included in determining whether a quorum is present.

Q.    If my GOV Common Shares or SIR Common Shares are held in "street name" by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.
If your GOV Common Shares and/or SIR Common Shares are held by a broker, bank or other nominee (that is, in "street name"), you must provide your broker, bank or other nominee with instructions on how to vote your GOV Common Shares and/or SIR Common Shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote GOV Common Shares or SIR Common Shares held in street name by returning a proxy card directly to GOV or SIR or by voting in person at either special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold GOV Common Shares or SIR Common Shares on behalf of their customers may not give a proxy to GOV or SIR to vote those shares without specific instructions from their customers.

Q.    What will happen if I fail to instruct my broker, bank or other nominee how to vote?

A.
GOV. If you are a GOV shareholder and fail to instruct your broker, bank or other nominee on how to vote your GOV Common Shares, your broker, bank or other nominee may not vote your shares on any of the GOV proposals. This will have no effect on the GOV Share Issuance Proposal or the GOV Adjournment Proposal, assuming a quorum is present.

SIR. If you are a SIR shareholder and you fail to instruct your broker, bank or other nominee on how to vote your SIR Common Shares, your broker, bank or other nominee may not vote your shares on any of the SIR proposals. This will have the same effect as a vote against the SIR Merger Proposal, but it will have no effect on the SIR Adjournment Proposal, assuming a quorum is present.

Q.    What will happen if I fail to vote or I abstain from voting?

A.
GOV. If you are a GOV shareholder and fail to vote, it will have no effect on the GOV Share Issuance Proposal or the GOV Adjournment Proposal, assuming a quorum is present. If you are a GOV shareholder and abstain from voting, it will have no effect on the GOV Share Issuance Proposal or the GOV Adjournment Proposal, assuming a quorum is present.

SIR. If you are a SIR shareholder and fail to vote, it will have the same effect as a vote against the SIR Merger Proposal, but it will have no effect on the SIR Adjournment Proposal, assuming a quorum is present. If you are a SIR shareholder and abstain from voting, it will have the same effect as a vote against the SIR Merger Proposal, but it will have no effect on the SIR Adjournment Proposal, assuming a quorum is present.

Q.    What if I return my proxy card without indicating how to vote?

A.
If you sign and return your proxy card without indicating how to vote on any particular proposal, your GOV Common Shares or SIR Common Shares will be voted in accordance with the recommendations of the GOV board of trustees or SIR board of trustees, as applicable, with respect to such proposal.

Q.    Can I change my vote after I have returned a proxy or voting instruction card?

A.
Yes. You can change your vote at any time before your proxy is voted at the applicable special meeting. You can do this in one of three ways if you own your shares of record:

•
you can send a signed notice of revocation;

•
you can grant a new, valid proxy bearing a later date; or

•
you can attend the applicable special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

  If you are a record holder and choose either of the first two methods, you must submit your notice of revocation or your new proxy to the secretary of GOV or secretary of SIR, as applicable, no later than the beginning of the applicable special meeting. If your GOV Common Shares or SIR Common Shares are held by a broker, bank or other nominee, you must follow the instructions provided by the broker, bank or other nominee on how to change your instructions or to change your vote.

Q.    What are the anticipated material United States federal income tax consequences of the Merger to SIR shareholders?

A.
GOV and SIR intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended, or the IRC. It is a condition to the completion of the Merger that Sullivan & Worcester LLP, or S&W, counsel to GOV, and Skadden, Arps, Slate, Meagher & Flom LLP, or Skadden, counsel to SIR, each renders an opinion that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the IRC and (ii) GOV and SIR will each be a party to that reorganization within the meaning of Section 368(b) of the IRC. If the Merger qualifies as a reorganization within the meaning of Section 368(a) of the IRC, then a SIR shareholder generally will not recognize any gain or loss for United States federal income tax purposes upon the receipt of GOV Common Shares in exchange for SIR Common Shares in the Merger (other than gain or loss with respect to cash received in lieu of a fractional GOV Common Share, if any).

  The particular consequences of the Merger to each SIR shareholder depend on such holder's particular facts and circumstances. SIR shareholders are urged to consult their tax advisors to understand fully the consequences to them of the Merger in their specific circumstances. For more information, see "Material United States Federal Income Tax Considerations—Material United States Federal Income Tax Consequences of the Merger to Holders of SIR Common Shares" beginning on page 140 of this joint proxy statement/prospectus.

Q.    Are there any conditions to the closing of the Merger that must be satisfied for the Merger to be completed?

A.
Yes. In addition to the approvals of GOV shareholders and SIR shareholders described herein, there are a number of conditions that must be satisfied or waived for the Merger to be consummated, including the payment, at least one business day prior to the closing date of the Merger, of the ILPT Distribution. For more information, see "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 158 of this joint proxy statement/prospectus.

Q.    When do you expect the Merger to be completed?

A.
GOV and SIR expect to consummate the Merger by December 31, 2018. However, the Merger is subject to various conditions, and it is possible that factors beyond GOV's and SIR's control could result in the Merger being completed at a later time, or not at all.

Q.    Are SIR shareholders or GOV shareholders entitled to appraisal rights in connection with the Merger or the other Transactions?

A.
No. Neither SIR shareholders nor GOV shareholders are entitled to appraisal rights in connection with the Merger or the other Transactions. For more information, see "The Merger—No Appraisal" on page 135 of this joint proxy statement/prospectus.

Q.    What do I need to do now?

A.
Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes.

  In order for your GOV Common Shares and/or SIR Common Shares to be voted at the applicable special meeting:

  •
  you can attend the applicable special meeting and vote in person;

  •
  you can vote through the Internet or by telephone by following the instructions included on your proxy card; or

  •
  you can indicate on the enclosed proxy or voting instruction card how you would like to vote and return the card in the accompanying postage-paid envelope.

Q.    What happens if I am both a GOV shareholder and a SIR shareholder?

A.
You will receive separate proxy cards for each company and must complete, sign and date each proxy card and return each proxy card in the appropriate preaddressed postage paid envelope or complete a proxy by one of the other methods specified in your proxy card for each company. If your shares are held in street name, you will receive a separate voting instruction form for each account and from each broker, bank or other nominee that holds your GOV Common Shares and/or SIR Common Shares and you must follow the instructions provided in such voting instruction form to vote your GOV Common Shares and/or SIR Common Shares.

Q.    Do I need identification to attend the GOV or SIR special meeting in person?

A.
Yes. Please bring proper identification, together with proof that you were a record owner of GOV Common Shares or SIR Common Shares, as applicable, as of the applicable Record Date. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker, bank or other nominee or an account statement stating or showing that you beneficially owned GOV Common Shares or SIR Common Shares, as applicable, on the applicable Record Date.

Q.    Who can help answer my questions?

A.
If you have any questions about the Merger or any of the other Transactions, or how to vote, or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instruction form, as applicable, you should contact:

if you are a GOV shareholder:	if you are a SIR shareholder:
GOVERNMENT PROPERTIES INCOME TRUST	SELECT INCOME REIT
Two Newton Place	Two Newton Place
255 Washington Street, Suite 300	255 Washington Street, Suite 300
Newton, Massachusetts 02458	Newton, Massachusetts 02458
Investor Relations: (617) 219-1410	Investor Relations: (617) 796-8320

You can also contact the proxy solicitor hired by GOV and SIR as follows:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Shareholders Call Toll Free: (800) 662-5200
Banks and Brokers Call Collect: (203) 658-9400

SUMMARY

        The following summary highlights some of the information contained in this joint proxy statement/prospectus. This summary may not contain all of the information that may be important to you. For a more complete description of the Merger Agreement, the Merger and the other Transactions, you should carefully read this joint proxy statement/prospectus in its entirety, including the attached Annexes. You should read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about GOV and SIR that has been filed with the Securities and Exchange Commission, or the SEC. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" beginning on page 172 of this joint proxy statement/prospectus.

Information about the Companies (See page 58)

Government Properties Income Trust

        GOV is a real estate investment trust, or REIT, organized under Maryland law that has qualified to be taxed as a REIT under the IRC. GOV primarily owns properties located throughout the United States that are majority leased to government tenants and office properties located in the metropolitan Washington, D.C. market area that are leased to government and private sector tenants. GOV has no employees. Services which would otherwise be provided to GOV by employees are provided by The RMR Group LLC, or RMR LLC, GOV's manager, and by GOV's managing trustees and officers.

        As of September 30, 2018, GOV wholly owned 105 properties (164 buildings) and had a noncontrolling ownership interest in two properties (three buildings) totaling approximately 0.4 million rentable square feet through two unconsolidated joint ventures in which GOV owned 50% and 51% interests. As of September 30, 2018, GOV's consolidated properties were located in 30 states and the District of Columbia and contained approximately 17.0 million rentable square feet, of which 42.0% was leased to the United States Government, 14.7% was leased to 13 state governments, 1.5% was leased to three other government tenants, 5.8% was leased to government contractor tenants, 29.3% was leased to various other non-governmental organizations and 6.7% was available for lease. As of September 30, 2018, GOV's consolidated properties had a weighted average (based on annualized rental income) remaining lease term of approximately 4.4 years. In the aggregate, government tenants were responsible for 62.5% of GOV's annualized rental income as of September 30, 2018. The above information does not give effect to the Other Asset Dispositions. GOV defines the term annualized rental income as the annualized contractual base rents from GOV's tenants pursuant to its lease agreements as of the measurement date, plus straight line rent adjustments and estimated recurring expense reimbursements to be paid to GOV, and excluding lease value amortization.

        As of September 30, 2018, GOV owned 24,918,421 SIR Common Shares, or approximately 27.8% of the SIR Common Shares outstanding as of such date. On October 9, 2018, as required by the Merger Agreement, GOV sold all 24,918,421 SIR Common Shares owned by GOV in an underwritten public offering at a price of $18.25 per share, raising net proceeds of approximately $434.7 million after deducting underwriting discounts and estimated offering expenses.

        GOV's principal executive offices are located at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, and its telephone number is (617) 219-1440. GOV maintains a website at www.govreit.com where additional information regarding GOV can be found. The contents of that website are not incorporated by reference into, or otherwise a part of, this joint proxy statement/prospectus.

        Additional information about GOV and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 172 of this joint proxy statement/prospectus.

Select Income REIT

        SIR is a REIT organized under Maryland law that has qualified to be taxed as a REIT under the IRC. SIR owns properties that are primarily net leased to single tenants. SIR has no employees. Services which would otherwise be provided to SIR by employees are provided by RMR LLC, SIR's manager, and by SIR's managing trustees and officers.

        As of September 30, 2018, SIR's consolidated portfolio consisted of 368 buildings, leasable land parcels and easements with approximately 45.8 million rentable square feet that were approximately 95.8% leased (based on rentable square feet). As of September 30, 2018, SIR's consolidated properties were leased to 328 different tenants, with a weighted average (based on annualized rental income) remaining lease term of approximately 8.6 years. The above information is for SIR, on a consolidated basis, including ILPT. SIR defines the term annualized rental income as the annualized contractual rents, as of September 30, 2018, including straight line rent adjustments and excluding lease value amortization, adjusted for tenant concessions including free rent and amounts reimbursed to tenants, plus estimated recurring expense reimbursements from tenants.

        As of September 30, 2018, ILPT owned 269 buildings, leasable land parcels and easements with approximately 29.2 million rentable square feet, including 226 buildings, leasable land parcels and easements with approximately 16.8 million rentable square feet located on the island of Oahu, HI, and 43 buildings with approximately 12.4 million rentable square feet located in 25 other states. As of September 30, 2018, ILPT's properties were approximately 99.3% leased (based on rentable square feet) to 245 different tenants with a weighted average (based on annualized rental income) remaining lease term of approximately 10.9 years. ILPT defines the term annualized rental income as the annualized contractual rents, as of September 30, 2018, including straight line rent adjustments and excluding lease value amortization, adjusted for tenant concessions including free rent and amounts reimbursed to tenants, plus estimated recurring expense reimbursements from tenants. These amounts are included in SIR's consolidated portfolio amounts described above.

        As of September 30, 2018, SIR owned 45,000,000 ILPT Common Shares, or approximately 69.2% of the outstanding ILPT Common Shares as of such date. As a condition to the closing of the Merger, following the Secondary Sale, the receipt of the GOV and SIR shareholder approvals described in this joint proxy statement/prospectus and subject to the satisfaction or waiver of certain other conditions, SIR will declare and, at least one business day prior to the closing date of the Merger, pay the ILPT Distribution.

        SIR's principal executive offices are located at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, and its telephone number is (617) 796-8303. SIR maintains a website at www.sirreit.com where additional information regarding SIR can be found. The contents of that website are not incorporated by reference into, or otherwise a part of, this joint proxy statement/prospectus.

        Additional information about SIR and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 172 of this joint proxy statement/prospectus.

The Combined Company

        Based on GOV and SIR (excluding ILPT) properties owned as of September 30, 2018, and after giving effect to the Other Asset Dispositions and the market price of GOV Common Shares as of November 7, 2018, the combined company is expected to own 160 properties (213 buildings) located in 38 states and the District of Columbia containing 30.2 million rentable square feet, and have undepreciated gross assets of $5.7 billion and total assets of $5.3 billion. As of September 30, 2018, as adjusted as described in the preceding sentence, these properties were 92% leased (based on rentable square feet) to 411 different tenants, and the average remaining lease term of these properties, weighted by annualized rental income, was 5.8 years, with leases expiring between 2018 and 2021 contributing approximately 29% of the combined company's annualized rental income.

The Merger and the Merger Agreement (See pages 82 and 143)

The Merger Agreement

        GOV, GOV Merger Sub and SIR have entered into the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. Each of the GOV board of trustees and the SIR board of trustees has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement to which it is a party. GOV and SIR encourage you to carefully read the Merger Agreement in its entirety because it is the primary legal document governing the Merger.

Form of the Merger

        Pursuant to the Merger Agreement, SIR will merge with and into GOV Merger Sub, with GOV Merger Sub as the surviving entity in the Merger. Following the Merger, GOV expects GOV Merger Sub to merge with and into GOV, with GOV as the surviving entity, and GOV will change its name to "Office Properties Income Trust" and change its ticker symbol on Nasdaq to "OPI".

        Upon consummation of the Merger, based upon the number of GOV Common Shares and SIR Common Shares outstanding as of the date of this joint proxy statement/prospectus, we estimate that the GOV shareholders immediately prior to the Merger (in their capacities as such) will own approximately 51.6% of the GOV Common Shares outstanding as a result of the Merger and the SIR shareholders immediately prior to the Merger (in their capacities as such) will own approximately 48.4% of the GOV Common Shares outstanding as a result of the Merger, in each case without taking into account whether any of those GOV shareholders were also SIR shareholders at that time.

Consideration to SIR Shareholders in the Merger

        Pursuant to the Merger Agreement, at the Effective Time, each SIR Common Share (other than any shares owned by GOV or SIR or their respective wholly owned subsidiaries and in each case not held on behalf of third parties) outstanding immediately prior to the Effective Time will be converted into the right to receive 1.04 newly issued GOV Common Shares, with cash paid in lieu of fractional shares. The exchange ratio in the Merger is fixed and will not be adjusted for changes in the market price of GOV Common Shares or SIR Common Shares. Because of this, the implied value of the Merger Consideration to SIR shareholders will fluctuate between now and the date of the consummation of the Merger. Based on the $16.89 closing price of GOV Common Shares on Nasdaq on September 14, 2018, the last trading day before the public announcement of the Merger, the exchange ratio represented approximately $17.57 in GOV Common Shares for each SIR Common Share. Based on the $9.03 closing price of GOV Common Shares on Nasdaq on November 14, 2018, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $9.39 in GOV Common Shares for each SIR Common Share. For more information, see "—Comparative GOV and SIR Market Price and Distribution Information" beginning on page 41 of this joint proxy statement/prospectus.

        The following table presents trading information for GOV Common Shares and SIR Common Shares on September 14, 2018, the last trading day before the public announcement of the Merger, and November 14, 2018, the latest practicable date before the date of this joint proxy statement/prospectus.

Equivalent per share value of the Merger Consideration for SIR shareholders, giving effect to the exchange ratio, is also provided for each of these dates.

	GOV Common Shares (Close)	SIR Common Shares (Close)	Equivalent Per Share Value of Merger Consideration (giving effect to the exchange ratio) (Close)
September 14, 2018	$16.89	$20.06	$17.57
November 14, 2018	$9.03	$19.59	$9.39

        The value of the Merger Consideration will fluctuate with changes in the market price of GOV Common Shares. The sales prices above for SIR reflect the consolidated operations of SIR, including ILPT; however, the ILPT Distribution is a condition to the closing of the Merger. If the ILPT Distribution and the Merger are completed, the Merger Consideration that existing SIR shareholders will be entitled to receive will be in addition to any ILPT Common Shares that they receive in the ILPT Distribution.

Treatment of Unvested SIR Share Awards in the Merger

        In connection with the entry into the Merger Agreement, SIR obtained from each of its executive officers and all executive officers of RMR LLC a waiver of each such officer's right to accelerated vesting upon consummation of the Merger of any unvested or partially vested SIR Common Shares subject to vesting restrictions, or SIR Share Awards, such officer held. At the Effective Time, each unvested or partially vested SIR Share Award will be converted into an award under GOV's 2009 Incentive Share Award Plan, or a Rollover Equity Award, with respect to a number of GOV Common Shares (rounded down to the nearest whole share) equal to the product of (i) the exchange ratio, multiplied by (ii) the number of SIR Common Shares subject to such unvested or partially vested SIR Share Award at the Effective Time, with cash paid in lieu of fractional shares. Such Rollover Equity Award will continue to be subject to the same vesting and other terms and conditions as were in effect immediately prior to the Effective Time, except as specifically set forth in the waiver or as otherwise amended. All amounts payable in respect of such SIR Share Awards will be subject to appropriate tax withholding.

The ILPT Distribution (See page 163)

        Pursuant to the Merger Agreement, SIR has agreed that, subject to the satisfaction or waiver of certain conditions, it will declare and, at least one business day prior to the closing date of the Merger, pay the ILPT Distribution. If the Merger is completed, the Merger Consideration that existing SIR shareholders are entitled to receive will be in addition to any ILPT Common Shares they receive in the ILPT Distribution. Based on the number of SIR Common Shares outstanding as of the date of this joint proxy statement/prospectus, SIR shareholders are expected to receive approximately 0.503 ILPT Common Shares for each SIR Common Share.

        After the ILPT Distribution is declared, SIR will provide its shareholders with additional information. The income tax characterization of the ILPT Distribution will not be ultimately determined until after the close of SIR's taxable year in which the ILPT Distribution has occurred. However, assuming that the ILPT Distribution occurs in 2018 and that the price of the ILPT Common Shares when distributed is approximately the same as on November 7, 2018, then it is expected that approximately half of SIR's cash and other distributions for all of 2018 (including the ILPT Distribution) will be a nontaxable return of capital, and the balance will largely be a capital gain dividend from the sale of securities that are not United States real property interests, with approximately 5% of each distribution comprising an ordinary REIT dividend. Nontaxable returns of capital are generally nontaxable to both U.S. and non-U.S. shareholders, while capital gain dividends from the sale of securities that are not United States real property interests are generally nontaxable to non-U.S. shareholders and taxable at preferential rates to certain U.S. shareholders; nevertheless, because withholding rates and policies are complex and very dependent upon the discretion of applicable withholding agents, withholding may apply to SIR's cash and other distributions (including the ILPT Distribution) in excess of the substantive tax liability applicable to such distributions, and the applicable shareholder may have to claim a refund from the IRS to receive the overwithheld amounts.

Registration Agreement (See page 163)

        Pursuant to the Merger Agreement, GOV and SIR agreed that, prior to the Effective Time, GOV will complete the Secondary Sale. Concurrently with the execution and delivery of the Merger Agreement, GOV and SIR entered into a registration agreement, or the Registration Agreement, pursuant to which GOV received the right to demand registration, subject to certain limitations, of the resale of the 24,918,421 SIR Common Shares owned by GOV. Under the Registration Agreement, GOV agreed to pay all of the costs and expenses incurred in connection with the Secondary Sale, including costs and expenses of SIR and its affiliates. On October 9, 2018, pursuant to the terms of the Registration Agreement, GOV sold all of the SIR Common Shares it beneficially owned.

Management Agreements (See page 163)

        GOV and SIR each have a business management agreement and a property management agreement with RMR LLC. Contemporaneously with the execution and delivery of the Merger Agreement, RMR LLC and SIR entered into a letter agreement, or the RMR LLC Letter Agreement, pursuant to which, on the terms and subject to the conditions set forth therein, they agreed that, effective upon consummation of the Merger, SIR shall have terminated its business and property management agreements with RMR LLC for convenience, and RMR LLC shall have waived its right to receive payment of the termination fee due on account thereof. If the Merger is consummated, GOV's business management and property management agreements will remain in effect and apply to the combined company. See "The Merger Agreement—Covenants and Agreements—RMR LLC Management Agreements" beginning on page 156 of this joint proxy statement/prospectus. For a description of GOV's management agreements, see "Management Agreements" beginning on page 163 of this joint proxy statement/prospectus.

Recommendations of the GOV Board of Trustees (See page 72)

        After careful consideration, the GOV board of trustees, on September 14, 2018, unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement to which GOV or GOV Merger Sub is a party and declared the Merger Agreement and such other transactions to be fair and reasonable and advisable to, and in the best interests of, GOV.

        The GOV board of trustees unanimously recommends that GOV shareholders vote "FOR" the GOV Share Issuance Proposal and "FOR" the GOV Adjournment Proposal.

        For the factors considered by the GOV board of trustees in reaching its decision to approve the Merger Agreement and make the foregoing recommendations, see "The Merger—Recommendation of the GOV Board of Trustees and its Reasons for the Merger and the Other Transactions" beginning on page 93 of this joint proxy statement/prospectus.

Recommendations of the SIR Board of Trustees (See page 77)

        After careful consideration, the SIR board of trustees, on September 14, 2018, unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement to which SIR is a party and declared the Merger Agreement and such other transactions to be fair and reasonable and advisable to, and in the best interests of, SIR.

        The SIR board of trustees unanimously recommends that SIR Shareholders vote "FOR" the SIR Merger Proposal and "FOR" the SIR Adjournment Proposal.

        For the factors considered by the SIR board of trustees in reaching its decision to approve the Merger Agreement and make the foregoing recommendations, see "The Merger—Recommendation of the SIR Board of Trustees and its Reasons for the Merger and the Other Transactions" beginning on page 100 of this joint proxy statement/prospectus.

Risks Relating to the Merger and the Other Transactions (See page 43)

        You should carefully consider all the risk factors together with all of the other information in this joint proxy statement/prospectus before deciding how to vote. The risks relating to the Merger and the other Transactions are described under the caption "Risk Factors—Risks Relating to the Merger and the Other Transactions" beginning on page 43 of this joint proxy statement/prospectus. The principal risks relating to the Merger and the Other Transactions include the following:

  •
  The exchange ratio is fixed and will not be adjusted for any changes in the market price of either GOV Common Shares or SIR Common Shares.

  •
  The Merger and the other Transactions are subject to the satisfaction or waiver of a number of conditions, including certain conditions that may not be satisfied, or completed on a timely basis, if at all. Failure to complete these transactions could have material and adverse effects on SIR or GOV.

  •
  GOV or SIR may waive one or more of the conditions to the Merger or the other Transactions without re-soliciting shareholder approval.

  •
  The Merger Agreement contains provisions that could discourage a potential competing acquirer of either GOV or SIR or could result in any competing proposal being at a lower price than it might otherwise be.

  •
  GOV's, SIR's and ILPT's business management agreements with RMR LLC contain provisions that could discourage a potential competing acquirer of either GOV or SIR or could result in any competing proposal being at a significantly lower price than it might otherwise be.

  •
  GOV's ownership of SIR Common Shares as of the SIR Record Date could discourage a potential competing acquirer of SIR.

  •
  Completion of the ILPT Distribution is not conditioned upon consummation of the Merger. As a result, there is a risk that the ILPT Distribution will be completed and the Merger not consummated, leaving SIR a significantly smaller company that will no longer have an equity interest in or any control over ILPT, benefit from ILPT's income or receive distributions from ILPT.

  •
  The pendency of the Merger and the other Transactions could adversely affect the business and operations of GOV and SIR.

  •
  GOV and SIR shareholders will be diluted by the consummation of the Merger.

  •
  Certain of GOV's and SIR's trustees and executive officers and their manager, RMR LLC, have interests in the Merger and the other Transactions that are different from, or in addition to, the interests of GOV and SIR shareholders generally, which may create potential conflicts of interest or the appearance thereof.

  •
  The interests of certain of GOV's and SIR's trustees and executive officers and RMR LLC in the Merger and the other Transactions may lead to increased dissident shareholder activity, including litigation, related to the Merger Agreement and the Transactions, which could result in significant costs for GOV and SIR and materially delay or prevent the completion of the Merger and the other Transactions.

  •
  The unaudited pro forma condensed consolidated financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of the combined company following consummation of the Merger and the other Transactions.

  •
  SIR shareholders who receive ILPT Common Shares in the ILPT Distribution may not realize the anticipated benefits of such distribution.

Shareholders Entitled to Vote; Votes Required (See page 73)

Government Properties Income Trust

        GOV shareholders who owned GOV Common Shares at the close of business on the GOV Record Date are entitled to notice of, and to vote at, the GOV special meeting. On the GOV Record Date, there were 99,205,199 GOV Common Shares issued and outstanding and entitled to vote at the GOV special meeting, held by approximately 212 holders of record. Each GOV Common Share is entitled to one vote on each of the GOV Share Issuance Proposal and the GOV Adjournment Proposal.

        At the GOV special meeting, the presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum. Abstentions and broker non-votes, if any, will be included in determining whether a quorum is present at the GOV special meeting.

        The GOV Share Issuance Proposal and the GOV Adjournment Proposal require the affirmative vote of at least a majority of all the votes cast by holders of outstanding GOV Common Shares entitled to vote at the GOV special meeting on such proposals. Pursuant to GOV's Amended and Restated Bylaws, or the GOV Bylaws, the chairperson of the GOV special meeting may adjourn the GOV special meeting to a later date or dates, for any reason deemed necessary by the chairperson, without GOV shareholder approval.

        See page 73 of this joint proxy statement/prospectus for a description of the effect of abstentions and broker non-votes with respect to the above proposals.

        Your vote is very important. Please complete, sign, date and return your proxy card as promptly as possible. If you properly submit your proxy card but do not indicate how your GOV Common Shares should be voted on a matter, the GOV Common Shares represented by your properly completed proxy will be voted as the GOV board of trustees unanimously recommends and therefore "FOR" the GOV Share Issuance Proposal and "FOR" the GOV Adjournment Proposal. If you do not provide voting instructions to your broker, bank or other nominee, your GOV Common Shares will NOT be voted on such proposals at the meeting and will be considered broker non-votes with respect to such proposals.

Select Income REIT

        SIR shareholders who owned SIR Common Shares at the close of business on the SIR Record Date are entitled to notice of, and to vote at, the SIR special meeting. On the SIR Record Date, there were 89,550,528 SIR Common Shares issued and outstanding and entitled to vote at the SIR special meeting, held by approximately 2,386 holders of record, including GOV, which owned 24,918,421 SIR Common Shares, or approximately 27.8% of the SIR Common Shares outstanding on the SIR Record Date. Each SIR Common Share is entitled to one vote on each of the SIR Merger Proposal and the SIR Adjournment Proposal.

        At the SIR special meeting, the presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum. Abstentions and broker non-votes, if any, will be included in determining whether a quorum is present at the SIR special meeting.

        The SIR Merger Proposal requires the affirmative vote of at least a majority of all the votes entitled to be cast by holders of outstanding SIR Common Shares at the SIR special meeting on such proposal. The SIR Adjournment Proposal requires the affirmative vote of at least a majority of all the votes cast by holders of outstanding SIR Common Shares entitled to vote at the SIR special meeting on such proposal. Pursuant to SIR's Amended and Restated Bylaws, or the SIR Bylaws, the chairperson of the SIR special meeting may adjourn the SIR special meeting to a later date or dates, for any reason deemed necessary by the chairperson, without SIR shareholder approval.

        See page 78 of this joint proxy statement/prospectus for a description of the effect of abstentions and broker non-votes with respect to the above proposals.

        Your vote is very important. Please complete, sign, date and return your proxy card as promptly as possible. If you properly submit your proxy card but do not indicate how your SIR Common Shares should be voted on a matter, the SIR Common Shares represented by your properly completed proxy will be voted as the SIR board of trustees unanimously recommends and therefore "FOR" the SIR Merger Proposal and "FOR" the SIR Adjournment Proposal. If you do not provide voting instructions to your broker, bank or other nominee, your SIR Common Shares will NOT be voted on such proposals at the meeting and will be considered broker non-votes with respect to such proposals.

Opinion of Financial Advisor to the GOV Special Committee (See page 106)

        In connection with the Merger, Citigroup Global Markets Inc., or Citi, financial advisor to a special committee of the GOV board of trustees, or the GOV special committee, delivered a written opinion, dated September 14, 2018, to the GOV special committee as to the fairness, from a financial point of view and as of the date of the opinion, to GOV of the exchange ratio provided for pursuant to the Merger Agreement.

        The full text of Citi's written opinion, dated September 14, 2018, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. The description of Citi's opinion set forth below is qualified in its entirety by reference to the full text of Citi's opinion. Citi's opinion was provided for the information of the GOV special committee (in its capacity as such) in connection with its evaluation of the exchange ratio from a financial point of view to GOV and did not address any other terms, aspects or implications of the Merger or the other Transactions. Citi expressed no view as to, and its opinion did not address, the underlying business decision of GOV to effect or enter into the Merger or any of the other Transactions, the relative merits of the Merger or any of the other Transactions as compared to any alternative business strategies that might exist for GOV or the effect of any other transaction which GOV might engage in or consider. Citi's opinion is not intended to be and does not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the proposed Merger, any of the other Transactions or otherwise.

Opinion of Financial Advisor to the SIR Special Committee (See page 116)

        A special committee of the SIR board of trustees, or the SIR special committee, retained UBS Securities LLC, or UBS, as financial advisor to the SIR special committee in connection with the Merger. In connection with this engagement, the SIR special committee requested that UBS evaluate the fairness, from a financial point of view, to the holders of SIR Common Shares (other than holders of excluded shares (as defined in the Merger Agreement)), of the exchange ratio. On September 14, 2018, UBS rendered to the SIR special committee and the SIR board of trustees its oral opinion, which was subsequently confirmed by delivery of a written opinion, to the effect that, as of such date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in UBS' written opinion, the exchange ratio was fair, from a financial point of view, to the holders of SIR Common Shares (other than holders of excluded shares (as defined in the Merger Agreement)).

        The full text of UBS' opinion describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by UBS. UBS' opinion is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. Holders of SIR Common Shares are encouraged to read UBS' opinion carefully in its entirety. UBS' opinion was provided for the benefit of the SIR special committee (in its capacity as such) and the SIR board of trustees (in its capacity as such) in connection with, and for the purpose of, their evaluation of the exchange ratio, and does not address any other aspect of the Merger. UBS' opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to SIR or SIR's underlying business decision to effect the Merger. UBS' opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Merger.

Interests of GOV and SIR Trustees, Executive Officers and Manager in the Merger and the Other Transactions (See page 130)

        Certain of GOV's and SIR's trustees and executive officers and their manager, RMR LLC, have interests in the Merger and the other Transactions that are different from, or in addition to, the interests of GOV and SIR shareholders generally, which may create potential conflicts of interest or the appearance thereof. Each of the GOV and SIR board of trustees and GOV and SIR special committees were aware of these interests, among other matters, in approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement to which GOV or GOV Merger Sub or SIR, respectively, is a party, and in recommending that GOV shareholders vote for the GOV Share Issuance Proposal and that SIR shareholders vote for the SIR Merger Proposal, respectively. These interests include those discussed below.

        RMR LLC is the business and property manager of GOV, SIR and ILPT, and the personnel and various services that each of GOV, SIR and ILPT requires to operate its respective business are provided to it by RMR LLC pursuant to its respective management agreements with RMR LLC, which have successive 20 year terms. RMR LLC is a majority owned subsidiary of The RMR Group Inc., or RMR Inc., and RMR Inc. is the managing member of RMR LLC. Adam D. Portnoy, a managing trustee of GOV, SIR and ILPT, is the sole trustee, an officer and the controlling shareholder of ABP Trust, which is the controlling shareholder of RMR Inc.; a managing director and the president and chief executive officer of RMR Inc.; and an officer of RMR LLC. GOV's, SIR's and ILPT's other managing trustee and each of their executive officers also serve as executive officers, and are employees, of RMR LLC. Jeffrey P. Somers, an independent trustee of GOV, also serves as an independent trustee of SIR. The completion of the Merger and the other Transactions may increase the aggregate fees payable to RMR LLC by GOV and ILPT under their management agreements with RMR LLC. The termination of GOV's, SIR's or ILPT's business and property management agreements with RMR LLC may require GOV, SIR or ILPT, as applicable, to pay a substantial termination fee to RMR LLC, including in the case of a termination by GOV, SIR or ILPT, as applicable, for convenience or for a performance reason or, in the case of a termination by RMR LLC, for good reason. However, RMR LLC and SIR entered into the RMR LLC Letter Agreement, pursuant to which RMR LLC has agreed to waive its right to receive payment of the termination fee otherwise due under its business and property management agreements with SIR upon the termination of those agreements when the Merger is consummated. This waiver by RMR LLC applies only in respect of the Merger and does not apply in respect of any competing proposal or superior proposal (each as defined in the Merger Agreement) or any other transaction or arrangement.

        GOV's current trustees and executive officers and their affiliates collectively beneficially owned 1,356,277 GOV Common Shares, or approximately 1.37% of the GOV Common Shares outstanding as of the GOV Record Date and have indicated that they expect to vote "FOR" the GOV Share Issuance Proposal and "FOR" the GOV Adjournment Proposal, if necessary or appropriate. For more information, see "The GOV Special Meeting—Required Vote" on page 73 of this joint proxy statement/prospectus. SIR's current trustees and executive officers and their affiliates collectively beneficially owned 1,723,410 SIR Common Shares, or approximately 1.92% of the SIR Common Shares outstanding as of the SIR Record Date and have indicated that they expect to vote "FOR" the SIR Merger Proposal and "FOR" the SIR Adjournment Proposal, if necessary or appropriate. For more information, see "The SIR Special Meeting—Required Vote" on page 78 of this joint proxy statement/prospectus.

        None of GOV's or SIR's trustees or executive officers has any arrangement or understanding with either GOV or SIR concerning any type of compensation based on the Merger or the other Transactions, but each of GOV's and SIR's trustees and executive officers are entitled to certain rights to indemnification and SIR's trustees and executive officers are entitled to continued directors' and officers' liability insurance coverage following the completion of the Merger.

        As discussed above, the transactions contemplated by the Merger Agreement and the terms thereof were evaluated, negotiated and recommended to each of the GOV board of trustees and the SIR board of trustees by the GOV special committee and the SIR special committee, respectively, each comprised solely of GOV's and SIR's disinterested, independent trustees, respectively, and were separately approved and adopted by GOV's and SIR's independent trustees and by the GOV board of trustees and the SIR board of trustees.

Listing of GOV Common Shares to be Issued in the Merger (See page 134)

        Approval of Nasdaq of the listing on Nasdaq of the GOV Common Shares to be issued in the Merger, subject to official notice of issuance, is a condition precedent to GOV's and SIR's obligations to consummate the Merger. GOV has agreed to take all necessary steps to cause such GOV Common Shares to be listed for trading on Nasdaq, subject to official notice of issuance. If the Merger is consummated, SIR Common Shares will cease to exist and will be de-listed from Nasdaq and de-registered under the Exchange Act.

No Shareholder Appraisal Rights in the Merger (See page 167)

        Under the provisions of Maryland law applicable to Maryland REITs, or the Maryland REIT Law, and pursuant to the declaration of trust of each of GOV and SIR, neither GOV shareholders nor SIR shareholders are entitled to exercise appraisal rights in connection with the Merger or any of the other Transactions.

Litigation Related to the Merger and the Other Transactions (See page 135)

        Certain litigation is pending in connection with the Merger. For more information, see "The Merger—Litigation Related to the Merger and the Other Transactions," on page 135.

Conditions to Completion of the Merger (See page 158)

        As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, the consummation of the Merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:

  •
  the approval of the SIR Merger Proposal by SIR shareholders and approval of the GOV Share Issuance Proposal by GOV shareholders;

  •
  the absence of any law or order by any governmental authority prohibiting, making illegal, enjoining or otherwise restricting, preventing or prohibiting the consummation of the Merger, the GOV Share Issuance or the other Transactions;

  •
  the SEC having declared effective the registration statement, of which this joint proxy statement/prospectus forms a part, and the registration statement not being the subject of any stop order or proceedings seeking a stop order;

  •
  the approval of Nasdaq of the listing on Nasdaq of the GOV Common Shares to be issued in the Merger, subject to official notice of issuance;

  •
  GOV having completed the Secondary Sale, which condition was satisfied on October 9, 2018;

  •
  SIR having declared and, at least one business day prior to the closing date of the Merger, paid the ILPT Distribution;

  •
  the accuracy of all representations and warranties made by GOV, GOV Merger Sub and SIR in the Merger Agreement, the performance by the parties of their obligations under the Merger Agreement (subject in most cases to materiality or material adverse effect qualifications), there having not occurred a material adverse effect with respect to GOV or SIR, as applicable, since the date of the Merger Agreement, and receipt of an officer's certificate from each of GOV and SIR attesting to each of the foregoing;

  •
  receipt by each of GOV and SIR of an opinion of its respective tax counsel to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the IRC and (ii) GOV and SIR will each be a party to that reorganization within the meaning of Section 368(b) of the IRC; and

  •
  the receipt by each of GOV and SIR of an opinion of counsel dated as of the closing date of the Merger regarding such party's qualification for taxation as a REIT.

        Neither GOV nor SIR can be sure when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.

Regulatory Approvals (See page 133)

        Neither GOV nor SIR is aware of any regulatory approvals that are expected to prevent the consummation of the Merger.

No Solicitation; Change in Recommendation (See page 151)

        Pursuant to the Merger Agreement, GOV and SIR have each agreed not to, and to cause their respective subsidiaries (excluding, in the case of SIR, ILPT and its subsidiaries) not to, directly or indirectly, (a) solicit, initiate or knowingly facilitate or knowingly encourage, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, a competing acquisition proposal, (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person or entity information in connection with or for the purpose of encouraging or facilitating, a competing acquisition proposal or (c) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to a competing acquisition proposal. GOV and SIR have also agreed to, and to cause their respective subsidiaries (excluding, in the case of SIR, ILPT and its subsidiaries) to, immediately cease any solicitation, encouragement, discussions or negotiations that may be ongoing with any third parties with respect to a competing acquisition proposal.

        However, prior to the approval of the GOV Share Issuance Proposal by GOV shareholders, in the case of GOV, and prior to the approval of the SIR Merger Proposal by SIR shareholders, in the case of SIR, GOV and SIR may, under certain specified circumstances, engage in discussions or negotiations with and provide non-public information regarding itself to a third party making a confidential unsolicited competing acquisition proposal. Under the Merger Agreement, if GOV or SIR receives an unsolicited competing acquisition proposal, it is required to notify the other party promptly.

        Prior to the approval of the GOV Share Issuance Proposal by GOV shareholders, in the case of GOV, and prior to the approval of the SIR Merger Proposal by SIR shareholders, in the case of SIR, the GOV board of trustees may withdraw its recommendation to approve the GOV Share Issuance Proposal (and the GOV special committee may withdraw its recommendation to the GOV board of trustees with respect to the Merger and the other Transactions) and the SIR board of trustees may withdraw its recommendation to approve the SIR Merger Proposal (and the SIR special committee may withdraw its recommendation to the SIR board of trustees with respect to the Merger and the other Transactions) (a) in order to enter into an agreement for a transaction that constitutes a superior proposal and only then if the applicable board of trustees determines in good faith, after consultation with outside legal counsel and financial advisors, that such transaction constitutes a superior proposal or (b) if an intervening event not known or reasonably foreseeable on the date of the Merger Agreement occurs with respect to such party and only then if the applicable board of trustees determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the trustees' duties under applicable Maryland law.

Trustees and Management of the Combined Company (See page 132)

        Pursuant to the Merger Agreement, the trustees and officers of GOV Merger Sub immediately after the Effective Time, will continue as the trustees and officers of GOV Merger Sub. GOV expects that, following the consummation of the Merger, Messrs. Adam D. Portnoy and David M. Blackman will serve as the managing trustees of the board of trustees of OPI, and Barbara D. Gilmore, John L. Harrington, Elena Poptodorova and Jeffrey P. Somers will continue to serve as independent trustees of the board of trustees of OPI. The GOV board of trustees plans, effective upon consummation of the Merger, to increase the size of the board of trustees of OPI from six members to eight members, and to invite Donna D. Fraiche and William A. Lamkin, independent trustees of SIR, to join the board of trustees of OPI as independent trustees.

        On October 25, 2018, GOV announced that Mark L. Kleifges was retiring as a managing trustee and the chief financial officer and treasurer of GOV, effective December 31, 2018, and that, effective January 1, 2019, David M. Blackman, the current president and chief executive officer of GOV, will replace Mr. Kleifges as a managing trustee of GOV, and Jeffrey C. Leer will replace Mr. Kleifges as the chief financial officer and treasurer of GOV. Also on October 25, 2018, SIR announced that John C. Popeo was retiring as the chief financial officer and treasurer of SIR, effective November 30, 2018, and that, effective December 1, 2018, Jeffrey C. Leer will replace Mr. Popeo as the chief financial officer and treasurer of SIR. Mr. Blackman and Mr. Leer will serve as the president and chief executive officer and chief financial officer and treasurer, respectively, of OPI.

Expected Timing of the Merger

        GOV and SIR expect to consummate the Merger by December 31, 2018. However, the Merger is subject to various conditions, and it is possible that factors beyond GOV's and SIR's control could result in the Merger being completed at a later time, or not at all. For more information, see "Risk Factors—Risks Relating to the Merger and the Other Transactions" beginning on page 43 of this joint proxy statement/prospectus.

Termination of the Merger Agreement (See page 160)

        The Merger Agreement may be terminated at any time before the Effective Time by the mutual written agreement of GOV and SIR.

        In addition, either GOV or SIR (so long as it is not at fault) may terminate the Merger Agreement:

  •
  if the Merger is not completed by June 30, 2019;

  •
  if a governmental authority of competent jurisdiction has issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Merger or any of the other Transactions;

  •
  if GOV shareholders fail to approve the GOV Share Issuance Proposal; or

  •
  if SIR shareholders fail to approve the SIR Merger Proposal.

        GOV may terminate the Merger Agreement:

  •
  if SIR has breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement which breach, violation or failure to perform would result in a failure of GOV's conditions to the consummation of the Merger and SIR does not cure such breach within a specified period; provided that GOV is not in breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement which breach would result in a failure of SIR's conditions to the consummation of the Merger; or

  •
  if, prior to the receipt of the requisite approval of SIR shareholders, the SIR board of trustees (or an authorized committee thereof) (a) has made an adverse recommendation change, (b) fails to publicly reaffirm the SIR board of trustees' recommendation for the SIR Merger Proposal within ten days of being requested to do so by GOV following the public announcement by any person of a competing acquisition proposal, (c) fails to include its recommendation for the SIR Merger Proposal in this joint proxy statement/prospectus or (d) publicly announces its intention to do any of the foregoing; or

  •
  if, prior to the receipt of the requisite approval of GOV shareholders, the GOV board of trustees (or an authorized committee thereof) determines to enter into an acquisition agreement with respect to a superior proposal pursuant to the Merger Agreement.

        SIR may terminate the Merger Agreement:

  •
  if GOV has breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement which breach, violation or failure to perform would result in a failure of SIR's conditions to the consummation of the Merger and GOV does not cure such breach within a specified period; provided that SIR is not in breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement which breach would result in a failure of GOV's conditions to the consummation of the Merger; or

  •
  if, prior to the receipt of the requisite approval of GOV shareholders, the GOV board of trustees (or an authorized committee thereof) (a) has made an adverse recommendation change, (b) fails to publicly reaffirm the GOV board of trustees' recommendation for the GOV Share Issuance Proposal within ten days of being requested to do so by SIR following the public announcement by any person of a competing acquisition proposal, (c) fails to include its recommendation for the GOV Share Issuance Proposal in this joint proxy statement/prospectus or (d) publicly announces its intention to do any of the foregoing; or

  •
  if, prior to the receipt of the requisite approval of SIR shareholders, the SIR board of trustees (or an authorized committee thereof) determines to enter into an acquisition agreement with respect to a superior proposal pursuant to the Merger Agreement.

Termination Fees and Expenses (See page 162)

        Neither party is entitled to any termination fee under the Merger Agreement. All fees and expenses incurred in connection with the Merger and the other Transactions will be paid by the party incurring those expenses, except that the parties will share equally any filing fees incurred in connection with the filing of the Form S-4, and, pursuant to the Registration Agreement, GOV is responsible for all of the costs and expenses incurred in connection with the Secondary Sale, including costs and expenses of SIR and its affiliates.

Material United States Federal Income Tax Consequences of the Merger (See page 139)

        The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the IRC, and the consummation of the Merger is conditioned on the receipt by each of GOV and SIR of an opinion from their respective counsel that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the IRC and (ii) GOV and SIR will each be a party to that reorganization within the meaning of Section 368(b) of the IRC. Assuming the Merger qualifies as a reorganization within the meaning of Section 368(a) of the IRC, SIR shareholders generally will not recognize gain or loss for United States federal income tax purposes in connection with the Merger, except with respect to cash received in lieu of fractional GOV Common Shares. In addition, assuming the Merger so qualifies, SIR will not recognize any gain or loss as a result of the Merger. As SIR's successor, GOV will inherit SIR's tax attributes and would generally be liable for unpaid taxes, including penalties and interest (if any), of SIR.

Accounting Treatment of the Merger (See page 133)

        In accordance with United States generally accepted accounting principles, or GAAP, GOV will account for the Merger as a business combination with GOV treated as the acquirer of SIR. Under business combination accounting, the assets acquired and liabilities assumed will be recorded as of the acquisition date, at their respective fair value, and added to those of GOV. Any excess of purchase price over the fair values will be recorded as goodwill.

The GOV Special Meeting (See page 72)

        The GOV special meeting will be held at Two Newton Place, 255 Washington Street, Suite 100, Newton, Massachusetts 02458, at 1:00 p.m., local time, on December 20, 2018. You may vote at the GOV special meeting if you owned GOV Common Shares at the close of business on the GOV Record Date. On the GOV Record Date, there were 99,205,199 GOV Common Shares outstanding and entitled to vote at the GOV special meeting. You may cast one vote for each GOV Common Share that you owned on that date.

        At the GOV special meeting, GOV shareholders will be asked to consider and vote upon:

  •
  the GOV Share Issuance Proposal; and

  •
  the GOV Adjournment Proposal, if necessary or appropriate.

        The approval of the GOV Share Issuance Proposal is a condition to the completion of the Merger. If the GOV Share Issuance Proposal is not approved, the Merger and certain of the other Transactions will not be completed.

        The GOV Share Issuance Proposal and the GOV Adjournment Proposal require the affirmative vote of at least a majority of all the votes cast by holders of outstanding GOV Common Shares entitled to vote at the GOV special meeting on such proposals.

        As of the GOV Record Date, approximately 1.37% of the GOV Common Shares outstanding were beneficially owned by GOV's current trustees and executive officers and their affiliates. GOV currently expects that GOV's trustees and executive officers will vote their shares in favor of both of the proposals set forth above, although none has entered into any agreements obligating them to do so.

        The GOV board of trustees unanimously recommends that GOV shareholders vote "FOR" both of the proposals set forth above.

The SIR Special Meeting (See page 77)

        The SIR special meeting will be held at Two Newton Place, 255 Washington Street, Suite 100, Newton, Massachusetts 02458, at 3:00 p.m., local time, on December 20, 2018. You may vote at the SIR special meeting if you owned SIR Common Shares at the close of business on the SIR Record Date. On the SIR Record Date, there were 89,550,528 SIR Common Shares outstanding and entitled to vote at the SIR special meeting. Each SIR Common Share is entitled to cast one vote on all matters that come before the SIR special meeting.

        At the SIR special meeting, SIR shareholders will be asked to consider and vote upon:

  •
  the SIR Merger Proposal; and

  •
  the SIR Adjournment Proposal, if necessary or appropriate.

        The approval of the SIR Merger Proposal is a condition to the completion of the Merger. If the SIR Merger Proposal is not approved, the Merger and certain of the other Transactions will not be completed.

        Approval of the SIR Merger Proposal requires the affirmative vote of at least a majority of all the votes entitled to be cast by holders of outstanding SIR Common Shares at the SIR special meeting on such proposal. The approval of the SIR Adjournment Proposal requires the affirmative vote of at least a majority of all the votes cast by holders of outstanding SIR Common Shares entitled to vote at the SIR special meeting on such proposal.

        As of the SIR Record Date, approximately 1.92% of the SIR Common Shares outstanding were beneficially owned by SIR's current trustees and executive officers and their affiliates and approximately 27.8% of the SIR Common Shares outstanding were owned by GOV. SIR currently expects that SIR's trustees and executive officers will vote their shares in favor of the SIR Merger Proposal and the SIR Adjournment Proposal, although none has entered into any agreements obligating them to do so. Pursuant to the Merger Agreement, GOV must vote its SIR Common Shares in favor of the SIR Merger Proposal and the SIR Adjournment Proposal.

        The SIR board of trustees unanimously recommends that SIR shareholders vote "FOR" both of the proposals set forth above.

Comparison of Rights of GOV Shareholders and SIR Shareholders (See page 168)

        Upon consummation of the Merger, SIR shareholders will become GOV shareholders and their rights will therefore be governed by GOV's declaration of trust and the GOV Bylaws. GOV's declaration of trust and the GOV Bylaws are not materially different from SIR's declaration of trust and the SIR Bylaws.

Selected Historical Financial Information of GOV

        The following selected historical financial information for each of the years during the five year period ended December 31, 2017 and the selected balance sheet data as of December 31, 2017, 2016, 2015, 2014 and 2013 is unaudited and has been derived from GOV's audited consolidated financial statements contained in its Current Report on Form 8-K filed with the SEC on November 5, 2018, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical financial information as of and for the nine months ended September 30, 2018 is unaudited and has been derived from GOV's unaudited condensed consolidated financial statements contained in GOV's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, which has been incorporated into this joint proxy statement/prospectus. Interim results for the nine months ended and as of September 30, 2018 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2018 or of the combined company.

        The below information does not give effect to the Merger, the other Transactions or the Other Asset Dispositions.

        You should read this selected historical financial information together with the financial statements filed with the SEC and incorporated by reference into this joint proxy statement/prospectus and their accompanying notes and management's discussion and analysis of operations and financial condition of GOV.

	Nine Months Ended September 30, 2018	Year Ended December 31,
		2017	2016	2015	2014	2013
Rental income	$322,904	$316,532	$258,180	$248,549	$251,031	$226,910

Expenses:
Real estate taxes	37,402	37,942	30,703	29,906	28,389	25,710
Utility expenses	20,490	20,998	17,269	17,916	19,369	17,116
Other operating expenses	66,221	65,349	54,290	50,425	45,982	41,134
Depreciation and amortization	129,444	109,588	73,153	68,696	66,593	55,699
Loss on impairment of real estate	5,800	9,490	—	—	2,016	—
Acquisition and transaction related costs	3,813	—	1,191	811	1,344	2,439
General and administrative	36,438	18,847	14,897	14,826	15,809	12,710

Total expenses	299,608	262,214	191,503	182,580	179,502	154,808

Operating income	23,296	54,318	66,677	65,969	71,529	72,102
Dividend income	912	1,216	971	811	—	—
Unrealized gain on equity securities	40,677	—	—	—	—	—
Interest income	405	1,962	158	14	69	37
Interest expense	(69,444)	(65,406)	(45,060)	(37,008)	(28,048)	(16,831)
Gain (loss) on early extinguishment of debt	—	(1,715)	104	34	(1,307)	—
Loss on distribution to common shareholders of The RMR Group Inc. common stock	—	—	—	(12,368)	—	—

Income (loss) from continuing operations before income tax expense, equity in net earnings (losses) of investees and gain on sale of real estate	(4,154)	(9,625)	22,850	17,452	42,243	55,308
Income tax expense	(124)	(101)	(101)	(86)	(117)	(133)
Equity in net earnings (losses) of investees	(1,112)	(13)	137	20	87	334

Income (loss) from continuing operations	(5,390)	(9,739)	22,886	17,386	42,213	55,509
Income (loss) from discontinued operations	23,872	21,829	34,878	(227,347)	14,321	(889)

Income (loss) before gain on sale of real estate	18,482	12,090	57,764	(209,961)	56,534	54,620
Gain on sale of real estate	17,329	—	79	—	—	—

Net income (loss)	35,811	12,090	57,843	(209,961)	56,534	54,620
Preferred units of limited partnership distributions	(371)	(275)	—	—	—	—

Net income (loss) available for common shareholders	$35,440	$11,815	$57,843	$(209,961)	$56,534	$54,620

Weighted average common shares outstanding (basic)	99,055	84,633	71,050	70,700	61,313	54,606

Weighted average common shares outstanding (diluted)	99,075	84,653	71,071	70,700	61,399	54,685

Per common share amounts (basic and diluted):
Income (loss) from continuing operations	$0.12	$(0.12)	$0.32	$0.25	$0.69	$1.02
Income (loss) from discontinued operations	$0.24	$0.26	$0.49	$(3.22)	$0.23	$(0.02)
Net income (loss) available for common shareholders	$0.36	$0.14	$0.81	$(2.97)	$0.92	$1.00
Common distributions paid(1)	$1.29	$1.72	$1.72	$1.72	$1.72	$1.72

		As of December 31,
	As of September 30, 2018
Balance sheet data:		2017	2016	2015	2014	2013
Total real estate investments, gross(2)	$2,499,079	$2,975,721	$1,888,760	$1,696,132	$1,682,480	$1,568,562
Real estate investments, net(2)	2,135,589	2,633,873	1,591,956	1,440,253	1,462,689	1,380,927
Total assets	3,484,425	3,703,565	2,385,066	2,168,510	2,419,908	1,630,789
Debt, net(2)	2,138,139	2,245,092	1,381,852	1,145,598	1,077,410	596,063
Shareholders' equity	1,239,361	1,330,043	935,004	956,651	1,297,449	989,675

(1)
Excludes a non-cash distribution of $0.1284 per share related to the distribution of shares of RMR Inc. class A common stock to GOV shareholders on December 14, 2015.

(2)
Excludes properties classified as assets held for sale or discontinued operations and properties owned by unconsolidated joint ventures.

Selected Historical Financial Information of SIR

        The following selected historical financial information for each of the years during the five year period ended December 31, 2017 and the selected balance sheet data as of December 31, 2017, 2016, 2015, 2014 and 2013 is unaudited and has been derived from SIR's audited consolidated financial statements contained in its Annual Report on Form 10-K filed with the SEC on February 16, 2018, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical financial information as of and for the nine months ended September 30, 2018 is unaudited and has been derived from SIR's unaudited condensed consolidated financial statements contained in SIR's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, which has been incorporated into this joint proxy statement/prospectus. Interim results for the nine months ended and as of September 30, 2018 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2018 or of the combined company.

        The below information is for SIR on a consolidated basis, including ILPT; it does not give effect to the Merger, the ILPT Distribution or the other Transactions.

        You should read this selected historical financial information together with the financial statements filed with the SEC and incorporated by reference into this joint proxy statement/prospectus and their accompanying notes and management's discussion and analysis of operations and financial condition of SIR.

	Nine Months Ended September 30, 2018	Year Ended December 31,
		2017	2016	2015	2014	2013
Operating information:
Revenues:
Rental income	$298,003	$392,285	$387,015	$364,139	$189,743	$159,011
Tenant reimbursements and other income	60,514	75,818	74,992	64,226	32,937	29,312

Total revenues	358,517	468,103	462,007	428,365	222,680	188,323

Expenses:
Real estate taxes	36,748	44,131	42,879	37,460	22,202	20,271
Other operating expenses	43,714	55,567	52,957	41,953	18,597	16,111
Depreciation and amortization	105,326	137,672	133,762	122,906	41,054	31,091
Acquisition and transaction related costs	3,796	1,075	306	21,987	7,348	2,002
General and administrative	47,353	54,818	28,602	25,859	14,881	12,423
Write-off of straight line rents receivable, net	10,626	12,517	—	—	—	—
Loss on asset impairment	—	4,047	—	—	—	—
Loss on impairment of real estate assets	9,706	229	5,484	—	—	—

Total expenses	257,269	310,056	263,990	250,165	104,082	81,898

Operating income	101,248	158,047	198,017	178,200	118,598	106,425
Dividend income	1,190	1,587	1,268	1,666	—	—
Unrealized gain on equity securities	53,159	—	—	—	—	—
Interest income	753	—	—	—	—	—
Interest expense	(69,446)	(92,870)	(82,620)	(73,885)	(12,974)	(13,763)
Gain (loss) on early extinguishment of debt	(1,192)	—	—	(6,845)	243	—
Loss on distribution to common shareholders of The RMR Group Inc. common stock	—	—	—	(23,717)	—	—

Income before income tax (expense) benefit, equity in earnings of an investee and gain on sale of real estate	85,712	66,764	116,665	75,419	105,867	92,662
Income tax (expense) benefit	(446)	(466)	(448)	(515)	(175)	96
Equity in earnings of an investee	882	608	137	20	87	334

Income before gain on sale of real estate	86,148	66,906	116,354	74,924	105,779	93,092
Gain on sale of real estate	4,075	—	—	—	116	—

Net income	90,223	66,906	116,354	74,924	105,895	93,092
Net income allocated to noncontrolling interest	(15,841)	—	(33)	(176)	—	—

Net income attributed to SIR	$74,382	$66,906	$116,321	$74,748	$105,895	$93,092

Weighted average common shares outstanding—basic	89,395	89,351	89,304	86,699	55,964	44,539

Weighted average common shares outstanding—diluted	89,411	89,370	89,324	86,708	56,035	44,592

Net income attributed to SIR per common share—basic and diluted	$0.83	$0.75	$1.30	$0.86	$1.89	$2.09

Distributions declared per common share(1)	$1.53	$2.04	$2.02	$1.97	$1.90	$1.76

		As of December 31,
	As of September 30, 2018
Balance sheet data:		2017	2016	2015	2014	2013
Total real estate investments, gross(2)	$4,295,858	$4,219,865	$4,142,420	$4,119,668	$1,866,843	$1,646,457
Total assets	4,721,499	5,303,030	4,639,682	4,684,345	1,992,027	1,800,138
Total indebtedness, net	2,129,312	3,087,080	2,351,316	2,363,607	444,612	534,426
Total shareholders' equity	2,379,640	1,991,819	2,073,962	2,096,960	1,480,447	1,198,691

(1)
Excludes a non-cash distribution of $0.21 per share related to the distribution of shares of RMR Inc. class A common stock to SIR shareholders on December 14, 2015.

(2)
Excludes the value of real estate intangibles.

Unaudited Pro Forma Condensed Consolidated Financial Information

Introduction to Unaudited Pro Forma Condensed Consolidated Financial Information

        On September 14, 2018, GOV, GOV Merger Sub and SIR entered into the Merger Agreement. On the closing date of the Merger and subject to the terms and conditions of the Merger Agreement, SIR will merge with and into GOV Merger Sub with GOV Merger Sub surviving as a wholly owned subsidiary of GOV. Following the Merger, GOV expects GOV Merger Sub to merge with and into GOV, with GOV as the surviving entity, and GOV to change its name to "Office Properties Income Trust" and change its ticker symbol on Nasdaq to "OPI". On October 9, 2018, as required by the Merger Agreement, GOV sold all 24,918,421 SIR Common Shares owned by GOV in an underwritten public offering. Pursuant to the Merger Agreement, after receiving shareholder approvals related to the Merger and subject to the satisfaction of certain other conditions, SIR will declare and, at least one business day prior to the closing date of the Merger, pay the ILPT Distribution.

        The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2018 reflects GOV's financial position as if the Transactions described in the notes to these unaudited pro forma condensed consolidated financial statements were completed as of September 30, 2018. The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2017 and for the nine months ended September 30, 2018, reflect the results of GOV's operations as if the Transactions described in the notes to these unaudited pro forma condensed consolidated financial statements were completed as of January 1, 2017. GOV adjusted its historical consolidated statement of income for the year ended December 31, 2017 assuming its October 2, 2017 acquisition of First Potomac Realty Trust, or FPO, and such acquisition, the FPO Acquisition, had occurred on January 1, 2017. See Notes 1 and 4 to these unaudited pro forma condensed consolidated financial statements for further information regarding the FPO Acquisition. SIR adjusted its historical consolidated statements of income for the year ended December 31, 2017 and for the nine months ended September 30, 2018 assuming the January 17, 2018 initial public offering of ILPT Common Shares of its then wholly owned subsidiary, ILPT, and such transaction, the ILPT IPO, had occurred on January 1, 2017. See Notes 1 and 4 to these unaudited pro forma condensed consolidated financial statements for further information regarding the ILPT IPO. The unaudited pro forma condensed consolidated financial statements do not give effect to the Other Asset Dispositions or the potential future asset dispositions discussed elsewhere in this joint proxy statement/prospectus and should be read in connection with the historical consolidated financial statements and notes thereto included in GOV's Current Report on Form 8-K filed with the SEC on November 5, 2018 and SIR's Annual Report on Form 10-K for the year ended December 31, 2017 and GOV's and SIR's respective Quarterly Reports on Form 10-Q for the quarter ended September 30, 2018 and with GOV's Current Report on Form 8-K as filed with the SEC on September 17, 2018.

        The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only. GOV's financial position and results of operations may be significantly different than what is presented in the unaudited pro forma condensed consolidated financial statements. In the opinion of management, all adjustments necessary to reflect the effects of the Transactions have been included.

        The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of GOV's expected financial position, or results of operations for any future period, including following the Merger, if completed. Differences could result from numerous factors, including future changes in GOV's and SIR's portfolio of investments, capital structure, property level operating expenses and revenues, including rents expected to be received under GOV's and SIR's existing leases or leases GOV or SIR may later enter into, changes in interest rates and for other reasons. GOV will account for the Merger as a business combination with GOV treated as the acquirer of SIR for accounting purposes. The allocation of the estimated purchase price is based on preliminary estimates and may change significantly following the completion of the purchase price allocation. Actual future results are likely to be different from amounts presented in the unaudited pro forma condensed consolidated financial statements and such differences could be significant.

Government Properties Income Trust
Unaudited Pro Forma Condensed Consolidated Balance Sheet
September 30, 2018
(dollars in thousands, except per share data)

	GOV Historical	Secondary Sale(3)(A)	GOV Historical Adjusted	SIR Historical	ILPT Distribution(3)(B)	SIR Historical Adjusted	Pro Forma Adjustments(3)(C)	Pro Forma
ASSETS
Real estate properties:
Land	$448,714	$—	$448,714	$1,057,197	$(666,526)	$390,671	$(35,097)	$804,288
Buildings and improvements	2,050,365	—	2,050,365	3,238,661	(767,888)	2,470,773	(739,737)	3,781,401

Total real estate properties, gross	2,499,079	—	2,499,079	4,295,858	(1,434,414)	2,861,444	(774,834)	4,585,689
Accumulated depreciation	(363,490)	—	(363,490)	(369,252)	88,278	(280,974)	280,974	(363,490)

Total real estate properties, net	2,135,589	—	2,135,589	3,926,606	(1,346,136)	2,580,470	(493,860)	4,222,199
Assets of discontinued operations—Equity investment in Select Income REIT	453,275	(453,275)	—	—	—	—	—	—
Assets of properties held for sale	408,626	—	408,626	15,289	—	15,289	4,311	428,226
Investment in unconsolidated joint ventures	45,161	—	45,161	—	—	—	—	45,161
Acquired real estate leases, net	215,938	—	215,938	433,947	(75,550)	358,397	36,562	610,897
Cash and cash equivalents	9,644	—	9,644	25,982	(11,100)	14,882	—	24,526
Restricted cash	2,354	—	2,354	403	—	403	—	2,757
Rents receivable, net	55,297	—	55,297	131,642	(55,606)	76,036	(67,845)	63,488
Deferred leasing costs, net	22,181	—	22,181	14,568	(5,155)	9,413	(9,413)	22,181
Other assets, net	136,360	—	136,360	173,062	(11,649)	161,413	(1,318)	296,455

Total assets	$3,484,425	$(453,275)	$3,031,150	$4,721,499	$(1,505,196)	$3,216,303	$(531,563)	$5,715,890

LIABILITIES AND SHAREHOLDERS' EQUITY
Unsecured revolving credit facility	$467,000	$(434,684)	$32,316	$108,000	$—	$108,000	$—	$140,316
ILPT revolving credit facility	—	—	—	380,000	(380,000)	—	—	—
Unsecured term loans, net	548,363	—	548,363	—	—	—	—	548,363
Senior unsecured notes, net	945,948	—	945,948	1,430,688	—	1,430,688	(14,858)	2,361,778
Mortgage notes payable, net	176,828	—	176,828	210,624	(49,251)	161,373	(4,441)	333,760
Liabilities of properties held for sale	9,998	—	9,998	—	—	—	—	9,998
Accounts payable and other liabilities	64,868	—	64,868	92,626	(11,805)	80,821	32,391	178,080
Assumed real estate lease obligations, net	8,759	—	8,759	62,176	(18,826)	43,350	(25,307)	26,802
Rents collected in advance	—	—	—	21,626	(7,669)	13,957	—	13,957
Security deposits	—	—	—	9,370	(5,895)	3,475	—	3,475
Due to related persons	23,300	—	23,300	26,749	(543)	26,206	—	49,506

Total liabilities	2,245,064	(434,684)	1,810,380	2,341,859	(473,989)	1,867,870	(12,215)	3,666,035

Commitments and contingencies
Shareholders' equity:
Shareholders' equity attributable to the company:
Common shares of beneficial interest, $.01 par value:
150,000,000 shares authorized, 99,205,199 issued and outstanding; 200,000,000 pro forma shares authorized. 192,337,748 pro forma shares issued and outstanding	992	—	992	896	—	896	35	1,923
Additional paid in capital	1,969,168	—	1,969,168	2,312,724	—	2,312,724	(1,452,179)	2,829,713
Cumulative net income	204,579	(18,205)	186,374	634,849	—	634,849	(667,240)	153,983
Cumulative other comprehensive income (loss)	265	(386)	(121)	863	—	863	(863)	(121)
Cumulative common distributions	(935,643)	—	(935,643)	(887,776)	(713,123)	(1,600,899)	1,600,899	(935,643)

Total shareholders' equity attributable to the company	1,239,361	(18,591)	1,220,770	2,061,556	(713,123)	1,348,433	(519,348)	2,049,855
Noncontrolling interest in consolidated subsidiary	—	—	—	318,084	(318,084)	—	—	—

Total shareholders' equity	1,239,361	(18,591)	1,220,770	2,379,640	(1,031,207)	1,348,433	(519,348)	2,049,855

Total liabilities and shareholders' equity	$3,484,425	$(453,275)	$3,031,150	$4,721,499	$(1,505,196)	$3,216,303	$(531,563)	$5,715,890

See accompanying notes.

Government Properties Income Trust
Unaudited Pro Forma Condensed Consolidated Statements of Income and Comprehensive Income
For the Year Ended December 31, 2017
(amounts in thousands, except per share data)

	GOV Historical	FPO Acquisition(4)(D)	Secondary Sale(4)(E)	GOV Historical Adjusted	SIR Historical	SIR ILPT IPO(4)(F)	ILPT Distribution(4)(G)	SIR Historical Adjusted	Reclassifications(4)(H)	Pro Forma Adjustments		Pro Forma
Revenues:
Rental income	$316,532	$121,625	$—	$438,157	$392,285	$—	$(134,826)	$257,459	$54,138	$1,522	(4)(I)	$751,276
Tenant reimbursements and other income	—	—	—	—	75,818	—	(21,680)	54,138	(54,138)	—		—

Rental income	316,532	121,625	—	438,157	468,103	—	(156,506)	311,597	—	1,522		751,276

Expenses:
Real estate taxes	37,942	13,077	—	51,019	44,131	—	(17,868)	26,263	—	—		77,282
Utility expenses	20,998	6,398	—	27,396	—	—	—	—	8,968	—		36,364
Other operating expenses	65,349	30,899	—	96,248	55,567	—	(10,913)	44,654	(8,968)	—		131,934
Depreciation and amortization	109,588	82,604	—	192,192	137,672	—	(27,315)	110,357	—	4,600	(4)(J)	307,149
Loss on impairment of real estate assets	9,490	—	—	9,490	229	—	—	229	—	—		9,719
Acquisition and transaction related costs	—	—	—	—	1,075	—	(1,075)	—	—	—		—
General and administrative	18,847	5,141	—	23,988	54,818	—	(7,588)	47,230	—	—		71,218
Write-off of straight line rents receivable, net	—	—	—	—	12,517	—	—	12,517	—	—		12,517
Loss on asset impairment	—	—	—	—	4,047	—	—	4,047	—	—		4,047

Total expenses	262,214	138,119	—	400,333	310,056	—	(64,759)	245,297	—	4,600		650,230

Operating income (loss)	54,318	(16,494)	—	37,824	158,047	—	(91,747)	66,300	—	(3,078)		101,046
Dividend income	1,216	—	—	1,216	1,587	—	—	1,587	—	—		2,803
Interest income	1,962	565	—	2,527	—	—	—	—	—	—		2,527
Interest expense	(65,406)	(25,655)	10,432	(80,629)	(92,870)	19,593	2,439	(70,838)	—	385	(4)(K)	(151,082)
Loss on early extinguishment of debt	(1,715)	—	—	(1,715)	—	—	—	—	—	—		(1,715)

Income (loss) from continuing operations before income tax expense and equity in net earnings (losses) of investees	(9,625)	(41,584)	10,432	(40,777)	66,764	19,593	(89,308)	(2,951)	—	(2,693)		(46,421)
Income tax expense	(101)	(45)	—	(146)	(466)	—	—	(466)	—	—		(612)
Equity in net earnings (losses) of investees	(13)	547	—	534	608	—	—	608	—	—		1,142

Income (loss) from continuing operations	(9,739)	(41,082)	10,432	(40,389)	66,906	19,593	(89,308)	(2,809)	—	(2,693)		(45,891)
Noncontrolling interest	—	—	—	—	—	(24,647)	24,647	—	—	—		—

Income (loss) from continuing operations attributable to the company	$(9,739)	$(41,082)	$10,432	$(40,389)	$66,906	$(5,054)	$(64,661)	$(2,809)	$—	$(2,693)		$(45,891)

Weighted average common shares outstanding (basic)	84,633	14,376		99,009						93,133	(4)(L)	192,142

Weighted average common shares outstanding (diluted)	84,653	14,376		99,029						93,133	(4)(L)	192,162

Loss from continuing operations attributable to the company per common share (basic and diluted)	$(0.12)			$(0.41)								$(0.24)

See accompanying notes.

Government Properties Income Trust
Unaudited Pro Forma Condensed Consolidated Statements of Income and Comprehensive Income
For the Nine Months Ended September 30, 2018
(amounts in thousands, except per share data)

	GOV Historical	Secondary Sale(4)(E)	GOV Historical Adjusted	SIR Historical	SIR ILPT IPO(4)(F)	ILPT Distribution(4)(G)	SIR Historical Adjusted	Reclassifications(4)(H)	Pro Forma Adjustments		Pro Forma
Revenues:
Rental income	$322,904	—	$322,904	$298,003	$—	$(103,470)	$194,533	$43,528	$5,838	(4)(I)	$566,803
Tenant reimbursements and other income	—	—	—	60,514	—	(16,986)	43,528	(43,528)	—		—

Rental income	322,904	—	322,904	358,517	—	(120,456)	238,061	—	5,838		566,803

Expenses:
Real estate taxes	37,402	—	37,402	36,748	—	(14,109)	22,639	—	—		60,041
Utility expenses	20,490	—	20,490	—	—	—	—	7,599	—		28,089
Other operating expenses	66,221	—	66,221	43,714	—	(9,650)	34,064	(7,599)	—		92,686
Depreciation and amortization	129,444	—	129,444	105,326	—	(20,915)	84,411	—	1,806	(4)(J)	215,661
Loss on impairment of real estate assets	5,800	—	5,800	9,706	—	—	9,706	—	—		15,506
Acquisition and transaction related costs	3,813	—	3,813	3,796	—	—	3,796	—	—		7,609
General and administrative	36,438	—	36,438	47,353	—	(8,386)	38,967	—	—		75,405
Write-off of straight line rents receivable, net	—	—	—	10,626	—	—	10,626	—	—		10,626

Total expenses	299,608	—	299,608	257,269	—	(53,060)	204,209	—	1,806		505,623

Operating income (loss)	23,296	—	23,296	101,248	—	(67,396)	33,852	—	4,032		61,180
Dividend income	912	—	912	1,190	—	—	1,190	—	—		2,102
Unrealized gain on equity securities	40,677	—	40,677	53,159	—	—	53,159	—	—		93,836
Interest income	405	—	405	753	—	(134)	619	—	—		1,024
Interest expense	(69,444)	9,780	(59,664)	(69,446)	905	11,406	(57,135)	—	(523)	(4)(K)	(117,322)
Loss on early extinguishment of debt	—	—	—	(1,192)	—	—	(1,192)	—	—		(1,192)

Income (loss) from continuing operations before income tax expense, equity in net earnings (losses) of investees and gain on sale of real estate	(4,154)	9,780	5,626	85,712	905	(56,124)	30,493	—	3,509		39,628
Income tax expense	(124)	—	(124)	(446)	—	24	(422)	—	—		(546)
Equity in net earnings (losses) of investees	(1,112)	—	(1,112)	882	—	—	882	—	—		(230)

Income (loss) from continuing operations before gain on sale of real estate	(5,390)	9,780	4,390	86,148	905	(56,100)	30,953	—	3,509		38,852
Gain on sale of real estate	17,329	—	17,329	4,075	—	—	4,075	—	—		21,404

Income (loss) from continuing operations	11,939	9,780	21,719	90,223	905	(56,100)	35,028	—	3,509		60,256
Noncontrolling interest	—	—	—	(15,841)	(1,441)	17,282	—	—	—		—

Income (loss) from continuing operations attributable to the company	$11,939	$9,780	$21,719	$74,382	$(536)	$(38,818)	$35,028	$—	$3,509		$60,256

Weighted average common shares outstanding (basic)	99,055		99,055						93,133	(4)(L)	192,188

Weighted average common shares outstanding (diluted)	99,075		99,075						93,133	(4)(L)	192,208

Income from continuing operations attributable to the company per common share (basic and diluted)	$0.12		$0.22								$0.31

See accompanying notes.

Government Properties Income Trust
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
(dollars in thousands, except per share data)

(1)
Basis of Presentation:

        The accompanying unaudited pro forma condensed consolidated financial statements reflect the impact of the Transactions on GOV's consolidated financial statements. The pro forma condensed consolidated financial statements are based on the historical financial statements and accounting records of GOV and SIR, giving effect to the Transactions, related reclassifications and pro forma adjustments as described in these notes.

        As of September 30, 2018, GOV owned 105 properties (164 buildings) with 17,045,951 rentable square feet and had a noncontrolling ownership interest in two properties (three buildings) totaling 443,867 rentable square feet through two unconsolidated joint ventures in which GOV owned 50% and 51% interests. On October 2, 2017, GOV completed the FPO Acquisition, as a result of which it acquired 35 office properties (72 buildings) with 6,028,072 rentable square feet and FPO's 50% and 51% interests in two joint ventures that owned two properties (three buildings) with 443,867 rentable square feet. GOV presents the effect of completing the FPO Acquisition assuming the FPO Acquisition and related financing activities had occurred on January 1, 2017 in the FPO Acquisition column in its unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2017. No adjustments were made in its unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 2018 for the FPO Acquisition since it was included for the entire period. As of September 30, 2018, GOV owned 24,918,421 SIR Common Shares, or approximately 27.8% of the then outstanding SIR Common Shares and accounts for its investment in SIR under the equity method. GOV presents the effect of the completion of the Secondary Sale assuming the Secondary Sale had occurred on January 1, 2017 in the Secondary Sale column in these unaudited pro forma condensed consolidated financial statements.

        As of September 30, 2018, SIR, on a consolidated basis, owned 368 buildings, leasable land parcels and easements with approximately 45,754,506 rentable square feet. On January 17, 2018, ILPT, SIR's then wholly owned subsidiary, completed the ILPT IPO, in which ILPT issued and sold 20,000,000 ILPT Common Shares. Upon the completion of the ILPT IPO, ILPT owned 266 of SIR's consolidated buildings, leasable land parcels and easements with a combined 28,539,913 rentable square feet, consisting of 226 buildings, leasable land parcels and easements with 16,834,172 rentable square feet located on the island of Oahu, HI, and 40 industrial buildings with 11,705,741 rentable square feet located in 24 other states. Following the ILPT IPO, most of SIR's 100% owned properties are office properties. As of September 30, 2018, SIR owned 45,000,000, or approximately 69.2%, of the outstanding ILPT Common Shares, and ILPT remained one of its consolidated subsidiaries. GOV presents the effect of the ILPT IPO assuming the ILPT IPO had occurred on January 1, 2017 in the SIR ILPT IPO column in its unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2017 and for the nine months ended September 30, 2018. The unaudited pro forma condensed consolidated financial statements present the effect of the ILPT Distribution assuming the ILPT Distribution had occurred on January 1, 2017 in the ILPT Distribution column in these unaudited pro forma condensed consolidated financial statements.

        Acquisition related costs (e.g., investment banking, advisory, legal, valuation and other professional fees) have not been included as a component of consideration transferred, but instead have been expensed as incurred. Acquisition related costs are estimated to be approximately $40,000, of which $7,609 have been expensed as of September 30, 2018. The unaudited pro forma condensed consolidated balance sheet reflects the remaining $32,391 of estimated acquisition related costs as accrued expenses with a corresponding decrease in shareholders' equity. GOV has not presented these remaining costs of $32,391 in the unaudited pro forma condensed consolidated statements of income because they will not have a continuing impact on the results of the combined company. The costs that GOV and SIR may ultimately incur could differ significantly from this estimated amount.

        GOV has adjusted the historical consolidated financial statements of GOV and SIR to give effect to the Transactions, the FPO Acquisition and the ILPT IPO, and for events that are (1) directly attributable to the Transactions, (2) factually supportable and (3) with respect to the pro forma condensed consolidated statements of income, expected to have a continuing impact on the combined results.

        These unaudited pro forma condensed consolidated financial statements do not reflect operating efficiencies that may result from the Merger, the Other Asset Dispositions or the potential future asset dispositions discussed elsewhere in this joint proxy statement/prospectus. As a result, no pro forma adjustments have been made, for example, to GOV's or SIR's historical general and administrative expenses.

(2)
The Transactions:

        The adjustments to GOV's historical financial statements in the unaudited pro forma condensed consolidated balance sheet and to the unaudited pro forma condensed consolidated statements of income represent the effects of the following: (i) the Secondary Sale, (ii) the ILPT Distribution and (iii) the Merger. GOV's expected acquisition of SIR in the Merger (SIR's remaining property portfolio (following the ILPT Distribution) will include 99 buildings and leasable land parcels, or the Acquired SIR Properties, with 16,538,462 rentable square feet). The estimated total consideration transferred and assumed debt for the Merger is approximately $2,522,310, including the assumption of approximately $1,719,946 of debt and excluding acquisition related costs.

        At the Effective Time, each SIR Common Share issued and outstanding will be converted into the right to receive 1.04 GOV Common Shares. The exchange ratio is fixed and will not be adjusted for changes in the market price of the GOV Common Shares or the SIR Common Shares prior to the closing of the Merger. As a result, the value for the Merger Consideration assumed for purposes of the unaudited pro forma condensed consolidated financial statements will likely differ from the actual value and such difference could be significant. Based on the $9.25 per share closing price of GOV Common Shares on November 7, 2018, the consideration SIR shareholders will receive in the Merger has a value of approximately $9.62 per SIR Common Share, or approximately $861,476 in the aggregate.

        The following table summarizes the estimated consideration transferred and liabilities assumed:

Total SIR Common Shares outstanding as of September 30, 2018	89,550,528
Multiplied by the exchange ratio	1.04

GOV common shares issuable	93,132,549
Closing price of GOV common shares on November 7, 2018	$9.25

Estimated value of consideration transferred	$861,476
Estimated assumed working capital	(59,112)
Assumed senior unsecured notes, principal balance	1,450,000
Assumed mortgage notes payable, principal balance	161,946
Assumed unsecured revolving credit facility expected to be repaid at closing	108,000

Estimated consideration transferred and liabilities assumed	$2,522,310

        The following table summarizes the preliminary purchase price allocation for SIR based on estimated fair values as of September 30, 2018:

Land	$355,574
Buildings and improvements	1,731,036
Assets of properties held for sale	19,600
Acquired real estate leases	394,959
Cash	14,882
Restricted cash	403
Rents receivable	8,191
Other assets	160,095

Total assets	2,684,740
Unsecured revolving credit facility(1)	(108,000)
Senior unsecured notes(2)	(1,415,830)
Mortgage notes payable(3)	(156,932)
Accounts payable and other liabilities	(80,821)
Assumed real estate lease obligations	(18,043)
Rents collected in advance	(13,957)
Security deposits	(3,475)
Due to related persons	(26,206)

Net assets acquired	861,476
Assumed working capital	(59,112)
Assumed unsecured revolving credit facility expected to be repaid at closing(1)	108,000
Assumed senior unsecured notes, principal balance	1,450,000
Assumed mortgage notes payable, principal balance	161,946

Estimated consideration transferred and liabilities assumed(4)	$2,522,310

(1)
GOV expects to repay SIR's outstanding revolving credit facility balance at the closing of the Merger with borrowings under its revolving credit facility.

(2)
The aggregate principal balance of the senior unsecured notes was $1,450,000 as of September 30, 2018.

(3)
The aggregate principal balance of the mortgage notes payable was $161,946 as of September 30, 2018.

(4)
The allocation of purchase price is based on preliminary estimates and may change significantly following the completion of (i) third party appraisals and (ii) GOV's analysis of intangibles and building valuations. Purchase price excludes acquisition related costs and, as described above, the actual purchase price will likely differ from this amount due to changes in the per share price of GOV Common Shares.

        The following table shows sensitivities to changes in purchase price due to changes in the per share price of GOV Common Shares:

	Price of GOV Common Shares	Calculated Value of GOV Common Shares Issued	Assumed Working Capital	Assumed Debt & Estimated Debt to be Repaid at Closing	Consideration Transferred and Liabilities Assumed
As of November 7, 2018	$9.25	$861,476	$(59,112)	$1,719,946	$2,522,310
Decrease of 20%	$7.40	$689,181	$(59,112)	$1,719,946	$2,350,015
Increase of 20%	$11.10	$1,033,771	$(59,112)	$1,719,946	$2,694,605

        GOV will account for the Merger as a business combination with GOV treated as the acquirer of SIR. This determination is based on the fact that both GOV and SIR have no employees and the personnel and various services required to operate their businesses are provided pursuant to business and property management agreements with RMR LLC. Upon completion of the Transactions, GOV's business and property management agreements with RMR LLC will remain in effect. As a result, GOV will acquire a substantive process, for accounting purposes, because the business management and property management agreements with RMR LLC would be in place before and after the Transactions are completed.

        The assets acquired and liabilities assumed will be recorded as of the closing of the Merger at their respective fair value and added to those of GOV. For purposes of the unaudited pro forma condensed consolidated financial statements, GOV estimated the: (i) fair values of the properties assuming those properties are vacant; (ii) above market and below market leases based on the present value (using an estimated discount interest rate which reflects the risks associated with acquired in place leases at the time SIR is acquired by GOV) of the difference, if any, between (x) the contractual amounts to be paid pursuant to the acquired in place leases and (y) estimates of fair market lease rates for the corresponding leases, measured over a period equal to the terms of the respective in place leases; and (iii) acquired in place leases based upon market estimates to lease up the properties based on leases in place at the time of acquisition. In making these estimates, GOV considered factors such as estimated carrying costs during the expected lease up periods, including real estate taxes, insurance and other operating income and expenses and costs, such as leasing commissions, legal and other related expenses, to execute similar leases in current market conditions at the time SIR is acquired by GOV. GOV estimated the fair value of the assumed senior unsecured notes and mortgage notes payable based on market interest rates as of September 30, 2018. The consolidated financial statements of GOV issued subsequent to the closing of the Merger will include SIR assets acquired and liabilities assumed by GOV pursuant to the Merger from the closing date of the Merger, but not for prior periods.

(3)
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet Adjustments:

(A)
The adjustments represent the effect of the Secondary Sale which was completed on October 9, 2018 at a public offering price of $18.25 per common share, raising gross proceeds of $454,761 ($434,684 net of underwriting discounts and other estimated expenses) and the application of the net proceeds to repay $434,684 under GOV's unsecured revolving credit facility. The pro forma adjustment to cumulative net income represents the loss on sale from this transaction resulting from the sales price of the SIR Common Shares, net of underwriting discounts and other estimated expenses, being less than GOV's carrying value for such SIR Common Shares.

    The loss on sale of the SIR Common Shares is calculated as follows:

Estimated net proceeds	$434,684
Carrying value of equity investment in SIR	(453,275)
Equity in unrealized gain of SIR included in cumulative other comprehensive income	386

Loss on sale	$(18,205)

  (B)
  The adjustments represent the effect of the ILPT Distribution. Prior to such distribution, SIR owned 45,000,000 ILPT Common Shares, or approximately 69.2% of the outstanding ILPT Common Shares, and ILPT was one of SIR's consolidated subsidiaries. The 30.8% portion of ILPT that is not controlled by SIR, or the noncontrolling interest, is presented as a separate component of equity in SIR's condensed consolidated financial statements. The pro forma adjustments represent the ILPT Distribution and the deconsolidation of ILPT from SIR of all of ILPT's assets and liabilities. Details of the ILPT Distribution and the deconsolidation of ILPT from SIR is as follows:

Land	$666,526
Buildings and improvements	767,888
Accumulated depreciation	(88,278)
Acquired real estate leases, net	75,550
Cash and cash equivalents	11,100
Rents receivable, net	55,606
Deferred leasing costs, net	5,155
Other assets, net	11,649

Total assets	1,505,196

ILPT revolving credit facility	(380,000)
Mortgage notes payable, net	(49,251)
Accounts payable and other liabilities	(11,805)
Assumed real estate lease obligations, net	(18,826)
Rents collected in advance	(7,669)
Security deposits	(5,895)
Due to related persons	(543)

Total liabilities	(473,989)

Net assets of ILPT	1,031,207
Less: noncontrolling interest in consolidated subsidiary	(318,084)

Distribution to SIR's shareholders	$713,123

  (C)
  The adjustments represent the effects of the Merger, assuming an estimated consideration transferred and debt assumed of $2,522,310, including the repayment of the $108,000 outstanding under SIR's revolving credit facility using borrowings under GOV's revolving credit facility and the assumption of $1,450,000 of senior unsecured notes and $161,946 of mortgage notes payable, and excluding acquisition related costs.

        Adjustments have been made to record real estate properties, net, assets of properties held for sale, acquired real estate leases, net, assumed real estate lease obligations, net, senior unsecured notes, net and mortgage notes payable, net at their estimated fair values, determined as described in Note 2. Further adjustments include:

  (i)
  Rents receivable, net:    Represents an adjustment of $67,845 to eliminate SIR's existing accumulated straight line rent balance for tenant leases.

  (ii)
  Deferred leasing costs, net:    Represents an adjustment of $9,413 to eliminate SIR's unamortized deferred leasing costs.

  (iii)
  Other assets, net:    Represents adjustments to eliminate $592 of SIR's corporate prepaid expenses and $726 of SIR's unamortized debt issuance costs.

  (iv)
  Accounts payable and other liabilities:    Represents an adjustment to accrue the remaining $32,391 of estimated acquisition related costs that GOV expects to incur in connection with the Transactions.

  (v)
  Senior unsecured notes, net and mortgage notes payable, net:    The adjustments to reduce senior unsecured notes and mortgage notes payable reflect changes in market interest rates and the impact on the estimated fair value of SIR's fixed rate senior unsecured notes and mortgage notes payable as of September 30, 2018.

  (vi)
  Shareholders' equity:    The adjustments to shareholders' equity reflect: (1) increases of $931 to common shares of beneficial interest, and $860,545 to additional paid in capital to reflect the conversion of SIR Common Shares to GOV Common Shares at an exchange ratio of 1.04 GOV Common Shares for each SIR Common Share outstanding as of September 30, 2018, which resulted in an additional 93,132,549 GOV Common Shares issued; (2) the elimination of all remaining SIR historical shareholders' equity amounts, including $896 to common shares of beneficial interest, $2,312,724 to additional paid in capital, $634,849 to cumulative net income, $863 to cumulative other comprehensive income and $1,600,899 to cumulative common distributions; and (3) an adjustment of $32,391 to reduce cumulative net income for the remaining estimated acquisition related costs directly related to the Merger which have been excluded from the unaudited pro forma condensed consolidated statements of income as they reflect nonrecurring charges.

(4)
Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income Adjustments:

(D)
The adjustments represent the effect of the FPO Acquisition, assuming that the FPO Acquisition and the related financing activities, including GOV's assumption of certain FPO debt, GOV's issuance of 27,907,029 GOV Common Shares, GOV's issuance of $300,000 of 4.00% senior unsecured notes and borrowings under GOV's existing unsecured revolving credit facility occurred on January 1, 2017.

(E)
The adjustment represents the effect on interest expense related to the application of net proceeds from GOV's sale of 24,918,421 SIR Common Shares as described in Note 3(A) to repay $434,684 of borrowings outstanding under GOV's revolving credit facility, as if this transaction occurred as of January 1, 2017.

(F)
The adjustments represent the effect on income allocated to noncontrolling interest and interest expense assuming that the redemption of $350,000 of SIR's 2.85% senior unsecured notes and the repayment of SIR's $350,000 term loan from proceeds of the ILPT IPO occurred as of January 1, 2017.

(G)
The adjustments represent the deconsolidation of ILPT as a result of the ILPT Distribution as if this distribution occurred as of January 1, 2017. The amounts being adjusted are directly attributable to revenue and expenses of ILPT properties and ILPT debt.

(H)
The adjustments represent reclassifications to the SIR historical condensed consolidated statements of income to conform to GOV's presentation. Rental income totaling $54,138 and $43,528 for the year ended December 31, 2017 and for the nine months ended September 30, 2018, respectively, were reclassified from tenant reimbursements and other income in the SIR historical condensed consolidated statements of income. Utility expenses totaling $8,968 and $7,599 for the year ended December 31, 2017 and for the nine months ended September 30, 2018, respectively, were reclassified from other operating expenses in the SIR historical condensed consolidated statements of income.

(I)
The adjustments represent estimated non-cash straight line rent and non-cash amortization of above and below market leases related to the leases acquired from SIR. The weighted average lease term for above and below market leases was 6.5 years and 6.3 years, respectively, as of September 30, 2018. The components of the rental income adjustments are as follows:

	For the Year Ended December 31, 2017	For the Nine Months Ended September 30, 2018
Non-cash, straight line rent adjustments	$1,940	$6,224
Non-cash, net above and below market lease amortization	(418)	(386)

Total rental income adjustments	$1,522	$5,838

  (J)
  The adjustments eliminate SIR historical depreciation and amortization expenses of $110,357 and $84,411 for the year ended December 31, 2017 and for the nine months ended September 30, 2018, respectively. The adjustments also include estimated depreciation and amortization expenses of $114,957 and $86,217 based on the estimated fair value of the acquired assets for the year ended December 31, 2017 and for the nine months ended September 30, 2018, respectively. Real estate investments are depreciated on a straight line basis over estimated useful lives ranging up to forty years. Capitalized acquired in place leases, exclusive of the value of acquired above market and below market lease values, are amortized on a straight line basis over the 7.5 year weighted average remaining lease term as of September 30, 2018.

  (K)
  The adjustments to interest expense represent: (i) the elimination of SIR historical interest expense related to its revolving credit facility and historical senior unsecured note discount amortization, (ii) an increase in interest expense related to borrowings under GOV's revolving credit facility which will be used to repay SIR's outstanding revolving credit facility balance at the closing of the Merger and (iii) an increase in senior unsecured note discount amortization due to the adjustments to reduce SIR's senior unsecured notes to reflect changes in market interest rates as of September 30, 2018. The amortization is calculated with the assumption that the SIR senior unsecured notes were assumed by GOV at their fair value on January 1, 2017. The components of the interest expense adjustments are as follows:

Acquisition Borrowings on Revolving Credit Facility	For the Year Ended December 31, 2017	For the Nine Months Ended September 30, 2018
Estimated additional borrowings on GOV revolving credit facility	$108,000	$108,000
Weighted average interest rate	2.4%	3.0%

Annual interest expense	2,592	3,240
Percent of annual days adjusted	100.0%	75.0%

	2,592	2,430
Less: SIR historical revolving credit facility interest	(5,268)	(3,746)

Total revolver interest expense adjustment	(2,676)	(1,316)
Senior note discount pro forma adjustment	2,291	1,839

Total interest expense adjustment, net	$(385)	$523

        A change in the variable interest rate by 1/8 percent would increase or decrease annual interest expense under the revolving credit facility interest expense by approximately $135.

  (L)
  The adjustments represent the issuance of 93,132,549 GOV Common Shares issued to SIR shareholders as part of the Merger.

Unaudited Comparative Per Share Information

        The following tables set forth, for the nine months ended September 30, 2018 and for the fiscal year ended December 31, 2017, selected per share information for GOV Common Shares on a historical and pro forma combined basis and for SIR Common Shares on a historical and pro forma equivalent basis, each on an unaudited basis after giving effect to the Merger and the other Transactions. GOV will account for the Merger as a business combination with GOV treated as the acquirer of SIR. The data is derived from and should be read in conjunction with the GOV and SIR audited consolidated financial statements and related notes, the unaudited condensed consolidated interim financial statements of GOV and SIR and related notes, and the unaudited pro forma condensed consolidated financial information and related notes, which are incorporated by reference and included elsewhere in this joint proxy statement/prospectus, respectively.

        The pro forma consolidated SIR equivalent information shows the effect of the Merger and the other Transactions from the perspective of an owner of SIR Common Shares.

        The unaudited pro forma consolidated per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger and the other Transactions had been completed at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this joint proxy statement/prospectus.

        The pro forma income from continuing operations per share includes the combined income from continuing operations of GOV and SIR on a pro forma basis as if the Merger and the other Transactions were completed on January 1, 2017.

	GOV		SIR
	Historical Adjusted	Pro Forma Combined	Historical	Pro Forma Equivalent
For the nine months ended September 30, 2018:
Income from continuing operations attributable to the company per common share
Basic	$0.22	$0.31	$0.83	$0.32
Diluted	$0.22	$0.31	$0.83	$0.32
Distributions per GOV Common Share/per SIR Common Share	$1.29	$0.38 - 0.45	$1.53	$0.39 - 0.47
Book value per GOV Common Share/SIR Common Share	$12.31	$10.66	$26.57	$11.09

	GOV		SIR
	Historical Adjusted	Pro Forma Combined	Historical	Pro Forma Equivalent
For the year ended December 31, 2017:
Income (loss) from continuing operations attributable to the company per common share
Basic	$(0.41)	$(0.24)	$0.75	$(0.25)
Diluted	$(0.41)	$(0.24)	$0.75	$(0.25)
Distributions per GOV Common Share/per SIR Common Share	$1.72	$0.50 - 0.60	$2.04	$0.52 - 0.62

Comparative GOV and SIR Market Price and Distribution Information

GOV's Market Price Data

        The GOV Common Shares are traded on Nasdaq (symbol: GOV). The following tables set forth for the periods indicated the high and low sale prices for GOV Common Shares as reported by Nasdaq, as well as distributions declared per GOV Common Share.

	Price Per GOV Common Share
			Distribution Declared Per GOV Common Share
	High	Low
2017
First Quarter	$21.08	$18.84	$0.43
Second Quarter	$22.99	$18.26	$0.43
Third Quarter	$18.83	$17.36	$0.43
Fourth Quarter	$19.60	$17.79	$0.43

	Price Per GOV Common Share
			Distribution Declared Per GOV Common Share
	High	Low
2018
First Quarter	$18.70	$12.80	$0.43
Second Quarter	$15.90	$11.87	$0.43
Third Quarter	$17.21	$10.97	$0.43
Fourth Quarter (through November 14, 2018)	$11.25	$8.44	$0.43

Recent Closing Prices

        The following table sets forth the closing per share sales prices of GOV Common Shares as reported on Nasdaq on September 14, 2018, the last full trading day before the public announcement of the execution and delivery of the Merger Agreement by GOV, GOV Merger Sub and SIR, and on November 14, 2018, the latest practicable trading day before the date of this joint proxy statement/prospectus:

GOV Common Shares
September 14, 2018	$16.89
November 14, 2018	$9.03

        The market price for GOV Common Shares will fluctuate between the date of this joint proxy statement/prospectus and the Effective Time.

        Following the Merger and the other Transactions, GOV Common Shares will continue to be traded on Nasdaq. GOV has agreed to take all necessary steps to cause such GOV Common Shares issued in the Merger to be listed for trading on Nasdaq, subject to official notice of issuance. Following the Merger, GOV expects GOV Merger Sub to merge with and into GOV, with GOV as the surviving entity, and GOV will change its name to "Office Properties Income Trust" and change its ticker symbol on Nasdaq to "OPI". GOV also expects that immediately following this merger, it will effect a reverse stock split of the common shares of the combined company pursuant to which every four common shares of the combined company will be converted into one common share of the combined company.

SIR's Market Price Data

        The SIR Common Shares are traded on Nasdaq (symbol: SIR). The following tables set forth for the periods indicated the high and low sale prices for SIR Common Shares as reported by Nasdaq, as well as distributions declared per SIR Common Share.

	Price Per SIR Common Share
			Distribution Declared Per SIR Common Share
	High	Low
2017
First Quarter	$26.68	$24.45	$0.51
Second Quarter	$26.79	$23.52	$0.51
Third Quarter	$24.38	$22.51	$0.51
Fourth Quarter	$26.26	$23.05	$0.51

	Price Per SIR Common Share
			Distribution Declared Per SIR Common Share
	High	Low
2018
First Quarter	$25.18	$17.90	$0.51
Second Quarter	$22.69	$18.48	$0.51
Third Quarter	$23.35	$19.86	$0.51
Fourth Quarter (through November 14, 2018)	$21.99	$18.04	$0.51

Recent Closing Prices

        The following table sets forth the closing per share sales prices of SIR Common Shares as reported on Nasdaq on September 14, 2018, the last full trading day before the public announcement of the execution and delivery of the Merger Agreement by GOV, GOV Merger Sub and SIR, and on November 14, 2018, the latest practicable trading day before the date of this joint proxy statement/prospectus:

SIR Common Shares
September 14, 2018	$20.06
November 14, 2018	$19.59

        The sales prices above reflect the consolidated operations of SIR, including ILPT; however, the ILPT Distribution is a condition to the closing of the Merger. If the ILPT Distribution and the Merger are completed, the Merger Consideration that existing SIR shareholders will be entitled to receive will be in addition to any ILPT Common Shares SIR shareholders may receive in connection with the ILPT Distribution.

        Based on the closing price of ILPT Common Shares on Nasdaq of $23.26 on September 14, 2018, the last trading day before the public announcement of the Merger, the value of the ILPT Distribution represented approximately $11.69 per SIR Common Share. Based on the closing price of ILPT Common Shares on Nasdaq of $22.09 as of November 14, 2018, the latest practicable trading day before this joint proxy statement/prospectus, the value of the ILPT Distribution represented approximately $11.11 per SIR Common Share.

        In order to receive ILPT Common Shares in the ILPT Distribution, you must be a holder of SIR Common Shares as of the record date of the ILPT Distribution. Any SIR Common Shares acquired subsequent to the record date of the ILPT Distribution will not be entitled to receive the ILPT Distribution, but may be entitled to receive the Merger Consideration if the Merger is completed and such shares are held as of the Effective Time of the Merger.

        The market price for SIR Common Shares and ILPT Common Shares will fluctuate between the date of this joint proxy statement/prospectus and the Effective Time and the time of the ILPT Distribution, respectively.

RISK FACTORS

        In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in "Cautionary Statement Regarding Forward Looking Statements" beginning on page 56 of this joint proxy statement/prospectus, you should carefully consider the following risks before deciding how to vote your GOV Common Shares or SIR Common Shares. In addition, you should read and consider the risks associated with each of the businesses of GOV and SIR because these risks will also affect the combined company following consummation of the Merger and the other Transactions. Risks related to GOV's business can be found in GOV's Annual Report on Form 10-K for the year ended December 31, 2017 and risks related to SIR's business can be found in SIR's Annual Report on Form 10-K for the year ended December 31, 2017, each on file with the SEC, and other reports filed by GOV and SIR with the SEC, which are incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. For more information, see "Where You Can Find More Information" beginning on page 172 of this joint proxy statement/prospectus.

Risks Relating to the Merger and the Other Transactions

The exchange ratio is fixed and will not be adjusted for any changes in the market price of either GOV Common Shares or SIR Common Shares.

        At the Effective Time, each SIR Common Share (other than any shares owned by GOV or SIR or their respective wholly owned subsidiaries and in each case not held on behalf of third parties) outstanding immediately prior to the Effective Time will be converted into the right to receive 1.04 newly issued GOV Common Shares, with cash paid in lieu of fractional shares. The exchange ratio is fixed in the Merger Agreement and will not be adjusted for changes in the market price of GOV Common Shares or SIR Common Shares. Changes in the market price of GOV Common Shares prior to the consummation of the Merger and the other Transactions will affect the market value of the Merger Consideration. The market price of GOV Common Shares and SIR Common Shares may change as a result of a variety of factors (many of which are beyond GOV's and SIR's control), including the following:

  •
  market reaction to the announcement of the Merger, the GOV Share Issuance and the other Transactions and the prospects of the combined company;

  •
  changes in the respective businesses, operations, assets, liabilities, financial position and prospects of GOV or SIR, and with respect to SIR, ILPT, or in the market's assessments thereof;

  •
  changes in the operating performance of GOV, SIR, ILPT (with respect to SIR) or similar companies;

  •
  changes in market valuations of similar companies;

  •
  market assessments of the likelihood that the Merger and the other Transactions will be completed;

  •
  the possibility that persons may engage in short sales of SIR Common Shares, GOV Common Shares or ILPT Common Shares;

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  interest rates, general market and economic conditions and other factors generally affecting the price of GOV Common Shares and SIR Common Shares;

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  federal, state and local legislation, governmental regulation and legal developments in the businesses in which GOV, SIR and ILPT (with respect to SIR) operate;

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  dissident shareholder activity;

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  changes that affect the commercial real estate market generally;

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  changes in the United States or global economy or capital, financial or securities markets generally; and

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  other factors beyond GOV's, SIR's or ILPT's control, including those described and referred to above under this "Risk Factors" section.

        Changes in the market price of GOV Common Shares prior to the consummation of the Merger and the other Transactions will affect the market value of the Merger Consideration. The market price of GOV Common Shares at the consummation of the Merger may vary from the price on the date the Merger Agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the GOV special meeting and the SIR special meeting. As a result, the market value of the Merger Consideration represented by the exchange ratio will also vary. Because the Merger will be completed after the date of the special meetings, at the time of the applicable special meeting, you will not know the exact market price of GOV Common Shares that SIR shareholders will receive upon consummation of the Merger. You should therefore consider that:

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  if the market price of GOV Common Shares increases between the date the Merger Agreement was signed or the date of the GOV special meeting or the SIR special meeting and the closing of the Merger, SIR shareholders will receive GOV Common Shares that have a market value upon consummation of the Merger that is greater than, as applicable, the market value of such shares calculated pursuant to the exchange ratio on the date the Merger Agreement was signed or on the date of the GOV special meeting or the SIR special meeting, respectively; and

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  if the market price of GOV Common Shares declines between the date the Merger Agreement was signed or the date of the GOV special meeting or the SIR special meeting and the closing of the Merger, SIR shareholders will receive GOV Common Shares that have a market value upon consummation of the Merger that is less than, as applicable, the market value of such shares calculated pursuant to the exchange ratio on the date the Merger Agreement was signed or on the date of the GOV special meeting or the SIR special meeting, respectively.

The Merger and the other Transactions are subject to the satisfaction or waiver of a number of conditions, including certain conditions that may not be satisfied, or completed on a timely basis, if at all. Failure to complete the Merger and the other Transactions could have material and adverse effects on SIR or GOV.

        The consummation of the Merger and the other Transactions are subject to the satisfaction or waiver of a number of conditions. The receipt of the GOV shareholder approval and the SIR shareholder approval and the declaration and payment of the ILPT Distribution are also conditions of closing. These conditions make the completion, and the timing of the completion, of the Merger uncertain. See the section entitled "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 158 of this joint proxy statement/prospectus for a more detailed discussion. Also, either SIR or GOV may terminate the Merger Agreement if the Merger is not completed by June 30, 2019, except that this right to terminate the Merger Agreement will not be available to a party if that party failed to fulfill its obligations under the Merger Agreement and that failure was a principal cause of, or resulted in, the failure of the Merger to be completed on or before such date.

        GOV and SIR cannot provide assurance that the Merger will be consummated on the terms or timeline currently contemplated, or at all. If the Merger or certain of the other Transactions are not completed on a timely basis, or at all, GOV and SIR may be adversely affected and subject to a number of risks, including the following:

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  GOV and SIR will be required to pay their respective costs relating to the Merger and the other Transactions, such as legal, accounting, financial advisory and printing fees, whether or not such transactions are completed;

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  the time and resources committed by GOV's and SIR's respective management to matters relating to the Merger and the other Transactions could otherwise have been devoted to pursuing other opportunities;

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  the market price of GOV Common Shares, SIR Common Shares and ILPT Common Shares could decline to the extent that the current market price reflects, and is positively affected by, a market assumption that the Merger and the other Transactions will be completed; and

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  since the Secondary Sale has been completed and if the ILPT Distribution is completed, but the Merger is not ultimately consummated, GOV and/or SIR, as applicable, may not realize the anticipated benefits of the Merger and, with respect to the Secondary Sale, GOV no longer has an equity interest in or any control over SIR, other than GOV's right to vote the SIR Common Shares owned by GOV as of the SIR Record Date in favor of the Merger, and will not benefit from SIR's income or receive distributions from SIR, and with respect to the ILPT Distribution, SIR will be a significantly smaller company that will no longer have an equity interest in or any control over ILPT, benefit from ILPT's income or receive distributions from ILPT.

GOV or SIR may waive one or more of the conditions to the Merger or the other Transactions without re-soliciting shareholder approval.

        GOV or SIR may determine to waive, in whole or in part, one or more of the conditions to their obligations to consummate the Merger or the other Transactions (other than the conditions that each of GOV and SIR receives opinions of counsel (i) that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the IRC and (ii) that GOV and SIR will each be a party to that reorganization within the meaning of Section 368(b) of the IRC). Any determination whether to waive any condition to the Merger or other Transactions and whether to re-solicit shareholder approval or amend this joint proxy statement/prospectus as a result of a waiver will be made by GOV or SIR, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time.

The Merger Agreement contains provisions that could discourage a potential competing acquirer of either GOV or SIR, or could result in any competing proposal being at a lower price than it might otherwise be.

        The Merger Agreement contains provisions that, subject to certain exceptions, restrict the ability of each of GOV and SIR to initiate, solicit, propose, knowingly encourage or knowingly facilitate competing third-party proposals to effect, among other things, a merger, reorganization, share exchange, consolidation or the sale of 20% or more of the shares or consolidated net revenues, net income or total assets of GOV or SIR. In addition, either GOV or SIR generally has an opportunity to offer to modify the terms of the Merger Agreement in response to any competing "superior proposal" (as defined in "The Merger Agreement—Covenants and Agreements—No Solicitation; Change in Recommendation") that may be made to the other party before the board of trustees of GOV or SIR, as the case may be, may withdraw or modify its recommendation in response to such superior proposal or terminate the Merger Agreement to enter into a definitive agreement with respect to such superior proposal. For more information, see "The Merger Agreement—Termination of the Merger Agreement" beginning on page 160 of this joint proxy statement/prospectus. These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of GOV or SIR from considering or proposing such an acquisition, even if it were prepared to pay consideration with a higher per share value or implied premium to SIR shareholders than the value proposed to be received or realized in the Merger and the other Transactions, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay.

GOV's, SIR's and ILPT's business and property management agreements with RMR LLC contain provisions that could discourage a potential competing acquirer of either SIR or GOV, or could result in any competing proposal being at a significantly lower price than it might otherwise be.

        The termination of GOV's, SIR's or ILPT's business and property management agreements with RMR LLC may require GOV, SIR or ILPT, as applicable, to pay a substantial termination fee to RMR LLC, including in the case of a termination by GOV, SIR or ILPT, as applicable, for convenience or for a performance reason or, in the case of a termination by RMR LLC, for good reason. RMR LLC agreed to waive its right to receive payment of the termination fee otherwise due under its business and property management agreements with SIR upon the termination of those agreements when the Merger is consummated. This waiver by RMR LLC applies only in respect of the Merger and does not apply in respect of any competing proposal, superior proposal or other transaction or arrangement. The termination provisions of GOV's, SIR's or ILPT's business and property management agreements with RMR LLC substantially increase the cost to GOV, SIR and ILPT of terminating these agreements, which may discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of GOV or SIR from considering or proposing such an acquisition or could result in any competing proposal being at a significantly lower price than it might otherwise be.

GOV's ownership of SIR Common Shares could discourage a potential competing acquirer of SIR.

        Because GOV owned approximately 27.8% of the SIR Common Shares outstanding as of the SIR Record Date, it may have significant influence over the outcome of the proposals voted on at the SIR shareholder meeting. GOV's significant ownership of SIR as of the SIR Record Date may discourage a potential competing acquirer of SIR, including transactions in which SIR shareholders might otherwise receive a premium for their common shares that may reflect a premium or implied value greater than the value SIR shareholders would receive in the Merger and the other Transactions.

Completion of the ILPT Distribution is not conditioned upon consummation of the Merger. As a result, there is a risk that the ILPT Distribution will be completed and the Merger will not be consummated, leaving SIR a significantly smaller company that will no longer benefit from ILPT's income or receive distributions from ILPT.

        It is a condition to the completion of the Merger that SIR declare and, at least one business day prior to the closing date of the Merger, pay the ILPT Distribution. While completion of the ILPT Distribution is subject to certain conditions as described in the Merger Agreement, including GOV shareholder approval of the GOV Share Issuance Proposal and SIR shareholder approval of the SIR Merger Proposal, the ILPT Distribution is not conditioned upon the consummation of the Merger. In the event that the conditions to the ILPT Distribution are satisfied and the ILPT Distribution is completed, there will be a delay between the completion of the ILPT Distribution and the closing of the Merger and there is a risk that the Merger may not be consummated. If the ILPT Distribution is completed and the Merger is not consummated, SIR will then be a significantly smaller company that will no longer benefit from ILPT's income or receive distributions from ILPT, which could materially and adversely impact SIR and its operating results, financial condition and access to, and cost of, capital.

The pendency of the Merger and the other Transactions could adversely affect the business and operations of GOV and SIR.

        During the pendency of the Merger and the other Transactions, due to operating covenants in the Merger Agreement, each of GOV and SIR may be unable to pursue certain strategic transactions, undertake certain significant capital projects, undertake certain significant financing transactions and pursue other actions that are not in the ordinary course of business, even if such actions would prove beneficial to GOV or SIR, respectively. In addition, some tenants or vendors may delay or defer decisions related to their business dealings with GOV and SIR, which could negatively impact the revenues, earnings, cash flows or expenses of GOV and/or SIR, regardless of whether the Merger or certain other Transactions are completed.

GOV and SIR shareholders will be diluted by the consummation of the Merger.

        The consummation of the Merger will dilute the ownership position of existing GOV shareholders and result in SIR shareholders having an ownership stake in GOV that is smaller than their current stake in SIR. Upon consummation of the Merger, based upon the number of GOV Common Shares and SIR Common Shares outstanding as of the date of this joint proxy statement/prospectus, we estimate that the GOV shareholders immediately prior to the Merger (in their capacities as such) will own approximately 51.6% of the GOV Common Shares outstanding as a result of the Merger and the SIR shareholders immediately prior to the Merger (in their capacities as such) will own approximately 48.4% of the GOV Common Shares outstanding as a result of the Merger, in each case without taking into account whether any of those GOV shareholders were also SIR shareholders at that time. Consequently, GOV shareholders and SIR shareholders may have less influence over the management and policies of GOV after the Effective Time than they currently exercise over the management and policies of GOV and SIR, respectively.

Certain of GOV's and SIR's trustees and executive officers and their manager, RMR LLC, have interests in the Merger and the other Transactions that are different from, or in addition to, the interests of GOV and SIR shareholders generally, which may create potential conflicts of interest or the appearance thereof.

        The interests of GOV's and SIR's trustees and executive officers and their manager, RMR LLC, include, among other things, the continued service as a trustee or executive officer of the combined company following the Merger, certain rights to continuing indemnification and directors' and officers' liability insurance for SIR trustees and executive officers, continuation of GOV's management agreements with RMR LLC following the Merger and the potential for increased fees payable to RMR LLC in connection with the Merger and the other Transactions. There is a risk that these interests may influence, or appear to influence, the trustees and executive officers and RMR LLC to support the Merger and the other Transactions.

        For more information about these interests, see "The Merger—Interests of GOV and SIR Trustees, Executive Officers and Manager in the Merger and the Other Transactions" beginning on page 130 of this joint proxy statement/prospectus. See also "Risk Factors—Risks Relating to the Merger and the Other Transactions—GOV's, SIR's and ILPT's business and property management agreements with RMR LLC contain provisions that could discourage a potential competing acquirer of either SIR or GOV, or could result in any competing proposal being at a significantly lower price than it might otherwise be" beginning on page 46 of this joint proxy statement/prospectus.

The interests of certain of GOV's and SIR's trustees and executive officers and RMR LLC in the Merger and the other Transactions may lead to increased dissident shareholder activity, including litigation, related to the Merger Agreement and the transactions contemplated thereby, which could result in significant costs for GOV and SIR and materially delay or prevent the completion of the Merger and the other Transactions.

        As noted above, certain of GOV's and SIR's trustees and executive officers and their manager, RMR LLC, have interests in the Merger and the other Transactions that are different from, or in addition to, the interests of SIR and GOV shareholders generally, which may create potential conflicts of interest or the appearance thereof. These interests of RMR LLC and GOV's and SIR's trustees and executive officers in the Merger and the other Transactions may increase the risk of litigation intended to enjoin or prevent the Merger and the other Transactions and the risk of other dissident shareholder activity related thereto. In the past, and in particular following the announcement of a significant transaction, periods of volatility in the overall market or declines in the market price of a company's securities, shareholder litigation and dissident shareholder proposals have often been instituted against companies alleging conflicts of interest in business dealings with affiliated or related persons and entities. The relationships described above may precipitate such activities by dissident shareholders and, if instituted against GOV or SIR or their respective trustees or executive officers, such activities could result in substantial costs, a material delay or prevention of the Merger or other Transactions and a diversion of management's attention, even if the shareholder action is without merit or unsuccessful.

Lawsuits seeking to enjoin or prevent the Merger or the other Transactions or obtain other relief which may delay or prevent the completion of the Merger or the other Transactions have been, and may be, commenced, which may result in GOV or SIR incurring substantial costs.

        Public company merger and acquisition transactions are often subject to lawsuits initiated by plaintiffs' counsel seeking to enjoin or prevent the transaction or obtain other relief. GOV, SIR and their respective trustees, officers and advisors may become subject to similar litigation with respect to the Merger or the other Transactions. GOV and SIR are aware that several law firms have indicated that they are investigating the Merger and related matters, including actions taken by their respective boards of trustees, to determine whether they may seek to assert claims. Two putative federal securities class action lawsuits have been filed by purported SIR shareholders against SIR and the members of the SIR board of trustees. The first case, Chen v. Select Income REIT, et al., Civ. No. 1:18-cv-10418, or the Chen Action, was filed on November 9, 2018 in the United States District Court for the Southern District of New York. The second case, Sinkula v. Select Income REIT, et al., Case No. 1:18-cv-12389-DJC, or the Sinkula Action, was filed on November 15, 2018 in the United States District Court for the District of Massachusetts. The lawsuits claim that this joint proxy statement/prospectus fails to disclose certain material information related to the Merger. The lawsuits filed seek and other lawsuits could seek, among other things, injunctive or other equitable relief, including a request to rescind parts of the Merger Agreement and to otherwise enjoin the parties from consummating the Merger or the other Transactions or any vote on the Merger or the other Transactions, as well as require payment of fees and other costs by defendants. GOV, SIR and any other defendant may incur substantial costs defending such lawsuits, including the distraction of management's attention, even if such lawsuits are without merit or unsuccessful. No assurance can be made as to the outcome of any such lawsuits. If any plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Merger or the other Transactions or in obtaining other relief, the completion of the Merger or the other Transactions may be prevented or delayed or their terms could change. GOV's and SIR's respective bylaws provide that a party to such a lawsuit may require that such claims be resolved by arbitration. Plaintiffs may also challenge such arbitration provisions, which may result in additional costs and distractions.

The unaudited pro forma condensed consolidated financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and may not be reflective of what the operating results and financial condition of the combined company for the historical periods presented would have been or may be following consummation of the Merger and the other Transactions.

        The unaudited pro forma condensed consolidated financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company's actual financial position or results of operations would have been had the Merger and the other Transactions been completed on the dates indicated. Further, the combined company's actual results and financial position after the Merger may differ materially and adversely from the unaudited pro forma condensed consolidated financial data that is included in this joint proxy statement/prospectus. The unaudited pro forma condensed consolidated financial information reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The final acquisition accounting will be based upon the actual purchase price and the fair value of the assets and liabilities of SIR as of the date of the consummation of the Transactions. In addition, subsequent to the closing date of the Merger, there will be adjustments to the acquisition accounting as additional information becomes available. Accordingly, the final acquisition accounting may differ materially from the pro forma condensed consolidated financial information reflected in this joint proxy statement/prospectus. For more information, see "Summary—Unaudited Pro Forma Condensed Consolidated Financial Information" beginning on page 29 of this joint proxy statement/prospectus.

SIR shareholders who receive ILPT Common Shares in the ILPT Distribution may not realize the anticipated benefits of such distribution.

        SIR expects the ILPT Distribution to provide SIR shareholders with the opportunity to directly participate in any future growth of ILPT and increase both the liquidity and market price of ILPT Common Shares. The market price of ILPT Common Shares may change as a result of a variety of factors (many of which are beyond ILPT's control), including, among other things, changes in the business, operations and operating performance of ILPT, changes in general market and economic conditions and changes in the market valuation of similar companies. As a result of the ILPT Distribution, 45,000,000 additional ILPT Common Shares will be publicly traded, which may cause the market price of ILPT Common Shares to be more susceptible to market fluctuations and other adverse events and the market price of ILPT Common Shares may decline. Additionally, ILPT's business profile may not fit the investment objectives of certain SIR shareholders that receive ILPT Common Shares in the ILPT Distribution and they may elect to sell ILPT Common Shares, which could cause declines in the market price of the ILPT Common Shares. For these and other reasons, SIR shareholders who receive ILPT Common Shares in the ILPT Distribution may not realize some or all of the anticipated benefits of such distribution.

Risks Relating to GOV after Consummation of the Merger and the Other Transactions

The market price of GOV Common Shares following the Merger may be affected by factors different from those affecting the price of GOV Common Shares or SIR Common Shares before the Merger.

        If the Merger is consummated, based on the number of GOV Common Shares and SIR Common Shares outstanding as of the date of this joint proxy statement/prospectus, the GOV shareholders immediately prior to the Merger will own approximately 51.6% of the GOV Common Shares outstanding immediately after the Merger and the SIR shareholders immediately prior to the Merger will own approximately 48.4% of the GOV Common Shares outstanding immediately after the Merger, in each case without taking into account whether any of those GOV shareholders were also SIR shareholders at that time. The results of operations of GOV and the market price of GOV Common Shares after the Merger may be affected by factors different from those currently affecting GOV's or SIR's results of operations and the market price of GOV Common Shares and SIR Common Shares. For example, some institutional investors which currently own both SIR Common Shares and GOV Common Shares may elect to decrease their ownership in the merged company by selling GOV Common Shares or SIR Common Shares. Accordingly, the historical market price and financial results of GOV and SIR may not be indicative of these matters for GOV after the Merger.

Following the Merger, the principal amount of GOV's indebtedness will increase and GOV may need to incur more debt in the future. Such increase in GOV's indebtedness may increase the risks GOV faces.

        GOV expects to assume SIR's then existing indebtedness upon consummation of the Merger. As of September 30, 2018, GOV had indebtedness of approximately $2.2 billion in principal amount and SIR had indebtedness of approximately $2.1 billion in principal amount, including ILPT's indebtedness of approximately $428.8 million. GOV's pro forma consolidated indebtedness as of September 30, 2018, after giving effect to the Merger, the other Transactions and the Other Asset Dispositions, would be approximately $3.0 billion in principal amount. GOV's increased indebtedness could have important consequences to holders of GOV Common Shares, including:

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  increasing GOV's vulnerability to general adverse economic and industry conditions;

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  requiring GOV to use a substantial portion of its cash flow from operations to service its indebtedness, which would reduce the available cash flow to fund working capital, capital expenditures, development projects, and other general corporate purposes and reduce cash available for distributions;

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  limiting GOV's ability to obtain additional financing to fund GOV's working capital needs, acquisitions, capital expenditures, or other debt service requirements or for other purposes;

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  increasing the costs to GOV of incurring additional debt;

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  increasing GOV's exposure to floating interest rates;

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  limiting GOV's ability to compete with other companies that are not as highly leveraged, as GOV may be less capable of responding to adverse economic and industry conditions;

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  restricting GOV from making strategic acquisitions, developing properties, or exploiting business opportunities;

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  restricting the way in which GOV conducts its business because of financial and operating covenants in the agreements governing GOV's existing and future indebtedness;

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  exposing GOV to potential events of default (if not cured or waived) under covenants contained in debt instruments that could have a material adverse effect on GOV's business, financial condition and operating results; and

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  limiting GOV's ability to react to changing market conditions in its industry.

        The impact of any of these potential adverse consequences could have a material adverse effect on GOV's results of operations, financial condition and liquidity. If GOV defaults under the agreements governing its indebtedness, GOV may automatically be in default under agreements governing other indebtedness that have cross-default provisions, and further borrowings under GOV's revolving credit facility or term loans will be prohibited and the maturities of outstanding indebtedness under GOV's revolving credit facility, term loans or any other loans may be accelerated.

The Merger or the other Transactions may trigger contractual rights under certain agreements.

        GOV and SIR are each a party to certain agreements that may trigger prepayment, termination or other rights following a "change in control" or "sale of all or substantially all" of the party's assets. Any counterparty to such agreements, or holder of debt securities governed by such agreements, may request modifications of its respective agreements as a condition to granting a waiver or consent under such agreements, or they may elect not to grant a waiver or consent. Although GOV and SIR believe the Merger and the other Transactions would not trigger such rights, there is no assurance that such counterparties or holders of debt securities will not assert otherwise and seek to exercise any such rights, including termination or repurchase rights where available, that the exercise of any such rights will not result in a material adverse effect on GOV, SIR or the combined company or that any modifications of such agreements will not result in a material adverse effect on GOV, SIR or the combined company.

GOV may not complete its plan to sell certain assets to reduce its leverage and any failure to complete such asset sales could adversely affect the combined company's credit profile.

        Prior to the closing of the Merger, GOV expects to complete the sale of the Other Asset Dispositions. These 20 properties (50 buildings) are under contract to be sold and are subject, in certain cases, to due diligence and customary closing conditions. GOV and SIR have also identified an additional approximately $750 million of assets to be sold by the combined company following the closing of the Merger. GOV's and SIR's estimated value of $750 million for these properties is based on GOV's and SIR's knowledge of the properties, local markets and multiples on projected cash flows.

This estimate involves multiple assumptions and judgements about future events that are inherently uncertain; accordingly, we can provide no assurance regarding the actual gross proceeds that will be realized if these sales are consummated and such amounts may be less than $750 million. Such properties, however, have not yet been marketed for sale by either GOV or SIR and the combined company may not be able to successfully sell these properties or may sell these properties at prices that are less than their current carrying values. GOV and, following the Merger, the combined company expects to use the proceeds from these asset sales to reduce the combined company's leverage. There can be no assurance that GOV, SIR or the combined company will be able to consummate any such asset sales on favorable terms or at all. Any potential asset sales would be dependent upon a number of factors that may be beyond GOV's, SIR's or the combined company's control, including, among other factors, market conditions, industry trends, the interest of third parties in GOV's, SIR's or the combined company's assets and the availability of financing to potential buyers on reasonable terms. Alternatively, in lieu of selling such properties, the combined company may sell some or all of the approximately 2.8 million shares of class A common stock of RMR Inc. that it will own following completion of the Merger. Any such sale would be subject to the sole discretion and approval of the combined company's board of trustees and there can be no assurance that the combined company will be able to consummate any such sale on favorable terms or at all. If GOV, SIR or the combined company is unable to divest such assets, or if any such divestitures take place on terms less favorable than currently anticipated, the combined company may have greater indebtedness than anticipated, which may negatively impact its credit profile or its ability to meet certain leverage targets, and could therefore impact negatively its ability to enhance its credit profile or maintain its credit rating in the future and/or make attractive acquisitions.

Each of GOV and SIR prior to the closing of the Merger expects to, and GOV following the closing of the Merger may, incur substantial costs related to the Merger and the other Transactions.

        Each of GOV and SIR prior to the closing of the Merger expects to, and GOV following the closing of the Merger may, incur significant costs in connection with the Merger and the other Transactions, and may incur unanticipated costs. While each company has assumed that a certain level of transaction and integration expenses will be incurred, there are factors beyond each company's control that could affect the total amount or the timing of those expenses. Many of the expenses that may be incurred, by their nature, are difficult to estimate accurately at the present time. Although each of GOV and SIR expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, may allow the combined company to offset those incremental expenses over time, the net benefit may not be achieved in the near term, or at all.

Many of the properties of the combined company depend upon a single tenant for all or a majority of its rental income; therefore, GOV's financial condition, including its ability to make distributions to shareholders, may be adversely affected by the bankruptcy or insolvency, a downturn in the business, or a lease termination of a single tenant.

        Approximately 90% of the properties in the SIR portfolio (excluding ILPT) to be acquired by GOV are occupied by only one tenant and, therefore, the success of those properties will be materially dependent on the financial stability of such tenants. Such tenants face competition within their industries and other factors that could reduce their ability to make rent payments. Lease payment defaults by such tenants could cause the combined company to pay distributions at a lower rate than currently expected or to reduce the amount of distributions that it pays to its shareholders. A default by a single or major tenant, the failure of a guarantor to fulfill its obligations or other premature termination of a lease to such a tenant or such tenant's election not to extend a lease upon its expiration could have an adverse effect on the combined company's financial condition, results of operations, liquidity and ability to pay distributions to its shareholders.

GOV shareholders and SIR shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.

        GOV shareholders have the right to vote in the election of the GOV board of trustees and on certain other matters affecting GOV, as specified in GOV's declaration of trust, and SIR shareholders have the right to vote in the election of the SIR board of trustees and on certain other matters affecting SIR, as specified in SIR's declaration of trust. As a result of the issuance of a significant number of new GOV Common Shares in the Merger, it is expected that, immediately after the Merger is completed, based on the number of GOV Common Shares and SIR Common Shares outstanding as of the date of this joint proxy statement/prospectus, the GOV shareholders immediately prior to the Merger will own approximately 51.6% of the GOV Common Shares outstanding immediately after the Merger and the SIR shareholders immediately prior to the Merger will own approximately 48.4% of the GOV Common Shares outstanding immediately after the Merger, in each case without taking into account whether any of those GOV shareholders were also SIR shareholders at that time. Accordingly, after the Merger, the GOV shareholders immediately prior to the Merger will own a smaller proportion of the outstanding GOV Common Shares than the proportion of outstanding GOV Common Shares that they owned at that time and, as a result, they will have less influence on the management and policies of the combined company than they now have on the management and policies of GOV. Also, after the Merger, the SIR shareholders immediately prior to the Merger will own a smaller proportion of the outstanding GOV Common Shares than the proportion of outstanding SIR Common Shares that they owned at that time and, as a result, the SIR shareholders immediately prior to the Merger will have less influence on the management and policies of the combined company than they now have on the management and policies of SIR.

The future financial results of GOV will suffer if GOV does not effectively manage its expanded portfolio following the Merger.

        Following the Merger, GOV will have an expanded portfolio and operations and may continue to expand its operations through additional acquisitions and other strategic transactions. As a result, GOV will face competition for tenants in additional markets, may face new challenges in attracting and retaining tenants and will likely compete with more investors for acquisition opportunities. The future success of GOV will depend, in part, upon its ability to attract and retain tenants in these new markets, manage its expansion and disposition opportunities, integrate new operations into its existing business in an efficient and timely manner, successfully monitor its operations and costs, and maintain necessary internal controls. GOV cannot be sure that it will be able to maintain current rents and occupancy at the properties it acquires, that expansion, acquisition or disposition opportunities will be successful, or that GOV will realize any expected revenue enhancements or other benefits from such transactions.

Risks Relating to Taxation

GOV may incur adverse tax consequences if SIR has failed or fails to qualify for taxation as a REIT for United States federal income tax purposes.

        If SIR has failed or fails to qualify for taxation as a REIT for United States federal income tax purposes and the Merger is completed, GOV may inherit significant tax liabilities and could lose its qualification for taxation as a REIT should SIR's disqualifying activities continue after the Merger. Even if GOV retains its qualification for taxation as a REIT, if SIR does not qualify for taxation as a REIT for a taxable year before the Merger or for the taxable year that includes the Merger and if no relief is available, GOV will face serious tax consequences that could substantially reduce its cash available for distribution to its shareholders because:

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  GOV, as successor by merger to SIR, inherits any corporate income tax liabilities of SIR, including penalties and interest;

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  GOV would be subject to tax on the built-in gain on each asset of SIR existing at the Effective Time if GOV were to dispose of a SIR asset during a specified period (generally five years) following the Effective Time; and

  •
  GOV, as successor by merger to SIR, inherits any SIR earnings and profits and could be required to pay a special distribution and/or employ applicable deficiency dividend procedures (including interest payments to the United States Internal Revenue Service, or the IRS) to eliminate any earnings and profits accumulated by SIR for taxable periods for which SIR did not qualify for taxation as a REIT.

        As a result of these factors, SIR's failure before the Merger to qualify for taxation as a REIT could impair GOV's ability after the Merger to expand its business and raise capital, and could materially adversely affect the value of GOV Common Shares.

        Finally, if there is an adjustment to SIR's real estate investment trust taxable income or dividends paid deductions, GOV could elect to use the deficiency dividend procedure in respect of preserving SIR's REIT qualification. That deficiency dividend procedure could require GOV to make significant distributions to its shareholders and to pay significant interest to the IRS.

REITs are subject to a range of complex organizational and operational requirements.

        As REITs, each of GOV and SIR must distribute to its shareholders with respect to each taxable year at least 90% of its REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), without regard to the deduction for distributions paid and excluding net capital gain. A REIT must also meet certain requirements with respect to the nature of its income and assets and the ownership of its shares. For any taxable year that GOV or SIR fails to qualify for taxation as a REIT, it will not be allowed a deduction for distributions paid to its shareholders in computing taxable income, and thus would become subject to United States federal income tax as if it were a regular taxable corporation. In such an event, GOV or SIR, as the case may be, could be subject to potentially significant tax liabilities. Unless entitled to relief under certain statutory provisions, GOV or SIR, as the case may be, would also be disqualified from treatment as a REIT for the four taxable years following the year in which it lost its qualification, and dispositions of assets within five years after requalifying as a REIT could give rise to gain that would be subject to corporate income tax. If GOV or SIR failed to qualify for taxation as a REIT, the market price of GOV Common Shares may decline, and GOV may need to reduce substantially the amount of distributions to its shareholders because of its potentially increased tax liability.

A portion of a SIR shareholder's investment in SIR Common Shares may be returned to such shareholder as a taxable dividend.

        As a condition to the closing of the Merger, SIR has agreed, subject to the satisfaction or waiver of certain conditions, to declare and, at least one business day prior to the closing date of the Merger, pay the ILPT Distribution. The ILPT Distribution will be treated as a distribution by SIR to SIR shareholders in the amount of the fair market value of the ILPT Common Shares distributed. Because SIR expects the value of its total cash and other distributions for the taxable year in which the ILPT Distribution is paid to exceed its current and accumulated earnings and profits in such year, SIR expects that a portion of each cash or other distribution (including the ILPT Distribution) will be taxable to each SIR shareholder as a taxable dividend and a portion will be treated as a reduction in such shareholder's adjusted tax basis in its SIR Common Shares.

Risks Relating to an Investment in GOV Common Shares Following the Merger

Shareholder litigation against GOV or its trustees, officers, employees, managers or other agents may be referred to mandatory arbitration proceedings, which follow different procedures than in-court litigation and may be more restrictive to shareholders asserting claims than in-court litigation.

        Shareholders of GOV agree, by virtue of becoming shareholders, that they are bound by GOV's governing documents, including the arbitration provisions, as they may be amended from time to time. GOV's governing documents provide that actions by one or more GOV shareholders against GOV or any of its trustees, officers, manager or other agents, other than disputes, or any portion thereof, regarding the meaning, interpretation or validity of any provision of GOV's governing documents, will be referred to mandatory, binding and final arbitration proceedings if GOV, or any other party to such dispute, including any of GOV's trustees, officers, manager or other agents, unilaterally so demands. As a result, GOV shareholders would not be able to pursue litigation in state or federal court against GOV, its trustees, officers, employees, manager or other agents, including, for example, claims alleging violations of federal securities law or breach of fiduciary or similar trustee or officer duties under Maryland law in connection with the Merger or this joint proxy statement/prospectus, if GOV or any of its trustees, officers, employees, manager or other agents against whom the claim is made unilaterally demands the matter be resolved by arbitration. Instead, GOV shareholders would be required to pursue such claims through binding and final arbitration.

        GOV's governing documents provide that such arbitration proceedings would be conducted in accordance with the procedures of the commercial Arbitration Rules of the American Arbitration Association, as modified in the GOV Bylaws. These procedures may provide materially more limited rights to GOV shareholders than litigation in a federal or state court. For example, arbitration in accordance with these procedures does not include the opportunity for a jury trial, document discovery is limited, arbitration hearings generally are not open to the public, there are no witness depositions in advance of arbitration hearings and arbitrators may have different qualifications or experiences than judges. In addition, although GOV's arbitration provisions contemplate that arbitration may be brought in a representative capacity or on behalf of a class of shareholders, the rules governing such representation or class arbitration may be different from, and less favorable to shareholders than, the rules governing representative or class action litigation in courts. GOV's governing documents also generally provide that each party to such an arbitration is required to bear its own costs in the arbitration, including attorneys' fees, and that the arbitrators may not render an award that includes shifting of such costs or, in a derivative or class proceeding, award any portion of GOV's award to any shareholder or its attorneys. The arbitration provisions of GOV's governing documents may discourage GOV shareholders from bringing, and attorneys from agreeing to represent GOV shareholders wishing to bring, litigation against GOV, its trustees, officers, employees, manager or other agents.

        GOV believes that the arbitration provisions in its governing documents are enforceable under both state and federal law, including with respect to federal securities laws claims. While no court has specifically addressed the enforceability of provisions in the governing documents of U.S. public companies that require their shareholders to arbitrate federal securities law claims against them, the Supreme Court has repeatedly upheld agreements to arbitrate other federal statutory claims, including those that implicate important federal policies. However, some academics, legal practitioners and others are of the view that mandatory arbitration provisions are not enforceable with respect to federal securities laws claims. It is possible these provisions may ultimately be determined to be unenforceable.

        By agreeing to the arbitration provisions of GOV's governing documents, GOV shareholders will not be deemed to have waived compliance by GOV with federal securities laws and the rules and regulations thereunder.

The market price of GOV Common Shares may decline as a result of the Merger.

        The market price of GOV Common Shares may decline as a result of the Merger if GOV does not achieve the perceived benefits of the Merger or the effect of the Merger on GOV's financial results is not consistent with the expectations of financial or industry analysts.

        In addition, upon consummation of the Merger, GOV shareholders and SIR shareholders will own GOV Common Shares, and GOV will operate an expanded business with a different mix of properties, risks and liabilities. Current GOV shareholders and SIR shareholders may not wish to continue to invest in GOV as the combined company, or for other reasons may wish to dispose of some or all of their GOV Common Shares. If, following the Effective Time, large amounts of GOV Common Shares are sold, the price of GOV Common Shares could decline.

Following the Merger, the combined company will not continue to pay distributions at or above the rate currently paid by GOV or SIR.

        Following the Merger, GOV and SIR expect that the combined company's annual distribution will range between $0.50 and $0.60 per common share of beneficial interest (before giving effect to the one-for-four reverse stock split described above), based on a target payout ratio of 75% of the combined company's projected cash available for distribution, which is below GOV's current annualized distribution of $1.72 per share and SIR's current annualized distribution of $2.04 per share. The combined company may not be able to increase or maintain this expected distribution rate for various reasons, including the following:

  •
  the combined company may not have enough cash to pay such distributions due to capital spending requirements or changes in its cash requirements, cash flow or financial position;

  •
  decisions on whether, when and in what amounts to pay any future distributions will remain at all times entirely at the discretion of the combined company's board of trustees, which reserves the right to change its distribution practices at any time and for any reason, subject to applicable REIT requirements; and

  •
  any of the other risks described herein or in GOV's or SIR's Annual Report on Form 10-K for the year ended December 31, 2017.

        The timing, amount and form of any future combined company distributions will be determined at the discretion of the combined company's board of trustees, and the combined company's shareholders will have no contractual or other legal right to distributions that have not been declared by the combined company's board of trustees.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

        This joint proxy statement/prospectus, including information included or incorporated by reference in this joint proxy statement/prospectus, contains statements that constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Also, words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "will," "may" and negatives or derivatives of these or similar expressions are forward looking statements and any statements regarding the benefits of the Merger or the other Transactions, or GOV's or SIR's future financial condition, results of operations and business are also forward looking statements. Without limiting the generality of the preceding sentence, certain statements contained in this joint proxy statement/prospectus in the sections "The Merger—Background of the Merger and the Other Transactions" beginning on page 82, "The Merger—Recommendation of the GOV Board of Trustees and its Reasons for the Merger and the Other Transactions" beginning on page 93, "The Merger—Recommendation of the SIR Board of Trustees and its Reasons for the Merger and the Other Transactions" beginning on page 100 of this joint proxy statement/prospectus constitute forward looking statements. These forward looking statements are based upon GOV's and SIR's present intent, beliefs or expectations, but forward looking statements are not guaranteed to occur and may not occur.

        These forward looking statements are subject to a number of risks, uncertainties and assumptions, most of which are difficult to predict and many of which are beyond GOV's and SIR's control. These include the factors described above in "Risk Factors," as well as:

  •
  each company's success in implementing its business strategy and its ability to identify, underwrite, finance, complete and integrate diversifying acquisitions or investments or dispositions;

  •
  the nature and extent of future competition;

  •
  increases in each company's cost of borrowing as a result of changes in interest rates and other factors;

  •
  each company's ability to pay down, refinance, restructure and/or extend its indebtedness as it becomes due;

  •
  the ability and willingness of each company's tenants to renew their leases upon expiration of the leases and each company's ability to reposition its properties on the same or better terms in the event such leases expire and are not renewed by the tenants or in the event either company exercises its right to replace an existing tenant upon default;

  •
  the impact of any financial, accounting, legal or regulatory issues or litigation that may affect either company or its major tenants;

  •
  the outcome of any legal proceedings that have been, or may be, instituted against GOV, SIR or others following announcement of the Merger and the other Transactions;

  •
  risks associated with the ability to consummate the Merger and the other Transactions;

  •
  the risk that the anticipated benefits from the Merger may not be realized or may take longer to realize than expected, including due to the failure to obtain the required approvals of GOV shareholders and SIR shareholders;

  •
  unexpected costs or unexpected liabilities that may arise from the Merger or certain other Transactions, whether or not completed;

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or the failure to satisfy the closing conditions; and

  •
  each company's ability and willingness to maintain its qualification for taxation as a REIT due to economic, market, legal, tax or other considerations.

        The foregoing list of factors is not exhaustive. Additional information concerning these and other risk factors is contained in GOV's and SIR's respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2017, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other SEC filings, as such filings may be amended from time to time. All subsequent written and oral forward looking statements concerning GOV, SIR, the Merger and the other Transactions or other matters attributable to GOV or SIR or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Neither GOV nor SIR undertakes any obligation to update publicly any of these forward looking statements to reflect events or circumstances that may arise after the date of this joint proxy statement/prospectus.

        You should not place undue reliance on GOV's and SIR's forward looking statements.

        All forward looking statements, expressed or implied, included in this joint proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement as well as any cautionary statements included elsewhere in this joint proxy statement/prospectus, including in documents incorporated herein. This cautionary statement should also be considered in connection with any subsequent written or oral forward looking statements that GOV, SIR or persons acting on their behalf may issue.

        Except as otherwise required by law, GOV and SIR do not intend to update or change any forward looking statements as a result of new information, future events or otherwise. See also "Where You Can Find More Information" beginning on page 172 of this joint proxy statement/prospectus.

 INFORMATION ABOUT THE COMPANIES

Government Properties Income Trust

        GOV is a REIT organized under Maryland law that has qualified to be taxed as a REIT under the IRC. GOV primarily owns properties located throughout the United States that are majority leased to government tenants and office properties in the metropolitan Washington, D.C. market area that are leased to government and private sector tenants. GOV has no employees. Services which would otherwise be provided to GOV by employees are provided by RMR LLC, GOV's manager, and by GOV's managing trustees and officers.

        As of September 30, 2018, GOV wholly owned 105 properties (164 buildings) and had a noncontrolling ownership interest in two properties (three buildings) totaling approximately 0.4 million rentable square feet through two unconsolidated joint ventures in which GOV owned 50% and 51% interests. As of September 30, 2018, GOV's consolidated properties were located in 30 states and the District of Columbia and contained approximately 17.0 million rentable square feet, of which 42.0% was leased to the United States Government, 14.7% was leased to 13 state governments, 1.5% was leased to three other government tenants, 5.8% was leased to government contractor tenants, 29.3% was leased to various other non-governmental organizations and 6.7% was available for lease. As of September 30, 2018, GOV's consolidated properties had a weighted average (based on annualized rental income) remaining lease term of approximately 4.4 years. In the aggregate, government tenants were responsible for 62.5% of GOV's annualized rental income as of September 30, 2018. The above information does not give effect to the Other Asset Dispositions.

        As of September 30, 2018, GOV owned 24,918,421 SIR Common Shares, or approximately 27.8% of the SIR Common Shares outstanding as of such date. On October 9, 2018, as required by the Merger Agreement, GOV sold all 24,918,421 SIR Common Shares owned by GOV in an underwritten public offering.

        GOV's principal executive offices are located at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, and its telephone number is (617) 219-1440. GOV maintains a website at www.govreit.com where additional information regarding GOV can be found. The contents of that website are not incorporated by reference into, or otherwise a part of, this joint proxy statement/prospectus.

        Additional information about GOV and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 172 of this joint proxy statement/prospectus.

Select Income REIT

        SIR is a REIT organized under Maryland law that has qualified to be taxed as a REIT under the IRC. SIR owns properties that are primarily net leased to single tenants. SIR has no employees. Services which would otherwise be provided to SIR by employees are provided by RMR LLC, SIR's manager, and by SIR's managing trustees and officers.

        As of September 30, 2018, SIR's consolidated portfolio consisted of 368 buildings, leasable land parcels and easements with approximately 45.8 million rentable square feet that were approximately 95.8% leased (based on rentable square feet). As of September 30, 2018, SIR's consolidated properties were leased to 328 different tenants, with a weighted average (based on annualized rental income) remaining lease term of approximately 8.6 years. The above information is for SIR, on a consolidated basis, including ILPT.

        As of September 30, 2018, ILPT owned 269 buildings, leasable land parcels and easements with approximately 29.2 million rentable square feet, including 226 buildings, leasable land parcels and easements with approximately 16.8 million rentable square feet located on the island of Oahu, HI, and

43 buildings with approximately 12.4 million rentable square feet located in 25 other states. As of September 30, 2018, ILPT's properties were approximately 99.3% leased (based on rentable square feet) to 245 different tenants with a weighted average (based on annualized rental income) remaining lease term of approximately 10.9 years. These amounts are included in SIR's consolidated portfolio amounts described above.

        As of September 30, 2018, SIR owned 45,000,000 ILPT Common Shares, or approximately 69.2% of the outstanding ILPT Common Shares as of such date. As a condition to the closing of the Merger, subject to the satisfaction or waiver of certain conditions, SIR will declare and, at least one business day prior to the closing date of the Merger, pay the ILPT Distribution.

        SIR's principal executive offices are located at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, and its telephone number is (617) 796-8303. SIR maintains a website at www.sirreit.com where additional information regarding SIR can be found. The contents of that website are not incorporated by reference into, or otherwise a part of, this joint proxy statement/prospectus.

        Additional information about SIR and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 172 of this joint proxy statement/prospectus.

The Combined Company

        Based on GOV and SIR (excluding ILPT) properties owned as of September 30, 2018, and giving effect to the Other Asset Dispositions and the market price of GOV Common Shares as of November 7, 2018, the combined company is expected to own 160 properties (213 buildings) located in 38 states and the District of Columbia containing 30.2 million rentable square feet, and have undepreciated gross assets of $5.7 billion and total assets of $5.3 billion. As of September 30, 2018 and giving effect to the Other Asset Dispositions, these properties were 92% leased (based on rentable square feet) to 411 different tenants, and the average remaining lease term of these properties, weighted by annualized rental income, was 5.8 years, with leases expiring between 2018 and 2021 contributing approximately 29% of the combined company's annualized rental income.

        The combined company is expected to focus its investments in office properties primarily in markets that it believes have strong economic fundamentals to support growth, including (i) properties primarily leased to single tenants that are strategic to the tenants and which may include built-to-suit properties, corporate headquarters and buildings where tenants have invested meaningful capital, with a minimum remaining lease term of at least seven years and (ii) properties leased to government tenants, including single and multi-tenant buildings, with a focus on agencies that have high security needs or a mission strategic to the buildings' locations. The combined company is also expected to seek investments primarily in first generation buildings where it believes that there is a reasonably high likelihood of renewing the tenants in place and where it expects ongoing capital needs to be relatively modest when compared to older buildings.

        The combined company is expected to reduce its leverage over time from an expected ratio of debt to annualized adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, of approximately 7.1x upon completion of the Merger, after giving effect to the Other Asset Dispositions, to a targeted ranged of 6.0x to 6.5x. To achieve this leverage, following the completion of the Merger, the combined company may sell up to 23 properties (27 buildings) (in addition to the Other Asset Dispositions) that have been identified for potential sale that contain an aggregate of approximately 5.2 million rentable square feet and that GOV and SIR estimate have a value of approximately $750 million, based on GOV's and SIR's knowledge of the properties, local markets and multiples on projected cash flows. Such properties, however, have not yet been marketed for sale by either GOV or SIR and the combined company may not be able to sell these properties or may sell these properties at prices that are less than GOV's and SIR's estimates of sales prices. Alternatively, in lieu of selling such properties, the combined company may sell some or all of the approximately 2.8 million shares of class A common stock of RMR Inc. that it will own following completion of the Merger, though any such sale would be subject to the sole discretion and approval of the combined company's board of trustees. For more information, see "Risk Factors—Risks Relating to GOV after Consummation of the Merger and the Other Transactions—GOV may not complete its plan to sell contemplated assets to reduce its leverage and any failure to complete contemplated asset sales could adversely affect the combined company's credit profile."

Property Portfolio Information

Overview

        The following table sets forth an overview of the GOV, SIR (excluding ILPT) and combined company property portfolios, as of September 30, 2018, and giving effect to the Other Asset Dispositions:

	GOV	SIR (excluding ILPT)	Combined Company
Number of properties (buildings)	85 (114 buildings )	75 (99 buildings )	160 (213 buildings )
Number of rentable square feet	13.6 million	16.6 million	30.2 million
Percent of rentable square feet leased	94%	90%	92%
Percent of investment grade tenants (based on annualized rental income)(1)	75%	56%	66%
Leases expiring between 2018 and 2021	46%	11%	29%
Number of states (including District of Columbia) in which properties are located	31	28	39
Weighted average remaining lease term (in years, based on annualized rental income)	4.5	7.4	5.8
Percent of annualized rental income from top ten tenants	71%	40%	46%

(1)
Includes: (a) investment grade rated tenants; (b) tenants with investment grade rated parent entities that guarantee the tenant's lease obligations; and/or (c) tenants with investment grade rated parent entities that do not guarantee the tenant's lease obligations. For the combined company, tenants contributing 60.2% of annualized rental income were investment grade rated (or their payment obligations were guaranteed by an investment grade rated parent) and tenants contributing an additional 6.2% of annualized rental income were subsidiaries of an investment grade rated parent (although these parent entities are not liable for the payment of rents).

Tenant Creditworthiness

        The following table sets forth certain information regarding the GOV, SIR (excluding ILPT) and combined company property portfolios classified according to the creditworthiness of the respective tenants, expressed as a percentage of total annualized revenue, as of September 30, 2018:

Credit Rating	GOV	SIR (excluding ILPT)	Combined Company(2)
Investment Grade(1)	75%	56%	66%
Non-Investment Grade	7%	18%	12%
Not Rated	18%	26%	22%

Total	100%	100%	100%

(1)
Includes: (a) investment grade rated tenants; (b) tenants with investment grade rated parent entities that guarantee the tenant's lease obligations; and/or (c) tenants with investment grade rated parent entities that do not guarantee the tenant's lease obligations. For the combined company, tenants contributing 60.2% of annualized rental income were investment grade rated (or their payment obligations were guaranteed by an investment grade rated parent) and tenants contributing an additional 6.2% of annualized rental income were subsidiaries of an investment grade rated parent (although these parent entities are not liable for the payment of rents).

(2)
Amounts give effect to the Other Asset Dispositions. Amounts do not give effect to the $750 million of assets identified by GOV and SIR to be sold by the combined company following the closing of the Merger.

        The following table shows the top 20 tenants of the combined company, based on tenants of GOV and SIR (excluding ILPT) as of September 30, 2018 (dollars in thousands).

Top 20 Tenants	Credit Rating(1)	Annualized Rental Income(2)	% of Total Annualized Rental Income(2)
US Government	Investment Grade	$177,451	26.7%
State of California	Investment Grade	18,813	2.8%
Shook, Hardy & Bacon L.L.P.	Not Rated	18,307	2.8%
Bank of America Corporation	Investment Grade	15,457	2.3%
Noble Energy, Inc.	Investment Grade	14,479	2.2%
Andeavor	Investment Grade	13,809	2.1%
F5 Networks, Inc.	Not Rated	13,656	2.1%
WestRock Co.	Investment Grade	12,295	1.9%
CareFirst Inc.	Non Investment Grade	11,265	1.7%
Northrop Grumman Corporation	Investment Grade	10,374	1.6%
Tyson Foods, Inc.	Investment Grade	9,824	1.5%
Technicolor SA	Non Investment Grade	9,790	1.5%
Commonwealth of Massachusetts	Investment Grade	9,672	1.5%
Micro Focus International plc	Non Investment Grade	7,940	1.2%
ARRIS International plc	Non Investment Grade	7,485	1.1%
PNC Bank	Investment Grade	6,741	1.0%
State of Georgia	Investment Grade	6,727	1.0%
BAE Systems plc	Investment Grade	6,421	1.0%
ServiceNow, Inc.	Not Rated	6,140	0.9%
Allstate Insurance Co.	Investment Grade	6,038	0.9%

		$382,684	57.8%

(1)
Investment grade includes: (a) investment grade rated tenants; (b) tenants with investment grade rated parent entities that guarantee the tenant's lease obligations; and/or (c) tenants with investment grade rated parent entities that do not guarantee the tenant's lease obligations. On a combined basis, tenants contributing 60.2% of annualized rental income were investment grade rated (or their payment obligations to us were guaranteed by an investment grade rated parent) and tenants contributing an additional 6.2% of annualized rental income were subsidiaries of an investment grade rated parent (although these parent entities are not liable for the payment of rents).

(2)
Amounts give effect to the Other Asset Dispositions. Amounts do not give effect to the $750 million of assets identified by GOV and SIR to be sold by the combined company following the closing of the Merger.

Industry Diversification

        The following charts set forth certain information regarding the GOV, SIR (excluding ILPT) and combined company property portfolios classified according to the business of the respective tenants, expressed as a percentage of annualized rental income, as of September 30, 2018 and giving effect to the Other Asset Dispositions. Amounts do not give effect to the $750 million of assets identified by GOV and SIR to be sold by the combined company following the closing of the Merger.

Geographic Diversification

        The following charts set forth certain geographic concentration information regarding the GOV, SIR (excluding ILPT) and combined company property portfolios expressed as a percentage of annualized rental income, as of September 30, 2018 and giving effect to the Other Asset Dispositions. Amounts do not give effect to the $750 million of assets identified by GOV and SIR to be sold by the combined company following the closing of the Merger.

Rental Income Diversification

        The following charts set forth certain rental income concentration information regarding the GOV, SIR (excluding ILPT) and combined company property portfolios expressed as a percentage of annualized rental income, as of September 30, 2018 and giving effect to the Other Asset Dispositions. Amounts do not give effect to the $750 million of assets identified by GOV and SIR to be sold by the combined company following the closing of the Merger.

Lease Expirations

        The following charts set forth certain lease term expiration information regarding the GOV, SIR (excluding ILPT) and combined company property portfolios, as of September 30, 2018 and giving effect to the Other Asset Dispositions. Amounts do not give effect to the $750 million of assets identified by GOV and SIR to be sold by the combined company following the closing of the Merger.

Distributions

        Following the Merger, the combined company is expected to continue to declare and pay common share distributions on a quarterly basis in cash. As of the date of this joint proxy statement/prospectus, GOV and SIR expect that the combined company's annual dividend rate after the completion of the Merger will range between $0.50 and $0.60 per common share (before giving effect to the one-for-four reverse stock split described above), based on a target payout ratio of 75% of projected cash available for distribution after the proposed asset sales of up to $750 million. However, the timing, amount and form of future distributions will be determined at the discretion of the combined company's board of trustees and will depend upon various factors that such board of trustees deems relevant, including the combined company's results of operations and financial condition, the availability of debt and equity capital, expected future capital requirements and operating performance, the combined company's funds from operations, or FFO, and its normalized FFO, restrictive covenants in the combined company's financial or other contractual arrangements (including those in its credit agreement and senior unsecured notes indentures and their supplements), tax law requirements to maintain the combined company's qualification for taxation as a REIT, restrictions under Maryland law, and the combined company's expected needs for and availability of cash to pay its obligations and the relative success of property sales and/or the sale of class A common stock in RMR Inc. Therefore, neither GOV nor SIR can be sure that the combined company will continue to pay distributions in the future or that the amount of any distributions it does pay will be within the range described above.

DESCRIPTION OF GOV COMMON SHARES

        The following is a summary of the material terms of the GOV Common Shares. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read GOV's declaration of trust and the GOV Bylaws, copies of which have been filed with the SEC, each of which is incorporated by reference into this description. This summary is qualified in its entirety by those documents. See "Where You Can Find More Information" beginning on page 172 of this joint proxy statement/prospectus.

Shares Authorized

        GOV's declaration of trust authorizes GOV to issue up to an aggregate of 150,000,000 shares of beneficial interest, all of which are currently designated as common shares of beneficial interest, par value $.01 per share, or, as previously defined, the GOV Common Shares. As of November 14, 2018, there were 99,205,199 GOV Common Shares issued and outstanding. Prior to the consummation of the Merger, GOV plans to amend its declaration of trust to authorize GOV to issue up to 200,000,000 GOV Common Shares. As of the date of this joint proxy statement/prospectus, no other class or series of shares of beneficial interest has been established by GOV.

GOV Common Shares

        Subject to the preferential rights of any other class or series of shares which may be issued and to the ownership restrictions described below, all of the GOV Common Shares are entitled:

  •
  to receive distributions on the GOV Common Shares if, as and when authorized by the GOV board of trustees and declared by GOV out of assets legally available for distribution; and

  •
  to share ratably in GOV's assets legally available for distribution to GOV shareholders (as determined by the GOV board of trustees) in the event of GOV's liquidation, dissolution or winding up after payment of or adequate provision for all of GOV's known debts and liabilities.

        Subject to the provisions of GOV's declaration of trust regarding the restriction on the transfer of shares of beneficial interest, each GOV Common Share outstanding entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. GOV shareholders do not have cumulative voting rights in the election of trustees.

        Subject to the provisions of GOV's declaration of trust regarding classified or reclassified shares, GOV shareholders have no preference, conversion, exchange, sinking fund, redemption rights, appraisal rights, or preemptive rights to subscribe for any of GOV's securities.

Power to Reclassify GOV Common Shares, Increase Authorized Shares and Issue Additional Shares

        GOV's declaration of trust contains a provision permitting the GOV board of trustees, without any action by GOV's shareholders, to amend GOV's declaration of trust to increase or decrease the total number of shares of beneficial interest or the number of shares of any class or series that GOV has authority to issue. GOV's declaration of trust further authorizes the GOV board of trustees to reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of shares of GOV or any new class or series of shares created by the GOV board of trustees. GOV believes that giving these powers to the GOV board of trustees provides GOV with increased flexibility in structuring possible future financings and acquisitions and in meeting other business needs which might arise. Although the GOV board of trustees has no intention at the present time of doing so, it could authorize GOV to issue a class or series that could, depending upon the terms of the class or series, delay or prevent a change in control.

Restrictions on Ownership and Transfer of Shares

        GOV's declaration of trust provides that no person may own, or be deemed to own by virtue of applicable attribution provisions of the IRC, or beneficially own under Rule 13d-3 under the Exchange Act, more than 9.8% in value or number, whichever is more restrictive, of shares of any class or series of GOV's outstanding shares of beneficial interest, including GOV Common Shares. GOV's declaration of trust further prohibits (a) any person from beneficially or constructively owning GOV's shares if that ownership would result in GOV being "closely held" under Section 856(h) of the IRC or otherwise cause GOV to fail to qualify for taxation as a REIT and (b) any person from transferring GOV's shares if the transfer would result in GOV's shares being beneficially owned by fewer than 100 persons.

        The GOV board of trustees, in its discretion, may exempt a person, prospectively or retroactively, from the share ownership limitation if, in its discretion, it determines (1) the ownership of shares by such person would not result in GOV being "closely held" under Section 856(h) of the IRC or otherwise failing to qualify for taxation as a REIT; (2) such person does not and will not own, actually or constructively, an interest in one of GOV's tenants (or a tenant of any entity which GOV owns or controls) that would cause GOV to own, actually or constructively, more than a 9.8% interest in the tenant; (3) the ownership of shares in excess of the ownership limit pursuant to the exception requested would not cause a default under the terms of any contract to which GOV or any of GOV's subsidiaries are party or reasonably expect to become a party; and (4) the ownership of shares in excess of the ownership limit is in GOV's best interest. In connection with any requested exemption, the GOV board of trustees may require such rulings from the IRS or opinions of counsel as it deems advisable in order to determine or ensure GOV's qualification for taxation as a REIT and such representations, undertakings and agreements it deems advisable in order for it to make the foregoing determinations.

        In determining whether to grant an exemption, the GOV board of trustees may consider, among other factors, the following:

  •
  the general reputation and moral character of the person requesting an exemption;

  •
  whether the person's ownership of shares would be direct or through ownership attribution;

  •
  whether the person's ownership of shares would interfere with the conduct of GOV's business, including GOV's ability to acquire additional properties;

  •
  whether granting an exemption would adversely affect any of GOV's existing contractual arrangements or business policies;

  •
  whether the person to whom the exemption would apply has been approved as an owner by all regulatory or other governmental authorities that have jurisdiction over GOV; and

  •
  whether the person to whom the exemption would apply is attempting a change in control of GOV or to affect GOV's policies in a way in which the GOV board of trustees, in its discretion, considers adverse to GOV's or GOV's shareholders' best interests.

        Any attempted transfer of GOV's shares which, if effective, would result in GOV's shares being beneficially owned by fewer than 100 persons shall be void ab initio, and the intended transferee shall acquire no rights in such shares.

        If a person attempts a transfer of GOV's shares in violation of the other ownership limitations described above, then the GOV board of trustees is authorized and empowered to deem that number of shares which would cause the violation (a) to be automatically transferred to a charitable trust for the exclusive benefit of one or more charitable beneficiaries designated by GOV or (b) to the fullest extent provided by law, to be void ab initio. A transfer to the charitable trust will be deemed to be effective as of the close of business on the business day prior to the date of the GOV board of trustees' determination to have such transfer occur or at such other time determined by the GOV board of trustees. The prohibited owner will generally not acquire any rights in these excess shares (except to the extent provided below upon sale of the shares), will not benefit economically from ownership of any excess shares, will have no rights to distributions, will not possess any rights to vote and, to the extent permitted by law, will have no claim, cause of action or other recourse against the purported transferor of such shares. Subject to Maryland law, the trustee of the charitable trust will have the authority to rescind as void any vote cast by the proposed transferee prior to GOV's discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if GOV has already taken irreversible trust action, then the trustee will not have the authority to rescind and recast the vote. Any dividend or other distribution paid prior to GOV's discovery that shares have been transferred to the trust for the charitable beneficiary will be paid by the recipient to the trustee. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary.

        Unless otherwise directed by the GOV board of trustees, within 20 days after receiving notice from GOV that GOV's shares have been transferred to a charitable trust, or as soon thereafter as is practicable, the trustee will sell the shares and related rights held in the charitable trust to a person designated by the trustee whose ownership of the shares will not violate the ownership limitations set forth in GOV's declaration of trust. Upon this sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows:

  •
  the prohibited owner will receive the lesser of:

  o
  the net price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust, for example, in the case of a gift, devise or other similar transaction, the market price of the shares on the day of the event causing the shares to be transferred to the charitable trust, less GOV's and the charitable trustee's costs, expenses and compensation described below; and

  o
  the net sales proceeds received by the trustee from the sale or other disposition of the shares held in the charitable trust; and

  •
  any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid to the charitable beneficiary, less the costs, expenses and compensation of the charitable trust and trustee.

        If, prior to GOV's discovery that shares have been transferred to the charitable trust, a prohibited owner sells those shares, then:

  •
  those shares will be deemed to have been sold on behalf of the charitable trust; and

  •
  to the extent that the prohibited owner received an amount for those shares that exceeds the amount that the prohibited owner was entitled to receive from a sale by a trustee, the prohibited owner must pay the excess to the trustee upon demand.

        Also, GOV Common Shares held in the charitable trust will be deemed to have been offered for sale to GOV, or GOV's designee, at a price per share equal to the lesser of:

  •
  the price per share in the transaction that resulted in the transfer to the charitable trust or, in the case of a devise, gift or other similar transaction, the market price per share on the day of the event causing that transfer; and

  •
  the market price on the date GOV or GOV's designee accepts the offer.

        In either of the above cases, the price per share will be less GOV's and the charitable trustee's costs, expenses and compensation described below.

        GOV will have the right to accept the offer until the trustee has sold the GOV Common Shares held in the charitable trust. The net proceeds of the sale to GOV will be distributed to the prohibited owner in the amount determined pursuant to the above provisions.

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of any shares that will or may violate the foregoing share ownership limitations, or any person who would have owned shares that resulted in a transfer to a charitable trust, is required to immediately give written notice to GOV of such event, or, in the case of such a proposed or attempted transaction, give at least 15 days' prior written notice, and to provide to GOV such other information as GOV may request.

        Every owner of 5% or more of any class or series of GOV's shares is required to give written notice to GOV within 30 days after the end of each taxable year, and also within three business days after GOV so requests, stating the name and address of the owner, the number of shares of each class and series of GOV's shares which the owner beneficially owns and a description of the manner in which those shares are held. Any such owner who holds GOV's shares as nominee for another person who is required to include distributions on GOV's shares in his or her gross income (the actual owner) is required to give written notice to GOV stating the name and address of the actual owner and the number of each class and series of GOV's shares of the actual owner with respect to whom the holder of GOV's shares is nominee. Each shareholder is required to provide us with such information as we may request, in good faith, in order to determine GOV's qualification for taxation as a REIT, to determine GOV's compliance with other applicable laws or requirements of any governmental authority and compliance with such share ownership limitations.

        GOV's declaration of trust provides that the trustee of the charitable trust is entitled to reasonable compensation for its services, as determined by agreement between the GOV board of trustees and the charitable trustee, and is entitled to be indemnified for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations under GOV's declaration of trust. Any such compensation, costs and expenses may be funded from the charitable trust or by GOV and, if funded by GOV, GOV is entitled to reimbursement on a first priority basis from the charitable trust.

        GOV is also entitled, without limiting a shareholder's other obligations under GOV's declaration of trust and the GOV Bylaws, to collect from the charitable trust GOV's costs and expenses incurred in the process of enforcing the ownership limitations contained in GOV's declaration of trust.

        The restrictions in GOV's declaration of trust described above will not preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated interdealer quotation system. GOV's declaration of trust provides, however, that the fact that the settlement of any transaction occurs will not negate the effect of any of the foregoing limitations and any transferee in this kind of transaction will be subject to all of the provisions and limitations described above.

        All certificates evidencing GOV's shares and any share statements for GOV's uncertificated shares may bear legends referring to the foregoing restrictions.

        The restrictions on transfer in GOV's declaration of trust are intended to assist with REIT compliance under the IRC and otherwise to promote GOV's orderly governance. These restrictions do not apply to RMR LLC or its affiliates.

Transfer Agent and Registrar

        The transfer agent and registrar for the GOV Common Shares is Equiniti Trust Company.

Listing

        The GOV Common Shares are listed on Nasdaq under the symbol "GOV." GOV expects to change its ticker symbol to "OPI" following the merger of GOV Merger Sub with and into GOV. Approval of Nasdaq of the listing on Nasdaq of the GOV Common Shares to be issued in the Merger, subject to official notice of issuance, is a condition precedent to GOV's and SIR's obligations to consummate the Merger. GOV has agreed to take all necessary steps to cause such GOV Common Shares to be listed for trading on Nasdaq, subject to official notice of issuance.

ANTI-TAKEOVER PROVISIONS IN GOV'S DECLARATION OF TRUST, THE GOV BYLAWS AND UNDER MARYLAND LAW

Business Combinations

        The Maryland General Corporation Law, or MGCL, contains a provision which regulates business combinations with interested shareholders. This provision applies to REITs formed under Maryland law like GOV. Under the MGCL, business combinations such as mergers, consolidations, share exchanges, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities between a REIT formed under Maryland law and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Under the MGCL the following persons are deemed to be interested shareholders:

  •
  any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the trust's outstanding voting shares; or

  •
  an affiliate or associate of the trust who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting shares of the trust.

        After the five year prohibition period has ended, a business combination between a trust and an interested shareholder generally must be recommended by the board of trustees of the trust and must receive the following shareholder approvals:

  •
  the affirmative vote of at least 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust; and

  •
  the affirmative vote of at least two-thirds of the votes entitled to be cast by holders of voting shares other than shares held by the interested shareholder with whom or with whose affiliate or associate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

        The shareholder approvals discussed above are not required if the trust's shareholders receive the minimum price set forth in the MGCL for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.

        The foregoing provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by GOV's board of trustees prior to the time that the interested shareholder becomes an interested shareholder. A person is not an interested shareholder under the statute if the board of trustees approves in advance the transaction by which that shareholder otherwise would have become an interested shareholder. The board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by the board of trustees. GOV's board of trustees has adopted a resolution that any business combination between GOV and any other person is exempted from the provisions of the MGCL described in the preceding paragraphs, provided that the business combination is first approved by GOV's board of trustees, including the approval of a majority of the members of GOV's board of trustees who are not affiliates or associates of the interested shareholder. This resolution, however, may be altered or repealed in whole or in part at any time.

Control Share Acquisitions

        The MGCL contains a provision which regulates control share acquisitions. This provision applies to REITs formed under Maryland law like GOV. The MGCL provides that control shares of a REIT formed under Maryland law acquired in a control share acquisition have no voting rights except to the extent that the acquisition is approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by trustees who are employees of the trust. Control shares are voting shares, which, if aggregated with all other shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        An acquiror must obtain the necessary shareholder approval each time it acquires control shares in an amount sufficient to cross one of the thresholds noted above.

        Control shares do not include shares which the acquiring person is entitled to vote as a result of having previously obtained shareholder approval. The MGCL provides for certain exceptions from the definition of control share acquisition.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of the conditions set forth in the statute, including an undertaking to pay the expenses of the meeting, may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the matter at any shareholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the trust to redeem control shares is subject to conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute of the MGCL does not apply to the following:

  •
  shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction; or

  •
  acquisitions approved or exempted by a provision in the declaration of trust or bylaws of the trust adopted before the acquisition of shares.

The GOV Bylaws contain a provision exempting any and all acquisitions by any person of GOV Common Shares from the control share acquisition statute. This provision may be amended or eliminated at any time in the future.

Anti-Takeover Effect of GOV's Declaration of Trust, the GOV Bylaws and Maryland Law

        The following provisions in GOV's declaration of trust, the GOV Bylaws and Maryland law could delay or prevent a change in GOV's control:

  •
  the prohibition in GOV's declaration of trust of any shareholder other than an excepted holder, including RMR LLC and its affiliates, from owning more than 9.8% in value or in number, whichever is more restrictive, of any class or series of GOV's outstanding shares, including GOV Common Shares;

  •
  the division of GOV's trustees into three classes, with the term of one class expiring each year and, in each case, until a successor is elected and qualifies;

  •
  shareholder voting rights and standards for the election of trustees and other matters which generally require larger majorities for approval of actions which are not approved by GOV's trustees or for the election of trustees in contested elections than for actions which are approved by GOV's trustees or for the election of trustees in uncontested elections;

  •
  the authority of GOV's board of trustees, and not GOV's shareholders, to adopt, amend or repeal the GOV Bylaws and to fill vacancies on its board of trustees;

  •
  the fact that only GOV's board of trustees, or if there are no trustees, GOV's officers, may call shareholder meetings and that shareholders are not entitled to act without a meeting;

  •
  required qualifications for an individual to serve as a trustee and a requirement that certain of GOV's trustees be "managing trustees" and other trustees be "independent trustees";

  •
  limitations on the ability of, and various requirements that must be satisfied in order for, GOV's shareholders to propose nominees for election to GOV's board of trustees and propose other business to be considered at a meeting of GOV's shareholders;

  •
  the requirement that an individual trustee may be removed by GOV's shareholders, with cause, by the affirmative vote of holders of not less than 75% of GOV Common Shares entitled to vote in the election of trustees or, with or without cause, by the affirmative vote of not less than 75% of the remaining trustees;

  •
  the authority of GOV's board of trustees to adopt certain amendments to GOV's declaration of trust without shareholder approval, including the authority to increase or decrease the number of authorized shares, to create new classes or series of shares (including a class or series of shares that could delay or prevent a transaction or a change in GOV's control that might involve a premium for GOV's shares or otherwise be in the best interests of GOV's shareholders), to increase or decrease the number of shares of any class or series, and to classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of GOV shares or any new class or series of shares created by GOV's board of trustees;

  •
  the requirement that amendments to GOV's declaration of trust may be made only if approved by 60% of GOV's trustees (including 60% of GOV's independent trustees);

  •
  the business combination provisions of the MGCL, if the applicable resolution of GOV's board of trustees is rescinded or if GOV's board's approval of a combination is not obtained; and

  •
  the control share acquisition provisions of the MGCL, if the provision in the GOV Bylaws exempting acquisitions of GOV's shares from such provisions is amended or eliminated.

        In addition, GOV's agreement governing its revolving credit and term loan facilities, or its credit agreement, and its shareholders agreement with Affiliates Insurance Company each also contain change in control provisions and GOV's business and property management agreements with RMR LLC contain provisions that allow for termination for convenience and termination for a performance reason but require the payment of a termination fee, as further described in "Management Agreements."

        For all of these reasons, among others, GOV's shareholders may be unable to realize a change of control premium for any of GOV's shares they own or otherwise effect a change of GOV's policies.

 THE GOV SPECIAL MEETING

Date, Time and Place

        The GOV special meeting will be held on December 20, 2018, beginning at 1:00 p.m., local time, at Two Newton Place, 255 Washington Street, Suite 100, Newton, Massachusetts 02458, unless postponed to a later date or dates.

Purpose of the GOV Special Meeting

        At the GOV special meeting, GOV shareholders will be asked to consider and vote upon the following matters:

  •
  the GOV Share Issuance Proposal; and

  •
  the GOV Adjournment Proposal, if necessary or appropriate.

Recommendations of the GOV Board of Trustees

        After careful consideration, the GOV board of trustees, on September 14, 2018, unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement to which GOV or GOV Merger Sub is a party and declared the Merger Agreement and such other transactions to be fair and reasonable and advisable to, and in the best interests of, GOV.

        The GOV board of trustees unanimously recommends that GOV shareholders vote "FOR" the GOV Share Issuance Proposal and "FOR" the GOV Adjournment Proposal.

        For the factors considered by the GOV board of trustees in reaching its decision to approve the Merger Agreement and make the foregoing recommendations, see "The Merger—Recommendation of the GOV Board of Trustees and its Reasons for the Merger and the Other Transactions" beginning on page 93 of this joint proxy statement/prospectus.

GOV Record Date; Shares Entitled to Vote

        The GOV board of trustees has fixed the close of business on October 1, 2018 as the GOV Record Date. Only holders of record of GOV Common Shares at the close of business on the GOV Record Date are entitled to receive notice of, and to vote at, the GOV special meeting. As of the GOV Record Date, there were 99,205,199 GOV Common Shares issued and outstanding and entitled to vote at the GOV special meeting, held by approximately 212 holders of record.

        Each GOV Common Share is entitled to one vote on each of the GOV Share Issuance Proposal and the GOV Adjournment Proposal.

        As of the GOV Record Date, approximately 1.37% of the GOV Common Shares outstanding were beneficially owned by GOV's current trustees and executive officers and their affiliates. GOV currently expects that GOV's trustees and executive officers will vote their shares in favor of both of the proposals set forth above, although none has entered into any agreements obligating them to do so.

Quorum

        Shareholders who hold a majority of the total number of GOV Common Shares issued and outstanding on the GOV Record Date must be present or represented by proxy to constitute a quorum at the GOV special meeting. All GOV Common Shares represented at the GOV special meeting, including abstentions and broker non-votes (GOV Common Shares held by a broker, bank or other nominee that are represented at the meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal), if any, will be treated as present for purposes of determining the presence or absence of a quorum at the GOV special meeting.

Required Vote

        Approval of the GOV Share Issuance Proposal and the GOV Adjournment Proposal require the affirmative vote of at least a majority of all the votes cast by holders of outstanding GOV Common Shares entitled to vote at the GOV special meeting on such proposals.

        The approval of the GOV Share Issuance Proposal is a condition to the consummation of the Merger.

Abstentions and Broker Non-Votes

        If you are a GOV shareholder and you fail to instruct your broker, bank or other nominee on how to vote your GOV Common Shares, your broker, bank or other nominee may not vote your shares on any of the GOV proposals. This will have no effect on the GOV Share Issuance Proposal or the GOV Adjournment Proposal, assuming a quorum is present.

        If you are a GOV shareholder and fail to vote, it will have no effect on the GOV Share Issuance Proposal or the GOV Adjournment Proposal, assuming a quorum is present. If you are a GOV shareholder and abstain from voting, it will have no effect on the GOV Share Issuance Proposal or the GOV Adjournment Proposal.

Shares Held in Street Name

        If GOV shareholders hold GOV Common Shares in an account of a broker, bank or other nominee and they wish to vote such shares, they must return their voting instructions to the broker, bank or other nominee using the voting instruction form included with this joint proxy statement/prospectus.

        If GOV shareholders hold GOV Common Shares in an account of a broker, bank or other nominee and attend the GOV special meeting, they should bring a legal proxy from their broker, bank or other nominee identifying them as the beneficial owner of such GOV Common Shares and authorizing them to vote.

        GOV Common Shares held by brokers, banks or other nominees will NOT be voted unless such shareholders instruct such brokers, banks or other nominees how to vote.

Voting of Proxies

        A proxy card is enclosed. Please sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. You may also vote your shares by telephone or through the Internet, or by attending the special meeting and voting by ballot. Information and applicable deadlines for voting proxies by telephone or through the Internet are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the GOV Common Shares represented by it will be voted at the GOV special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.

        If a proxy is signed and returned without an indication as to how the Common Shares represented by the proxy are to be voted with regard to a particular proposal, the GOV Common Shares represented by the proxy will be voted in favor of each such proposal. As of the date hereof, GOV's management has no knowledge of any business that will be presented for consideration at the GOV special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Shareholders of

GOV. In accordance with the GOV Bylaws and the Maryland REIT Law, business transacted at the GOV special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the GOV special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their discretion on such matter.

        Your vote is important. Please sign and return the enclosed proxy card whether or not you plan to attend the GOV special meeting in person.

Revocability of Proxies or Voting Instructions

        If you are a holder of record of GOV Common Shares on the GOV Record Date, you can change your vote at any time before your proxy is voted at the GOV special meeting. You can do this in one of three ways:

  •
  you can send a signed notice of revocation;

  •
  you can grant a new, valid proxy bearing a later date; or

  •
  you can attend the GOV special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

        If you are a record holder and choose either of the first two methods, you must submit your notice of revocation or your new proxy to the secretary of GOV at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, no later than the beginning of the GOV special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording another vote using the telephone or Internet, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.

        If your GOV Common Shares are held by a broker, bank or other nominee, you must follow the instructions provided by the broker, bank or other nominee on how to change your instructions or change your vote.

Tabulation of the Vote

        GOV will appoint an Inspector of Elections for the GOV special meeting to tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

        GOV will pay the cost of soliciting proxies. GOV has engaged Morrow Sodali LLC, or Morrow, to assist it in the solicitation of proxies, for which GOV anticipates that it will pay Morrow an estimated fee of $20,000, plus reimbursement of expenses. Proxies may also be solicited, without additional compensation, by GOV's and SIR's trustees and executive officers, and by RMR LLC, its officers and employees and by RMR Inc.'s and its other subsidiaries' directors, officers and employees by mail, telephone or other electronic means or in person.

        GOV will request brokers, banks or other nominees to forward proxy materials to the beneficial owners of GOV Common Shares and to obtain their voting instructions. In accordance with the regulations of the SEC and Nasdaq, GOV will reimburse those firms for their expenses incurred in forwarding proxy materials to beneficial owners of GOV Common Shares.

 GOV PROPOSALS

GOV Proposal 1: The GOV Share Issuance Proposal

        If the Merger is consummated pursuant to the Merger Agreement, SIR shareholders will receive 1.04 GOV Common Shares for each SIR Common Share they own.

        Under the rules of Nasdaq, on which the GOV Common Shares are listed, GOV is required to obtain shareholder approval prior to the GOV Share Issuance if the number of GOV Common Shares to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of GOV Common Shares issued and outstanding immediately prior to the GOV Share Issuance. GOV expects that the aggregate number of GOV Common Shares that GOV will issue in the Merger if the Merger is consummated will exceed 20% of the GOV Common Shares issued and outstanding before such issuance, and therefore, GOV must obtain the approval of GOV shareholders for the GOV Share Issuance.

        Pursuant to the Merger Agreement, approval of this proposal is a condition to the completion of the Merger. If the proposal is not approved, the Merger will not be completed. In the event the GOV Share Issuance is approved by GOV shareholders, but the Merger Agreement is terminated (without the Merger being completed) prior to the GOV Share Issuance, GOV will not issue the GOV Common Shares to SIR shareholders in the Merger.

        GOV is asking GOV shareholders to approve the GOV Share Issuance Proposal.

Required Vote

        Approval of the GOV Share Issuance Proposal requires the affirmative vote of at least a majority of all the votes cast by holders of outstanding GOV Common Shares entitled to vote at the GOV special meeting on such proposal.

        The GOV board of trustees unanimously recommends that GOV shareholders vote "FOR" the approval of the GOV Share Issuance Proposal.

 GOV Proposal 2: The GOV Adjournment Proposal

        The GOV special meeting may be adjourned to another date, dates or place, if necessary or appropriate, to permit further solicitation of proxies to obtain additional votes in favor of the GOV Share Issuance Proposal. If, at the GOV special meeting, the number of GOV Common Shares present or represented and voting in favor of the GOV Share Issuance Proposal is insufficient to approve such proposal, GOV intends to move to adjourn the GOV special meeting to a later date or dates in order to enable the GOV board of trustees to solicit additional proxies. In addition, pursuant to the GOV Bylaws, the chairperson of the GOV special meeting may adjourn the GOV special meeting to a later date or dates, for any reason deemed necessary by the chairperson, without GOV shareholder approval.

        GOV is asking GOV shareholders to approve the GOV Adjournment Proposal if there are not sufficient votes to approve the GOV Share Issuance Proposal.

Required Vote

        Approval of the GOV Adjournment Proposal requires the affirmative vote of at least a majority of all the votes cast by holders of outstanding GOV Common Shares entitled to vote at the GOV special meeting on such proposal.

        The GOV board of trustees unanimously recommends that GOV shareholders vote "FOR" the GOV Adjournment Proposal.

THE SIR SPECIAL MEETING

Date, Time and Place

        The SIR special meeting will be held on December 20, 2018, beginning at 3:00 p.m., local time, at Two Newton Place, 255 Washington Street, Suite 100, Newton, Massachusetts 02458, unless postponed to a later date or dates.

Purpose of the SIR Special Meeting

        At the SIR special meeting, SIR shareholders will be asked to consider and vote upon the following matters:

  •
  the SIR Merger Proposal; and

  •
  the SIR Adjournment Proposal, if necessary or appropriate.

Recommendations of the SIR Board of Trustees

        After careful consideration, the SIR board of trustees, on September 14, 2018, unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement to which SIR is a party and declared the Merger Agreement and such other transactions to be fair and reasonable and advisable to, and in the best interests of, SIR.

        The SIR board of trustees unanimously recommends that SIR Shareholders vote "FOR" the SIR Merger Proposal and "FOR" the SIR Adjournment Proposal.

        For the factors considered by the SIR board of trustees in reaching its decision to approve the Merger Agreement and make the foregoing recommendations, see "The Merger—Recommendation of the SIR Board of Trustees and its Reasons for the Merger and the Other Transactions" beginning on page 100 of this joint proxy statement/prospectus.

SIR Record Date; Shares Entitled to Vote

        The SIR board of trustees has fixed the close of business on October 1, 2018 as the SIR Record Date. Only holders of record of SIR Common Shares at the close of business on the SIR Record Date are entitled to receive notice of, and to vote at, the SIR special meeting. As of the SIR Record Date, there were 89,550,528 SIR Common Shares issued and outstanding and entitled to vote at the SIR special meeting, held by approximately 2,386 holders of record.

        Each SIR Common Share is entitled to one vote on each of the SIR Merger Proposal and the SIR Adjournment Proposal.

        As of the SIR Record Date, approximately 1.92% of the SIR Common Shares outstanding were beneficially owned by SIR's current trustees and executive officers and their affiliates and 24,918,421 SIR Common Shares, or approximately 27.8% of the SIR Common Shares outstanding, were owned by GOV. SIR currently expects that SIR's trustees and executive officers will vote their shares in favor of both of the proposals set forth above, although none has entered into any agreements obligating them to do so. Pursuant to the Merger Agreement, GOV must vote its SIR Common Shares in favor of the proposals set forth above.

Quorum

        Shareholders who hold a majority of the total number of SIR Common Shares issued and outstanding on the SIR Record Date must be present or represented by proxy to constitute a quorum at the SIR special meeting. All SIR Common Shares represented at the SIR special meeting, including abstentions and broker non-votes (SIR Common Shares held by a broker, bank or other nominee that are represented at the meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal), if any, will be treated as present for purposes of determining the presence or absence of a quorum at the SIR special meeting.

Required Vote

        Approval of the SIR Merger Proposal requires the affirmative vote of at least a majority of all the votes entitled to be cast by holders of outstanding SIR Common Shares at the SIR special meeting on such proposal. Approval of the SIR Adjournment Proposal requires the affirmative vote of at least a majority of all the votes cast by holders of outstanding SIR Common Shares entitled to vote at the SIR special meeting on such proposals.

        The approval of the SIR Merger Proposal is a condition to the completion of the Merger.

Abstentions and Broker Non-Votes

        If you are a SIR shareholder and you fail to instruct your broker, bank or other nominee on how to vote your SIR Common Shares, your broker, bank or other nominee may not vote your shares on any of the SIR proposals. This will have the same effect as a vote against the SIR Merger Proposal, but it will have no effect on the SIR Adjournment Proposal, assuming a quorum is present.

        If you are a SIR shareholder and fail to vote, it will have the same effect as a vote against the SIR Merger Proposal, but it will have no effect on the SIR Adjournment Proposal, assuming a quorum is present. If you are a SIR shareholder and abstain from voting, it will have the same effect as a vote against the SIR Merger Proposal, but it will have no effect on the SIR Adjournment Proposal.

Shares Held in Street Name

        If SIR shareholders hold SIR Common Shares in an account of a broker, bank or other nominee and they wish to vote such SIR Common Shares, they must return their voting instructions to the broker, bank or other nominee using the voting instruction form included with this joint proxy statement/prospectus.

        If SIR shareholders hold SIR Common Shares in an account of a broker, bank or other nominee and attend the SIR special meeting, they should bring a legal proxy from their broker, bank or other nominee identifying them as the beneficial owner of such SIR Common Shares and authorizing them to vote.

        SIR Common Shares held by broker, bank or other nominee will NOT be voted unless such shareholders instruct such broker, bank or other nominee how to vote.

Voting of Proxies

        A proxy card is enclosed. Please sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. You may also vote your shares by telephone or through the Internet, or by attending the meeting and voting by ballot. Information and applicable deadlines for voting proxies by telephone or through the Internet are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the SIR Common Shares represented by it will be voted at the SIR special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.

        If a proxy is signed and returned without an indication as to how the Common Shares represented by the proxy are to be voted with regard to a particular proposal, the SIR Common Shares represented by the proxy will be voted in favor of each such proposal. At the date hereof, SIR's management has no knowledge of any business that will be presented for consideration at the SIR special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Shareholders of SIR. In accordance with the SIR Bylaws and the Maryland REIT Law, business transacted at the SIR special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the SIR special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their discretion on such matter.

        Your vote is important. Please sign and return the enclosed proxy card whether or not you plan to attend the SIR special meeting in person.

Revocability of Proxies or Voting Instructions

        If you are a holder of record of SIR Common Shares on the SIR Record Date, you can change your vote at any time before your proxy is voted at the SIR special meeting. You can do this in one of three ways:

  •
  you can send a signed notice of revocation;

  •
  you can grant a new, valid proxy bearing a later date; or

  •
  you can attend the SIR special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

        If you are a record holder and choose either of the first two methods, you must submit your notice of revocation or your new proxy to the secretary of SIR at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, no later than the beginning of the SIR special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording another vote using the telephone or Internet, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.

        If your SIR Common Shares are held by a broker, bank or other nominee, you must follow the instructions provided by the broker, bank or other nominee on how to change your instructions or change your vote.

Tabulation of the Vote

        SIR will appoint an Inspector of Elections for the SIR special meeting to tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

        SIR will pay the cost of soliciting proxies. SIR has engaged Morrow to assist it in the solicitation of proxies, for which SIR anticipates that it will pay Morrow an estimated fee of $20,000, plus reimbursement of expenses. Proxies may also be solicited, without additional compensation, by SIR and GOV's trustees and executive officers, and by RMR LLC, its officers and employees and by RMR Inc.'s and its other subsidiaries' directors, officers and employees by mail, telephone or other electronic means or in person.

        SIR will request brokers, banks or other nominees to forward proxy materials to the beneficial owners of SIR Common Shares and to obtain their voting instructions. In accordance with the regulations of the SEC and Nasdaq, SIR will reimburse those firms for their expenses incurred in forwarding proxy materials to beneficial owners of SIR Common Shares.

 SIR PROPOSALS

SIR Proposal 1: The SIR Merger Proposal

        SIR shareholders are being asked to approve the Merger and the other transactions contemplated by the Merger Agreement to which SIR is a party. For a summary and detailed information regarding this proposal to approve the Merger and such other transactions, see the information about the Merger Agreement and the Merger throughout this joint proxy statement/prospectus, including the information set forth in sections entitled "The Merger" beginning on page 82 and "The Merger Agreement" beginning on page 143 of this joint proxy statement/prospectus. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.

        Pursuant to the Merger Agreement, approval of this proposal is a condition to the completion of the Merger. If the proposal is not approved, the Merger will not be completed.

        SIR is asking SIR shareholders to approve the Merger and the other transactions contemplated by the Merger Agreement to which SIR is a party.

Required Vote

        Approval of the SIR Merger Proposal requires the affirmative vote of at least a majority of all the votes entitled to be cast by holders of outstanding SIR Common Shares at the SIR special meeting on such proposal.

        The SIR board of trustees unanimously recommends that SIR shareholders vote "FOR" the SIR Merger Proposal.

 SIR Proposal 2: The SIR Adjournment Proposal

        The SIR special meeting may be adjourned to another date, dates or place, if necessary or appropriate, to permit further solicitation of proxies to obtain additional votes in favor of the SIR Merger Proposal. If, at the SIR special meeting, the number of SIR Common Shares present or represented and voting in favor of the SIR Merger Proposal is insufficient to approve such proposal, SIR intends to move to adjourn the SIR special meeting to a later date or dates in order to enable the SIR board of trustees to solicit additional proxies. In addition, pursuant to the SIR Bylaws, the chairperson of the SIR special meeting may adjourn the SIR special meeting to a later date or dates, for any reason deemed necessary by the chairperson, without SIR shareholder approval.

        SIR is asking SIR shareholders to approve the adjournment of the SIR special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the SIR Merger Proposal.

Required Vote

        Approval of the SIR Adjournment Proposal requires the affirmative vote of at least a majority of all the votes cast by holders of outstanding SIR Common Shares entitled to vote at the SIR special meeting on such proposal.

        The SIR board of trustees unanimously recommends that SIR shareholders vote "FOR" the SIR Adjournment Proposal.

THE MERGER

        The following is a discussion of the Merger and the material terms of the Merger Agreement between GOV and SIR. You should carefully read the Merger Agreement in its entirety, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference into this joint proxy statement/prospectus.

Background of the Merger and the Other Transactions

        As part of their ongoing oversight, direction and management of GOV's business, the GOV board of trustees and GOV management regularly review and discuss GOV's respective performance, business plan, strategic direction and future growth prospects. These discussions have periodically, in the ordinary course of business, included the evaluation and consideration of a variety of strategic opportunities and their potential benefits and risks. In this regard, GOV's management has periodically considered the feasibility and attractiveness of one or more potential transactions between GOV and SIR, including consideration of whether a potential transaction would lead to a more efficient capital structure and facilitate unlocking other benefits for GOV. Since its acquisition of SIR Common Shares in 2014, GOV has considered various strategic alternatives to enhance value to GOV shareholders of the SIR Common Shares owned by GOV.

        As part of their ongoing oversight, direction and management of SIR's business, the SIR board of trustees and SIR management regularly review and discuss SIR's respective performance, business plan, strategic direction and future growth prospects. Consistent with the foregoing, in mid-2017, SIR determined to contribute its 226 industrial properties located in Hawaii and 40 additional industrial and logistics properties located in 24 other states to a new wholly owned subsidiary, ILPT, and to pursue the ILPT IPO. SIR anticipated that the ILPT IPO would unlock the value of ILPT's portfolio of Hawaii landholdings and mainland industrial properties, thereby enhancing value for SIR shareholders, and would also allow SIR to raise capital and reduce its ratio of debt to EBITDA, reduce SIR's leverage and help SIR to maintain its investment-grade rating. The ILPT IPO was completed on January 17, 2018. After its IPO, ILPT remained a consolidated subsidiary of SIR, with SIR owning 45,000,000 ILPT Common Shares, representing approximately 69.2% of the outstanding ILPT Common Shares. Since the completion of the ILPT IPO, SIR has considered various strategic alternatives to enhance value to SIR shareholders of the ILPT Common Shares owned by SIR.

        On May 16, 2018, at a regular meeting of the SIR board of trustees held in person following SIR's 2018 annual meeting of shareholders, at which S&W, in its capacity as SIR's regular corporate counsel, and members of SIR management were present, the SIR board of trustees engaged in a discussion with SIR management regarding SIR's financial and operating performance, including the performance of ILPT. SIR management discussed with the SIR board of trustees a potential combination transaction between SIR and GOV, which would be preceded by GOV's sale of all of the SIR Common Shares that GOV owns and SIR's distribution to its shareholders of all of the ILPT Common Shares that SIR owns. The SIR board of trustees discussed various potential benefits and challenges of such a transaction. In light of SIR's relationship and historical and continuing transactions with GOV and RMR LLC, including the following: that GOV is currently SIR's largest shareholder; that Mr. Adam D. Portnoy is a managing trustee of both GOV and SIR; that Mr. David M. Blackman serves as president and chief executive officer of both GOV and SIR and as a managing trustee of SIR; that Mr. Jeffrey P. Somers serves as an independent trustee of both GOV and SIR; and that RMR LLC provides management services to both GOV and SIR, the SIR board of trustees determined that further consideration of a potential combination would be by a special committee, comprised solely of the disinterested, independent trustees of SIR. The SIR board of trustees formed the SIR special committee, comprised of Donna D. Fraiche and William A. Lamkin, to explore, evaluate and negotiate a potential transaction with GOV on behalf of SIR, and to determine whether the terms of any such transaction are fair and reasonable and advisable to, and in the best interests of, SIR and, if and as the

SIR special committee may deem appropriate, recommend or determine not to recommend any such transaction for authorization and approval by the SIR board of trustees.

        Also on May 16, 2018, the SIR special committee appointed Ms. Donna D. Fraiche, a disinterested, independent trustee of SIR, as Chair of the SIR special committee and discussed the engagement of financial advisors and legal counsel in connection with the possible transactions between GOV and SIR. The SIR special committee discussed prior experience of the SIR board of trustees and Skadden, and considered the potential benefits of working with UBS and with Skadden in connection with the potential transaction. After these and further discussions regarding potential terms of the UBS engagement, the SIR special committee authorized and empowered Ms. Fraiche to engage UBS to act as financial advisor to the committee on its behalf and to negotiate the terms of such engagement. The SIR special committee also authorized and directed SIR management to seek to engage Skadden as counsel to SIR in connection with the potential transaction.

        Over several weeks following the May 16, 2018 meeting of the SIR board of trustees, Skadden, as corporate counsel to SIR, acting through the SIR special committee, had several calls with UBS to negotiate the proposed terms of the UBS engagement as exclusive financial advisor to the SIR special committee to assist the SIR special committee in its evaluation and negotiation of the potential transaction. On June 1, 2018, the SIR special committee and members of SIR management met via teleconference with representatives of UBS to discuss UBS' qualifications and credentials and on June 18, 2018, at the request of the SIR special committee, UBS provided a memorandum to the SIR special committee describing UBS' relationships with each of SIR, GOV, ILPT and RMR LLC. On June 21, 2018, Ms. Fraiche, on behalf of the SIR special committee, entered into the formal engagement agreement with UBS.

        On May 24, 2018, at a regular meeting of the GOV board of trustees held in person following GOV's 2018 annual meeting of shareholders, at which S&W, in its capacity as GOV's regular corporate counsel, and members of GOV management were present, the GOV board of trustees engaged in a discussion with GOV management regarding GOV's financial and operating performance and the GOV long-term strategy. GOV management discussed with the GOV board of trustees a potential combination transaction between GOV and SIR, which would be preceded by GOV's sale of all of the SIR Common Shares that GOV owns and SIR's distribution to its shareholders of all of the ILPT Common Shares that SIR owns. The GOV board of trustees discussed various potential benefits and challenges of such a transaction. The GOV board of trustees then engaged in a general further discussion of these matters with GOV management, during which, among other things, it was noted that the proposal was also presented to, and was being considered by, the SIR board of trustees. In light of GOV's relationship and historical and continuing transactions with SIR and RMR LLC, including the following: that GOV is currently SIR's largest shareholder; that Mr. Adam D. Portnoy is a managing trustee of both SIR and GOV; that Mr. David M. Blackman serves as president and chief executive officer of both SIR and GOV and as a managing trustee of SIR; that Mr. Jeffrey P. Somers serves as an independent trustee of both SIR and GOV; and that RMR LLC provides management services to both SIR and GOV, the GOV board of trustees determined that further consideration of a potential combination would be by a special committee, comprised solely of the disinterested, independent trustees of GOV. The GOV board of trustees formed the GOV special committee, comprised of Barbara D. Gilmore, John L. Harrington and Elena Poptodorova, to explore, evaluate and negotiate a potential transaction with SIR on behalf of GOV, and to determine whether the terms of any such transaction are fair and reasonable and advisable to, and in the best interests of, GOV and, if and as the GOV special committee may deem appropriate, recommend or determine not to recommend any such transaction for authorization and approval by the GOV board of trustees.

        Later on May 24, 2018, during an adjournment of the meeting of the GOV board of trustees, a meeting of the GOV special committee was held in person, at which representatives of S&W were present. During this meeting, the GOV special committee considered and discussed further the potential transaction between GOV and SIR and appointed Ms. Barbara D. Gilmore, a disinterested, independent trustee of GOV, as Chair of the GOV special committee and discussed the engagement of financial advisors and legal counsel in connection with the possible transactions between GOV and SIR. The GOV special committee discussed that Citi previously served as a financial advisor to the GOV board of trustees, including in connection with the FPO Acquisition and in connection with GOV's acquisitions in 2014 and 2015 of SIR Common Shares, and that S&W previously had served as counsel in all those transactions, among others, and considered the potential benefits of working with Citi and with S&W in connection with the potential transaction. After these and further discussions regarding potential terms of the Citi engagement, the GOV special committee authorized and empowered Ms. Gilmore to engage Citi on its behalf and to negotiate the terms of such engagement. The GOV special committee also authorized and directed GOV management to seek to engage S&W as counsel in connection with the potential transaction.

        Over several weeks following the May 24, 2018 meetings of the GOV board of trustees and GOV special committee, Ms. Gilmore and representatives of S&W, as counsel to GOV, acting through the GOV special committee, had several calls with representatives of Citi to review and discuss Citi's qualifications and credentials and to negotiate proposed terms of Citi's engagement as exclusive financial advisor to the GOV special committee to assist the GOV special committee in its evaluation and negotiation of the potential transaction. Citi was subsequently engaged by the GOV special committee to act as its exclusive financial advisor.

        On June 13 and June 14, 2018, representatives of S&W, Skadden, Saul Ewing Arnstein & Lehr LLP, or Saul Ewing, which had been separately engaged as Maryland counsel by the GOV special committee and the SIR special committee to represent GOV (acting through the GOV special committee) and SIR (acting through the SIR special committee), with respect to the potential transaction, and RMR LLC participated in a call to discuss various organizational matters related to the potential transaction and to discuss procedural and timing considerations.

        On the morning of July 16, 2018, the SIR board of trustees held a meeting in person attended by representatives of Skadden, Saul Ewing and UBS and members of SIR management, during which the representatives of UBS provided a preliminary overview of the potential combination transaction between SIR and GOV, including an overview of financial information for GOV, SIR and ILPT, and the SIR board of trustees, together with representatives of Skadden and UBS, discussed the potential benefits and risks of the transaction and other strategic opportunities SIR might consider.

        Immediately following that meeting of the SIR board of trustees, the SIR special committee met with representatives of Skadden and UBS, at which time the SIR special committee instructed Skadden and UBS to further evaluate the potential transaction. The SIR special committee requested that Skadden arrange a meeting of the SIR special committee with members of SIR management so that SIR management could provide additional information regarding the financial projections of SIR and GOV and GOV's real estate portfolio.

        On the afternoon of July 16, 2018, a joint meeting of the SIR board of trustees and the GOV board of trustees was held in person, at which representatives of Skadden, S&W, Saul Ewing and each company's management were present. At this meeting, the representatives of Saul Ewing provided a presentation regarding certain matters of Maryland law, including the duties of a member of the board of trustees of a Maryland REIT.

        Following the adjournment of the joint meeting on July 16, 2018, a meeting of the GOV board of trustees was held in person, at which representatives of S&W, Saul Ewing and Citi, as well as members of GOV management, were present. During the meeting, Citi discussed with the GOV board of trustees certain preliminary financial aspects of a potential combination transaction between GOV and SIR and potential strategic rationales for and considerations relating to the potential transaction. Also at this meeting, the GOV board of trustees discussed, with the assistance of Citi, a possible range of exchange ratios for the potential transaction and other financial matters relating to the potential transaction, including the Secondary Sale.

        Immediately following that meeting of the GOV board of trustees, a meeting of the GOV special committee was held in person, at which representatives of S&W, Saul Ewing and Citi were present. During the meeting, the GOV special committee directed Citi and Ms. Gilmore to proceed to negotiate, on behalf of the GOV special committee, directly with UBS regarding the exchange ratio for the potential transaction, within the range discussed at the meeting of the GOV board of trustees.

        Following these meetings, GOV's and SIR's respective legal and financial advisors received access to an electronic dataroom containing diligence materials and worked with members of each company's management on transaction diligence. During this process, representatives of S&W and Skadden, and members of GOV management and SIR management, respectively, discussed transaction diligence, including in the case of Skadden and members of SIR management, on conference calls held on August 8, 2018, August 13, 2018 and August 29, 2018.

        In response to the SIR special committee's request for a meeting with members of SIR management, on July 26, 2018, the SIR special committee met via teleconference with members of SIR management and representatives of Skadden and UBS. The SIR special committee and members of SIR management reviewed and discussed information regarding the five-year financial projections that had been provided to UBS and Citi by members of SIR and GOV management, respectively, in connection with the potential transaction and the process by which each company's financial projections were prepared. During this discussion, members of SIR management informed the SIR special committee that the projections provided to UBS and Citi were prepared in the ordinary course, primarily by asset managers and real estate service professionals. Members of SIR management also discussed and responded to questions regarding GOV's portfolio, including assumptions used in GOV's financial projections with respect to lease expirations, capital expenditures and expected rental rates.

        The following day, the SIR special committee held a meeting via teleconference to receive a presentation prepared by UBS analyzing the potential combination of GOV and SIR, including preliminary financial analyses of SIR (on a standalone basis excluding ILPT) and GOV. The other members of the SIR board of trustees and members of SIR management attended the initial part of this meeting to hear the UBS presentation. After the other members of the SIR board of trustees and members of SIR management left the meeting, the SIR special committee and the representatives of UBS discussed the range of exchange ratios implied by the UBS analysis and the financial effect on SIR shareholders of the proposed transaction with GOV at various exchange ratios. After due and careful consideration, the SIR special committee authorized UBS to contact Citi and propose an exchange ratio of 0.9 of one SIR Common Share for each GOV Common Share.

        On July 27, 2018, consistent with the directives of the SIR special committee and the GOV special committee, on behalf of the SIR special committee and the GOV special committee, respectively, representatives of UBS and representatives of Citi discussed possible exchange ratios for the potential combination of GOV and SIR during which UBS proposed an exchange ratio of 0.9 of one SIR Common Share for each GOV Common Share, or 1.1 GOV Common Shares for each SIR Common Share.

        Later on July 27, 2018, representatives of Citi and Ms. Gilmore discussed the initial proposed exchange ratio and, consistent with the discussions of the GOV special committee at its meeting held on July 16, 2018, Ms. Gilmore authorized Citi to contact UBS and counteroffer an exchange ratio of 0.9 of one GOV Common Share for each SIR Common Share.

        Following that conversation, on July 27, 2018, consistent with Ms. Gilmore's directives, on behalf of the GOV special committee, representatives of Citi contacted representatives of UBS and proposed an exchange ratio of 0.9 of one GOV Common Share for each SIR Common Share.

        At a meeting of the SIR special committee held via teleconference on July 28, 2018, at which representatives of Skadden and UBS were present, the representatives of UBS reviewed with the SIR special committee their discussions with representatives of Citi regarding an exchange ratio for the potential transaction with GOV. The representatives of UBS advised the SIR special committee that the GOV special committee, through Citi, had countered with a proposed exchange ratio of 0.9 of one GOV Common Share for each SIR Common Share. The SIR special committee then received and discussed a UBS presentation regarding the premium to SIR Common Shares and financial effect on SIR shareholders at various exchange ratios. After deliberation, the SIR special committee authorized the representatives of UBS to counteroffer an exchange ratio of 1.05 GOV Common Shares for each SIR Common Share. The SIR special committee also received a progress report from the representatives of Skadden on certain diligence matters.

        Following the SIR special committee meeting, on July 28, 2018, representatives of UBS contacted representatives of Citi and proposed an exchange ratio of 1.05 GOV Common Shares for each SIR Common Share.

        At a meeting of the GOV special committee held via teleconference on July 31, 2018, at which representatives of S&W and Citi were present, the representatives of Citi provided an update to the GOV special committee on negotiations with representatives of UBS regarding the exchange ratio for the potential transaction with SIR. Also at this meeting, Citi discussed with the GOV special committee certain updated preliminary financial aspects of the potential transaction between GOV and SIR. The representatives of Citi further reported that the SIR special committee, through representatives of UBS, had proposed an exchange ratio of 1.1 GOV Common Shares for each SIR Common Share, that representatives of Citi, at the direction of Ms. Gilmore and on behalf of the GOV special committee, had then counteroffered with a proposed exchange ratio of 0.9 of one GOV Common Share for each SIR Common Share, and that the SIR special committee subsequently counteroffered, through representatives of UBS, with an exchange ratio of 1.05 GOV Common Shares for each SIR Common Share. After discussion, the GOV special committee directed the representatives of Citi to contact UBS with a counteroffer of 1.03 GOV Common Shares for each SIR Common Share, but provided authorization to Ms. Gilmore and the representatives of Citi to agree to a final exchange ratio within a range of 1.03 to 1.05 GOV Common Shares for each SIR Common Share. The GOV special committee and the representatives of S&W and Citi also discussed various timing and procedural considerations, including that, with respect to the Secondary Sale, the record date for the SIR shareholder meeting to approve the potential transaction be set to occur prior to the completion of the Secondary Sale, and discussed other possible terms of the potential transaction.

        On July 31, 2018, following the GOV special committee meeting, consistent with the GOV special committee's directives, on behalf of the GOV special committee, representatives of Citi contacted representatives of UBS and proposed an exchange ratio of 1.03 GOV Common Shares for each SIR Common Share. Representatives of Citi also reviewed with representatives of UBS the possible terms of the potential transaction that had been discussed by the GOV special committee.

        At a meeting of the SIR special committee held via teleconference on August 1, 2018, at which representatives of Skadden and UBS were present, the representatives of UBS reported that representatives of Citi responded to the SIR special committee's exchange ratio counteroffer of 1.05 GOV Common Shares for each SIR Common Share with a proposed exchange ratio of 1.03 GOV Common Shares for each SIR Common Share. During this discussion, the SIR special committee also received a presentation from the representatives of UBS regarding the premium to SIR Common Shares and financial effect on SIR shareholders at various exchange ratios. Also during the August 1, 2018 meeting, the SIR special committee discussed with the representatives of Skadden and UBS the possible terms of the potential transaction that Citi had reviewed with UBS on July 31, 2018, including the request of the GOV special committee that the record date for the SIR shareholder meeting to approve the potential transaction be set to occur prior to the completion of the Secondary Sale.

Following further discussion and deliberation, the SIR special committee instructed UBS to propose a counteroffer of 1.04 GOV Common Shares for each SIR Common Share, noting the premium to SIR shareholders implied by such an exchange ratio.

        Following the August 1, 2018 SIR special committee meeting, representatives of UBS contacted representatives of Citi and proposed an exchange ratio of 1.04 GOV Common Shares for each SIR Common Shares. The representatives of Citi indicated that such exchange ratio was within the range previously authorized by the GOV special committee and that Ms. Gilmore and the representatives of Citi were authorized to agree, on behalf of the GOV special committee, to such exchange ratio, subject to the GOV special committee's final consideration and approval.

        Representatives of UBS reported by email to the SIR special committee the discussions with Citi and provided the SIR special committee with possible terms of the potential transaction as reviewed with UBS by Citi. The SIR special committee instructed UBS and Skadden that the proposed exchange ratio was acceptable and to continue work on the potential transaction.

        Later on August 1, 2018, a meeting of the GOV board of trustees was held via teleconference, at which representatives of GOV management, S&W and Citi were present. Ms. Gilmore and the representatives of Citi provided an update regarding the negotiations with UBS, on behalf of the SIR special committee, including with respect to the discussions between UBS and Citi earlier that day. The GOV board of trustees discussed the proposed exchange ratio and reached a consensus that it was acceptable and that the GOV special committee, S&W and Citi should continue to explore the potential transaction on the terms outlined and discussed at the meeting.

        Following the August 1, 2018 meetings, representatives of Skadden and S&W continued legal diligence reviews.

        On August 3, 2018, representatives of GOV, RMR LLC, S&W and Citi participated in an organizational call with respect to the status of various work streams implicated by the potential transaction, and agreed to have further similar calls on a weekly basis thereafter. On each of August 16, 2018, August 23, 2018, August 30, 2018, September 6, 2018 and September 13, 2018, similar calls were held among representatives of GOV, RMR LLC, S&W and Citi.

        Later on August 3, 2018, representatives of S&W and Skadden participated in a call to discuss potential transaction structures in light of various tax and other considerations.

        On August 7, 2018, representatives of S&W, Skadden and RMR LLC participated in a call to discuss various procedural and timing matters.

        On August 16, 2018, S&W distributed an initial draft of the Merger Agreement to Skadden. During the period from August 16, 2018 through September 14, 2018, the SIR special committee and Skadden exchanged drafts and mark-ups of drafts of the Merger Agreement and related agreements and documents, including exhibits and schedules, with the GOV special committee and S&W and engaged in lengthy negotiations of such agreements and documents.

        On August 22, 2018, the SIR special committee met via teleconference with representatives of UBS, Skadden and Saul Ewing. During this meeting, the SIR special committee reviewed and discussed key terms of the initial draft Merger Agreement prepared by S&W and the SIR special committee provided guidance to Skadden with respect to its position on key terms of the draft Merger Agreement. To facilitate these discussions, copies of the draft Merger Agreement and a list of its key terms were circulated to the SIR special committee in advance of the meeting. At the request of the SIR special committee, the representatives of Saul Ewing discussed certain matters of Maryland law with the SIR special committee.

        At the same meeting, the SIR special committee also received and discussed materials prepared by members of SIR management regarding the potential impact of the proposed transaction with GOV on incentive fees payable by SIR and GOV under their respective business management agreements with RMR LLC and materials prepared by RMR LLC regarding the estimated termination fees payable by SIR to RMR LLC upon a termination of SIR's business and property management agreements with RMR LLC upon consummation of the Merger. The SIR special committee and the representatives of Skadden discussed the termination of SIR's business and property management agreements with RMR LLC upon closing of the Merger and that RMR LLC had proposed to waive any termination fee payable upon such termination, as the combined company following the Merger would continue to be managed by RMR LLC. The SIR special committee discussed RMR LLC's position that it would not agree to waive the termination fee in connection with a competing proposal, superior proposal or any other transaction or arrangement. Additionally, the SIR special committee discussed the pro rata management and incentive fees payable by SIR upon termination of its management agreements and the calculation of the fees payable by GOV under its management agreements with RMR LLC following the Merger.

        Also during its August 22, 2018 meeting, the SIR special committee received a report from representatives of Skadden on transaction diligence and discussed materials prepared by management regarding the impact of the proposed transaction on outstanding unvested SIR Share Awards, which, by their terms, would accelerate in connection with the consummation of the Merger.

        Between August 22, 2018 and August 30, 2018, at the request of the SIR special committee, representatives of Skadden corresponded with members of SIR management regarding the vesting of outstanding SIR Share Awards in connection with the consummation of the Merger. During a meeting of the SIR special committee on the afternoon of August 30, 2018, representatives of Skadden reported to the SIR special committee that members of SIR management were agreeable to requesting that executive officers of SIR and RMR LLC waive their acceleration benefits in connection with the Merger, and suggested revising the "change in control" definition in the form of SIR share award agreements to provide that a merger involving SIR and another entity to which RMR LLC or its subsidiaries provide management or advisory services will not trigger accelerated vesting.

        On August 24, 2018, Skadden distributed to S&W initial comments to the August 16, 2018 draft Merger Agreement.

        At a meeting of the SIR special committee held via teleconference on August 27, 2018, at which representatives of Skadden were present, the SIR special committee received an update on changes to the draft Merger Agreement since the previous draft circulated and discussed its key terms with the representatives of Skadden. The representatives of Skadden and the SIR special committee discussed the circumstances under which the SIR board of trustees or the SIR special committee would be entitled to rely on a provision in the draft Merger Agreement to change its recommendation and/or terminate the Merger Agreement after receipt of a superior proposal from a third party. Following discussion, the SIR special committee requested that Skadden discuss certain questions with Maryland counsel regarding these provisions and report back to the committee the results of that discussion.

        On August 30, 2018, the SIR special committee met via teleconference to receive a report from representatives of Skadden regarding discussions with Maryland counsel about the circumstances in which the SIR board of trustees or the SIR special committee would be entitled to rely on a provision in the draft Merger Agreement to change its recommendation and/or terminate the Merger Agreement after receipt of a superior proposal from a third party. Following receipt of that report from the representatives of Skadden and further deliberation, the SIR special committee instructed Skadden to seek revision of the provision as drafted by S&W.

        Later on August 30, 2018, Skadden distributed additional comments to the draft Merger Agreement to S&W based on the SIR special committee meeting discussions earlier that day.

        On August 31, 2018, a meeting of the GOV special committee was held, at which representatives of S&W were present, to review and discuss key terms of the draft Merger Agreement. In advance of the meeting, a copy of the draft Merger Agreement circulated by Skadden on August 24, 2018, as well as a marked copy of that draft against S&W's August 16, 2018 draft, and a summary of key terms of the Merger Agreement, were circulated to the GOV special committee. S&W also summarized for the GOV special committee the proposed changes to the draft Merger Agreement reflected in the additional comments provided by Skadden on August 30, 2018. During the meeting, the GOV special committee gave input to S&W with respect to its position on various provisions of the Merger Agreement, including with respect to the treatment of ILPT for purposes of representations being made by SIR in the Merger Agreement, with respect to the definition of "superior proposals" and with respect to the GOV board of trustees' and SIR board of trustees' respective ability to change its recommendation and/or terminate the Merger Agreement in such circumstances, and with respect to the potential terms and timing of the Secondary Sale and the ILPT Distribution. The GOV special committee also considered information that had been provided in advance of the meeting regarding the potential vesting of outstanding SIR Share Awards in connection with the consummation of the Merger and estimated termination fees payable by SIR to RMR LLC upon a termination of SIR's business and property management agreements with RMR LLC upon consummation of the Merger, and discussed the possibility that the acceleration of the outstanding SIR Share Awards and estimated termination fees may be waived. The GOV special committee also reviewed information regarding Citi's relationships with each of GOV, SIR and RMR Inc. and its affiliated companies, which had been provided by Citi at the request of the GOV special committee and provided to the GOV special committee in advance of the meeting.

        Later on August 31, 2018, S&W distributed to Skadden comments to the draft Merger Agreement received from Skadden on August 30, 2018, which comments reflected the input from the GOV special committee at its earlier meeting.

        On September 4, 2018, representatives of S&W and Skadden participated in a call to review various open issues with respect to the draft Merger Agreement.

        On September 5, 2018, a meeting of the GOV special committee was held in person, at which representatives of S&W were also present. During this meeting, the representatives of S&W reviewed with the GOV special committee terms of the Merger Agreement that remained under negotiation, including with respect to the terms and timing of the Secondary Sale and the ILPT Distribution, the representations to be made by SIR with respect to ILPT in the draft Merger Agreement, and the parameters for and other applicable provisions related to "superior proposals."

        Later on September 5, 2018, representatives of S&W participated in separate calls with representatives of Citi and Skadden to discuss the terms of the Merger Agreement that remained under negotiation, including with respect to the terms and timing of the Secondary Sale and the ILPT Distribution.

        At a September 6, 2018 meeting of the SIR special committee held via teleconference, at which representatives of Skadden and UBS were present, the SIR special committee received an update on the August 31, 2018 draft of the Merger Agreement received from S&W and discussed certain key provisions with the representatives of Skadden and UBS, including with respect to the terms and timing of the Secondary Sale and the ILPT Distribution and the representations to be made by SIR with respect to ILPT in the draft Merger Agreement. To facilitate these discussions, a copy of the August 31, 2018 draft of the Merger Agreement provided by S&W and a list of certain key discussion items were circulated to the SIR special committee in advance of the meeting. Additionally, to assist the SIR special committee in assessing risk with respect to the success of the Secondary Sale, UBS presented a sensitivity analysis, which had been provided to the SIR special committee prior to the meeting, of the impact on the price of SIR Common Shares at various prices for GOV Common

Shares and the 1.04 exchange ratio. The SIR special committee also discussed with the representatives of Skadden the terms of a draft of the RMR LLC Letter Agreement and received a report from the representatives of Skadden on transaction diligence matters and preparations for the Secondary Sale. At this meeting, the SIR special committee provided guidance to Skadden on responding to the August 31, 2018 draft of the Merger Agreement.

        On September 7, 2018, Skadden distributed to S&W comments to the August 31, 2018 draft of the Merger Agreement.

        During the period from September 9, 2018 through September 13, 2018, the GOV special committee and representatives of S&W and the SIR special committee and representatives of Skadden engaged in negotiations to finalize the terms of the draft Merger Agreement, including with respect to the Secondary Sale and the ILPT Distribution. The representatives of S&W and Skadden continued to exchange drafts and mark-ups of the draft Merger Agreement and related agreements and documents, including exhibits and schedules.

        During the morning of September 13, 2018, a meeting of the GOV special committee was held via teleconference, at which representatives of S&W were present. During this meeting, the representatives of S&W reviewed with the GOV special committee proposed changes to certain key terms of the draft Merger Agreement since the prior meeting of the GOV special committee. The representatives of S&W also reported that certain matters related to the Secondary Sale and the ILPT Distribution remained under negotiation.

        Also on September 13, 2018, a SIR special committee meeting was held via teleconference, at which representatives of Skadden and UBS were present. During this meeting, the SIR special committee received and discussed a UBS presentation regarding normal course updates to GOV's five-year financial projections as provided by GOV management. The representatives of Skadden reported to the SIR special committee on the status of the draft Merger Agreement and related agreements and discussed with the SIR special committee the mutual conditions to closing regarding the Secondary Sale and the ILPT Distribution. The representatives of Skadden reported to the SIR special committee on tax considerations with respect to the timing of the ILPT Distribution and discussed the risk that the ILPT Distribution could be paid by SIR and the Merger not close. Following discussion and deliberation, the SIR special committee provided guidance to Skadden as to these provisions of the draft Merger Agreement.

        During the afternoon and evening of September 13, 2018, representatives of S&W, Skadden and Saul Ewing continued to finalize the draft Merger Agreement and related schedules and exhibits, and representatives of S&W and Skadden participated in several calls to negotiate matters related to the terms and timing of the Secondary Sale and the ILPT Distribution.

        During the morning of September 14, 2018, representatives of S&W and Skadden further negotiated matters related to the terms and timing of the Secondary Sale and the ILPT Distribution, and reached final agreement on these matters, subject to confirmation by the GOV special committee and SIR special committee. Ms. Gilmore and representatives of S&W had several calls during this time, and following final agreement with representatives of Skadden, S&W communicated the same to Ms. Gilmore and Citi.

        Later in the day on September 14, 2018, a meeting of the GOV board of trustees was held via teleconference, at which representatives of GOV management, S&W, Saul Ewing and Citi were present. Copies of the proposed Merger Agreement and related agreements and documents, a summary of the key terms of the Merger Agreement and other information related to the potential transaction were circulated to the GOV board of trustees in advance of the meeting. During this meeting, Ms. Gilmore reported on the various meetings, negotiations and other activities of the GOV special committee in connection with its consideration of the potential transaction with SIR. Ms. Gilmore also addressed the proposed transaction structure in relation to the expected tax treatment of the Merger and GOV's and SIR's outstanding indebtedness and the terms of the expected waiver by RMR LLC of its right to receive payment of termination fees under SIR's management agreements with RMR LLC that would otherwise be payable upon SIR's termination of the management agreements at closing of the potential transaction. The GOV board of trustees also received a summary of the material terms of the Merger Agreement. The GOV board of trustees also reviewed the various relationships and differing interests among GOV, SIR, RMR LLC and their respective trustees and officers. The GOV board of trustees also received a presentation from the representatives of Saul Ewing with respect to the duties of a member of the board of trustees of a Maryland REIT in the context of a business combination transaction and the standard of conduct required of trustees under Maryland law in connection with the potential transaction considering the various relationships and differing interests among GOV, SIR, RMR LLC and their respective trustees and officers. The GOV board of trustees, together with members of GOV management and representatives of Citi, discussed recent movements in the trading prices of GOV Common Shares and SIR Common Shares and the potential impact of such movements on the premium implied by the exchange ratio. After further discussion, the GOV board of trustees meeting was then temporarily adjourned.

        Following the adjournment of the GOV board of trustees meeting, the independent trustees of GOV and representatives of S&W and Saul Ewing then met in executive session to further review the activities and negotiations of the GOV special committee, the terms and conditions of the draft Merger Agreement and various considerations and rationales of the GOV special committee with respect to the potential transaction.

        After the executive session of the independent trustees of GOV, the meeting of the GOV board of trustees was reconvened with representatives of GOV management, S&W, Saul Ewing and Citi present. During this session, Citi reviewed with the GOV special committee and the GOV board of trustees Citi's financial analysis of the exchange ratio and rendered an oral opinion, confirmed by delivery of a written opinion dated September 14, 2018, to the GOV special committee to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the exchange ratio provided for pursuant to the Merger Agreement was fair, from a financial point of view, to GOV. The meeting of the GOV board of trustees then temporarily adjourned.

        Following the adjournment of the GOV board of trustees meeting, the GOV special committee met with representatives of S&W and Saul Ewing to discuss further various matters related to the potential transaction. Following these discussions, it was the consensus of the GOV special committee that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement to which GOV or GOV Merger Sub is a party, including the Secondary Sale, are fair and reasonable and advisable to, and in the best interests of, GOV, and the GOV special committee thereafter resolved to recommend to the GOV board of trustees, among other things, that the GOV board of trustees (i) approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement to which GOV or GOV Merger Sub is a party, including the Secondary Sale; (ii) direct that the GOV Share Issuance Proposal be submitted for consideration at the GOV special meeting; and (iii) recommend that the holders of GOV Common Shares vote in favor of approval of the GOV Share Issuance Proposal and include such recommendation in this joint proxy statement/prospectus. See "—Recommendation of the GOV Board of Trustees and its Reasons for the Merger and the Other Transactions" beginning on page 93 of this joint proxy statement/prospectus for a description of the reasons considered by the GOV board of trustees and the GOV special committee in approving the GOV Share Issuance Proposal.

        After the meeting of the GOV special committee, the meeting of the GOV board of trustees reconvened, with representatives of GOV management, S&W and Saul Ewing, and Ms. Gilmore reported the recommendation of the GOV special committee as to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement to which GOV or GOV Merger Sub is a party. After further discussion and deliberation, the independent trustees of GOV, followed by the GOV board of trustees, unanimously declared that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement to which GOV or GOV Merger Sub is a party are fair and reasonable and advisable to, and in the best interests of, GOV, and unanimously (i) approved, adopted and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement to which GOV or GOV Merger Sub is a party, including the Secondary Sale, (ii) directed that the GOV Share Issuance Proposal be submitted for consideration at a special meeting of GOV shareholders (and approved an increase in GOV's authorized shares of beneficial interest in connection therewith), and (iii) resolved to recommend that the holders of GOV Common Shares vote in favor of the approval of the GOV Share Issuance Proposal and to include such recommendation in this joint proxy statement/prospectus.

        Also on September 14, 2018, the SIR board of trustees held a meeting via teleconference to further consider the potential transaction, at which representatives of SIR management, Skadden, Saul Ewing and UBS were present. To facilitate these discussions, copies of the proposed Merger Agreement and related agreements and documents and a presentation prepared by Skadden on their key terms were circulated to the SIR board of trustees in advance of the meeting. At the meeting, the SIR board of trustees received an update on the process and deliberations of the SIR special committee and a presentation on a financial analysis of the Merger and the other Transactions from the representatives of UBS. The representatives of UBS also circulated to the SIR board of trustees in advance of the meeting an updated memorandum, dated as of September 13, 2018, prepared by UBS at SIR's request describing UBS' relationships with each of SIR, GOV, ILPT and RMR LLC. The SIR board of trustees also received a summary of the material terms of the Merger Agreement. The SIR board of trustees also reviewed the various relationships and differing interests among SIR, GOV, RMR LLC and their respective trustees and officers. The SIR board of trustees also received a presentation from the representatives of Saul Ewing with respect to the duties of a member of the board of trustees of a Maryland REIT in the context of a business combination transaction and the payment of dividends by a Maryland REIT under the MGCL. Following such discussion, the SIR board of trustees meeting was adjourned until later in the day.

        Following the adjournment of the SIR board of trustees meeting, the independent trustees of SIR and representatives of Skadden met in executive session to further discuss the Merger and the other Transactions and the SIR special committee's process with respect to evaluation and negotiation of the Merger and the other Transactions. During this meeting, the SIR special committee responded to questions regarding its deliberations and process and the representatives of Skadden discussed key points of negotiation and consideration for the SIR special committee and transaction diligence in connection with the Merger and the other Transactions.

        After the meeting of the independent trustees of SIR, the meeting of the SIR board of trustees was reconvened with representatives of SIR management, Skadden, Saul Ewing and UBS present. The representatives of UBS delivered to the SIR special committee and the SIR board of trustees UBS' oral opinion, which was subsequently confirmed by the delivery of a written opinion dated September 14, 2018, to the effect that, as of September 14, 2018, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in such opinion, the exchange ratio of 1.04 was fair, from a financial point of view, to the holders of SIR Common Shares (other than holders of excluded shares (as defined in the Merger Agreement)). Following delivery of the oral opinion of UBS, the representatives of UBS left the meeting. The SIR board of trustees meeting was then temporarily adjourned.

        Following the adjournment of the SIR board of trustees meeting, the SIR special committee met with representatives of Skadden and Saul Ewing to consider its recommendation to the SIR board of trustees with respect to the Merger and the other transactions contemplated by the Merger Agreement to which SIR is a party. After deliberation, the SIR special committee unanimously declared that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement to which SIR is a party are fair and reasonable and advisable to, and in the best interests of, SIR and unanimously recommended to the SIR board of trustees that the SIR board of trustees: (i) approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement to which SIR is a party and approve and adopt the form, terms and provisions of the Merger Agreement, including all exhibits and schedules thereto, including the RMR LLC Letter Agreement and the Registration Agreement, and SIR's entry into such agreements and the consummation of the transactions contemplated thereby; (ii) direct that the Merger and the other transactions contemplated by the Merger Agreement to which SIR is a party be submitted for consideration at a special meeting of SIR's shareholders convened for the purpose of considering the Merger and other transactions contemplated by the Merger Agreement to which SIR is a party; and (iii) recommend that the holders of SIR Common Shares entitled to vote thereon vote in favor of approval of the Merger and the other transactions contemplated by the Merger Agreement to which SIR is a party and include such recommendation in the joint proxy statement/prospectus. See "—Recommendation of the SIR Board of Trustees and its Reasons for the Merger and the Other Transactions" beginning on page 100 of this joint proxy statement/prospectus for a description of the reasons considered by the SIR board of trustees and the SIR special committee in approving the Merger and the other transactions contemplated by the Merger Agreement to which SIR is a party.

        After the meeting of the SIR special committee, the meeting of the SIR board of trustees was reconvened, with representatives of SIR management, Skadden and Saul Ewing present, and the SIR special committee reported its recommendation as to the Merger and the other transactions contemplated by the Merger Agreement to which SIR is a party. After further discussion and deliberation, the independent trustees of SIR, followed by the SIR board of trustees, unanimously declared that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement to which SIR is a party are fair and reasonable and advisable to, and in the best interests of, SIR and unanimously (i) approved, subject to approval by SIR shareholders, the Merger and the other transactions contemplated by the Merger Agreement to which SIR is a party and approved and adopted the form, terms and provisions of the Merger Agreement, including all exhibits and schedules attached thereto, including the RMR LLC Letter Agreement and the Registration Agreement; (ii) directed that the Merger and the other transactions contemplated by the Merger Agreement to which SIR is a party be submitted for consideration at a special meeting of SIR shareholders convened for the purpose of considering the Merger and the other transactions contemplated by the Merger Agreement to which SIR is a party; and (iii) recommended that holders of SIR Common Shares entitled to vote thereon vote in favor of approval of the Merger and the other transactions contemplated by the Merger Agreement to which SIR is a party.

        During the evening of September 14, 2018, representatives of SIR and GOV, together with their respective legal advisors, finalized the Merger Agreement and related agreements and documents. Late that evening, SIR and GOV executed and delivered the Merger Agreement and the Registration Agreement, and SIR and RMR LLC executed the RMR LLC Letter Agreement.

        On September 17, 2018, prior to the opening of Nasdaq, GOV and SIR issued a joint press release announcing the Merger and the other Transactions and related presentation, and filed their respective Current Reports on Form 8-K with the SEC. Later that morning, representatives of GOV management and SIR management hosted a joint conference call to discuss the Merger and the other Transactions.

Recommendation of the GOV Board of Trustees and its Reasons for the Merger and the Other Transactions

        The decision of the GOV special committee to recommend that the GOV board of trustees approve, and the decision of the GOV board of trustees to approve, the Merger and the other transactions contemplated by the Merger Agreement to which GOV is a party and GOV's entry into the Merger Agreement, was the result of careful consideration by the GOV special committee and the GOV board of trustees of numerous factors, including the following material factors:

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  Meaningful Increases in Portfolio Scale, Quality and Geographic Scope.  The Merger would result in a combined company with significantly increased scale as compared to GOV or SIR on a standalone basis, increasing the size and scale of GOV's portfolio from 85 to 160 properties (114 to 213 buildings) and total rentable square footage from 13.6 million square feet to 30.2 million square feet, based on properties owned or subject to a binding purchase agreement as of September 30, 2018(1). In addition, the Merger would expand GOV's presence from 31 to 39 states (including the District of Columbia). The combined company is expected to become a leading national office REIT with greater scale and broader growth potential focused on properties primarily leased to single tenants and those with high credit quality characteristics such as government tenants.

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  Simplified Corporate Structure.  Following completion of the Merger and the other Transactions, the combined company will operate under a simplified corporate structure without cross-ownership among GOV, ILPT and SIR, which is expected to provide greater business clarity to investors and reduce co-dependence on financial results among the companies, all of which is expected to eliminate distraction to management, increase flexibility and enhance shareholder value.

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  Enhanced Diversification.  The combined company is expected to have enhanced tenant diversification, which is expected to augment the strength and stability of GOV's portfolio. Based on leases of properties owned, as of September 30, 2018, the top ten tenants comprised 46% of the annualized rental income of the combined portfolios of GOV and SIR(1), a decrease of 24 points from 71% of the annualized rental income for GOV on a standalone basis. In addition, the combined portfolios of GOV and SIR will provide greater tenant industry and geographic diversification for the combined company.

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  Enhanced Financial Strength and Flexibility.   As a result of the combined company's larger size and scale and enhanced financial metrics, it is expected that, after the Merger, through opportunistic asset sales, the combined company may be better positioned to maintain an investment grade rating, decrease leverage and obtain improved financing terms and a lower cost of debt and equity capital.

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  Increased Funds from Operations.  Based on certain financial assumptions, including the Secondary Sale, the Merger is expected to be modestly accretive to GOV's normalized FFO per share.

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  Increased Cash Available for Distribution.   Based on certain financial assumptions, including expected high capital expenditures by GOV in connection with lease expirations in the next few years and the Secondary Sale, the Merger is expected to be significantly accretive to GOV's cash available for distribution per share.

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  Higher Dividend.  Based on certain financial assumptions, including the Secondary Sale, the combined company's shareholders are expected to receive a significantly higher dividend following the Merger than GOV shareholders may receive in the future if the Merger does not occur.

(1)
Amounts give effect to the ILPT Distribution and the Other Asset Dispositions. Amounts do not give effect to the $750 million of assets identified by GOV and SIR to be sold by the combined company following the closing of the Merger.

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  Resets Dividend Payout Ratio.  The combined company is expected to target a 75% cash available for distribution payout ratio, which will be a more sustainable level and will provide the combined company with greater financial flexibility than GOV's current dividend payout ratio on a standalone basis.

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  Extended Remaining Lease Terms.  The Merger is expected to extend the weighted average lease term and better ladder the lease expiration schedule of the combined company as compared to GOV's current portfolio, as well as mitigate the high annual capital leasing needs of GOV's current portfolio. Based on properties owned, as of September 30, 2018, and giving effect to the ILPT Distribution and the Other Asset Dispositions, the weighted average lease term of the combined portfolios of GOV and SIR was 5.8 years, weighted by annualized rental income, as compared to a weighted average lease term of 4.5 years, weighted by annualized rental income, for GOV on a standalone basis.

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  Continuity of Ownership.  GOV shareholders are expected to own 51.6% of the outstanding shares of the combined company immediately following the completion of the Merger and will continue to participate in potential future growth of the combined company, including any potential growth as a result of its increased size, enhanced portfolio metrics and broader business strategy.

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  Opportunity for Cost Synergies.  The Merger combines two complementary portfolios with similar business strategies and investment focus, enabling the combined company to realize cost synergies and expense savings, which are currently expected to be approximately $3.1 million annually, including as a result of reduced corporate general and administrative costs, reduced SEC filing requirements and other cost savings as a result of maintaining one public company rather than two.

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  Efficient Integration of Businesses.  GOV and SIR share certain members of management and are each managed by RMR LLC. The combined company will continue to be managed by RMR LLC and this continuity of management is expected to simplify and accelerate the process of integration following the Merger.

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  Familiarity with Businesses.  The GOV special committee and the GOV board of trustees' understanding of the information concerning GOV's and SIR's respective businesses, financial performance, conditions, operations, management, competitive positions, prospects and share performance, including GOV management's familiarity with SIR and its assets, liabilities, earnings, financial condition, business and prospects confirmed its positive view of SIR's business and supported the GOV board of trustees' determination that the combined company would have a strong foundation for future performance.

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  RMR LLC Waiver Agreement.  RMR LLC has agreed to waive its right to receive payment of termination fees in the amount of approximately $321.0 million that would otherwise be payable upon SIR's termination of the RMR LLC management agreements at the closing of the Merger, thus eliminating an expense that GOV would otherwise have to assume in connection with the Merger.

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  Waiver of Accelerated Vesting.  SIR's executive officers and RMR LLC's executive officers have waived their right to accelerated vesting of their outstanding unvested SIR Share Awards upon completion of the Merger. Instead, upon completion of the Merger, those outstanding awards will be exchanged for GOV Common Share awards with comparable vesting terms, thus continuing to provide incentives to recipients of those awards.

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  Likelihood of Completion.  The GOV special committee and the GOV board of trustees considered the commitment of both parties to complete the Merger and the other Transactions in a timely manner pursuant to their respective obligations under the Merger Agreement, the perceived benefits to GOV of the Merger and the other Transactions and GOV's obligation to vote its approximate 27.8% ownership interest in SIR as of the SIR Record Date in favor of the SIR Merger Proposal.

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  Likelihood of Alternatives.  In consultation with its legal and financial advisors, the GOV special committee and the GOV board of trustees considered the likelihood of other potential counterparties emerging who would propose to engage in a transaction with GOV that would be more favorable to GOV shareholders than the Merger and the other Transactions and also considered that, should such another party emerge and make a superior offer, GOV would be able to terminate the Merger Agreement to accept such superior proposal without paying a termination fee, subject to compliance with the applicable provisions of the Merger Agreement (for more information, see "—Background of the Merger and the Other Transactions" beginning on page 82 and "The Merger Agreement—Termination of the Merger Agreement—Termination by GOV" beginning on page 160 of this joint proxy statement/prospectus).

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  Opinion of Financial Advisor.  The GOV special committee and the GOV board of trustees considered the opinion of Citi, dated September 14, 2018, to the GOV special committee as to the fairness, from a financial point of view and as of the date of the opinion, to GOV of the exchange ratio provided for pursuant to the Merger Agreement, which opinion was based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, as more fully described in the section entitled "—Opinion of Financial Advisor to the GOV Special Committee" beginning on page 106 of this joint proxy statement/prospectus.

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  The Terms and Conditions of the Merger Agreement.  The GOV special committee and the GOV board of trustees considered the terms and conditions of the Merger Agreement, including:

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  the fixed exchange ratio;

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  the provision that, as a condition to the closing of the Merger, GOV would sell, for cash consideration, all of the SIR Common Shares beneficially owned by GOV on terms and conditions the GOV board of trustees (or an authorized committee thereof) deems reasonably advisable;

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  the provision that, as a condition to the closing of the Merger, subject to the satisfaction or waiver of certain conditions, including receipt of the required SIR and GOV shareholder approvals pursuant to the Merger Agreement, SIR will declare and, at least one business day prior to the closing date of the Merger, pay the ILPT Distribution;

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  the provisions permitting GOV, prior to receiving GOV shareholder approval for the GOV Merger Proposal, to furnish non-public information to, and engage in discussions with, a third party that makes an unsolicited proposal to engage in a competing transaction that constitutes or is reasonably likely to result in a superior proposal, provided that GOV provides any non-public information shared with such third party to SIR concurrently (for more information, see "The Merger Agreement—Covenants and Agreements—No Solicitation; Change in Recommendation" beginning on page 151 of this joint proxy statement/prospectus);

  •
  the provisions permitting the GOV board of trustees (or an authorized committee thereof), prior to receiving GOV shareholder approval for the GOV Merger Proposal, under certain circumstances, to withhold, withdraw, modify or qualify its recommendation with respect to the Merger and the other Transactions and/or terminate the Merger Agreement and enter into a definitive agreement for a transaction that constitutes a superior proposal if the GOV board of trustees (or an authorized committee thereof) receives an unsolicited proposal to engage in a business combination transaction that, in the good faith determination of the

      GOV board of trustees (or an authorized committee thereof), after consultation with its outside legal counsel and financial advisors, constitutes a transaction that, if completed, would be more favorable to GOV shareholders than the Merger (for more information, see "The Merger Agreement—Covenants and Agreements—No Solicitation; Change in Recommendation" beginning on page 151 and "The Merger Agreement—Termination of the Merger Agreement—Termination by GOV" beginning on page 160 of this joint proxy statement/prospectus);

    •
    the provisions permitting the GOV board of trustees (or an authorized committee thereof), prior to receiving GOV shareholder approval for the GOV Merger Proposal, under certain circumstances, to withhold, withdraw, modify or qualify its recommendation with respect to the Merger and the other Transactions in the event of a material change, event, effect, occurrence, consequence or development that was not known and not reasonably foreseeable by the GOV board of trustees or such committee as of the date of the Merger Agreement (for more information, see "The Merger Agreement—Covenants and Agreements—No Solicitation; Change in Recommendation" beginning on page 151 of this joint proxy statement/prospectus);

    •
    that, in the event the GOV board of trustees (or an authorized committee thereof) withholds, withdraws, modifies or qualifies its recommendation with respect to the Merger and the other Transactions in a manner that is permitted by the Merger Agreement, GOV is not required to hold a meeting of its shareholders to approve the Merger;

    •
    that no termination fee is payable upon termination of the Merger Agreement by either party in accordance with its terms; and

    •
    the fact that the GOV Share Issuance is subject to the approval of GOV's shareholders.

        The GOV special committee and the GOV board of trustees also considered the following potentially negative factors in its deliberations:

  •
  the risk that GOV (or, following the Merger, the combined company) may not fully realize the anticipated strategic benefits and operational efficiencies or other anticipated benefits of the Merger within the expected timeframe or not realize them at all;

  •
  the possible disruption to and limitations on GOV's or SIR's business and operations that may result from the announcement of the Merger and the other Transactions;

  •
  the terms of the Merger Agreement regarding the restrictions on the operation of GOV's business during the period between the date of the Merger Agreement and completion of the Merger;

  •
  the terms of the Merger Agreement that limit the ability of GOV to solicit, initiate or knowingly facilitate or knowingly encourage competing acquisition proposals and to furnish non-public information to, or engage in discussions or negotiations with, a third party interested in pursuing an alternative business combination transaction (for more information, see "The Merger Agreement—Covenants and Agreements—No Solicitation; Change in Recommendation" beginning on page 151 of this joint proxy statement/prospectus);

  •
  the Merger Agreement's provisions permitting SIR to terminate the Merger Agreement to enter into a definitive agreement with respect to a superior proposal;

  •
  the risk that GOV's or SIR's financial profile could change between the date of the Merger Agreement and completion of the Merger (including as a result of actions taken in accordance with the Merger Agreement), which could impact the value of the combined company's common shares;

  •
  the possibility that the Merger may not be completed or may be unduly delayed because conditions to closing may not be satisfied or waived, including:

  •
  the condition that SIR shareholders approve the SIR Merger Proposal;

  •
  the condition that GOV shareholders approve the GOV Share Issuance Proposal;

  •
  the condition that GOV effect the Secondary Sale, which condition was satisfied on October 9, 2018;

  •
  the condition that SIR declare and, at least one business day prior to the closing date of the Merger, pay the ILPT Distribution, subject to the satisfaction of the other mutual closing conditions and the condition that no event, change, effect or development has occurred that has had, or would reasonably be expected to have, a material adverse effect for either GOV or SIR; and

  •
  other conditions that are outside of GOV's control;

  •
  if the Merger is not completed, the resulting public announcement of termination of the Merger Agreement could have an adverse effect on:

  •
  the market price of GOV Common Shares;

  •
  GOV's operating and financial results, particularly in light of the costs incurred in connection with the Transactions; and

  •
  GOV's ability to attract and close other investment opportunities;

  •
  GOV owned a significant number of SIR Common Shares and its ability to complete the Secondary Sale of all of those shares as required by the Merger Agreement was subject to market conditions and other factors, some of which were beyond GOV's and SIR's control; therefore, the Secondary Sale may have been delayed or may not have been completed or GOV may have not realized the proceeds it expected from that sale. Further, if the Secondary Sale closed, but the Merger is not completed, GOV would no longer have an equity interest in or any control over SIR, other than GOV's right to vote the SIR Common Shares owned by GOV as of the SIR Record Date in favor of the Merger, or receive any distributions from SIR;

  •
  that, following the Merger, the combined company will not retain ownership of ILPT and therefore will no longer benefit from ILPT's income or receive distributions from ILPT;

  •
  the substantial costs and expenses to be incurred in connection with the Merger and the other Transactions, including the costs of integrating the businesses of GOV and SIR and the transaction expenses arising from the Merger and the other Transactions;

  •
  the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to complete the Merger and the other Transactions;

  •
  the possible effects of the announcement or completion of the Merger, including any lawsuit, action or proceeding initiated in respect of the Merger and the other Transactions;

  •
  the risk that GOV and SIR may not meet their respective financial projections or may experience changes in their respective businesses that adversely affect the combined company; and

  •
  the types and nature of the risks described in the section entitled "Risk Factors" beginning on page 43 of this joint proxy statement/prospectus.

        In addition, the GOV special committee and the GOV board of trustees considered that certain of GOV's trustees and executive officers and GOV's manager, RMR LLC, have interests in the Merger and the other Transactions that are different from, or in addition to, the interests of GOV shareholders generally, which may create potential conflicts of interest or the appearance thereof. In considering the recommendation of the GOV special committee and the GOV board of trustees with respect to the Merger and the other Transactions, you should be aware of these interests. For more information on these interests, see "—Interests of GOV and SIR Trustees, Executive Officers and Manager in the Merger and the Other Transactions" beginning on page 130 of this joint proxy statement/prospectus.

        The GOV special committee and the GOV board of trustees also considered a number of factors relating to the procedural safeguards involved in the negotiation of the Merger Agreement, including those discussed below, each of which supported its determination with respect to the Merger and the other Transactions to which GOV is a party:

  •
  the members of the GOV special committee have served on the GOV board of trustees and are familiar with, and understand, the businesses, assets, liabilities, results of operations, financial condition and competitive positions and prospects of GOV and SIR;

  •
  the GOV special committee retained legal and financial advisors with knowledge and experience with respect to public merger and acquisition transactions, REITs and GOV particularly, as well as substantial experience advising REITs and other companies with respect to transactions similar to the Merger and the other Transactions, and these legal and financial advisors interacted with the GOV special committee directly and regularly throughout the process, which provided the GOV special committee with perspectives on the process from outside advisors;

  •
  the compensation of the members of the GOV special committee is in no way contingent on their recommending approval of the Merger Agreement or the Merger and the other Transactions to the GOV board of trustees, and the members of the GOV special committee would not personally benefit from completion of the Merger and the other Transactions in a manner different from the GOV shareholders;

  •
  the terms and conditions of the Merger Agreement were determined through negotiations between the GOV special committee and the SIR special committee and their respective representatives and advisors; and

  •
  the GOV special committee had no obligation to approve or recommend any transaction.

        Although the foregoing discussion sets forth the material factors considered by the GOV special committee in making its recommendation to the GOV board of trustees, and the GOV board of trustees in reaching its recommendation to the GOV shareholders, it may not include all of the factors considered by the GOV special committee or the GOV board of trustees, and each trustee may have considered different factors or given different weights to different factors. In view of the variety of factors and the amount of information considered, the GOV special committee and the GOV board of trustees did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their respective recommendations. The GOV special committee and the GOV board of trustees realized that there can be no assurance about future results, including results expected or considered in the factors above. However, the GOV special committee and the GOV board of trustees each concluded that the potential positive factors described above significantly outweighed the negative factors described above. The recommendation was made after consideration of all of the factors as a whole. GOV cannot provide any assurance that material changes in the operations or performance of GOV or in the financial projections for GOV prepared by GOV's management and provided to the SIR special committee's and the GOV special committee's respective financial advisors will not occur prior to or after the GOV special meeting or prior to the completion of the Merger and the other Transactions.

        For the reasons set forth above, the GOV special committee and the GOV board of trustees unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement to which GOV is a party are fair and reasonable and advisable to, and in the best interests of, GOV.

        The GOV board of trustees unanimously recommends to GOV's shareholders that they vote "FOR" the GOV Share Issuance Proposal and "FOR" the GOV Adjournment Proposal.

        This explanation of GOV's reasons for the Merger and the other transactions contemplated by the Merger Agreement to which GOV is a party and the other information presented in this section are forward looking in nature and, therefore, should be read in light of the factors discussed in the section entitled "Cautionary Statement Regarding Forward Looking Statements" beginning on page 56 of this joint proxy statement/prospectus.

Recommendation of the SIR Board of Trustees and its Reasons for the Merger and the Other Transactions

        The decision of the SIR special committee to recommend that the SIR board of trustees approve, and the decision of the SIR board of trustees to approve, the Merger and the other transactions contemplated by the Merger Agreement to which SIR is a party and SIR's entry into the Merger Agreement, was the result of careful consideration by the SIR special committee and the SIR board of trustees of numerous factors, including the following material factors:

  •
  Attractive Valuation.  The Merger and the other Transactions would provide SIR shareholders with the opportunity to receive shares in the combined company at an attractive valuation for their SIR Common Shares. Based on the closing prices on Nasdaq of $20.06 per SIR Common Share, $23.26 per ILPT Common Share and $16.89 per GOV Common Share on September 14, 2018, the last trading day before the announcement of the Merger, the exchange ratio of 1.04 GOV Common Shares for each SIR Common Share and the estimated distribution of 0.503 of an ILPT Common Share for each SIR Common Share implied an aggregate value of $29.26 per SIR Common Share. Based on these closing prices, the exchange ratio also implied a value of $17.57 per SIR Common Share, after giving effect to the ILPT Distribution by reducing that closing price by an amount equal to 0.503 times the closing price of ILPT Common Shares.

  •
  Simplified Corporate Structure.  Following completion of the Merger and the other Transactions, the combined company will operate under a simplified corporate structure without cross-ownership among GOV, ILPT and SIR, which is expected to provide greater business clarity to investors and reduce co-dependence on financial results among the companies, all of which is expected to eliminate distraction to management, increase flexibility and enhance shareholder value.

  •
  ILPT Distribution.  Subject to the satisfaction of certain conditions, SIR shareholders will receive the ILPT Distribution. This distribution will provide SIR shareholders with the opportunity to directly participate in the potential future growth of ILPT. The ILPT Distribution is also expected to increase the public float for the ILPT Common Shares and positively impact the market value of ILPT Common Shares as ILPT's ownership structure is simplified and no longer includes a controlling shareholder.

  •
  ILPT Distribution Difficult Without Merger.   Pro forma for the removal of ILPT from SIR's consolidated financial statements, SIR's leverage level increases substantially, it would be unlikely to maintain debt covenants and its investment grade debt ratings would be at risk. The Merger provides the combined company's financial statements with significantly lower leverage than SIR would achieve if it distributed ILPT without the Merger.

  •
  Difficult to Grow Portfolio Without Merger.   Because ILPT is consolidated into SIR's financial statements, an increase in ILPT's leverage increases SIR's consolidated leverage. ILPT is actively growing its portfolio through acquisitions. As ILPT's leverage increases from these acquisitions,

    SIR's consolidated leverage increases, and SIR's ability to grow its portfolio of properties through acquisitions and the use of leverage is constrained by this. The Merger will eliminate this constraint from ILPT on the combined company.

  •
  Meaningful Increases in Portfolio Scale, Quality and Diversification.  Following the Merger, the combined company's portfolio of office properties will be significantly larger, in terms of number of properties and total square footage, and more diversified by industry type, tenant composition and geography, than the office properties portfolio of either SIR or GOV alone. The combined company will also have a higher overall percentage of investment grade tenants and a higher occupancy rate than SIR alone.

  •
  Facilitates Improved Financial Strength.  The Merger and other Transactions are expected to better position the combined company to reduce its leverage and strengthen its credit metrics through opportunistic asset sales. The combined company is expected to pay annual dividends based on a 75% dividend payout ratio of cash available for distribution after asset sales, which will be a more sustainable ratio and is expected to provide the combined company with greater financial flexibility.

  •
  Continuity of Ownership.  SIR shareholders are expected to own 48.4% of the outstanding shares of the combined company immediately following the completion of the Merger and will have the opportunity to participate in potential future growth of the combined company, including any potential growth as a result of its increased size, enhanced portfolio metrics and broader business strategy.

  •
  Focused Business Strategy.  The Merger and other Transactions will allow the combined company to focus its business strategy on owning, operating and leasing properties in the office sector. The Merger and the other Transactions are expected to create a leading national office REIT with greater scale and broader office property growth potential focused on properties primarily leased to single tenants and those with high credit quality characteristics such as government tenants.

  •
  Participation in Upside.  Because the Merger Consideration is based on a fixed exchange ratio, SIR shareholders who receive GOV Common Shares in the Merger will benefit from any increase in the market price of GOV Common Shares prior to the closing of the Merger.

  •
  Merger Consideration Not Currently Taxable.   The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the IRC and the Merger Consideration is, therefore, not expected to be taxable to SIR shareholders.

  •
  Opportunity for Cost Synergies.  The Merger combines two complementary portfolios with similar business strategies and investment focus, enabling the combined company to realize cost synergies and expense savings, which are currently expected to be approximately $3.1 million annually, including as a result of reduced corporate general and administrative costs, reduced SEC filing requirements and other cost savings as a result of maintaining one public company rather than two.

  •
  Efficient Integration of Businesses.  GOV and SIR share certain members of management and are both managed by RMR LLC. The combined company will continue to be managed by RMR LLC and this continuity of management is expected to simplify and accelerate the process of integration following the Merger.

  •
  RMR LLC Waiver Agreement.  RMR LLC has agreed to waive its right to receive payment of termination fees in the amount of approximately $321.0 million that would otherwise be payable upon SIR's termination of the management agreements at the closing of the Merger.

  •
  Waiver of Accelerated Vesting.  SIR's executive officers and RMR LLC's executive officers have waived their right to accelerated vesting of their outstanding unvested SIR Share Awards upon completion of the Merger. Instead, upon completion of the Merger, those outstanding awards will be exchanged for GOV Common Share awards with comparable vesting terms, thus continuing to provide incentives to recipients of those awards.

  •
  Likelihood of Completion.  The SIR special committee and the SIR board of trustees considered the commitment of both parties to complete the Merger and the other Transactions in a timely manner pursuant to their respective obligations under the Merger Agreement, the perceived benefits to SIR of the Merger and the other Transactions and GOV's obligation to vote its approximate 27.8% ownership interest in SIR as of the SIR Record Date in favor of the SIR Merger Proposal.

  •
  Likelihood of Alternatives.  In consultation with its legal and financial advisors, the SIR special committee and the SIR board of trustees considered the likelihood of other potential counterparties emerging who would propose to engage in a transaction with SIR that would be more favorable to SIR shareholders than the Merger and the other Transactions and also considered that, should such another party emerge and make a superior offer, SIR would be able to terminate the Merger Agreement to accept such superior proposal without paying a termination fee, subject to compliance with the applicable provisions of the Merger Agreement (for more information, see "—Background of the Merger and the Other Transactions" beginning on page 82 and "The Merger Agreement—Termination of the Merger Agreement—Termination by SIR" on page 161 of this joint proxy statement/prospectus).

  •
  Opinion of Financial Advisor.  The SIR special committee and the SIR board of trustees considered the opinion of UBS, dated September 14, 2018, to the SIR special committee and the SIR board of trustees, as to the fairness, from a financial point of view and as of such date, of the exchange ratio to holders of SIR Common Shares (other than holders of excluded shares (as defined in the Merger Agreement)), which opinion was based upon and subject to the various procedures, assumptions, qualifications and limitations described by UBS to the SIR special committee and the SIR board of trustees and set forth in such opinion. This opinion is further described herein under the caption "—Opinion of Financial Advisor to the SIR Special Committee" beginning on page 116 of this joint proxy statement/prospectus.

  •
  The Terms and Conditions of the Merger Agreement.  The SIR special committee and the SIR board of trustees considered the terms and conditions of the Merger Agreement, including:

  •
  the fixed exchange ratio described above;

  •
  the provision that, as a condition to the closing of the Merger, GOV sell, for cash consideration, all of the SIR Common Shares beneficially owned by GOV on terms and conditions the GOV board of trustees (or an authorized committee thereof) deems reasonably advisable;

  •
  the provision that, as a condition to the closing of the Merger, subject to the satisfaction or waiver of certain conditions, including receipt of the required SIR and GOV shareholder approvals pursuant to the Merger Agreement, SIR will declare and, at least one business day prior to the closing date of the Merger, pay the ILPT Distribution;

  •
  the provisions permitting SIR, prior to receiving SIR shareholder approval for the SIR Merger Proposal, to furnish non-public information to, and engage in discussions with, a third party that makes an unsolicited proposal to engage in a competing transaction that constitutes or is reasonably likely to result in a superior proposal, provided that SIR provides any non-public information shared with such third party to GOV concurrently (for more information, see "The Merger Agreement—Covenants and Agreements—No

      Solicitation; Change in Recommendation" beginning on page 151 of this joint proxy statement/prospectus);

    •
    the provisions permitting the SIR board of trustees (or an authorized committee thereof), prior to receiving SIR shareholder approval for the SIR Merger Proposal, under certain circumstances, to withhold, withdraw, modify or qualify its recommendation with respect to the Merger and the other Transactions and/or terminate the Merger Agreement and enter into a definitive agreement for a transaction that constitutes a superior proposal if the SIR board of trustees (or an authorized committee thereof) receives an unsolicited proposal to engage in a business combination transaction that, in the good faith determination of the SIR board of trustees (or an authorized committee thereof), after consultation with its outside legal counsel and financial advisors, constitutes a transaction that, if completed, would be more favorable to SIR shareholders than the Merger (for more information, see "The Merger Agreement—Covenants and Agreements—No Solicitation; Change in Recommendation" beginning on page 151 and "The Merger Agreement—Termination of the Merger Agreement—Termination by SIR" on page 161 of this joint proxy statement/prospectus);

    •
    the provisions permitting the SIR board of trustees (or an authorized committee thereof), prior to receiving SIR shareholder approval for the SIR Merger Proposal, under certain circumstances, to withhold, withdraw, modify or qualify its recommendation with respect to the Merger and the other Transactions in the event of a material change, event, effect, occurrence, consequence or development that was not known and not reasonably foreseeable by the SIR board of trustees or such committee as of the date of the Merger Agreement (for more information, see "The Merger Agreement—Covenants and Agreements—No Solicitation; Change in Recommendation" beginning on page 151 of this joint proxy statement/prospectus);

    •
    that, in the event the SIR board of trustees (or an authorized committee thereof) withholds, withdraws, modifies or qualifies its recommendation with respect to the Merger and the other Transactions in a manner that is permitted by the Merger Agreement, SIR is not required to hold a meeting of its shareholders to approve the Merger;

    •
    that no termination fee is payable upon termination of the Merger Agreement by either party in accordance with its terms; and

    •
    the fact that the Merger and the other transactions contemplated by the Merger Agreement to which SIR is a party are subject to the approval of SIR's shareholders.

        The SIR special committee and the SIR board of trustees also considered the following potentially negative factors in its deliberations:

  •
  that, because the Merger Consideration is based on a fixed exchange ratio, SIR shareholders will be adversely affected by any decrease in the market price of the GOV Common Shares between the announcement of the Transactions and the completion of the Merger; and the fact that SIR is not permitted to terminate the Merger Agreement solely because of changes in the market price of GOV Common Shares;

  •
  that SIR has no control over the price, terms or timing of the Secondary Sale, and there is a risk that such sale of SIR Common Shares will be for materially less proceeds than the SIR special committee or SIR board of trustees expected or that such sale may be delayed or may not be completed;

  •
  that the ILPT Distribution could be declared and paid by SIR and the Merger does not close, leaving SIR a significantly smaller company that will no longer benefit from ILPT's income or receive distributions from ILPT;

  •
  that, following the Merger, the combined company will not retain ownership of ILPT and therefore will no longer benefit from ILPT's income or receive distributions from ILPT;

  •
  that the ILPT Distribution will be a taxable transaction to SIR shareholders for United States federal and state income tax purposes;

  •
  that GOV's financial profile could adversely change between the date of the Merger Agreement and completion of the Merger (including as a result of actions taken in accordance with the Merger Agreement), which could impact the value of the GOV Common Shares that SIR shareholders will receive as consideration;

  •
  the risks associated with GOV's portfolio, including its high concentration of near-term lease expirations and high projected capital expenditures;

  •
  the risk that SIR (or, following the Merger, the combined company) may not fully realize the anticipated strategic benefits and operational efficiencies or other anticipated benefits of the Merger within the expected timeframe or not realize them at all;

  •
  the possible disruption to and limitations on SIR's or GOV's business and operations that may result from the announcement of the Merger and the other Transactions;

  •
  that, following the completion of the Merger, SIR would no longer exist as an independent public company and SIR shareholders would not be able to participate in any future earnings growth SIR might have achieved, solely through their ownership of SIR Common Shares;

  •
  the terms of the Merger Agreement regarding the restrictions on the operation of SIR's business during the period between the date of the Merger Agreement and completion of the Merger;

  •
  the terms of the Merger Agreement that limit the ability of SIR to solicit, initiate or knowingly facilitate or knowingly encourage competing acquisition proposals and to furnish non-public information to, or engage in discussions or negotiations with, a third party interested in pursuing an alternative business combination transaction (for more information, see "The Merger Agreement—Covenants and Agreements—No Solicitation; Change in Recommendation" beginning on page 151 of this joint proxy statement/prospectus);

  •
  that, while RMR LLC has agreed to waive its right to receive payment of termination fees under SIR's management agreements with RMR LLC with respect to the Merger and the other Transactions, it has not agreed to do so with respect to any competing proposal, superior proposal or other transaction or arrangement;

  •
  the possibility that the Merger may not be completed or may be unduly delayed because conditions to closing may not be satisfied or waived, including:

  •
  the condition that SIR shareholders approve the SIR Merger Proposal;

  •
  the condition that GOV shareholders approve the GOV Share Issuance Proposal;

  •
  the condition that GOV effect the Secondary Sale;

  •
  the condition that SIR declare and, at least one business day prior to the closing date of the Merger, pay the ILPT Distribution, subject to the satisfaction of the other mutual closing conditions and the condition that no event, change, effect or development has occurred that has had, or would reasonably be expected to have, a material adverse effect for either GOV or SIR; and

    •
    other conditions that are outside of SIR's control;

  •
  the Merger Agreement provisions that permit GOV to terminate the Merger Agreement to enter into a definitive agreement with respect to a superior proposal;

  •
  if the Merger is not completed, the resulting public announcement of termination of the Merger Agreement could have an adverse effect on:

  •
  the market price of SIR Common Shares and/or ILPT Common Shares;

  •
  SIR's operating and financial results, particularly in light of the costs incurred in connection with the Transactions; and

  •
  SIR's ability to attract and close other investment opportunities.

  •
  the substantial costs and expenses to be incurred in connection with the Merger and the other Transactions, including the costs of integrating the businesses of GOV and SIR and the transaction expenses arising from the Merger and the other Transactions;

  •
  the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to complete the Merger and the other Transactions;

  •
  the possible effects of the announcement or completion of the Merger, including any lawsuit, action or proceeding initiated in respect of the Merger and the other Transactions;

  •
  the risk that GOV and SIR may not meet their respective financial projections or may experience changes in their business that adversely affect the combined company;

  •
  the absence of appraisal rights for SIR shareholders under Maryland law; and

  •
  the types and nature of the risks described in the section entitled "Risk Factors" beginning on page 43 of this joint proxy statement/prospectus.

        In addition, the SIR special committee and the SIR board of trustees considered that certain of SIR's trustees and executive officers and SIR's manager, RMR LLC, have interests in the Merger and the other Transactions that are different from, or in addition to, the interests of SIR shareholders generally, which may create potential conflicts of interest or the appearance thereof. In considering the recommendation of the SIR special committee and the SIR board of trustees with respect to the Merger and the other Transactions, you should be aware of these interests. For more information on these interests, see "—Interests of GOV and SIR Trustees, Executive Officers and Manager in the Merger and the Other Transactions" beginning on page 130 of this joint proxy statement/prospectus.

        The SIR special committee and the SIR board of trustees also considered a number of factors relating to the procedural safeguards involved in the negotiation of the Merger Agreement, including those discussed below, each of which supported its determination with respect to the Merger and the other Transactions to which SIR is a party:

  •
  the members of the SIR special committee have served on the SIR board of trustees and are familiar with, and understand, the businesses, assets, liabilities, results of operations, financial condition and competitive positions and prospects of GOV, SIR and ILPT;

  •
  the SIR special committee retained legal and financial advisors with knowledge and experience with respect to public merger and acquisition transactions, REITs and SIR particularly, as well as substantial experience advising REITs and other companies with respect to transactions similar to the Merger and the other Transactions, and these legal and financial advisors interacted with the SIR special committee directly and regularly throughout the process, which provided the SIR special committee with perspectives on the process from outside advisors;

  •
  the compensation of the members of the SIR special committee is in no way contingent on their recommending approval of the Merger Agreement or the Merger and the other Transactions to the SIR board of trustees, and the members of the SIR special committee would not personally benefit from completion of the Merger and the other Transactions in a manner different from the SIR shareholders;

  •
  the terms and conditions of the Merger Agreement were determined through negotiations between the SIR special committee and the GOV special committee and their respective representatives and advisors; and

  •
  the SIR special committee had no obligation to approve or recommend any transaction.

        Although the foregoing discussion sets forth the material factors considered by the SIR special committee in making its recommendation to the SIR board of trustees, and the SIR board of trustees in reaching their recommendation to the SIR shareholders, it may not include all of the factors considered by the SIR special committee or the SIR board of trustees, and each trustee may have considered different factors or given different weights to different factors. In view of the variety of factors and the amount of information considered, the SIR special committee and the SIR board of trustees did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their respective recommendations. The SIR special committee and the SIR board of trustees realized that there can be no assurance about future results, including results expected or considered in the factors above. However, the SIR special committee and the SIR board of trustees each concluded that the potential positive factors described above significantly outweighed the negative factors described above. The recommendation was made after consideration of all of the factors as a whole. SIR cannot provide any assurance that material changes in the operations or performance of SIR or in the financial projections for SIR (excluding ILPT) prepared by SIR's management and provided to the GOV special committee's and the SIR special committee's respective financial advisors will not occur prior to or after the SIR special meeting or prior to the completion of the Merger and the other Transactions.

        For the reasons set forth above, the SIR special committee and the SIR board of trustees unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement to which SIR is a party are fair and reasonable and advisable to, and in the best interests of, SIR.

        The SIR board of trustees unanimously recommends to SIR's shareholders that they vote "FOR" the SIR Merger Proposal and "FOR" the SIR Adjournment Proposal.

        This explanation of SIR's reasons for the Merger and the other transactions contemplated by the Merger Agreement to which SIR is a party and the other information presented in this section are forward looking in nature and, therefore, should be read in light of the factors discussed in the section entitled "Cautionary Statement Regarding Forward Looking Statements" beginning on page 56 of this joint proxy statement/prospectus.

Opinion of Financial Advisor to the GOV Special Committee

        The GOV special committee has engaged Citi to act as its financial advisor in connection with the proposed Merger. In connection with Citi's engagement, the GOV special committee requested that Citi evaluate the fairness, from a financial point of view, to GOV of the exchange ratio provided for pursuant to the Merger Agreement. On September 14, 2018, at a joint meeting of the GOV special committee and the GOV board of trustees held to evaluate the Merger, Citi rendered an oral opinion, confirmed by delivery of a written opinion, dated September 14, 2018, to the GOV special committee to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the exchange ratio provided for pursuant to the Merger Agreement was fair, from a financial point of view, to GOV.

        The full text of Citi's written opinion, dated September 14, 2018, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. The description of Citi's opinion set forth below is qualified in its entirety by reference to the full text of Citi's opinion. Citi's opinion was provided for the information of the GOV special committee (in its capacity as such) in connection with its evaluation of the exchange ratio from a financial point of view to GOV and did not address any other terms, aspects or implications of the Merger or the other Transactions. Citi expressed no view as to, and its opinion did not address, the underlying business decision of GOV to effect or enter into the Merger or any of the other Transactions, the relative merits of the Merger or any of the other Transactions as compared to any alternative business strategies that might exist for GOV or the effect of any other transaction which GOV might engage in or consider. Citi's opinion is not intended to be and does not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the proposed Merger, any of the other Transactions or otherwise.

        In arriving at its opinion, Citi:

  •
  reviewed a draft, dated September 14, 2018, of the Merger Agreement;

  •
  held discussions with members of the GOV special committee, certain senior officers of RMR LLC in such senior officers' capacities as executive officers of GOV, or the GOV managers, certain senior officers of RMR LLC in such senior officers' capacities as executive officers of SIR, or the SIR managers, and other representatives of RMR LLC concerning the businesses, operations and prospects of SIR and GOV;

  •
  reviewed certain publicly available and other business and financial information relating to SIR and GOV provided to or discussed with Citi by the SIR managers, the GOV managers and other senior officers of RMR LLC acting on behalf of SIR or GOV, as the case may be, including certain financial forecasts and other information and data relating to SIR (pro forma for the ILPT Distribution) and GOV (pro forma for the Secondary Sale) provided to or discussed with Citi by the SIR managers, the GOV managers and other senior officers of RMR LLC acting on behalf of SIR or GOV, as the case may be, in each case as reviewed and approved for Citi's use by the GOV special committee;

  •
  reviewed certain information and data relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the GOV managers and other senior officers of RMR LLC acting on behalf of GOV to result from the Merger and the other Transactions;

  •
  reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things, current and historical market prices of SIR Common Shares and GOV Common Shares, the financial condition and certain historical and projected financial and operating data of SIR and GOV, and the capitalization of SIR and GOV;

  •
  analyzed certain financial, stock market and other publicly available information relating to the businesses of certain other companies whose operations Citi considered relevant in evaluating those of SIR and GOV;

  •
  reviewed certain potential pro forma financial effects of the Merger (after giving effect to the other Transactions) on GOV utilizing the financial forecasts and other information and data relating to SIR and GOV and the potential strategic implications and operational benefits referred to above; and

  •
  conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

        In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the GOV managers, the SIR managers and other representatives of RMR LLC that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the financial forecasts and other information and data relating to SIR (pro forma for the ILPT Distribution) and GOV (pro forma for the Secondary Sale) that Citi was directed to utilize in its analyses, Citi was advised by the SIR managers, the GOV managers and other senior officers of RMR LLC acting on behalf of SIR or GOV, as the case may be, and assumed, with the GOV special committee's consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the SIR managers, the GOV managers and such other senior officers of RMR LLC, as the case may be, as to, and were a reasonable basis upon which to evaluate, the future financial performance of SIR and GOV, the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the GOV managers and other senior officers of RMR LLC acting on behalf of GOV to result from, and other potential pro forma financial effects of, the Merger and the other Transactions and the other matters covered thereby. Citi expressed no view or opinion as to any financial forecasts and other information or data (or underlying assumptions on which any such financial forecasts and other information or data are based) provided to or otherwise reviewed by or discussed with Citi and Citi assumed, with the GOV special committee's consent, that the financial results, including with respect to the potential strategic implications and operational benefits anticipated to result from the Merger and the other Transactions, reflected in such financial forecasts and other information and data would be realized in the amounts and at the times projected.

        Citi relied, at the GOV special committee's direction, upon the assessments of the GOV managers, the SIR managers and other senior officers of RMR LLC acting on behalf of GOV or SIR, as the case may be, as to, among other things, (i) the other Transactions and GOV's pending or planned asset dispositions, including with respect to the timing thereof and the assets, liabilities and financial and other terms involved, (ii) matters relating to the separation of ILPT from SIR in January 2018, or the ILPT Spin-Off, and any tax indemnities and other arrangements relating to the ILPT Spin-Off, (iii) the potential impact on SIR and GOV of certain market, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the real estate and real estate investment industries and related credit and financial markets, (iv) existing and future contracts, relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, tenants and other commercial relationships of SIR and GOV and (v) the ability of GOV to integrate the operations of GOV and SIR. Citi assumed, with the GOV special committee's consent, that there would be no developments with respect to any such matters or adjustments to the exchange ratio that would have an adverse effect on SIR, GOV, the Merger or the other Transactions (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Citi's analyses or opinion.

        Citi evaluated SIR, GOV and the Merger for purposes of its analyses and opinion, at the GOV special committee's direction, after giving effect to the other Transactions and Citi assumed, at the GOV special committee's direction, that the Secondary Sale would be consummated at market prices without taking into account any potential discounts, transaction expenses or other matters that could reduce the cash consideration received by GOV in the Secondary Sale based on such market prices. Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of SIR, GOV or any other entity nor did Citi make any physical inspection of the properties or assets of SIR, GOV or any other entity. Citi did not analyze, nor did Citi express any view or opinion as to, leases or the adequacy or sufficiency of allowances for credit losses with respect to leases or any other matters and Citi was advised by the GOV managers and other senior officers of RMR LLC acting on behalf of GOV, and therefore assumed, with the GOV special committee's consent, that any such allowances for credit losses with respect to leases or other matters were, and on a pro forma basis would be, in the aggregate appropriate to cover such losses. Citi did not evaluate the solvency or fair value of SIR, GOV or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Citi assumed, with the GOV special committee's consent, that the Merger and the other Transactions would be consummated in accordance with their respective terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger, the other Transactions or otherwise, no delay, limitation, restriction, condition or other action, including any divestiture or other requirements, amendments or modifications, would be imposed or occur that would have an adverse effect on SIR, GOV, the Merger or the other Transactions (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Citi's analyses or opinion. Citi also assumed, with the GOV special committee's consent, that the Merger would qualify as a reorganization within the meaning of Section 368(a) of the IRC. Citi was advised by the SIR managers, the GOV managers and other senior officers of RMR LLC acting on behalf of SIR or GOV, as the case may be, and Citi further assumed, with the GOV special committee's consent, that each of SIR and GOV has operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since its election to be taxed as a REIT and that the Merger and the other Transactions would not adversely affect such REIT status or operations of the pro forma combined entity resulting from the Merger and the other Transactions. Citi's opinion, as expressed therein, relates to the relative values of GOV and SIR. Citi did not express any view or opinion as to the actual value of GOV Common Shares or any other securities when issued in connection with the Merger, the prices at which SIR Common Shares will be sold in the Secondary Sale or the prices at which GOV Common Shares, SIR Common Shares or any other securities will trade or otherwise be transferable at any time, including following the announcement or consummation of the Merger and the other Transactions. Representatives of RMR LLC advised Citi, and Citi further assumed, that the final terms of the Merger Agreement would not vary materially from those set forth in the draft reviewed by Citi. Citi did not express any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax consequences resulting from the Merger, the other Transactions or otherwise or changes in, or the impact of, tax laws, regulations and governmental and legislative policies on SIR, GOV, the Merger or the other Transactions (including the contemplated benefits thereof), and Citi relied, with the GOV special committee's consent, upon the assessments of the GOV managers and other senior officers of RMR LLC acting on behalf of GOV as to such matters.

        Citi's opinion did not address any of the Transactions other than the Merger or any terms (other than the exchange ratio to the extent expressly specified therein), aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, any adjustments to the exchange ratio, any indemnification or other arrangements relating to or consequences of the ILPT Spin-Off, any special distributions or termination fee waivers, any registration agreement or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. In connection with Citi's engagement, Citi was not directed to, and it did not, hold discussions on behalf of GOV with third parties (other than RMR LLC and SIR) with respect to a possible business combination or similar transaction involving GOV. Citi expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any advisor or manager of GOV or any officers, trustees or employees of any parties to the Merger or any of the other Transactions, or any class of such persons, relative to the exchange ratio or otherwise, including any termination fee or other amount payable in connection with the termination of any advisor, management or other providers of services. Citi's opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of its opinion. Although subsequent developments may affect its opinion, Citi has no obligation to update, revise or reaffirm its opinion. As the GOV special committee was aware, the credit, financial and stock markets, and the industries in which GOV and SIR operate, have experienced and continue to experience volatility and Citi expressed no view or opinion as to any potential effects of such volatility on GOV or SIR (or their respective businesses) or the Merger or the other Transactions (including the contemplated benefits thereof). The issuance of Citi's opinion was authorized by Citi's fairness opinion committee.

        In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi's opinion or the analyses underlying, and factors considered in connection with, Citi's opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

        In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of GOV and SIR. No company, business or transaction reviewed is identical or directly comparable to GOV, SIR or the Merger and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed or the results of any particular analysis.

        The estimates contained in Citi's analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi's analyses are inherently subject to substantial uncertainty.

        Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the Merger. The type and amount of consideration payable in the Merger were determined through negotiations between the GOV special committee and the SIR special committee and the decision to enter into the Merger Agreement was solely that of the GOV special committee. Citi's opinion was only one of many factors considered by the GOV special committee in its evaluation of the Merger and the other Transactions and should not be viewed as determinative of the views of the GOV special committee, the GOV managers or other senior officers of RMR LLC acting on behalf of GOV with respect to the Merger or the other Transactions or with respect to the exchange ratio.

Financial Analyses

        The summary of the financial analyses described below under this heading "—Financial Analyses" is a summary of the material financial analyses prepared for the GOV special committee in connection with Citi's opinion, dated September 14, 2018. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may be different from those described and such differences may be material. For purposes of the financial analyses described below, (i) the term "Adjusted EBITDA" generally refers to adjusted earnings before interest, taxes, depreciation and amortization, (ii) the term "NOI" refers to net operating income and (iii) the term "Normalized FFO" refers to normalized funds from operations. Except as otherwise noted, financial data utilized for SIR and GOV in the financial analyses described below were based on certain financial forecasts and other information and data relating to SIR (pro forma for the ILPT Distribution) and GOV (pro forma for the Secondary Sale) provided to or discussed with Citi by the SIR managers, the GOV managers and other senior officers of RMR LLC acting on behalf of SIR or GOV, as the case may be, in each case as reviewed and approved for Citi's use by the GOV special committee, or the SIR forecasts and the GOV forecasts, respectively.

        In calculating implied exchange ratio reference ranges as reflected in the financial analyses described below, other than the relative contributions analysis, Citi divided the low-ends (or high-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for SIR from such analyses by the high-ends (or low-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for GOV from such analyses in order to calculate the low-ends (or high-ends) of the implied exchange ratio reference ranges. In calculating implied exchange ratio reference ranges as reflected in the relative contributions analysis described below, Citi derived overall low to high exchange ratios implied by NOI and Normalized FFO per share contributions of SIR and GOV to the combined company.

        Selected Public Companies Analyses.    Citi performed separate selected public companies analyses of SIR (pro forma for the ILPT Distribution) and GOV (pro forma for the Secondary Sale) in which Citi reviewed certain financial and stock market information relating to SIR, GOV and the selected publicly traded companies listed below.

        SIR.    In its selected public companies analysis of SIR, Citi reviewed certain financial and stock market information relating to SIR and the following 12 selected companies that Citi considered generally relevant as publicly traded REITs, consisting of eight publicly traded REITs with operations focused primarily on low-barrier office properties, or the low-barrier office selected companies, and four publicly traded REITs with operations focused primarily on diversified net-lease office properties, or the net-lease office selected companies, and, together with the low-barrier office selected companies, collectively, the SIR selected companies:

  Low-Barrier Office Selected Companies

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  Brandywine Realty Trust
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  City Office REIT, Inc.
  •
  Columbia Property Trust, Inc.
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  Cousins Properties Incorporated
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  Highwoods Properties, Inc.
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  Mack-Cali Realty Corporation
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  Piedmont Office Realty Trust, Inc.
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  TIER REIT, Inc.

  Net-Lease Office Selected Companies

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  Global Net Lease, Inc.
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  Lexington Realty Trust
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  VEREIT,  Inc.
  •
  W.P. Carey Inc.

        Citi reviewed, among other information, enterprise values, calculated as implied equity values based on closing stock prices on September 13, 2018 plus total debt, preferred equity and non-controlling interests (as applicable) and less cash and cash equivalents, as a multiple of calendar year 2019 estimated Adjusted EBITDA and fully diluted equity values based on closing stock prices as of September 13, 2018 as a multiple of calendar year 2019 estimated Normalized FFO. Financial data of the SIR selected companies was based on publicly available Wall Street research analysts' estimates, public filings and other publicly available information. Financial data of SIR was based on the SIR forecasts.

        The overall low to high calendar year 2019 estimated Adjusted EBITDA multiples and calendar year 2019 estimated Normalized FFO multiples observed for the SIR selected companies were 12.9x to 19.4x (with a mean of 15.5x, a median of 14.5x and a 25th to 75th percentile range of 13.9x to 16.6x) and 9.7x to 15.4x (with a mean of 12.2x, a median of 11.3x and a 25th to 75th percentile range of 10.7x to 13.8x), respectively. Citi then applied selected ranges of calendar year 2019 estimated Adjusted EBITDA multiples and calendar year 2019 estimated Normalized FFO multiples of 13.9x to 16.6x and 10.7x to 13.8x, respectively, derived from the SIR selected companies to corresponding data of SIR. This analysis indicated approximate implied equity value reference ranges for SIR based on calendar year 2019 estimated Adjusted EBITDA multiples and calendar year 2019 estimated Normalized FFO multiples of $13.31 to $19.77 per share and $14.91 to $19.21 per share, respectively.

        GOV.    In its selected public companies analysis of GOV, Citi reviewed certain financial and stock market information relating to GOV and ten selected companies that Citi considered generally relevant as publicly traded REITs, consisting of the low-barrier office selected companies and the following two publicly traded REITs with operations focused primarily on government leased properties, or the government leased selected companies, and, together with the low-barrier office selected companies, collectively the GOV selected companies:

  Government Leased Selected Companies

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  Corporate Office Properties Trust
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  Easterly Government Properties, Inc.

        Citi reviewed, among other information, enterprise values, calculated as implied equity values based on closing stock prices on September 13, 2018 plus total debt, preferred equity and non-controlling interests (as applicable) and less cash and cash equivalents, as a multiple of calendar year 2019 estimated Adjusted EBITDA and fully diluted equity values based on closing stock prices as of September 13, 2018 as a multiple of calendar year 2019 estimated Normalized FFO. Financial data of the GOV selected companies was based on publicly available Wall Street research analysts' estimates, public filings and other publicly available information. Financial data of GOV was based on the GOV forecasts.

        The overall low to high calendar year 2019 estimated Adjusted EBITDA multiples and calendar year 2019 estimated Normalized FFO multiples observed for the GOV selected companies were 12.6x to 19.4x (with a mean of 16.0x, a median of 15.6x and a 25th to 75th percentile range of 14.0x to 18.3x) and 10.3x to 16.0x (with a mean of 13.3x, a median of 14.0x and a 25th to 75th percentile range of 11.2x to 15.0x), respectively. Citi then applied selected ranges of calendar year 2019 estimated Adjusted EBITDA multiples and calendar year 2019 estimated Normalized FFO multiples of 14.0x to 18.3x and

11.2x to 15.0x, respectively, derived from the GOV selected companies to corresponding data of GOV. This analysis indicated approximate implied equity value reference ranges for GOV based on calendar year 2019 estimated Adjusted EBITDA multiples and calendar year 2019 estimated Normalized FFO multiples of $10.66 to $18.96 per share and $14.19 to $18.97 per share, respectively.

        Utilizing the approximate implied per share equity value reference ranges derived for SIR and the approximate implied per share equity value reference ranges derived for GOV, in each case as described above, Citi calculated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio:

Implied Exchange Ratio Reference Ranges Based on:		Exchange Ratio
CY 2019E Adjusted EBITDA	CY 2019E Normalized FFO	1.04x
0.702x - 1.855x	0.786x - 1.354x

        Discounted Cash Flow Analyses.    Citi performed separate discounted cash flow analyses of SIR (pro forma for the ILPT Distribution) and GOV (pro forma for the Secondary Sale).

        SIR.    Citi performed a discounted cash flow analysis of SIR by calculating the estimated present value (as of September 30, 2018) of the standalone unlevered, after-tax free cash flows that SIR was forecasted to generate, based on the SIR forecasts, during the fourth quarter of the fiscal year ending December 31, 2018 through the full fiscal year ending December 31, 2022 (normalized in the terminal year for capital expenditures equal to 15% of net operating income). For purposes of this analysis, business management fees and stock-based compensation were treated as a cash expense. Citi calculated terminal values for SIR by applying to SIR's fiscal year 2022 estimated unlevered, after-tax free cash flows a selected range of perpetuity growth rates of 0.75% to 1.25%. The present values (as of September 30, 2018) of the cash flows and terminal values were then calculated using a selected range of discount rates of 6.55% to 7.31%. This analysis indicated an approximate implied equity value reference range for SIR of $11.16 to $17.95 per share.

        GOV.    Citi performed a discounted cash flow analysis of GOV by calculating the estimated present value (as of September 30, 2018) of the standalone unlevered, after-tax free cash flows that GOV was forecasted to generate, based on the GOV forecasts, during the fourth quarter of the fiscal year ending December 31, 2018 through the full fiscal year ending December 31, 2022 (normalized in the terminal year for capital expenditures equal to 15% of net operating income). For purposes of this analysis, business management fees and stock-based compensation were treated as a cash expense. Citi calculated terminal values for GOV by applying to GOV's fiscal year 2022 estimated unlevered, after-tax free cash flows a selected range of perpetuity growth rates of 0.75% to 1.25%. The present values (as of September 30, 2018) of the cash flows and terminal values were then calculated using a selected range of discount rates of 6.19% to 6.86%. This analysis indicated an approximate implied equity value reference range for GOV of $5.75 to $9.83 per share.

        Utilizing the approximate implied per share equity value reference ranges derived for SIR and the approximate implied per share equity value reference ranges derived for GOV, in each case as described above, Citi calculated the following implied exchange ratio reference ranges, as compared to the exchange ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio
1.134x - 3.122x	1.04x

Certain Additional Information

        Citi also observed certain additional information that was not considered part of its financial analyses with respect to its opinion but was noted for informational purposes, including the following:

        Relative Contributions Analysis.    Citi performed a relative contributions analysis in which Citi reviewed the relative contributions of SIR (pro forma for the ILPT Distribution) and GOV (pro forma for the Secondary Sale) to, among other things, the combined company's calendar years 2019 and 2020 estimated NOI and calendar years 2019 and 2020 estimated Normalized FFO. Financial data of SIR and GOV were based on the SIR forecasts and the GOV forecasts, respectively. This analysis indicated overall approximate implied relative contribution percentages of SIR and GOV (i) to the combined company's calendar years 2019 and 2020 estimated NOI of approximately 52.2% to 52.4%, respectively, in the case of SIR, and approximately 47.6% to 47.8%, respectively, in the case of GOV, and (ii) to the combined company's calendar years 2019 and 2020 estimated Normalized FFO of approximately 49.2% to 49.8%, respectively, in the case of SIR, and approximately 50.2% to 50.8%, respectively, in the case of GOV. Citi noted that the approximate implied contribution percentage ranges derived for SIR and GOV described above indicated an overall implied exchange ratio reference range of 1.07x to 1.29x as compared to the exchange ratio of 1.04x.

        Other.    Citi also observed the following:

    •
    historical closing prices of SIR Common Shares and GOV Common Shares during the period from January 12, 2018 (the date of the ILPT Spin-Off) through September 13, 2018, adjusted to give effect to the ILPT Distribution in the case of SIR, which indicated low and high adjusted closing prices for SIR Common Shares and GOV Common Shares of approximately $7.99 and $12.52 per share and approximately $11.88 and $18.34 per share, respectively, and an implied exchange ratio reference range of 0.436x to 1.053x; and

    •
    illustrative pro forma financial impact of the Merger on, among other things, the calendar years 2019 and 2020 estimated Normalized FFO per share of GOV taking into account potential cost savings anticipated by the GOV managers to result from the Merger and the other Transactions, which indicated that the Merger could be accretive to GOV's calendar years 2019 and 2020 estimated Normalized FFO per share by approximately 2.3% (assuming no potential cost savings) to 3.6% (assuming full potential cost savings) and 0.9% (assuming no potential cost savings) to 2.3% (assuming full potential cost savings), respectively. Actual results achieved by the combined company may vary from forecasted results and variations may be material.

Miscellaneous

        GOV has agreed to pay Citi for its services in connection with the proposed Merger an aggregate fee of $10 million, of which $2 million was payable upon delivery of Citi's opinion and $8 million is payable contingent upon consummation of the Merger. In addition, GOV agreed to reimburse Citi for Citi's expenses, including fees and expenses of counsel, and to indemnify Citi and related parties against certain liabilities, including liabilities under federal securities laws, arising out of Citi's engagement.

        As the GOV special committee was aware, at the request of RMR LLC and the GOV managers, Citi and certain of its affiliates may (i) participate in a credit facility of GOV after giving effect to the Merger and the other Transactions the proceeds of which Citi was informed by RMR LLC and the GOV managers are expected to be used for general corporate purposes, for which services Citi and such affiliates would receive compensation, including acting as joint lead arranger, joint bookrunning manager and syndication agent for, and as a lender under, such financing, and (ii) provide liability management services in connection with existing debt securities of GOV and SIR, for which services

Citi and such affiliates would receive compensation. As the GOV special committee also was aware, at the request of RMR LLC and the GOV managers, Citi and certain of its affiliates will participate in the Secondary Sale, for which services Citi and such affiliates expect to receive compensation, including acting as joint bookrunning manager for such sale. As the GOV special committee further was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to GOV and certain of its affiliates unrelated to the proposed Merger and the other Transactions, for which services Citi and its affiliates received and expect to receive compensation, including, during the two-year period prior to the date of Citi's opinion, having acted or acting as (i) financial advisor to GOV in connection with an acquisition transaction, (ii) joint bookrunning manager for equity and debt offerings of GOV and (iii) joint lead arranger, joint lead bookrunner and syndication agent for, and as a lender under, certain credit facilities of GOV, for which services described in clauses (i) through (iii) above Citi and its affiliates received during such two-year period aggregate fees of approximately $11 million from GOV. As the GOV special committee was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to SIR and certain of its affiliates unrelated to the proposed Merger and the other Transactions, for which services Citi and its affiliates received and expect to receive compensation, including, during the two-year period prior to the date of Citi's opinion, having acted or acting as (i) joint bookrunning manager for a debt offering of SIR and underwriter in connection with the ILPT Spin-Off and (ii) joint lead arranger, joint bookrunner and syndication agent for, and as a lender under, certain credit facilities of SIR, for which services described in clauses (i) and (ii) above Citi and its affiliates received during such two-year period aggregate fees of approximately $2 million from SIR. As the GOV special committee also was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to RMR Inc. and/or certain of its affiliates or entities (other than GOV, SIR and their respective affiliates) managed by or that receive business management services from RMR Inc. and/or certain of its affiliates unrelated to the proposed Merger and the other Transactions, for which services Citi and its affiliates received and expect to receive compensation, including, during the two-year period prior to the date of Citi's opinion, having acted or acting as (i) financial advisor to an entity that receives business management services from RMR Inc. in connection with a disposition transaction, (ii) joint bookrunning manager, joint book manager or joint lead manager for certain equity and debt offerings of certain entities managed by RMR Inc. and (iii) joint lead arranger, joint bookrunning manager, co-syndication agent, administrative agent and/or documentation agent for, and/or as a lender under, certain credit or securitization facilities of certain entities managed by or that receive business management services from RMR Inc., for which services described in clauses (i) through (iii) above Citi and its affiliates received during such two-year period aggregate fees of approximately $16 million from RMR Inc. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of GOV, SIR, RMR Inc. and entities managed by or that receive business management services from RMR Inc. and/or its affiliates and their respective affiliates for Citi's own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with GOV, SIR, RMR Inc., entities managed by or that receive business management services from RMR Inc. and/or its affiliates and their respective affiliates.

        The GOV special committee selected Citi to act as financial advisor in connection with the proposed Merger based on Citi's reputation, experience and familiarity with GOV, SIR and their respective businesses. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Opinion of Financial Advisor to the SIR Special Committee

        UBS was retained as financial advisor to the SIR special committee in connection with the Merger. As part of that engagement, the SIR special committee requested that UBS evaluate the fairness, from a financial point of view, of the exchange ratio to the holders of SIR Common Shares. On September 14, 2018, at a meeting of the SIR special committee and the SIR board of trustees held to evaluate the proposed Merger, UBS delivered to the SIR special committee and the SIR board of trustees an oral opinion, which opinion was confirmed by delivery of a written opinion, dated September 14, 2018, to the effect that, as of that date, based on and subject to various assumptions made, matters considered and limitations described in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of SIR Common Shares (other than holders of excluded shares (as defined in the Merger Agreement)).

        The full text of UBS' opinion describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by UBS. UBS' opinion is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference herein. Holders of SIR Common Shares are encouraged to read UBS' opinion carefully in its entirety. UBS' opinion was provided for the benefit of the SIR special committee (in its capacity as such) and the SIR board of trustees (in its capacity as such) in connection with, and for the purpose of, its evaluation of the exchange ratio, and does not address any other aspect of the Merger. UBS' opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to SIR or SIR's underlying business decision to effect the Merger. UBS' opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Merger. The following summary of UBS' opinion is qualified in its entirety by reference to the full text of UBS' opinion.

        In arriving at its opinion, UBS, among other things:

    •
    reviewed certain publicly available business and financial information relating to SIR, GOV, ILPT and RMR Inc.;

    •
    reviewed certain internal financial information and other data relating to the business and financial prospects of SIR that were provided to UBS by the management of SIR, and not publicly available, including financial forecasts and estimates prepared by the management of SIR, or the SIR projections, that the SIR special committee directed UBS to utilize for purposes of its analyses;

    •
    reviewed certain internal financial information and other data relating to the business and financial prospects of SIR excluding ILPT that were provided to UBS by the management of SIR, and not publicly available, including financial forecasts and estimates prepared by the management of SIR, or the SIR excluding ILPT projections, that the SIR special committee directed UBS to utilize for purposes of its analyses;

    •
    reviewed certain internal financial information and other data relating to the business and financial prospects of GOV that were provided to UBS by the management of GOV, and not publicly available, including financial forecasts and estimates, including asset disposition plans but not the Secondary Sale, prepared by the management of GOV, or the GOV projections, that the SIR special committee directed UBS to utilize for purposes of its analyses;

    •
    reviewed certain pro forma combined company financial forecasts and estimates, including estimates of synergies and incremental asset disposition plans of SIR excluding ILPT prepared by the management of SIR and the management of GOV that were not publicly available that the SIR special committee directed UBS to utilize for purposes of its analyses;

    •
    conducted discussions with senior members of the management of SIR and GOV concerning the respective businesses and financial prospects of SIR and GOV;

    •
    reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

    •
    compared the financial terms of the transaction with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

    •
    performed a discounted cash flow analysis of SIR excluding ILPT in which UBS analyzed the future cash flows of SIR excluding ILPT using financial forecasts and estimates prepared by the management of SIR;

    •
    performed a discounted cash flow analysis of GOV in which UBS analyzed the future cash flows of GOV using financial forecasts and estimates prepared by the management of GOV;

    •
    performed a pro forma discounted cash flow analysis of GOV in which UBS analyzed the future cash flows of GOV on a pro forma basis assuming the transaction is consummated, using financial forecasts and estimates prepared by the management of SIR and the management of GOV, including certain estimates of synergies;

    •
    reviewed current and historical market prices of SIR Common Shares, GOV Common Shares and ILPT Common Shares;

    •
    considered certain pro forma effects of the transaction on the financial statements of SIR and GOV;

    •
    reviewed an unexecuted draft of the Merger Agreement circulated on September 14, 2018; and

    •
    conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

        In connection with its review, with the consent of the SIR special committee, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of its opinion. In addition, with the consent of the SIR special committee, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of SIR, SIR excluding ILPT, or GOV, nor was UBS furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, synergies and pro forma effects referred to above, UBS assumed, at the direction of the SIR special committee, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of SIR and the management of GOV as to the future financial performance of their respective company and such synergies and pro forma effects. At the direction of the SIR special committee, UBS also assumed that, at least one business day prior to consummation of the Merger, SIR will distribute all of the ILPT Common Shares that SIR owns to SIR's shareholders in the form of a dividend. In addition, with the consent of the SIR special committee, for the purpose of its analyses, UBS assumed market values, as of September 12, 2018, for the shares of class A common stock of RMR Inc. held by SIR and GOV, the SIR Common Shares held by GOV and the ILPT Common Shares held by SIR. UBS also assumed, with the consent of the SIR special committee, that the Merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC. At the direction of the SIR special committee, UBS also assumed that each of SIR and GOV has operated in conformity with the requirements for qualification as a REIT for United States federal income tax purposes since its formation as a REIT and that the transaction will not adversely affect such status or operations of SIR or GOV. UBS' opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

        At the direction of the SIR special committee, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the exchange ratio to the extent expressly specified in the opinion, of the Merger Agreement or any related documents or the form of the transaction or any related transaction. In addition, UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by RMR LLC, any officers, directors or employees of any parties to the transaction, or any class of such persons, whether relative to the exchange ratio or otherwise. UBS expressed no opinion as to what the value of GOV Common Shares will be when issued pursuant to the Merger or the prices at which SIR Common Shares, GOV Common Shares, ILPT Common Shares or the class A shares of common stock RMR Inc. will trade at any time. In rendering its opinion, UBS assumed, with the consent of the SIR special committee, that (i) the final executed form of the Merger Agreement would not differ in any material respect from the draft that UBS reviewed, (ii) the parties to the Merger Agreement will comply with all material terms of the Merger Agreement, and (iii) the transaction will be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any material adverse effect on SIR, GOV or the transaction. UBS was not authorized to solicit, and did not solicit, indications of interest in a transaction with SIR from any party. The issuance of UBS' opinion was approved by an authorized committee of UBS.

        In connection with rendering its opinion to the SIR special committee, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analysis and the selected transactions analysis summarized below, no company or transaction used as a comparison was identical to SIR excluding ILPT or GOV. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

        UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS' analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

        The estimates of the future performance of SIR, SIR excluding ILPT and GOV provided by management of the companies in or underlying UBS' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing these analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which were beyond SIR's and GOV's control. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold or acquired.

        The exchange ratio provided for in the Merger was determined through negotiation among the SIR special committee and the GOV special committee, and the decision by SIR to enter into the Merger was solely that of the SIR board of trustees, acting upon the unanimous recommendation of the SIR special committee. UBS' opinion and financial analyses were only one of many factors considered by the SIR special committee in its evaluation of the Merger and should not be viewed as determinative of the views of the SIR special committee with respect to the Merger or the exchange ratio.

        The following is a brief summary of the material financial analyses performed by UBS and reviewed with the SIR special committee and the SIR board of trustees on September 14, 2018 in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order for UBS' financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS' financial analyses.

SIR excluding ILPT Selected Public Companies Analysis

        UBS reviewed financial information of SIR excluding ILPT provided by the management of SIR and publicly available financial and stock market information of the following publicly traded REITs which, based on its professional judgment and expertise, UBS deemed relevant to its analysis:

        Office / Industrial Net Lease Peers refers to the below-listed companies, collectively:

  •
  Gladstone Commercial Corp.

  •
  Lexington Realty Trust

        UBS reviewed, among other things:

  •
  enterprise values, or EV, of the selected Office / Industrial Net Lease Peers, calculated as equity market value as of September 12, 2018, plus consolidated debt at principal value, plus preferred securities at liquidation value, plus minority interests at book value, less cash and cash equivalents (in each case, based on publicly available information as of September 12, 2018), as a multiple of fiscal year 2018 and 2019 estimated earnings before interest, taxes and depreciation and amortization, or EBITDA;

  •
  equity stock prices of the selected Office / Industrial Net Lease Peers as of September 12, 2018, as a multiple of fiscal year 2018 and 2019 estimated funds from operation, or FFO, per share; and

  •
  equity stock prices of the selected Office / Industrial Net Lease Peers as of September 12, 2018, as a multiple of fiscal year 2018 and 2019 estimated adjusted funds from operation, or AFFO, per share.

        Financial data of the selected Office / Industrial Net Lease Peers were based on publicly available research analysts' estimates, public filings and other publicly available information.

        UBS then compared these multiples for the selected Office / Industrial Net Lease Peers with corresponding multiples of SIR excluding ILPT. UBS calculated multiples for SIR excluding ILPT based on earnings estimates (Normalized FFO per share, and cash available for distribution, or CAD, per share, and Adjusted EBITDA) as reflected in the SIR excluding ILPT projections provided by the management of SIR. Balance sheet information was as of June 30, 2018. For the purpose of calculating EV, diluted shares outstanding were based on the share count information as of September 12, 2018.

        The foregoing analysis indicated the following mean and median multiples for the selected Office / Industrial Net Lease Peers, as compared to corresponding implied multiples for SIR excluding ILPT (based upon the implied per share consideration in the Merger of $17.51, using the exchange ratio and the closing price of GOV Common Shares on September 12, 2018 of $16.84), using the SIR excluding ILPT projections:

	EV/EBITDA		Price/FFO		Price/AFFO or Price/CAD
Selected Companies	2018E	2019E	2018E	2019E	2018E		2019E
Office / Industrial Net Lease Peers—Mean and Median	13.4x	13.3x	10.4x	10.7x	11.2x		11.7x
SIR excluding ILPT at 1.04x Exchange Ratio—Management Estimates(1)	14.4x	15.0x	10.3x	11.5x	13.5x	(2)	16.1x	(3)

(1)
For purposes of calculating Adjusted EBITDA, Normalized FFO, and CAD multiples for SIR excluding ILPT, the dividends received from the shares of class A common stock of RMR Inc. owned by SIR were excluded from the financial estimates and UBS used the market value of the shares of class A common stock of RMR Inc. owned by SIR based on the closing price of such shares on September 12, 2018. For the purposes of calculating Adjusted EBITDA, Normalized FFO, and CAD multiples for SIR excluding ILPT, financial estimates were adjusted to exclude non-recurring items and to reflect the ILPT Distribution as if it occurred on January 1, 2018.

(2)
CAD multiple.

(3)
CAD multiple.

GOV Selected Public Companies Analysis

        UBS reviewed financial information of GOV provided by the management of GOV and publicly available financial and stock market information of the following publicly traded REITs which, based on its professional judgment and expertise, UBS deemed relevant to its analysis:

        Office / Industrial Net Lease Peers refers to the below-listed companies, collectively:

  •
  Gladstone Commercial Corp.

  •
  Lexington Realty Trust

        Office Peers refers to the below-listed companies, collectively:

  •
  Brandywine Realty Trust

  •
  Cousins Properties

  •
  Corporate Office Properties Trust

  •
  Highwoods Properties, Inc.

  •
  Piedmont Office Realty Trust, Inc.

        UBS reviewed, among other things:

  •
  EV of the selected Office / Industrial Net Lease Peers and Office Peers, calculated as equity market value as of September 12, 2018, plus consolidated debt at principal value, plus preferred securities at liquidation value, plus minority interests at book value, less cash and cash equivalents (in each case, based on publicly available information as of September 12, 2018), as a multiple of fiscal year 2018 and 2019 estimated EBITDA;

  •
  equity stock prices of the selected Office / Industrial Net Lease Peers and Office Peers as of September 12, 2018, as a multiple of fiscal year 2018 and 2019 estimated FFO per share; and

  •
  equity stock prices of the selected Office / Industrial Net Lease Peers and Office Peers as of September 12, 2018, as a multiple of fiscal year 2018 and 2019 estimated AFFO per share.

        Financial data of the selected Office / Industrial Net Lease Peers and Office Peers were based on publicly available research analysts' estimates, public filings and other publicly available information.

        UBS then compared these multiples for the selected Office / Industrial Net Lease Peers and Office Peers with corresponding multiples of GOV. UBS calculated multiples for GOV based on earnings estimates (Normalized FFO and CAD per share, and Adjusted EBITDA) as reflected in the GOV projections and provided by the management of GOV. Balance sheet information was as of June 30, 2018. UBS also calculated consensus multiples for GOV based on publicly available research analysts' estimates, public filings and other publicly available information. For the purpose of calculating EV, diluted shares outstanding were based on the share count information as of September 12, 2018.

        The foregoing analysis indicated the following mean and median multiples for the selected Office / Industrial Net Lease Peers and Office Peers, as compared to corresponding multiples for GOV based on the closing price for GOV Common Shares on September 12, 2018 of $16.84:

	EV/EBITDA		Price/FFO		Price/AFFO or Price/CAD
Selected Companies	2018E	2019E	2018E	2019E	2018E		2019E
Office / Industrial Net Lease Peers—Mean and Median	13.4x	13.3x	10.4x	10.7x	11.2x		11.7x
Office Peers—Mean	16.5x	15.5x	13.5x	13.0x	19.2x		18.2x
Office Peers—Median	16.6x	15.4x	14.1x	13.7x	20.2x		18.8x
GOV Management Estimates(1)	13.8x	14.1x	8.8x	10.1x	15.9x	(2)	76.6x	(3)
GOV Consensus Estimates	16.0x	16.4x	8.5x	8.7x	12.1x		13.3x

(1)
For purposes of calculating Adjusted EBITDA, Normalized FFO and CAD multiples, the dividends received from any shares of class A common stock of RMR Inc. and SIR Common Shares owned by GOV were excluded from the financial estimates and UBS used the market values of the shares of class A common stock of RMR Inc. and SIR Common Shares owned by GOV based on the closing prices of such shares on September 12, 2018. For the purposes of calculating Adjusted EBITDA, Normalized FFO, and CAD multiples for GOV, financial estimates were adjusted to exclude non-recurring items and to reflect asset sales as if they occurred on January 1, 2018.

(2)
CAD multiple.

(3)
CAD multiple.

Selected Precedent Transactions Analysis

        UBS reviewed publicly available information relating to the following eleven selected transactions involving REITs:

Date Announced	Target Name	Acquiror Name
June 2018	Corporate Property Associates 17—Global Incorporated	W.P. Carey, Inc.
May 2018	Gramercy Property Trust Inc.	Blackstone Group L.P.
July 2015	Gramercy Property Trust Inc.	Chambers Street Properties
September 2014	Cole Corporate Income Trust, Inc.	Select Income REIT
October 2013	Cole Real Estate Investments, Inc.	American Realty Capital Properties, Inc.
July 2013	Corporate Property Associates 16—Global Incorporated	W.P. Carey, Inc.
July 2013	American Realty Capital Trust IV, Inc.	American Realty Capital Properties, Inc.
May 2013	CapLease, Inc.	American Realty Capital Properties, Inc.
January 2013	Cole Credit Property Trust II, Inc.	Spirit Realty Capital, Inc.
December 2012	American Realty Capital Trust III, Inc.	American Realty Capital Properties, Inc.
September 2012	American Realty Capital Trust, Inc.	Realty Income Corporation

        UBS reviewed, among other things, the implied equity values of target companies in the selected transactions (based on the implied prices paid for the equity of the target companies), as multiples of one-year forward, or CY + 1, estimated FFO and CY + 1 estimated AFFO. UBS then compared these multiples derived for the selected transactions with corresponding Normalized FFO and CAD per share multiples implied for SIR excluding ILPT (based upon the implied per share consideration in the Merger of $17.51, using the exchange ratio and the closing price of GOV Common Shares on

September 12, 2018 of $16.84), using the SIR excluding ILPT projections. For precedent transactions announced prior to June 30 of a given year, CY + 1 represents the calendar year in which the transaction was announced, otherwise, CY + 1 represents the following calendar year. Financial data of the selected transactions were based on public filings, research analysts' consensus estimates and other publicly available information. This analysis indicated the following implied high, mean, median and low multiples for the selected transactions, as compared to corresponding multiples implied for SIR excluding ILPT:

Selected Precedent Transactions	Equity Value/CY + 1 FFO	Equity Value/CY + 1 AFFO or Equity Value/CY + 1 CAD
High	16.8x	15.9x
Mean	14.3x	14.4x
Median	14.1x	14.8x
Low	10.6x	10.8x
SIR excluding ILPT at 1.04x Exchange Ratio—Management Estimates	11.5x	16.1x	(1)

(1)
CAD multiple.

Discounted Cash Flow Analyses

        For each of the discounted cash flow analyses described below, UBS used, as applicable, diluted shares outstanding at the time of signing of the Merger Agreement, the SIR excluding ILPT projections, the GOV projections, financial forecasts and estimates relating to a certain property of GOV and estimates relating to certain synergies, transactions costs and other adjustments relating to the pro forma combined company, in each case, prepared by the management of SIR or the management of GOV, as well as certain terms of the transaction. The dividends received from the shares of class A common stock of RMR Inc. owned by SIR were excluded from the financial estimates of SIR excluding ILPT and the dividends received from the shares of class A common stock of RMR Inc. or SIR Common Shares owned by GOV were excluded from the financial estimates of GOV.

        SIR excluding ILPT.    UBS calculated a range of implied present values (as of June 30, 2018) of the standalone unlevered free cash flows that SIR excluding ILPT was forecasted to generate from June 30, 2018 through the end of fiscal year 2021 and of terminal values for SIR excluding ILPT. Implied terminal values were derived by applying to SIR excluding ILPT's estimated 2022 Adjusted EBITDA a range of forward multiples of 12.0x to 14.0x. UBS selected the range of forward EBITDA multiples based on its professional judgment and expertise. Present values of cash flows and terminal values were calculated using discount rates ranging from 7.5% to 8.5%, based on a range of SIR excluding ILPT's weighted average cost of capital estimated by UBS. UBS then added to the range of present values it derived for SIR excluding ILPT the market value of the shares of class A common stock of RMR Inc. owned by SIR, based on the closing price of such shares as of September 12, 2018 and subtracted the net debt as of June 30, 2018. The discounted cash flow analysis resulted in a range of implied equity values for SIR excluding ILPT of $10.31 to $14.97 per SIR Common Share.

        GOV.    UBS calculated a range of implied present values (as of June 30, 2018) of the standalone unlevered free cash flows that GOV excluding a certain property of GOV was forecasted to generate from June 30, 2018 through the end of fiscal year 2021 and of terminal values for GOV. Implied terminal values were derived by applying to GOV's estimated 2022 Adjusted EBITDA a range of forward EBITDA multiples of 13.5x to 16.0x. UBS selected the range of forward EBITDA multiples based on its professional judgment and expertise. Present values of cash flows and terminal values were calculated using discount rates ranging from 7.0% to 8.0%, based on a range of GOV's weighted average cost of capital estimated by UBS. UBS then added the present value of a certain property of GOV, calculated based on the unlevered free cash flows that the property was forecast to generate through to the end of fiscal year 2026 to capture the fully stabilized financials from the repositioning of the property, and utilizing a range of forward multiples of 13.5x to 16.0x and discount rates ranging from 7.0% to 8.0%. UBS then added to the range of present values it derived for GOV the market values of the shares of class A common stock of RMR Inc. and SIR Common Shares owned by GOV, based on the closing prices of such shares as of September 12, 2018 and then subtracted the net debt as of June 30, 2018. The discounted cash flow analysis of GOV resulted in a range of implied equity values of $12.21 to $16.82 per GOV Common Share.

        Pro Forma Combined Company.    UBS calculated a range of implied present values (as of June 30, 2018) of the unlevered free cash flows that the pro forma combined company excluding a certain property of GOV was forecasted to generate from June 30, 2018 through the end of fiscal year 2021 and of terminal values for the pro forma combined company, including certain cost savings estimates prepared by the management of SIR. Implied terminal values were derived by applying to the pro forma combined company's estimated 2022 Adjusted EBITDA a range of forward EBITDA multiples of 12.75x to 15.0x. UBS selected the range of forward EBITDA multiples based on its professional judgment and expertise. Present values of cash flows and terminal values were calculated using discount rates ranging from 7.0% to 8.0%, based on an estimated range of the pro forma combined company's weighted average cost of capital. UBS then added the present value of a certain property of GOV, calculated based on the unlevered free cash flows that the property was forecast to generate through to the end of fiscal year 2026 to capture the fully stabilized financials from the repositioning of the property, and utilizing a range of forward multiples of 13.5x to 16.0x and discount rates ranging from 7.0% to 8.0%. UBS then added to the range of present values it derived for the pro forma combined company the market values of the shares of class A common stock of RMR Inc. and SIR Common Shares owned by SIR and GOV, based on the closing prices of such shares as of September 12, 2018 and then subtracted the net debt as of June 30, 2018 and estimated transactions fees and expenses as provided by the management of SIR. The discounted cash flow analysis of the pro forma combined company resulted in a range of implied equity values of $11.87 to $16.72 per SIR Common Share.

        UBS then compared the range of implied equity values of $11.87 to $16.72 per SIR Common Share that resulted from the discounted cash flow analysis of the pro forma combined company to the range of implied equity values of $10.31 to $14.97 per SIR Common Share that resulted from the discounted cash flow analysis of SIR excluding ILPT and noted that the pro forma combined company range of implied equity values was 11.7% to 15.2% higher than the range of implied equity values for SIR excluding ILPT.

Other Matters Presented

        For the information of the SIR special committee and the SIR board of trustees, and not for purposes of rendering UBS' opinion, UBS reviewed the following analyses, as summarized below.

Research Analysts' Price Targets

        UBS reviewed the most recent research analysts' per share price target for SIR Common Shares and GOV Common Shares according to FactSet and as of September 12, 2018. Of the five research analysts' reports UBS reviewed for SIR that provided price targets, the analysis indicated a high price of $28.00 per share and a low price of $18.00 per share. Of the five research analysts' reports UBS reviewed for SIR, three research analysts' reports also had price targets for ILPT Common Shares. UBS then calculated the implied SIR excluding ILPT price targets of the three research analysts by deducting the ILPT price target attributable per SIR Common Share from SIR price targets. The analysis indicated a high price of $12.93 per share and a low price of $11.94 per share. Of the seven research analysts' reports UBS reviewed for GOV, the analysis indicated a high price of $21.00 per share and a low price of $11.00 per share.

Historical Closing Prices of SIR Common Shares and GOV Common Shares

        UBS reviewed the recent closing prices of SIR Common Shares and GOV Common Shares over the 12-month period ended September 12, 2018. UBS also reviewed 30- and 90-day volume weighted averages for SIR Common Shares within that same time period. For each share price, UBS calculated the premium or discount implied by the proposed Merger, by comparing the implied per share consideration in the Merger of $17.51, using the exchange ratio and the closing price of GOV Common Shares on September 12, 2018 of $16.84, plus $11.63, being the value of 0.503 ILPT Common Shares based on the closing price on September 12, 2018 of $23.15. The following table presents the results of these calculations:

Period	Price	Implied Premium at 1.04x Exchange Ratio
Current	$20.01	45.7%
30-Day Trading Average	$20.74	40.5%
90-Day Trading Average	$21.42	36.0%

Miscellaneous

        Under the terms of UBS' engagement, SIR agreed to pay UBS an aggregate fee of $10 million for its financial advisory services in connection with the Merger, of which $2 million was payable in connection with the delivery of UBS' opinion and the remaining $8 million is payable contingent upon consummation of the Merger. SIR has also agreed to reimburse UBS for certain expenses, including fees, disbursements and other charges of counsel, and indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. In the past, UBS and its affiliates have provided investment banking services to SIR, GOV, ILPT and RMR Inc., and certain of their respective affiliates, unrelated to the proposed transaction, for which UBS and its affiliates have received or will receive compensation, including in the past two years having acted as (i) joint bookrunner on a senior unsecured notes offering of SIR in May 2017, (ii) joint lead arranger on a bridge facility and joint bookrunner on a concurrent follow-on equity offering of GOV in June 2017, (iii) joint bookrunner on an unsecured notes offering of GOV in July 2017, (iv) financial advisor and dealer manager on a rights offering of RMR Real Estate Income Fund, a closed-end management investment company advised by a subsidiary of RMR Inc., in September 2017, (v) joint bookrunner on a credit facility of ILPT in December 2017 and (vi) lead left bookrunner on ILPT's initial public offering in January 2018. In addition, UBS or an affiliate is a participant in credit facilities of SIR, GOV and ILPT for which it received and continues to receive fees and interest payments. In addition, in the future UBS may provide investment banking services to SIR, GOV, ILPT and RMR Inc. unrelated to the proposed transaction for which UBS may receive compensation. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of SIR, GOV, ILPT and RMR Inc. and, accordingly, may at any time hold a long or short position in such securities.

        SIR's special committee selected UBS as its financial advisor in connection with the transaction because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Certain Prospective Financial Information of GOV

        GOV does not as a matter of course make public projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the evaluation of the Merger and the other Transactions, certain non-public unaudited prospective financial information of GOV covering multiple years prepared by management of GOV not for public disclosure was made available to the GOV special committee and the SIR special committee. Such non-public unaudited prospective financial information of GOV (giving effect to the Secondary Sale) also was provided to Citi for its use and reliance in connection with its financial analysis and opinion as more fully described in the section entitled "The Merger—Opinion of Financial Advisor to the GOV Special Committee" beginning on page 106 of this joint proxy statement/prospectus, and provided to UBS for its use and reliance in connection with its financial analysis and opinion as more fully described in the section entitled "The Merger—Opinion of Financial Advisor to the SIR Special Committee" beginning on page 116 of this joint proxy statement/prospectus. A summary of certain of that unaudited prospective financial information is not being included in this joint proxy statement/prospectus to influence your decision whether to vote for or against the GOV Share Issuance Proposal and the SIR Merger Proposal, but is included because it was made available to the GOV special committee, the SIR special committee and their respective financial advisors. The inclusion of this information should not be regarded as an indication that any of the GOV special committee, the SIR special committee, their respective financial advisors or any other recipient of this information considered, or now considers, this information to be necessarily predictive of actual future results.

        The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, the prospective results may not be realized and actual results may be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, the information by its nature becomes less predictive with each successive year.

        You should review the SEC filings of GOV for a description of risk factors with respect to the business of GOV. See "Cautionary Statement Regarding Forward Looking Statements" beginning on page 56, and "Where You Can Find More Information" beginning on page 172, of this joint proxy statement/prospectus. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the GAAP measures in GOV's historical GAAP financial statements. The unaudited prospective financial information includes certain non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as presented in this joint proxy statement/prospectus may not be comparable to similarly titled amounts used by other companies. The unaudited prospective financial information presented herein includes (i) net operating income, or NOI, (ii) Adjusted EBITDA, (iii) normalized funds from operations, or Normalized FFO and (iv) cash available for distribution, or CAD, all of which are non-GAAP measures. Certain supplemental information with respect to the calculation of these non-GAAP financial measures is included in the footnotes to the table.

        Neither the independent registered public accounting firm of GOV nor any other independent accountants have compiled, examined or performed any audit or other procedures with respect to the unaudited prospective financial information of GOV contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm of GOV contained in GOV's Current Report on Form 8-K filed with the SEC on November 5, 2018, for the year ended December 31, 2017, which is incorporated by reference into this joint proxy statement/prospectus, relates to the historical financial information of GOV. Such report does not extend to the unaudited prospective financial information herein or made available to the GOV special committee, the SIR special committee and their respective financial advisors, and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date on which it was prepared.

GOV Standalone Prospective Financial Information, Giving Effect to the Secondary Sale

        The following table presents selected unaudited prospective financial data on a twelve month run rate basis as of December 31, 2018 through December 31, 2022 for GOV for each year on a standalone basis. It does not give effect to the Merger, but does give effect to the Secondary Sale.

($ in millions)	2018E(1)(2)	2019E	2020E	2021E	2022E
NOI(3)	$260.0	$209.6	$211.9	$191.0	$189.1
Adjusted EBITDA(4)	$277.3	$192.0	$195.9	$172.2	$173.6
Normalized FFO(5)	$192.9	$125.7	$120.1	$93.1	$82.7
CAD(6)	$107.2	$34.1	$49.2	$26.7	$29.6

(1)
Assumes $509 million in asset sales are completed in the second half of 2018 and includes earnings from those properties for the portion of the year during which such assets were still owned.

(2)
Assumes the Secondary Sale is completed on September 30, 2018 and includes earnings from the SIR Common Shares beneficially owned by GOV for the portion of the year during which such shares were still owned.

(3)
For purposes of the unaudited prospective financial information, GOV defined NOI as rental income less property operating expenses. NOI excludes amortization of capitalized tenant improvement costs and leasing commissions that GOV records as depreciation and amortization. Other real estate companies and REITs may calculate NOI differently than GOV does.

(4)
For purposes of the unaudited prospective financial information, GOV defined Adjusted EBITDA as net income (loss) calculated in accordance with GAAP before interest expense, income tax expense, depreciation and amortization, general and administrative expense paid in common shares, impairment charges on and increases in the carrying value of real estate assets, distributions received from SIR, loss on early extinguishment of debt, equity in earnings of SIR, equity in losses of unconsolidated joint ventures, net gain on issuance of shares by SIR, any gain or loss on the sale of real estate, unrealized gain on equity securities and estimated business management incentive fees. Other real estate companies and REITS may calculate Adjusted EBITDA differently than GOV does. Adjusted EBITDA, before giving effect to the Secondary Sale would be $290.0 million, $242.8 million, $246.7 million, $223.0 million and $224.4 million in 2018E, 2019E, 2020E, 2021E and 2022E, respectively.

(5)
FFO, as calculated on the basis defined by The National Association of Real Estate Investment Trusts, or Nareit, is net income (loss) calculated in accordance with GAAP, plus real estate depreciation and amortization of consolidated properties and GOV's proportionate share of the real estate depreciation and amortization of unconsolidated joint venture properties and the difference between FFO attributable to equity investment and equity in earnings of an equity investee but excluding impairment charges on and increases in the carrying value of real estate assets, any gain or loss on the sale of real estate, as well as certain other adjustments currently not applicable to GOV. For purposes of the unaudited prospective financial information, GOV's calculation of Normalized FFO differs from Nareit's definition of FFO because GOV includes SIR's Normalized FFO attributable to GOV's equity investment in SIR (net of FFO attributable to GOV's equity investment in SIR), and GOV excludes gains on issuance of shares by SIR, losses on early extinguishment of debt and unrealized gains and losses on equity securities. Other real estate companies and REITs may calculate Normalized FFO differently than GOV does. Normalized FFO, before giving effect to the Secondary Sale would be $196.2 million, $162.0 million, $155.1 million, $129.0 million and $118.7 million in 2018E, 2019E, 2020E, 2021E and 2022E, respectively.

(6)
For purposes of the unaudited prospective financial information, GOV calculated CAD as Normalized FFO, excluding Normalized FFO attributable to GOV's equity investment in SIR and unconsolidated joint venture properties, non-cash rental income, and recurring capital expenditures, plus distributions from GOV's equity investment in SIR and unconsolidated joint venture properties, and non-cash expenses. Other real estate companies and REITs may calculate CAD differently than GOV does. CAD, before giving effect to the Secondary Sale would be $115.7 million, $65.9 million, $80.8 million, $58.5 million and $61.7 million in 2018E, 2019E, 2020E, 2021E and 2022E, respectively.

        In preparing the foregoing unaudited prospective financial information, GOV made a number of assumptions and estimates regarding, among other things, interest rates, corporate financing activities, including GOV's ability to finance its operations and investments and refinance certain of its outstanding indebtedness and the terms of any such financing or refinancing and leverage ratios, the amount and timing of investments and dispositions by GOV and the yield to be achieved on such investments, the amount and timing of capital expenditures, distribution rates, occupancy and tenant retention levels, changes in rent, the amount of income taxes paid and the amount of general and administrative costs.

        The assumptions made in preparing the above unaudited prospective financial information may not accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under "Risk Factors" beginning on page 43, and "Cautionary Statement Regarding Forward Looking Statements" beginning on page 56, of this joint proxy statement/prospectus, as well as the risks described in the periodic reports of GOV filed with the SEC, all of which are difficult to predict and many of which are beyond the control of GOV and will be beyond the control of the combined company. Accordingly, the projected results may not be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the Merger and the other Transactions are completed.

        You should not place undue reliance on the unaudited prospective financial information set forth above. No representation is made by GOV, SIR or any other person to any GOV shareholder, SIR shareholder regarding the ultimate performance of GOV compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that the prospective financial information will be necessarily predictive of actual future events, and such information should not be relied on as such. You should review the description of GOV's reported results of operations and financial condition and capital resources during 2017 and 2018, including in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in GOV's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as amended by the description in GOV's Current Report on Form 8-K filed with the SEC on November 5, 2018, and Quarterly Reports on Form 10-Q for the periods ended March 31, 2018, June 30, 2018 and September 30, 2018 filed with the SEC and incorporated by reference into this joint proxy statement/prospectus.

        GOV DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL RESULTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL RESULTS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

Certain Prospective Financial Information of SIR Excluding ILPT

        SIR does not as a matter of course make public projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the evaluation of the Merger and the other Transactions, certain non-public unaudited prospective financial information of SIR covering multiple years prepared by management of SIR not for public disclosure was made available to the SIR special committee and the GOV special committee. Such non-public unaudited prospective financial information of SIR also was provided to UBS for its use and reliance in connection with its financial analysis and opinion as more fully described in the section entitled "The Merger—Opinion of Financial Advisor to the SIR Special Committee" beginning on page 116 of this joint proxy statement/prospectus, and provided to Citi for its use and reliance in connection with its financial analysis and opinion as more fully described in the section entitled "The Merger—Opinion of Financial Advisor to the GOV Special Committee" beginning on page 106 of this joint proxy statement/prospectus. A summary of certain of that unaudited prospective financial information is not being included in this joint proxy statement/prospectus to influence your decision whether to vote for or against the SIR Merger Proposal and the GOV Share Issuance Proposal, but is included because they were made available to the SIR special committee, the GOV special committee and their respective financial advisors. The inclusion of this information should not be regarded as an indication that any of the SIR special committee, the GOV special committee, their respective financial advisors or any other recipient of this information considered, or now considers, this information to be necessarily predictive of actual future results.

        The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, the prospective results may not be realized and actual results may be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, the information by its nature becomes less predictive with each successive year.

        You should review the SEC filings of SIR for a description of risk factors with respect to the business of SIR. See "Cautionary Statement Regarding Forward Looking Statements" beginning on page 56, and "Where You Can Find More Information" beginning on page 172, of this joint proxy statement/prospectus. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to GAAP measures in SIR's historical GAAP financial statements. The unaudited prospective financial information includes certain non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as presented in this joint proxy statement/prospectus may not be comparable to similarly titled amounts used by other companies. The unaudited prospective financial information presented herein with respect to SIR, excluding ILPT, includes (i) NOI, (ii) Adjusted EBITDA, (iii) Normalized FFO and (iv) CAD, all of which are non-GAAP measures. Certain supplemental information with respect to the calculation of these non-GAAP financial measures is included in the footnotes to the table.

        Neither the independent registered public accounting firm of SIR nor any other independent accountants have compiled, examined or performed any audit or other procedures with respect to the unaudited prospective financial information of SIR contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm of SIR contained in SIR's Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this joint proxy statement/prospectus, relates to the historical financial information of SIR. Such report does not extend to the unaudited prospective financial information herein or made available to the SIR special committee, the GOV special committee and their respective financial advisors, and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date on which it was prepared.

SIR Excluding ILPT Standalone Prospective Financial Information

        The following table presents selected unaudited prospective financial data on a twelve month run rate basis as of December 31, 2018 through December 31, 2022 for SIR, excluding ILPT, for each year on a standalone basis. It does not give effect to the Merger, but does give effect to the ILPT Distribution.

($ in millions)	2018E(1)	2019E	2020E	2021E	2022E
NOI(2)	$301.7	$228.7	$233.3	$237.9	$243.3
Adjusted EBITDA(3)	$234.5	$209.2	$213.3	$217.7	$222.8
Normalized FFO(4)	$132.6	$124.7	$116.1	$114.8	$108.9
CAD(5)	$113.1	$89.8	$82.3	$94.0	$77.2

(1)
Assumes the ILPT Distribution was completed on June 30, 2018 and includes earnings from the ILPT Common Shares beneficially owned by SIR for the portion of the year during which such shares were still owned.

(2)
For purposes of the unaudited prospective financial information, SIR defined NOI as rental income less property operating expenses. NOI excludes amortization of capitalized tenant improvement costs and leasing commissions that SIR records as depreciation and amortization. Other real estate companies and REITs may calculate NOI differently than SIR does.

(3)
For purposes of the unaudited prospective financial information, SIR defined Adjusted EBITDA as net income (loss) calculated in accordance with GAAP before interest expense, income tax expense, depreciation and amortization, acquisition and transaction related costs, general and administrative expense paid in common shares, loss on impairment of real estate assets, loss on early extinguishment of debt, unrealized gain on equity securities and estimated business management incentive fees. Other real estate companies and REITS may calculate Adjusted EBITDA differently than SIR does.

(4)
FFO, as calculated on the basis defined by Nareit, is net income calculated in accordance with GAAP, plus real estate depreciation and amortization, loss on impairment of real estate assets and the difference between net income and FFO allocated to noncontrolling interest, as well as certain other adjustments currently not applicable to SIR. For purposes of the unaudited prospective financial information, SIR's calculation of Normalized FFO differs from Nareit's definition of FFO because SIR excludes acquisition and transaction related costs expensed under GAAP, loss on asset impairment, loss on early extinguishment of debt, unrealized gains and losses on equity securities and Normalized FFO, net of FFO, from noncontrolling interest, if any. Other real estate companies and REITs may calculate Normalized FFO differently than SIR does.

(5)
For purposes of the unaudited prospective financial information, SIR calculated CAD as Normalized FFO, excluding non-cash rental income, and recurring capital expenditures, plus non-cash expenses. Other real estate companies and REITs may calculate CAD differently than SIR does.

        In preparing the foregoing unaudited prospective financial information, SIR made a number of assumptions and estimates regarding, among other things, interest rates, corporate financing activities, including SIR's ability to finance its operations and investments and refinance certain of its outstanding indebtedness and the terms of any such financing or refinancing and leverage ratios, the amount and timing of investments and dispositions by SIR and the yield to be achieved on such investments, the amount and timing of capital expenditures, distribution rates, occupancy and tenant retention levels, changes in rent, the amount of income taxes paid and the amount of general and administrative costs.

        The assumptions made in preparing the above unaudited prospective financial information may not accurately reflect future conditions. For example, the foregoing unaudited financial information does not make any assumptions regarding reducing leverage after excluding ILPT from SIR's consolidated financial statements. Pro forma for the exclusion of ILPT from SIR's consolidated financial statements, SIR's leverage level increases substantially; therefore, SIR would be unlikely to maintain compliance with debt covenants, and its investment grade debt ratings would be at risk. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under "Risk Factors" beginning on page 43, and "Cautionary Statement Regarding Forward Looking Statements" beginning on page 56, of this joint proxy statement/prospectus, as well as the risks described in the periodic reports of SIR filed with the SEC, all of which are difficult to predict and many of which are beyond the control of SIR and will be beyond the control of the combined company. Accordingly, the projected results may not be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the Merger and the other Transactions are completed.

        You should not place undue reliance on the unaudited prospective financial information set forth above. No representation is made by SIR, GOV or any other person to any SIR shareholder, GOV shareholder or other person regarding the ultimate performance of SIR, excluding ILPT, compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that the prospective financial information will be necessarily predictive of actual future events, and such information should not be relied on as such. You should review the description of SIR's reported results of operations and financial condition and capital resources during 2017 and 2018, including in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in SIR's Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Reports on Form 10-Q for the periods ended March 31, 2018, June 30, 2018 and

September 30, 2018 filed with the SEC and incorporated by reference into this joint proxy statement/prospectus.

        SIR DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL RESULTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL RESULTS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

Interests of GOV and SIR Trustees, Executive Officers and Manager in the Merger and the Other Transactions

        GOV and SIR shareholders should be aware that certain of GOV's and SIR's trustees and executive officers and their manager, RMR LLC, have interests in the Merger and the other Transactions that are different from, or in addition to, the interests of GOV and SIR shareholders generally, which may create potential conflicts of interest or the appearance thereof. Each of the GOV and SIR board of trustees and GOV and SIR special committees were aware of these interests, among other matters, in approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement to which GOV, GOV Merger Sub or SIR, respectively, is a party, and in recommending that GOV shareholders vote for the GOV Share Issuance Proposal and that SIR shareholders vote for the SIR Merger Proposal. These interests include those discussed below.

        RMR LLC is the business and property manager of GOV, SIR and ILPT and the personnel and various services that each of GOV, SIR and ILPT requires to operate its respective business are provided to it by RMR LLC pursuant to its respective business and property management agreements with RMR LLC. RMR LLC is a majority owned subsidiary of RMR Inc., and RMR Inc. is the managing member of RMR LLC. Adam D. Portnoy, a managing trustee of GOV, SIR and ILPT, is the sole trustee, an officer and the controlling shareholder of ABP Trust, which is the controlling shareholder of RMR Inc.; a managing director, president and chief executive officer of RMR Inc.; and an officer of RMR LLC. David M. Blackman, a SIR managing trustee and president and chief executive officer of GOV and SIR and, effective January 1, 2019, a GOV managing trustee; Mark L. Kleifges, GOV's other current managing trustee and chief financial officer and treasurer through December 31, 2018; and John C. Popeo, SIR's chief financial officer and treasurer and ILPT's other managing trustee and president and chief executive officer through November 30, 2018, each also serve as executive officers, and are employees, of RMR LLC. Jeffrey C. Leer has been appointed as GOV's chief financial officer and treasurer, effective January 1, 2019, and as SIR's chief financial officer and treasurer, effective December 1, 2018, and Mr. Leer is currently an employee of RMR LLC. Jeffrey P. Somers, an independent trustee of GOV, also serves as an independent trustee of SIR. Other officers and employees of RMR LLC and RMR Inc. serve as officers of GOV, SIR and ILPT.

        The completion of the Merger and the other Transactions may increase the aggregate fees payable to RMR LLC by the combined company (as compared to fees currently payable by GOV and SIR) and by ILPT under their management agreements with RMR LLC. If the Merger is consummated, GOV's management agreements with RMR LLC will remain in effect and, except as noted below, the terms will not be changed but, as a result of the consummation of the Merger and the other Transactions, depending on the combined company's total shareholder return per common share, as defined in the agreement, relative to its peer group, incentive management fees payable to RMR LLC by the combined company under the business management agreement may increase. Similarly, depending on ILPT's relative total shareholder return per common share, as defined in the agreement, to its peers following the ILPT Distribution, the incentive management fees payable to RMR LLC by ILPT under its business management agreement with RMR LLC may also increase. The Compensation Committee of the GOV board of trustees is considering an amendment to the terms of GOV's business management agreement, whereby, effective upon consummation of the Merger, for periods beginning on and after January 1, 2019, OPI's business management agreement with RMR LLC would provide that the SNL U.S. Office REIT Index, rather than the SNL U.S. REIT Equity Index, be used to calculate the benchmark return per share, as defined, for purposes of determining the incentive management fee, if any, payable by OPI under the business management agreement. Such amendment to the business management agreement requires the approval of the Compensation Committee of the GOV board of trustees and the board of directors of RMR Inc.

        Each of GOV's, SIR's and ILPT's business and property management agreements have terms that end on December 31, 2037, and automatically extend on December 31st of each year for an additional year, so that such terms thereafter end on the 20th anniversary of the date of the extension. The termination of GOV's, SIR's or ILPT's business or property management agreements with RMR LLC may require GOV, SIR or ILPT, as applicable, to pay a substantial termination fee to RMR LLC. If GOV, SIR or ILPT terminates its management agreements with RMR for convenience or if RMR LLC terminates its management agreements with GOV, SIR or ILPT for good reason, as defined in such agreement, GOV, SIR or ILPT, as the case may be, would be obligated to pay RMR LLC a termination fee in an amount equal to the sum of the present values of the monthly future fees, as defined in the applicable management agreement, payable to RMR LLC for the then remaining term, which depending on the time of termination, would be between 19 and 20 years. Additionally, if GOV, SIR or ILPT terminates its business or property management agreements with RMR LLC for a performance reason, as defined in the applicable management agreement, GOV, SIR or ILPT, as applicable, would be obligated to pay RMR LLC the termination fee calculated as described above, but assuming a remaining term of 10 years.

        Contemporaneously with the execution and delivery of the Merger Agreement, SIR and RMR LLC entered into the RMR LLC Letter Agreement, pursuant to which, on the terms and subject to conditions contained therein, RMR LLC agreed to waive its right to receive payment of the termination fee otherwise due under SIR's business and property management agreements with RMR LLC upon termination of such agreements when the Merger is consummated. GOV and SIR understand that RMR LLC was amenable to providing this waiver because, after completion of the Merger and the other Transactions, RMR LLC will continue to manage the combined company under GOV's existing business and property management agreements with RMR LLC and will continue to manage ILPT under its existing business and property management agreements with RMR LLC. The waiver provided by RMR LLC applies only in respect of the Merger and does not apply in respect of any competing proposal or superior proposal (each as defined in the Merger Agreement) or any other transaction or arrangement. Upon completion of the Merger and termination of SIR's business management agreement, RMR LLC would also be eligible to receive a pro rata portion of the then current year's incentive fee, if earned. The measurement period for such pro rata incentive fee is the prior two full calendar years plus the period from the end of the last full calendar year through the closing date of the Merger. For more information on GOV's management agreements with RMR LLC, including calculation of the incentive fee, see "Management Agreements" beginning on page 163 of this joint proxy statement/prospectus.

        Messrs. Portnoy, Blackman, Kleifges and Leer collectively beneficially owned 1,282,399 GOV Common Shares, or 1.29% of the GOV Common Shares outstanding as of the GOV Record Date. GOV's trustees and executive officers have indicated that they expect to vote "FOR" the GOV Share Issuance Proposal and "FOR" the GOV Adjournment Proposal, if necessary or appropriate. For more information, see "The GOV Special Meeting—Required Vote" on page 73 of this joint proxy statement/prospectus. Messrs. Portnoy, Blackman, Popeo and Leer collectively beneficially owned 1,671,923 SIR Common Shares, or 1.87% of the SIR Common Shares outstanding as of the SIR Record Date. SIR's trustees and executive officers have indicated that they expect to vote "FOR" the SIR Merger Proposal and "FOR" the SIR Adjournment Proposal, if necessary or appropriate. For more information, see "The SIR Special Meeting—Required Vote" on page 78 of this joint proxy statement/prospectus.

        SIR and GOV each maintain indemnification agreements with their trustees and officers. These indemnification agreements require SIR or GOV, as applicable, to indemnify such persons to the maximum extent permitted by Maryland law against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his behalf in connection with a proceeding, subject to certain exceptions specified in the agreements. In addition, the indemnification agreements require SIR or GOV, as applicable, to advance reasonable expenses incurred by or on behalf of the indemnitee. Under the terms of the Merger Agreement, for a period of six years after the Effective Time, subject to certain limitations, the surviving entity has agreed to indemnify each current and former executive officer and trustee of SIR, for costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and paid settlement amounts in connection with any claim, proceeding or investigation pertaining to (i) alleged actions or omissions, in such person's capacity as an executive officer or trustee of SIR or (ii) the Merger Agreement and any of the transactions contemplated thereby, and will pay in advance of the final disposition of any such claim, proceeding or investigation, the expenses (including attorneys' fees) of any such person. In addition, pursuant to the Merger Agreement, prior to the Effective Time, SIR will obtain and GOV will pay the premium for a non-cancelable extension of the coverage afforded by SIR's existing directors' and officers' insurance for any claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period prior to the Effective Time from one or more insurance carriers with the same or better credit rating as SIR's current insurance carrier with respect to directors' and officers' insurance with terms, conditions and retentions that are no less favorable in the aggregate than the coverage provided under SIR's existing policies and with liability limits that are no lower than the limits on SIR's existing policies so long as the premium in the aggregate does not exceed 300% of the annual aggregate premium(s) under SIR's existing policies. These arrangements are described in detail in the "The Merger Agreement—Covenants and Agreements—Indemnification of Trustees and Officers; Insurance" on page 155 of this joint proxy statement/prospectus.

        None of SIR's trustees or executive officers has any arrangement or understanding with either GOV or SIR concerning any type of compensation based on the Merger or the other Transactions.

        The transactions contemplated by the Merger Agreement and the terms and conditions thereof were evaluated, negotiated and recommended to the GOV board of trustees by the GOV special committee, which is comprised solely of GOV's disinterested, independent trustees, and were separately approved and adopted by GOV's independent trustees and the GOV board of trustees.

        The transactions contemplated by the Merger Agreement and the terms and conditions thereof were evaluated, negotiated and recommended to the SIR board of trustees by the SIR special committee, which is comprised solely of SIR's disinterested, independent trustees, and were separately approved and adopted by SIR's independent trustees and the SIR board of trustees.

Trustees and Management of the Combined Company

        Pursuant to the Merger Agreement, the trustees and officers of GOV Merger Sub immediately after the Effective Time, will continue as the trustees and officers of GOV Merger Sub. GOV expects that, following the consummation of the Merger, Messrs. Adam D. Portnoy and David M. Blackman will serve as the managing trustees of the board of trustees of OPI, and Barbara D. Gilmore, John L. Harrington, Elena Poptodorova and Jeffrey P. Somers will continue to serve as independent trustees of the board of trustees of OPI. The GOV board of trustees plans, effective upon consummation of the Merger, to increase the size of the board of trustees of OPI from six members to eight members, and to invite Donna D. Fraiche and William A. Lamkin, independent trustees of SIR, to join the board of trustees of OPI as independent trustees.

        On October 25, 2018, GOV announced that Mark L. Kleifges was retiring as a managing trustee and the chief financial officer and treasurer of GOV, effective December 31, 2018, and that, effective January 1, 2019, David M. Blackman, the current president and chief executive officer of GOV, will replace Mr. Kleifges as a managing trustee of GOV, and Jeffrey C. Leer will replace Mr. Kleifges as the chief financial officer and treasurer of GOV. Also on October 25, 2018, SIR announced that John C. Popeo was retiring as the chief financial officer and treasurer of SIR, effective November 30, 2018, and that, effective December 1, 2018, Jeffrey C. Leer will replace Mr. Popeo as the chief financial officer and treasurer of SIR. Mr. Blackman and Mr. Leer will serve as the president and chief executive officer and chief financial officer and treasurer, respectively, of the combined company. For additional information regarding the trustees and executive officers of GOV following the Merger, please refer to GOV's Proxy Statement for its Annual Meeting of Shareholders on Schedule 14A filed with the SEC on February 23, 2018, the relevant portions of which are incorporated into this joint proxy statement/prospectus by reference to GOV's Annual Report on Form 10-K for the year ended December 31, 2017, GOV's Current Report on Form 8-K filed on October 26, 2018 and SIR's Current Report on Form 8-K filed on October 26, 2018.

Treatment of Unvested SIR Share Awards in the Merger

        In connection with the entry into the Merger Agreement, SIR obtained from each of its executive officers and all executive officers of RMR LLC a waiver of each such officer's right to accelerated vesting upon consummation of the Merger of any unvested or partially vested SIR Share Awards such officer held. SIR has agreed to use reasonable efforts, prior to the Effective Time, to cause the vesting of any unvested or partially vested SIR Share Awards held by each other holder thereof not to accelerate in connection with the consummation of the Merger. At the Effective Time, each unvested or partially vested SIR Share Award will be converted into a Rollover Equity Award, with respect to a number of GOV Common Shares (rounded down to the nearest whole share) equal to the product of (a) the exchange ratio, multiplied by (b) the number of SIR Common Shares subject to such unvested or partially vested SIR Share Award at the Effective Time, with cash paid in lieu of fractional shares. Such Rollover Equity Award will continue to be subject to the same vesting and other terms and conditions as were in effect immediately prior to the Effective Time, except as specifically set forth in the waiver or as otherwise amended. All amounts payable in respect of such SIR Share Awards will be subject to appropriate tax withholding.

Regulatory Approvals

        Neither GOV nor SIR is aware of any regulatory approvals that are expected to prevent the consummation of the Merger.

Accounting Treatment of the Merger

        In accordance with GAAP, GOV will account for the Merger as a business combination with GOV treated as the acquirer of SIR. Under business combination accounting, the assets acquired and liabilities assumed will be recorded as of the acquisition date, at their respective fair value, and added to those of GOV. Any excess of purchase price over the fair values will be recorded as goodwill.

Exchange of Shares in the Merger

        GOV will appoint an exchange agent who is reasonably acceptable to SIR to handle the exchange of SIR Common Shares for GOV Common Shares. Within five business days after the Effective Time, the exchange agent will send to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented SIR Common Shares outstanding a letter of transmittal and instructions for effecting the exchange of such certificates for the Merger Consideration the holder is entitled to receive under the Merger Agreement. Holders of record of non-certificated SIR Common Shares represented by book-entry will receive payment of the foregoing items without any action on their part.

        Upon surrender of share certificates for cancellation along with the executed letter of transmittal and other documents described in the instructions, each SIR shareholder will receive all of the following: (i) the Merger Consideration of 1.04 GOV Common Shares for each of their SIR Common Shares, (ii) cash in lieu of fractional GOV Common Shares, if any, and (iii) the SIR closing distribution (described below), to the extent such distribution has not been paid prior to the consummation of the Merger, including the ILPT Distribution, and any GOV distribution with a record date after the consummation of the Merger.

        If you are a GOV shareholder, you are not required to take any action with respect to your GOV Common Shares.

        GOV also expects that immediately following the Effective Time, GOV Merger Sub will merge with and into GOV, with GOV as the surviving entity, following which GOV will effect a reverse stock split of the common shares of the combined company pursuant to which every four common shares of the combined company will be converted into one common share of the combined company.

Distributions

        GOV and SIR plan to continue their respective current distribution policies until the closing of the Merger. The parties each intend to pay quarterly distributions to their respective common shareholders at a rate not in excess of $0.43 per GOV Common Share and $0.51 per SIR Common Share. In addition, each of GOV and SIR are permitted under the Merger Agreement, upon prior notice to the other, to declare and pay a pro rata cash quarterly distribution for the portion of the quarterly period ending on the closing date of the Merger. The decision to declare such a pro rata distribution will be determined at the discretion of the applicable board of trustees, and neither GOV nor SIR shareholders have any contractual or other legal right to such a distribution.

        In addition, GOV and SIR have each agreed that the other party, with consent of the other (which consent may be conditioned upon an adjustment to the exchange ratio agreed upon by the parties and which is not to be unreasonably conditioned, withheld or delayed), may make any distribution to the extent reasonably necessary for such party to maintain its qualification for taxation as a REIT or to reduce or eliminate income or excise tax.

        Further, as a condition to the closing of the Merger, subject to the satisfaction or waiver of certain conditions, SIR will declare and, at least one business day prior to the closing date of the Merger, pay the ILPT Distribution. See "The ILPT Distribution" on page 163 of this joint proxy statement/prospectus.

Listing of GOV Common Shares to be Issued in the Merger

        It is a condition to the completion of the Merger that the GOV Common Shares issuable in connection with the Merger be approved by Nasdaq for listing on Nasdaq, subject to official notice of issuance. GOV expects that immediately after the Effective Time, GOV Merger Sub will merge with and into GOV, with GOV as the surviving entity, and GOV will change its name to "Office Properties Income Trust", following which GOV's ticker symbol on Nasdaq will be changed to "OPI".

De-Listing and De-Registration of SIR Common Shares

        Pursuant to the Merger Agreement, when the Merger is consummated, the SIR Common Shares currently listed on Nasdaq will be de-listed from Nasdaq and will be de-registered under the Exchange Act.

No Appraisal

        Under Maryland REIT Law and pursuant to the declaration of trust of each of GOV and SIR, neither GOV shareholders nor SIR shareholders are entitled to exercise appraisal rights in connection with the Merger or any of the other Transactions. See "No Appraisal Rights" on page 167 of this joint proxy statement/prospectus.

Litigation Related to the Merger and the Other Transactions

        On November 9, 2018, Jesse Chen, a purported SIR shareholder, filed a putative federal securities class action complaint in the United States District Court for the Southern District of New York against SIR and the members of the SIR board of trustees claiming this joint proxy statement/prospectus fails to disclose certain material information related to the Merger. The action, titled Chen v. Select Income REIT, et al., Civ. No. 1:18-cv-10418, or the Chen Action, purports to be brought on behalf of all holders of SIR Common Shares and generally alleges, among other things, that defendants violated Sections 14(a) and 20(a) of the Exchange Act and rules promulgated thereunder. The complaint seeks, among other things, to enjoin consummation of the Merger unless and until SIR discloses the allegedly omitted information, or alternatively rescission or rescissory damages, as well as an account to plaintiff and the putative class of damages allegedly suffered as a result of the asserted omissions and an award of attorneys' and experts' fees, costs and expenses. SIR and the other defendants believe that the Chen Action is without merit, and intend to defend vigorously against all claims asserted.

        On November 15, 2018, Frank Sinkula, a purported SIR shareholder, filed a putative federal securities class action complaint in the United States District Court for the District of Massachusetts against SIR and the members of the SIR board of trustees claiming this joint proxy statement/prospectus fails to disclose certain material information relating to the Merger. The action, titled Sinkula v. Select Income REIT, et al., Case No. 1:18-cv-12389-DJC, or the Sinkula Action, purports to be brought on behalf of all holders of SIR Common Shares, excluding defendants and certain affiliated persons or entities, and generally alleges, among other things, that defendants violated Sections 14(a) and 20(a) of the Exchange Act and rules promulgated thereunder. The complaint seeks, among other things, to enjoin consummation of the Merger and any vote on the Merger unless and until SIR discloses the allegedly omitted information, or alternatively rescission or rescissory damages, a declaration that SIR and the members of the SIR board of trustees violated Sections 14(a) and/or 20(a) of the Exchange Act and rules promulgated thereunder, as well as an award of attorneys' and experts' fees, costs and expenses. SIR and the other defendants believe that the Sinkula Action is without merit, and intend to defend vigorously against all claims asserted.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material United States federal income tax consequences of the Merger and of the other transactions contemplated by the Merger Agreement to holders of SIR Common Shares and the material United States federal income tax considerations associated with the ownership and disposition of GOV Common Shares, including the qualification and taxation of GOV as a REIT under the IRC. The sections of the IRC that govern the federal income tax qualification and treatment of a REIT and its shareholders are complex. This presentation is a summary of applicable IRC provisions, related rules and regulations, and administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect. Future legislative, judicial or administrative actions or decisions could also affect the accuracy of statements made in this summary. No ruling has been received from the IRS with respect to any matter described in this summary, and there can be no assurance that the IRS or a court will agree with all of the statements made in this summary. The IRS could, for example, take a different position from that described in this summary with respect to the Merger, the other transactions contemplated by the Merger Agreement or GOV's acquisitions, operations, valuations, restructurings or other matters, which, if a court agreed, could result in significant tax liabilities for applicable parties. In addition, this summary is not exhaustive of all possible tax considerations, and does not discuss any estate, gift, state, local or foreign tax considerations.

        The summary does not describe all of the particular tax considerations that might be relevant to holders of SIR Common Shares or GOV Common Shares that are subject to special treatment under United States federal income tax law, including, for example:

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  a bank, insurance company or other financial institution;

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  a regulated investment company or REIT;

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  a subchapter S corporation;

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  a broker, dealer or trader in securities or foreign currencies;

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  a person who marks-to-market SIR Common Shares or GOV Common Shares for U.S. federal income tax purposes;

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  a U.S. shareholder (as defined below) that has a functional currency other than the U.S. dollar;

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  a person who acquires or owns SIR Common Shares or GOV Common Shares in connection with employment or other performance of services;

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  a person subject to alternative minimum tax;

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  a person who acquires or owns SIR Common Shares or GOV Common Shares as part of a straddle, hedging transaction, constructive sale transaction, constructive ownership transaction or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction;

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  a person who owns 10% or more (by vote or value, directly or constructively under the IRC) of SIR Common Shares or GOV Common Shares;

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  a U.S. expatriate;

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  a non-U.S. shareholder (as defined below) whose investment in SIR Common Shares or GOV Common Shares is effectively connected with the conduct of a trade or business in the United States;

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  a nonresident alien individual present in the United States for 183 days or more during an applicable taxable year;

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  a "qualified shareholder" (as defined in Section 897(k)(3)(A) of the IRC);

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  a "qualified foreign pension fund" (as defined in Section 897(l)(2) of the IRC) or any entity wholly owned by one or more qualified foreign pension funds;

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  a person subject to special tax accounting rules as a result of their use of applicable financial statements (within the meaning of Section 451(b)(3) of the IRC); or

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  except as specifically described in the following summary, a trust, estate, tax-exempt entity or foreign person.

        For purposes of this summary, a "U.S. shareholder" is a beneficial owner of SIR Common Shares or GOV Common Shares, as applicable, that is:

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  an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws;

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  an entity treated as a corporation for federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to federal income taxation regardless of its source; or

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  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or, to the extent provided in Treasury regulations, a trust in existence on August 20, 1996 that has elected to be treated as a domestic trust;

whose status as a U.S. shareholder is not overridden by an applicable tax treaty. Conversely, a "non-U.S. shareholder" is a beneficial owner of shares that is not an entity (or other arrangement) treated as a partnership for federal income tax purposes and is not a U.S. shareholder.

        If any entity (or other arrangement) treated as a partnership for federal income tax purposes holds SIR Common Shares or GOV Common Shares, the tax treatment of a partner in the partnership generally will depend upon the tax status of the partner and the activities of the partnership. Any entity (or other arrangement) treated as a partnership for federal income tax purposes that is a holder of SIR Common Shares or GOV Common Shares, and the partners in such a partnership (as determined for federal income tax purposes) are urged to consult their own tax advisors about the federal income tax consequences and other tax consequences of such ownership.

        THE UNITED STATES FEDERAL INCOME TAX RULES APPLICABLE TO THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, TO HOLDING AND DISPOSING OF GOV COMMON SHARES, AND TO REITS GENERALLY, ARE HIGHLY TECHNICAL AND COMPLEX. HOLDERS OF SIR COMMON SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, THE OWNERSHIP OF GOV COMMON SHARES AND GOV'S QUALIFICATION FOR TAXATION AS A REIT, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

General United States Federal Income Tax Consequences of the ILPT Distribution

        As described above, SIR has agreed, subject to the satisfaction or waiver of certain conditions, to declare and, at least one business day prior to the closing date of the Merger, pay the ILPT Distribution. Under the IRC, the ILPT Distribution will generally affect SIR shareholders in the same manner as any other distribution of cash or property that SIR makes on its shares. These tax consequences are described more fully in Item 1 of SIR's Annual Report for the year ended December 31, 2017, captioned "Material United States Federal Income Tax Considerations", and are summarized as follows:

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  To the extent that SIR's net income is distributed to its shareholders, SIR is generally not subject to tax on that net income.

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  Distributions to SIR shareholders out of SIR's allocable current or accumulated earnings and profits that are not designated by SIR as capital gain dividends will generally be taxable to SIR shareholders as ordinary income dividends (subject to the lower effective tax rates applicable to qualified REIT dividends via the deduction-without-outlay mechanism of Section 199A of the IRC). To the extent of SIR's net capital gain for the taxable year, SIR may designate dividends as capital gain dividends that will be taxable to SIR shareholders as long-term capital gain.

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  Distributions in excess of SIR's allocable current and accumulated earnings and profits will not be taxable to a SIR shareholder to the extent that such distributions do not exceed that shareholder's adjusted basis in SIR Common Shares, but rather will reduce the adjusted basis in those shares.

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  Distributions in excess of SIR's allocable current and accumulated earnings and profits that exceed a shareholder's adjusted basis in SIR Common Shares generally will be taxable as capital gain from a deemed sale of those shares. Such gain will be taxable as long-term capital gain if such shares have a holding period of more than one year.

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  SIR's earnings and profits for a year will generally be allocated among each of its distributions for that year in proportion to the amount of each distribution.

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  As long as SIR qualifies for taxation as a REIT, neither SIR's ordinary income dividends nor its capital gain dividends will entitle corporate shareholders to any dividends received deduction.

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  Withholding would typically apply to the ILPT Distribution to a shareholder in the same manner as withholding applies in respect of any cash distribution to such shareholder. To satisfy any applicable withholding obligation, the applicable withholding agent may collect the amount of U.S. federal income tax required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the ILPT Common Shares that the shareholder would otherwise receive or own, and the shareholder may bear brokerage or other costs for this withholding procedure.

        The ILPT Distribution will be treated as a distribution by SIR to its shareholders in the amount of the fair market value of the ILPT Common Shares distributed. Because SIR expects the value of its total cash and other distributions for the taxable year in which ILPT Common Shares are distributed to exceed its current and accumulated earnings and profits in such year, SIR expects that a portion of each cash or other distribution (including the ILPT Distribution) will be taxable to each of its shareholders as a taxable dividend and a portion will be treated as a reduction in such shareholder's adjusted tax basis in SIR shares. SIR may designate a portion of each such distribution as a capital gain dividend to its shareholders. Any portion exceeding a shareholder's adjusted basis in SIR shares will generally be included in income as capital gain, with long-term gain generally taxed to noncorporate U.S. shareholders at preferential maximum rates.

        SIR shareholders will receive a tax basis in the ILPT Common Shares received equal to the fair market value at the time of the distribution of the ILPT Common Shares, and their holding period in those shares will commence on the day after the distribution. A shareholder that receives cash in lieu of an ILPT Common Share generally will be treated as having received such fractional share and then as having received such cash in a taxable sale of the fractional share. Gain or loss generally will be recognized by a U.S. shareholder based on the difference between the amount of cash received in lieu of the fractional share and the shareholder's tax basis in the fractional share, as determined above. Such gain or loss generally will be short-term capital gain or loss. All applicable U.S. federal income tax reporting will be prepared using the publicly available share price for an ILPT Common Share as the fair market value for each such share that SIR distributes and that its shareholders receive.

        The ILPT Distribution will be treated for federal income tax purposes as though SIR sold such shares at their fair market value, and SIR will recognize long-term capital gain on such sale to the extent that such value exceeds SIR's basis in those shares. Any gain that SIR recognizes as a result of the ILPT Distribution will be qualifying income for purposes of the 95% gross income test as gain from the sale or disposition of stock; in addition, if as expected ILPT qualifies for taxation as a REIT for its taxable year that includes the date of such distribution by meeting the requirements of Sections 856-859 of the IRC, then any gain that SIR recognizes as a result of such distribution of ILPT Common Shares will also be qualifying income for purposes of the 75% gross income test as gain from the sale or disposition of transferable shares of another REIT. In sum, SIR expects that the gain that SIR will recognize in connection with the ILPT Distribution will not materially impact its ability to qualify for taxation as a REIT.

        Subject to the detailed discussion contained in SIR's Annual Report for the year ended December 31, 2017, SIR believes, and S&W has opined, that ILPT has qualified, and will remain qualified, for taxation as a REIT under the IRC. As a REIT, ILPT generally will not be subject to federal income tax on its net income distributed as dividends to its shareholders. A REIT's distributions to its shareholders generally are includable in such shareholders' income as dividends to the extent these distributions do not exceed allocable current or accumulated earnings and profits; distributions in excess of allocable current or accumulated earnings and profits generally are treated for tax purposes as a return of capital to the extent of a shareholder's basis in the REIT's shares, and reduce such shareholder's basis. A holder of SIR Common Shares is urged to consult with their own tax advisor about the federal income tax consequences and other tax consequences of the acquisition, ownership and disposition of ILPT Common Shares.

Material United States Federal Income Tax Consequences of the Merger

        The Merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the IRC. It is a condition to the completion of the Merger that S&W, counsel to GOV, and Skadden, counsel to SIR, each renders an opinion that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the IRC and (ii) SIR and GOV will each be a party to that reorganization within the meaning of Section 368(b) of the IRC. Such opinions will be subject to customary exceptions, assumptions, and qualifications, and will be conditioned on the accuracy, as of the date of the Merger Agreement and as of the Effective Time, of representations made by SIR and GOV regarding factual matters, and of covenants undertaken by SIR and GOV. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the Merger could differ from those described in the tax opinions and in this discussion. These tax opinions will represent the legal judgment of counsel rendering the opinion and will not be binding on the IRS or the courts; there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions. Accordingly, the tax opinions are not a guarantee of the legal outcome of the Merger or any tax benefits that may be derived from the Merger. This discussion assumes that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the IRC.

Material United States Federal Income Tax Consequences of the Merger to SIR and GOV

        Tax Consequences of the Merger to SIR.    SIR will not recognize any gain or loss as a result of the Merger.

        Tax Consequences of the Merger to GOV.    GOV will inherit the historical tax bases, holding periods, and depreciation schedules of SIR with respect to the properties it acquires in the Merger. As the successor by merger to SIR, GOV will also generally be liable for unpaid taxes, including penalties and interest (if any), of SIR. In addition to GOV inheriting SIR's tax liabilities, if SIR has failed or fails to qualify for taxation as a REIT for federal income tax purposes and the Merger is completed, GOV could lose its qualification for taxation as a REIT should SIR's disqualifying activities continue after the Merger. Even if GOV retains its qualification for taxation as a REIT, if SIR does not qualify for taxation as a REIT for a taxable year before the Merger or for the taxable year that includes the Merger and if no relief is available, then GOV would face the following tax consequences:

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  GOV, as the successor by merger to SIR, would generally inherit any corporate income tax liabilities of SIR, including penalties and interest;

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  GOV would be subject to tax on the built-in gain on each asset of SIR existing at the Effective Time if GOV were to dispose of a SIR asset during a specified period (generally five years) following the Effective Time; and

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  GOV could be required to pay a special distribution and/or employ applicable deficiency dividend procedures (including interest payments to the IRS) to eliminate any earnings and profits accumulated by SIR for taxable periods for which it did not qualify for taxation as a REIT.

        Finally, if there is an adjustment to SIR's real estate investment trust taxable income or dividends paid deductions, GOV could elect to use the deficiency dividend procedure in respect of preserving its predecessor SIR's REIT qualification. That deficiency dividend procedure could require GOV to make significant distributions to its shareholders and to pay significant interest to the IRS.

Material United States Federal Income Tax Consequences of the Merger to Holders of SIR Common Shares

        A holder of SIR Common Shares generally will not recognize any gain or loss as a result of the Merger except in respect of any cash received in lieu of fractional GOV Common Shares (as discussed below).

        Holding Period and Basis in SIR Common Shares.    A holder of SIR Common Shares generally will have an aggregate tax basis in the GOV Common Shares it receives (including fractional shares deemed received and redeemed as described below) in the Merger equal to the shareholder's aggregate tax basis in its SIR Common Shares surrendered pursuant to the Merger. The holding period for the GOV Common Shares received by a shareholder in connection with the Merger will include the holding period of the SIR Common Shares surrendered in connection with the Merger. If a shareholder acquired any of its SIR Common Shares at different prices and/or at different times, Treasury regulations provide guidance on how such shareholder may allocate its tax basis to GOV Common Shares received in the Merger and the holding period of such GOV Common Shares.

        Cash Received in Lieu of Fractional Shares.    A shareholder that receives cash in lieu of a fractional GOV Common Share generally will be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized by a U.S. shareholder based on the difference between the amount of cash received in lieu of the fractional share and the portion of the shareholder's aggregate adjusted tax basis of the SIR Common Shares surrendered which is allocable to the fractional share. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period for such SIR Common Shares exceeds one year at the Effective Time. A non-U.S. shareholder will generally not be subject to U.S. federal income taxation or withholding with respect to cash in lieu of a fractional GOV Common Share received, provided that such non-U.S. shareholder has properly certified to the applicable withholding agent its non-U.S. shareholder status on an applicable IRS Form W-8 or substantially similar form.

General United States Federal Income Tax Consequences of the Reverse Stock Split to Holders of GOV Common Shares and SIR Common Shares

        As discussed above, GOV expects that, immediately following the merger of GOV Merger Sub with and into GOV, it will effect a reverse stock split of the common shares of the combined company pursuant to which every four common shares of the combined company (including those held by SIR shareholders following the Merger) will be converted into one common share of the combined company. A holder of combined company common shares generally will not recognize any gain or loss upon the reverse stock split, except in respect of any cash received in lieu of fractional combined company common shares (as discussed below). The aggregate tax basis of the combined company common shares received in the reverse stock split, including any fractional share deemed to have been received, will be equal to the aggregate tax basis of the combined company common shares exchanged therefor, and the shareholder's holding period in the combined company common shares received will include the holding period in the combined company common shares exchanged therefor (including the holding period of any SIR Common Shares surrendered in connection with the Merger). If a shareholder holds combined company common shares with different holding periods or different tax bases, Treasury regulations provide guidance on how such shareholder may allocate its tax basis among its combined company common shares received in the reverse stock split and the holding period of such combined company common shares.

        A shareholder that receives cash in lieu of a fractional combined company common share generally will be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized by a U.S. shareholder based on the difference between the amount of cash received in lieu of the fractional share and the portion of the shareholder's aggregate adjusted tax basis of the combined company common shares exchanged which is allocable to the fractional share. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period for such combined company common shares exceeds one year at the time of the reverse stock split. A non-U.S. shareholder will generally not be subject to U.S. federal income taxation or withholding with respect to cash in lieu of fractional combined company common shares received, provided that such non-U.S. shareholder has properly certified to the applicable withholding agent its non-U.S. shareholder status on an applicable IRS Form W-8 or substantially similar form.

Material United States Federal Income Tax Considerations Related to GOV Common Shares

        The following supplements and updates the summary of United States federal income tax considerations relating to the acquisition, ownership and disposition of GOV Common Shares in GOV's Annual Report on Form 10-K for the year ended December 31, 2017, as supplemented by the discussions in the section of GOV's Current Report on Form 8-K, filed on September 17, 2018, captioned "Material United States Federal Income Tax Considerations", or the Supplemental Disclosure, which summary is incorporated in this joint proxy statement/prospectus by reference. Subject to the qualifications and assumptions contained in its opinion, S&W is of the opinion that the discussion in GOV's Annual Report on Form 10-K for the year ended December 31, 2017 captioned "Material United States Federal Income Tax Considerations", as supplemented by the Supplemental Disclosure, and as further supplemented by this section, is accurate in all material respects and fairly summarizes the United States federal income tax considerations discussed therein and in this section, and the opinions of S&W referred to therein and in this section represent S&W's opinions on those subjects. Specifically, subject to qualifications and assumptions contained in its opinion and in GOV's Annual Report on Form 10-K for the year ended December 31, 2017, S&W has given opinions to the effect that GOV has been organized and has qualified for taxation as a REIT under the IRC, for its 2009 through 2017 taxable years, and that its current and anticipated investments and plan of operation will enable GOV to continue to meet the requirements for qualification and taxation as a REIT under the IRC, it being understood that GOV's actual qualification and taxation as a REIT, however, will depend on GOV's continued ability to meet, and its meeting, through actual annual operating results and distributions, the various qualification tests under the IRC.

        Subject to the detailed discussion contained in GOV's Annual Report on Form 10-K for the year ended December 31, 2017, GOV believes that it has qualified, and it intends to remain qualified, for taxation as a REIT under the IRC. As a REIT, GOV generally is not subject to federal income tax on its net income distributed as dividends to its shareholders. GOV's distributions to its shareholders generally are includable in such shareholders' income as dividends to the extent these distributions do not exceed allocable current or accumulated earnings and profits; distributions in excess of allocable current or accumulated earnings and profits generally are treated for tax purposes as a return of capital to the extent of a shareholder's basis in GOV Common Shares, and reduce such shareholder's basis.

Information Reporting, Backup Withholding and Foreign Account Withholding

        U.S. shareholders and non-U.S. shareholders may under specified circumstances be subject to information reporting, backup withholding and foreign account withholding.

        Backup withholding will not apply to a shareholder that either (i) furnishes on an IRS Form W-9 or substantially similar form a correct taxpayer identification number and certifies that it either is not subject to backup withholding or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption or (ii) establishes on an applicable IRS Form W-8 or substantially similar form that it is a non-U.S. person. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the shareholder's United States federal income tax liability, provided that the required information is timely furnished to the IRS.

        Foreign account withholding will not apply to a shareholder that holds its shares either (i) other than through a non-United States intermediary or (ii) through a non-United States intermediary that complies with specified information reporting, certification and other requirements. Non-U.S. shareholders and shareholders who hold shares through a non-United States intermediary are encouraged to consult with their tax advisor regarding foreign account tax compliance.

THE MERGER AGREEMENT

        This section of this joint proxy statement/prospectus describes the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. As a GOV shareholder or SIR shareholder, you are not a third party beneficiary of the Merger Agreement and therefore you may not directly enforce any of its terms and conditions.

        This summary may not contain all of the information about the Merger Agreement that may be important to you. You should read the full text of the Merger Agreement carefully and in its entirety because it is the primary legal document that governs the Merger. The Merger Agreement is not intended to provide you with any factual information about GOV, GOV Merger Sub or SIR. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement (and summarized below) are qualified by information each of GOV and SIR filed with the SEC prior to the date of execution and delivery of the Merger Agreement, as well as by certain disclosure letters each of GOV and SIR delivered to the other in connection with the signing of the Merger Agreement, that modify, qualify and create exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the United States federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the Merger Agreement. None of the representations and warranties will survive the closing of the Merger and, therefore, they will have no legal effect under the Merger Agreement after the closing of the Merger. The representations and warranties and other provisions of the Merger Agreement and the description of such provisions in this joint proxy statement/prospectus should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of GOV and SIR file with the SEC and the other information in this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 172 of this joint proxy statement/prospectus.

Form of the Merger

        The Merger Agreement provides for the merger of SIR with and into GOV Merger Sub, on and subject to the terms and conditions of the Merger Agreement. GOV Merger Sub will be the surviving entity in the Merger and, following consummation of the Merger, will continue to exist as a wholly owned subsidiary of GOV.

Merger Consideration

        Pursuant to the Merger Agreement, at the Effective Time, each SIR Common Share (other than SIR Common Shares owned directly by any wholly owned subsidiary of SIR or by GOV or any wholly owned subsidiary of GOV and, in each case, not held on behalf of third parties, which shares will be cancelled) issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive the exchange ratio of 1.04 newly issued GOV Common Shares, with cash paid in lieu of fractional shares. The exchange ratio is fixed and will not be adjusted to reflect market price fluctuations in either SIR Common Shares or GOV Common Shares prior to the Effective Time.

        If, between the date of the Merger Agreement and the Effective Time, (a) there is a change in the number of issued and outstanding SIR Common Shares or the number of issued and outstanding GOV Common Shares, or securities convertible or exchangeable into SIR Common Shares or GOV Common Shares, in each case, as a result of a reclassification, stock split (including reverse stock split), stock dividend or stock distribution, recapitalization, merger, combination, exchange of shares, subdivision or other similar transaction or (b) there shall have been declared on the GOV Common Shares a share dividend, share distribution or share split (including reverse share split) with a record date prior to the Effective Time, the exchange ratio will be equitably adjusted to provide the SIR Common Shares (other than SIR Common Shares owned directly by any wholly owned subsidiary of SIR or by GOV or any wholly owned subsidiary of GOV and, in each case, not held on behalf of third parties) and SIR equity awards and GOV with the same economic effect as contemplated by the Merger Agreement prior to such event. SIR's declaration and payment of the ILPT Distribution will not result in any adjustment to the exchange ratio.

        For more information, see "The Merger—Exchange of Shares in the Merger" on page 133 of this joint proxy statement/prospectus.

Treatment of Unvested SIR Share Awards in the Merger

        In connection with entry into the Merger Agreement, SIR obtained from each of its executive officers and all executive officers of RMR LLC a waiver of each such officer's right to accelerated vesting upon consummation of the Merger of any unvested or partially vested SIR Share Awards such officer held. Prior to the Effective Time, SIR has agreed to use reasonable efforts to cause the vesting of any unvested or partially vested SIR Share Awards held by each holder thereof not to accelerate in connection with the consummation of the Merger. At the Effective Time, each unvested or partially vested SIR Share Award will be converted into a Rollover Equity Award, with respect to a number of GOV Common Shares (rounded down to the nearest whole share) equal to the product of (a) the exchange ratio, multiplied by (b) the number of SIR Common Shares subject to such unvested or partially vested SIR Share Award at the Effective Time, with cash paid in lieu of fractional shares. Such Rollover Equity Award will continue to be subject to the same vesting and other terms and conditions as were in effect immediately prior to the Effective Time, except as specifically set forth in the waiver or as otherwise amended. All amounts payable in respect of such SIR Share Awards will be subject to appropriate tax withholding.

        Any SIR Share Award that vests upon the consummation of the Merger will receive the same treatment at the Effective Time as the SIR Common Shares. Any such vesting of SIR Share Awards will be subject to appropriate tax withholding.

Closing; Effective Time of the Merger

        Unless the parties otherwise agree in writing, upon the terms and subject to the conditions of the Merger Agreement, the closing of the Merger will take place on the date that is the third business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than those conditions that, by their terms, are to be satisfied on the closing date of the Merger, but subject to the satisfaction or waiver of those conditions at the time of closing), or the closing date of the Merger.

        The Merger will become effective upon the later of the time of the acceptance for filing of the articles of merger by the State Department of Assessments and Taxation of the State of Maryland or at a later date and time agreed to by GOV and SIR and specified in the articles of merger.

Declaration of Trust and Bylaws

        At the Effective Time, the declaration of trust and bylaws of GOV Merger Sub, as in effect immediately prior to the Effective Time, will be the declaration of trust and bylaws of GOV Merger Sub, as the surviving entity in the Merger, until thereafter amended in accordance with applicable law and the applicable provisions of the declaration of trust and bylaws of GOV Merger Sub as the surviving entity in the Merger.

        Prior to the Effective Time, GOV will amend its declaration of trust to increase the number of authorized GOV Common Shares to a number of GOV Common Shares that is at least sufficient to effect the GOV Share Issuance. Pursuant to the Maryland REIT Law and GOV's declaration of trust, no vote of GOV shareholders is required to amend GOV's declaration of trust to increase the total number of authorized GOV Common Shares that GOV may issue.

Exchange of Shares in the Merger

        Prior to the Effective Time, GOV will appoint an exchange agent that is reasonably acceptable to SIR to handle the exchange of SIR Common Shares for GOV Common Shares. Within five business days after the Effective Time, the exchange agent will send to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented SIR Common Shares outstanding a notice including a letter of transmittal and instructions for effecting the exchange of such certificate or certificates for the Merger Consideration the holder is entitled to receive under the Merger Agreement. GOV or GOV Merger Sub will deposit or will cause to be deposited with the exchange agent an aggregate amount of (i) GOV Common Shares equal to the number of GOV Common Shares to be issued as Merger Consideration and (ii) cash comprising a good faith estimate of the amount to be paid in lieu of fractional GOV Common Shares, in each case to be held in trust for the benefit of SIR shareholders.

        Payment with respect to GOV Common Shares represented by book-entry shares will be made promptly following the Effective Time without any action on the part of the person in whose name such book-entry shares are registered.

        No fractional GOV Common Shares will be issued upon the conversion of SIR Common Shares. Any SIR shareholder otherwise entitled to receive a fractional GOV Common Share pursuant to the Merger Agreement will be entitled to receive a cash payment in lieu of such fractional share, in an amount based on the average of the closing price of a GOV Common Share on Nasdaq for the five consecutive full trading days ending on the last trading day immediately preceding the closing date of the Merger. No SIR shareholder receiving a cash payment in lieu of fractional shares of GOV Common Shares will be entitled to any dividends, voting rights or other rights in respect of any fractional GOV Common Shares.

        If any certificate representing SIR Common Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if requested by GOV in its reasonable discretion, the posting by such person of a bond, in such reasonable amount as GOV may direct, as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will deliver, in exchange for such lost, stolen or destroyed certificate, the GOV Common Shares into which the SIR Common Shares represented by such certificate were converted in connection with the Merger, any cash in lieu of fractional shares and any dividends and other distributions deliverable in respect thereof pursuant to the Merger Agreement.

Withholding

        All payments under the Merger Agreement are subject to applicable withholding requirements.

Treatment of ILPT

        For purposes of the Merger Agreement, ILPT is generally not considered a subsidiary of SIR and, therefore, not subject to the terms and conditions of the Merger Agreement, including with respect to the non-solicitation covenant, the definition of "material adverse effect" with respect to SIR and the representations, warranties and covenants of SIR, described below.

Representations and Warranties of GOV, GOV Merger Sub and SIR

        The Merger Agreement contains representations and warranties made by each of GOV, GOV Merger Sub and SIR to each other. These representations and warranties are subject to qualifications and limitations agreed to by GOV, GOV Merger Sub and SIR in connection with negotiating the terms of the Merger Agreement. Some of the significant representations and warranties of each of GOV, GOV Merger Sub and SIR contained in the Merger Agreement relate to, among other things:

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  organization, valid existence, good standing, qualification to conduct business and subsidiaries;

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  capitalization;

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  due authorization, execution, delivery and validity of the Merger Agreement, and unanimous board approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement;

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  absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, each party's material agreements and leases;

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  compliance with applicable laws;

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  SEC documents and correspondence, financial statements, internal controls and accounting and auditing matters;

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  absence of certain changes since December 31, 2017 and any material adverse effect;

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  absence of undisclosed liabilities;

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  litigation;

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  tax matters, including qualification for taxation as a REIT;

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  employee benefit plans and other employment related matters;

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  accuracy of information supplied or to be supplied in this joint proxy statement/prospectus and the registration statement of which it forms a part;

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  intellectual property and security breaches;

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  environmental matters;

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  real property and leases;

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  material contracts;

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  insurance;

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  receipt of the opinion of the applicable financial advisor;

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  shareholder vote required in connection with the Merger;

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  disclosure of all brokers' fees;

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  inapplicability of the Investment Company Act of 1940; and

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  exemption of the Merger from anti-takeover statutes.

Definition of "Material Adverse Effect"

        Many of the representations of GOV, GOV Merger Sub and SIR are qualified by a "material adverse effect" standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect). "Material adverse effect," for purposes of the Merger Agreement, means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, (i) is, or would reasonably be expected to be, material and adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of GOV or SIR, as applicable, and their respective subsidiaries (excluding, in the case of SIR, ILPT and its subsidiaries), taken as a whole, or (ii) will, or would reasonably be expected to, prevent or materially impair the ability of GOV or SIR, as applicable, to consummate the Merger before June 30, 2019, or prevent or materially impair the ability of GOV or SIR, as applicable, to perform its obligations under the Merger Agreement. However, any event, circumstance, change, effect, development, condition or occurrence will not be considered a material adverse effect to the extent arising out of or resulting from the following:

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  any failure of GOV or SIR, as applicable, to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (except that any event, circumstance, change, effect, development, condition or occurrence giving rise or contributing to such failure may constitute or otherwise be taken into account in determining whether there has been a material adverse effect);

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  the negotiation, execution or public announcement of the Merger;

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  the taking of any action expressly required by the Merger Agreement or at the written request or with the prior written consent of the other party or the failure to take any action at the request of the other party or expressly prohibited by the Merger Agreement;

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  any events, circumstances, changes or effects that affect the commercial real estate industry generally;

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  any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates;

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  any change in applicable law or the interpretation thereof by any governmental authority after the date of the Merger Agreement;

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  commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage;

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  earthquakes, hurricanes, floods or other natural disasters; or

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  changes in GAAP (or the interpretation or enforcement thereof).

        However, if any event, circumstance, change, effect, development, condition or occurrence described in any of the last six bullets above has had a disproportionate effect on such party relative to other companies in the industries in which such party operates, then the incremental impact of such event will be taken into account for the purpose of determining whether a material adverse effect has occurred.

Covenants and Agreements

Conduct of Business Pending the Merger

        Each of GOV and SIR has agreed to certain restrictions on itself and its subsidiaries (excluding, in the case of SIR, ILPT and its subsidiaries, and including, in the case of GOV, GOV Merger Sub), until the earlier of the Effective Time or the valid termination of the Merger Agreement. In general, except with the other party's prior written approval (not to be unreasonably withheld, delayed or conditioned), as otherwise set forth in GOV's or SIR's disclosure letter, as expressly required or permitted by the Merger Agreement or as required by law, each of GOV and SIR has agreed that it will, and will cause each of its subsidiaries (excluding, in the case of SIR, ILPT and its subsidiaries, and including, in the case of GOV, GOV Merger Sub) to, conduct its business in all material respects in the ordinary course of business consistent with past practice. SIR has also agreed to use its reasonable best efforts to obtain certain tax-related legal opinions of S&W and Skadden and GOV has agreed to use its reasonable best efforts to obtain certain tax-related legal opinions of S&W that are conditions to the obligations of SIR and GOV, respectively, to consummate the Merger and to deliver certain officer's certificates in connection with such opinions. Without limiting the foregoing, each of GOV and SIR has also agreed that, except without the other party's prior written approval (not to be unreasonably withheld, delayed or conditioned), as otherwise set forth in GOV's or SIR's disclosure letter, as expressly required or permitted by the Merger Agreement or as required by law, it will not, and it will not cause or permit any of its subsidiaries to:

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  amend or propose to amend its organizational documents or waive the share ownership limit in its charter;

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  split, combine, subdivide, consolidate, or reclassify, any shares of beneficial interest of GOV or SIR;

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  declare, set aside for payment or pay any dividend on or make any other actual, constructive or deemed distribution (whether in cash, shares, property or otherwise) with respect to any shares of beneficial interest, capital stock of or other ownership interests in GOV or SIR or any of their respective subsidiaries, other than the declaration and payment of cash dividends or other distributions for the period up to the closing date of the Merger at a rate not to exceed an annual rate of $1.72 per GOV Common Share, in the case of GOV, and, in the case of SIR, $2.04 per SIR Common Share and the ILPT Distribution and other limited exceptions;

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  redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any shares of beneficial interest, capital stock or other equity interests of GOV or SIR or any of GOV's or SIR's subsidiaries, except with respect to the repurchase of shares to satisfy withholding tax obligations with respect to share awards granted under GOV's or SIR's equity compensation plan or in accordance with GOV's or SIR's declaration of trust;

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  issue, sell, pledge, dispose, encumber or grant any shares of beneficial interest, capital stock or other equity interests in GOV or SIR or their respective subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any of the foregoing, except for issuances by wholly owned subsidiaries and issuances under GOV's or SIR's equity compensation plan in the ordinary course of business consistent with past practice;

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  acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property (other than real property at a total cost of less than $50.0 million in the aggregate), personal property (other than personal property at a total cost of less than $20.0 million in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except as required by GOV's or SIR's or their respective subsidiaries' leases, from any of the applicable company's existing wholly owned subsidiaries.

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  sell, pledge, assign, transfer, lease, license, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to any property or assets, except for sales of real property at a total price of less than $50.0 million in the aggregate or assets at a total price of less than $20.0 million in the aggregate, permitted liens, sales pursuant to existing purchase rights, in the case of SIR, the ILPT Distribution and, in the case of GOV, the Secondary Sale;

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  incur, create or assume any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person in excess of $10.0 million in the aggregate (other than a wholly owned subsidiary), except for (i) indebtedness incurred under GOV's and SIR's existing credit facilities in the ordinary course of business consistent with past practice, (ii) to refinance existing indebtedness at maturity or in connection with the Merger or the other Transactions, to the extent that the aggregate principal amount of such indebtedness is not increased as a result thereof, (iii) indebtedness incurred under existing leases or leases permitted to be entered into under the Merger Agreement, (iv) loans or advances to a wholly owned subsidiary of the applicable company and (v) in the case of GOV, indebtedness incurred or assumed to finance the Merger and the other Transactions, and, in each case, to the extent the terms of such indebtedness do not, in GOV's or SIR's reasonable judgment at the time of incurrence, have a material adverse effect;

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  make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, employees, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements to any such persons or entities, or enter into any "keep well" or similar agreement to maintain the financial condition of another entity, other than in the ordinary course of business, except by GOV or SIR or their respective wholly owned subsidiaries to or for the benefit of GOV or SIR or their respective wholly owned subsidiaries and loans or advances required to be made under GOV's and SIR's leases (other than ground leases);

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  enter into, renew, modify, amend or terminate in a manner adverse to GOV or SIR or any subsidiary of GOV or SIR, or waive, release, compromise or assign any rights or claims under, any material agreement, except any termination or renewal in accordance with terms of such material agreement, the entry into any modifications or amendments of, or waiver or consent under, any mortgage or related agreement required by the Merger Agreement or the Transactions (provided such modifications or amendments do not increase the principal amount or interest payable thereunder or otherwise have a material adverse effect), and as may be reasonably necessary under the terms of the Merger Agreement;

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  enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any leases, except in the ordinary course of business consistent with past practice or in accordance with the terms of any existing leases;

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  waive, release or assign any material rights or claims or make any payment, direct or indirect, of any liability of GOV or SIR or any of their respective subsidiaries in an amount in excess of $10.0 million before the same comes due in accordance with its terms;

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  settle or compromise, or offer or propose to settle, (i) any legal action, suit, investigation, arbitration or proceeding, in each case made or pending against GOV or SIR or any subsidiaries of GOV or SIR involving an amount paid in settlement in excess of $5.0 million individually or $25.0 million in the aggregate or which would include any material non-monetary relief and (ii) any material legal action, suit, investigation, arbitration or proceeding involving any present, former or purported holder or group of GOV shareholders or SIR shareholders, except with respect to legal actions pertaining to disputes relating to the Merger Agreement;

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  make any material change to its methods of accounting in effect at December 31, 2017, or make any material change with respect to accounting policies other than in the ordinary course of business consistent with past practice, unless required by GAAP or the SEC;

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  enter into any new line of business;

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  knowingly take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to cause (i) GOV or SIR to fail to qualify for taxation as a REIT or (ii) any subsidiary of GOV or SIR (A) to cease to be treated as any of a partnership, a qualified REIT subsidiary, a REIT or a taxable REIT subsidiary under the applicable provisions of the IRC, as the case may be or (B) that is not treated as a taxable REIT subsidiary as of the date of the Merger Agreement to be so treated; provided, that if such an action is required by law or is necessary to preserve GOV's or SIR's qualification for taxation as a REIT, the party taking such action shall (1) promptly notify the other party, (2) make reasonable effort to permit the other party to review and comment on such action and (3) take such action;

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  make or rescind any material election related to taxes, file an amendment to any material tax return, or settle or compromise any material federal, state, local or foreign tax liability, or waive or extend the statute of limitations in respect of such material taxes; provided, if such an action is required by law or is necessary to preserve GOV's or SIR's qualification for taxation as a REIT under the IRC, the party taking such action shall (i) promptly notify the other party, (ii) make reasonable effort to permit the other party to review and comment on such action and (iii) take such action;

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  authorize, adopt or publicly propose any plan of merger, liquidation, consolidation, recapitalization or bankruptcy reorganization, except (A) as permitted pursuant to the provisions of the Merger Agreement relating to competing proposals and (B) with respect to any subsidiary in the ordinary course of business consistent with past practice and in a manner that would not be expected to have a material adverse effect;

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  amend or modify the compensation payable by GOV or SIR to their respective financial advisors in connection with the Merger Agreement, the Merger or the other Transactions in a manner materially adverse to GOV or SIR and their respective subsidiaries, as applicable; or

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  authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Form S-4, Joint Proxy Statement/Prospectus; Shareholders Approvals

        GOV and SIR agreed to prepare and cause to be filed with the SEC this joint proxy statement/prospectus and GOV agreed to prepare and file the Form S-4 with respect to the Merger and the GOV Share Issuance, which includes this joint proxy statement/prospectus, in each case as promptly as reasonably practicable. GOV and SIR also agreed to use their reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing, (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and Securities Act and (iii) to keep the Form S-4 effective for so long as necessary to consummate the Merger unless the Merger Agreement is terminated.

        GOV and SIR each agreed to use their reasonable best efforts to cause this joint proxy statement/prospectus to be mailed to their shareholders entitled to vote at their respective shareholder meetings and to hold such meetings as soon as practicable after the Form S-4 is declared effective. Except to the extent that the GOV board of trustees has made an adverse recommendation change permitted under the section titled "—No Solicitation; Change in Recommendation," GOV further agreed to include in this joint proxy statement/prospectus the recommendation of the GOV board of trustees that GOV shareholders approve the GOV Share Issuance Proposal and to use its reasonable best efforts to obtain such approval. Except to the extent that the SIR board of trustees has made an adverse recommendation change permitted under the section titled "—No Solicitation; Change in Recommendation," SIR also agreed to include in this joint proxy statement/prospectus the recommendation of the SIR board of trustees that SIR shareholders approve the SIR Merger Proposal and to use its reasonable best efforts to obtain such approval.

Access to Information; Confidentiality

        The Merger Agreement requires SIR, on the one hand, and GOV, on the other hand, to provide, with limited exceptions, to the other, upon reasonable notice and during normal business hours, reasonable access to its and its subsidiaries' properties, offices, books, contracts, commitments and records and to their officers, accountants, manager's employees, counsel and other representatives, and SIR, on the one hand, and GOV, on the other hand, are required to furnish reasonably promptly to the other a copy of each report, schedule, registration statement and other document filed or received by it prior to closing pursuant to federal or state securities laws and all other information concerning its business and properties as the other party may reasonably request. However, SIR, on the one hand, and GOV, on the other hand, are not required to disclose to the other any information (a) relating to meetings or deliberations of its board of trustees (or an authorized committee thereof) or communications among the members thereof or with their representatives, (b) relating to the consideration, negotiation or performance of the Merger Agreement and related agreements, (c) the disclosure of which would violate applicable law, legal duty or contractual obligation of the disclosing party or (d) the disclosure of which would jeopardize attorney work product or attorney client privilege.

        SIR, on the one hand, and GOV, on the other hand, have agreed to hold, and to cause its representatives and affiliates to hold, any nonpublic information in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of a form of confidentiality agreement attached to the Merger Agreement.

No Solicitation; Change in Recommendation

        Each of GOV and SIR has agreed, and has agreed to cause their respective subsidiaries and their officers and directors, managers or the equivalent and any of their other representatives, to immediately cease any solicitation, encouragement, discussions or negotiations with any persons or entities that may be ongoing with respect to a competing acquisition proposal (as defined below) or any inquiry or proposal that may be reasonably expected to lead to a competing acquisition proposal, request that any such person or entity and its representatives promptly return or destroy all confidential information concerning GOV, SIR or any of their respective subsidiaries and immediately terminate all physical and electronic data room access granted to any such person or entity or their representatives.

        Additionally, each of GOV and SIR has agreed, and has agreed to cause their respective subsidiaries and their officers and directors, managers or the equivalent and any of their other representatives, not to, directly or indirectly (i) solicit, initiate or knowingly facilitate or knowingly encourage any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any competing acquisition proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person or entity information in connection with or for the purpose of encouraging or facilitating, a competing acquisition proposal or (iii) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to a competing acquisition proposal.

        For the purposes of the Merger Agreement, "competing acquisition proposal" means any proposal or offer from any person or entity (other than GOV, SIR and their respective subsidiaries) or "group," within the meaning of Section 13(d) of the Exchange Act, to a party to the Merger Agreement relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition or purchase of 20% or more of the consolidated assets (including equity interests in subsidiaries) of such party (based on the fair market value thereof, as determined in good faith by such party's board of trustees (or an authorized committee thereof), as applicable, after consultation with such party's outside financial advisors and independent accountants), as applicable, or assets comprising 20% or more of the revenues or earnings on a consolidated basis of such party, (ii) acquisition of 20% or more of the issued and outstanding equity securities of such party or any class of equity securities of such party, (iii) tender offer or exchange offer that, if completed, would result in any person or entity beneficially owning 20% or more of any class of equity securities of such party, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party or any of its subsidiaries, as applicable, that comprise 20% or more of the assets, revenues or earnings on a consolidated basis of such party, as applicable, or (v) any combination of the foregoing types of transactions, if the sum of the percentage of consolidated assets, consolidated revenues or earnings and any class of equity securities of such party involved is 20% or more. In no event will any of the sales or dispositions of properties by SIR or GOV as provided in the SIR disclosure letter and GOV disclosure letter, respectively, constitute, individually or in the aggregate, a competing acquisition proposal.

        Notwithstanding the foregoing restrictions, the Merger Agreement provides that, upon the unsolicited request of a third party, the party receiving such request may grant a waiver of a standstill, confidentiality agreement, or similar obligation for the purpose of allowing a third party to make a confidential unsolicited competing acquisition proposal to such party's board of trustees (or an authorized committee thereof) if contemporaneously with granting such waiver, the party receiving such request notifies the other party of such a waiver, such notice to be made orally and confirmed in writing, and of the identity of the person(s) receiving such waiver. Furthermore, if a party or any of its subsidiaries receives an unsolicited competing acquisition proposal from any person or group of persons at any time on or after the date of the execution and delivery of the Merger Agreement and prior to obtaining SIR's shareholder approval for the Merger and GOV's shareholder approval of the GOV Share Issuance, as applicable, that such party's board of trustees (or an authorized committee thereof) determines in good faith, after consultation with such party's outside financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a superior proposal (as defined below), which competing acquisition proposal was received in circumstances not otherwise involving a material breach of an applicable section of the Merger Agreement by the party receiving such competing acquisition proposal, the party receiving such competing acquisition proposal may, or may cause its representatives to, in response to such competing acquisition proposal, (i) contact such person or entity to clarify the terms and conditions thereof, (ii) furnish, pursuant to a confidentiality agreement containing provisions as to the treatment of confidential information that are no less favorable to the other party than those contained in the confidentiality agreement attached to the Merger Agreement, information (including non-public information) with respect to the party receiving such competing acquisition proposal to the person or entity who has made such competing acquisition proposal, provided that such party shall, prior to or concurrently with the time such information is provided to such person or entity provide to the other party any non-public information concerning such party or any of its subsidiaries that is provided to any person or entity given such access which was not previously provided to the other party and (iii) engage in or otherwise participate in discussions or negotiations with the person or entity making such competing acquisition proposal regarding such competing acquisition proposal.

        Within 48 hours of the receipt of any competing acquisition proposal or request for non-public information in connection therewith, as applicable, the party receiving such competing acquisition proposal is required to (i) advise the other party in writing of the receipt of such competing acquisition proposal and any request for confidential information in connection with such competing acquisition proposal, the material terms of such competing acquisition proposal and the identity of the person or entity making such competing acquisition proposal or request for confidential information and (ii) keep the other party reasonably advised of all material developments affecting the terms (including all changes to the material terms) and status of such competing acquisition proposal, including the status of discussions or negotiations regarding such competing acquisition proposal.

        Except as provided below, neither party's board of trustees (or an authorized committee thereof) shall (i) in the case of GOV's board of trustees (or an authorized committee thereof), fail to recommend to GOV shareholders that approval of the GOV Share Issuance be given or fail to include the GOV board of trustees' recommendation for the GOV Share Issuance in this joint proxy statement/prospectus, and, in the case of the SIR board of trustees (or an authorized committee thereof), fail to recommend to SIR shareholders that approval of the Merger and the other Transactions be given or fail to include the SIR board of trustees' recommendation for the SIR Merger Proposal in this joint proxy statement/prospectus, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, the GOV board of trustees' recommendation for the GOV Share Issuance (or the GOV special committee's recommendation to the GOV board of trustees with respect to the Merger and the other Transactions) or the SIR board of trustees' recommendation for the SIR Merger Proposal (or the SIR special committee's recommendation to the SIR board of trustees with respect to the Merger and the other Transactions), as applicable, in each case in a manner adverse to the other party, (iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, a competing acquisition proposal, (iv) authorize, cause or permit GOV or SIR, as applicable, or any of their respective subsidiaries, as applicable, to enter into any acquisition agreement for a competing acquisition proposal. In this joint proxy statement/prospectus, we refer to (i) through (iii) above as an "adverse recommendation change." Notwithstanding the foregoing, prior to the time GOV shareholders approve the GOV Share Issuance Proposal, in the case of GOV, and the time the SIR shareholders approve the SIR Merger Proposal, in the case of SIR, and subject to material compliance with certain applicable sections of the Merger Agreement, the GOV board of trustees (or an authorized committee thereof) or the SIR board of trustees (or an authorized committee thereof), as applicable, may make an adverse recommendation change and/or terminate the Merger Agreement, if (A) (1) a written competing acquisition proposal is received by it and such competing acquisition proposal is not withdrawn and (2) prior to taking such action, the proposal recipient's board of trustees (or an authorized committee thereof), has determined in good faith after consultation with the proposal recipient's outside legal counsel and outside financial advisors, that such competing acquisition proposal constitutes a superior proposal, or (B) an intervening event (as defined below) occurs with respect to GOV or SIR and the GOV board of trustees (or an authorized committee thereof) or the SIR board of trustees (or an authorized committee thereof), as applicable, determines in good faith, after consultation with its outside legal counsel, that failure to effect an adverse recommendation change would be inconsistent with their trustees' duties under applicable Maryland law.

        If such action is taken in connection with any such competing acquisition proposal, the GOV board of trustees (or an authorized committee thereof) or the SIR board of trustees (or an authorized committee thereof), as applicable, may not take any of the actions specified in (A) and (B) unless (a) the proposal recipient has given the other party at least three business days' prior written notice of its intention to take such action (which notice includes the information with respect to such competing acquisition proposal specified above as well as a copy of any proposal and any then existing drafts of the definitive agreement and other material documentation providing for such competing acquisition proposal), (b) the proposal recipient has negotiated in good faith with the other party, to the extent the other party wishes to negotiate, during such notice period to enable the other party to propose in writing revisions to the terms of the Merger Agreement such that it would cause such superior proposal to no longer constitute (in the good faith determination of the board of trustees of the proposal recipient (or an authorized committee thereof) after consultation with its outside legal counsel and outside financial advisors) a superior proposal, (c) following the end of such notice period, the proposal recipient's board of trustees (or an authorized committee thereof) has considered in good faith any proposed revisions to the Merger Agreement proposed in writing by the other party and has determined that, after consultation with the proposal recipient's outside financial advisors and outside legal counsel, the superior proposal would continue to constitute a superior proposal if such revisions were to be given effect and (d) in the event of any change to the material terms of such superior proposal, the proposal recipient has, in each case, delivered to the other party an additional notice consistent with that described in subclause (a) above and the notice period shall have recommenced, except that the notice period shall be at least one business day.

        If such action is taken in connection with any intervening event, the GOV board of trustees (or an authorized committee thereof) or the SIR board of trustees (or an authorized committee thereof), as applicable, may not take any of the actions specified in (A) and (B) unless (x) GOV or SIR, as applicable, has given the other party at least three business days' prior written notice of its intention to take such action (which notice shall include in reasonable detail the basis for such action), (y) such party has negotiated in good faith with the other party, to the extent the other party wishes to negotiate, during such notice period to enable the other party to propose in writing revisions to the terms of the Merger Agreement such that it would cause such the failure to make an adverse recommendation change would no longer be inconsistent with their trustees' duties under applicable Maryland law and (z) following the end of such notice period, the GOV board of trustees (or an authorized committee thereof) or the SIR board of trustees (or an authorized committee thereof), as applicable, shall have considered in good faith any proposed revisions to the Merger Agreement proposed in writing by the other party and shall have determined that, after consultation with its outside legal counsel, the failure to make an adverse recommendation change would still be inconsistent with their trustees' duties under applicable Maryland Law if such revisions were to be given effect.

        For the purposes of the Merger Agreement, "superior proposal" means a bona fide written competing acquisition proposal (except that, for purposes of this definition, the references in the definition of "competing acquisition proposal" to "20%" are replaced by "75%") made by a person, entity or "group," within the meaning of Section 13(d) of the Exchange Act, on terms that the competing acquisition proposal recipient's board of trustees (or an authorized committee thereof) determines in good faith, after consultation with its outside financial advisors and outside legal counsel, taking into account all relevant financial, legal, regulatory and any other aspects of such proposal that such party's board of trustees (or such committee) deems relevant, including the identity of the person or entity making such proposal, financing terms and conditions to completion, as well as any changes to the terms of the Merger Agreement proposed by the other party in response to such proposal or otherwise, (i) would, if completed, result in a transaction that is more favorable to the holders of such competing acquisition proposal recipient's equity interests (solely in their capacity as such) from a financial point of view than the Merger and the other transactions contemplated under the Merger Agreement, (ii) for which the third party has demonstrated that the financing for such offer is fully committed or is reasonably likely to be obtained and (iii) is reasonably likely to receive all required approvals from any governmental authority and otherwise reasonably likely to be consummated on a timely basis on the terms proposed.

        For purposes of the Merger Agreement, "intervening event" means with respect to any party, any material change, event, effect, occurrence, consequence or development that (i) is not known and not reasonably foreseeable by the board of trustees of such party (or an authorized committee thereof), as of the date of the execution and delivery of the Merger Agreement (or if known or reasonably foreseeable, the magnitude or material consequences of which are not known or reasonably foreseeable by such board or committee as of the date of the execution and delivery of the Merger Agreement), which material change, event, effect, occurrence, consequence or development becomes known (or the magnitude or material consequences of which become known) to or by such board of trustees or committee prior to receipt of the approval by GOV shareholders of the GOV Share Issuance, in the case of GOV, or the approval by SIR shareholders of the Merger, in the case of SIR, and (ii) does not relate (A) to a competing acquisition proposal with respect to such party, (B) changes in the price of the GOV Common Shares, in the case of GOV or the SIR Common Shares, in the case of SIR (provided, that any underlying cause thereof may constitute or otherwise be taken into account for purposes of determining whether an intervening event has occurred), or (C) the fact that, in and of itself, such party exceeds any internal or published projections or forecasts or estimates or outlook of revenues or earnings (provided, that any underlying cause thereof may constitute or otherwise be taken into account for purposes of determining whether an intervening event has occurred).

        The Merger Agreement does not prohibit a party's board of trustees (or an authorized committee thereof) from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act or otherwise complying with its disclosure obligations under applicable law with regard to a competing acquisition proposal. However, if such disclosure has the effect of withdrawing or adversely modifying such party's board of trustees' recommendation to its shareholders, such disclosure shall be deemed to be an adverse recommendation change under the Merger Agreement. In addition, the Merger Agreement does not require either party's board of trustees to submit the Merger Agreement to the holders of such party's common shares if such party's board of trustees has effected an adverse recommendation change permitted under the Merger Agreement and either party's board of trustees may submit to the holders of its common shares any competing acquisition proposal.

Public Announcements

        Except with respect to any adverse recommendation change or as otherwise permitted under the section titled "—No Solicitation; Change in Recommendation," The parties have agreed, to the extent reasonable under the circumstances and subject to certain exceptions, that they and their respective affiliates will consult with each other before issuing any press release or otherwise making any public statements or filings with respect to the Merger Agreement, the Merger or the other Transactions and will provide such party with an opportunity to review and comment upon such press release or other public announcement or filing, which comments the other party will consider in good faith.

Indemnification of Trustees and Officers; Insurance

        GOV Merger Sub, as the surviving entity, has agreed to honor and comply with the obligations of SIR with respect to indemnification, advancement of expenses and exculpation and related matters under SIR's governing documents and under any indemnification or similar agreements in effect as of the date of the Merger Agreement to individuals who at or prior to the Effective Time were officers, trustees, directors or agents of SIR or any of its subsidiaries. Additionally, for a period of six years after the Effective Time, pursuant to the Merger Agreement and subject to certain limitations, the surviving entity has agreed to indemnify and hold harmless each officer, trustee or agent of SIR covered by indemnifications provisions in SIR's governing documents or by a separate indemnification agreement for actions or omissions pertaining to such person's capacity as an officer, trustee, director or agent of SIR or any of SIR's subsidiaries, the Merger Agreement, the Merger or the other Transactions. For a period of six years, the organizational documents of the surviving entity shall also contain provisions no less favorable with respect to the indemnification, advancement of expenses and exculpation of such individuals than are set forth in SIR's governing documents as of the date of the Merger Agreement, except to the extent such agreement provides for an earlier termination, cause to be maintained in effect the provisions regarding elimination of liability, indemnification and advancement of expenses in any other agreements of SIR or any of its subsidiaries that are in existence on the date of execution and delivery of the Merger Agreement, and not amend, modify or repeal such provisions in any manner that would materially and adversely affect the rights or protections thereunder of any such person in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the adoption of the Merger Agreement and the consummation of the Merger and the other Transactions).

        Prior to the Effective Time, SIR has agreed to obtain and pay the premium for a non-cancelable extension of the coverage afforded by SIR's existing directors' and officers' liability insurance policies covering at least six years after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from one or more insurance carriers with the same or better credit rating as SIR's current insurance carrier and with terms, conditions and retentions that are no less favorable in the aggregate than the coverage provided under SIR's existing policies, with limits of liability that are no lower than the limits of SIR's existing policies, as long as the annual premium does not exceed 300% of the annual aggregate premium(s) under SIR's existing policies, provided that if the premium of such insurance exceeds such amount, SIR will obtain a policy with greatest coverage available for a cost not exceeding such amount.

        The Merger Agreement also provides that, in the event the surviving entity merges into any other entity and does not continue its corporate existence, liquidates, dissolves or winds up or transfers or conveys all or substantially all of its assets, then GOV or GOV Merger Sub (or the successor and assigns of GOV or GOV Merger Sub) will assume the indemnification obligations set forth above.

Notification of Certain Matters; Transaction Litigation

        SIR, GOV and GOV Merger Sub have each agreed to provide reasonably prompt notice to the other parties of any notice received from any governmental authority in connection with the Merger Agreement or the Transactions, or from any person or entity alleging that its consent is or may be required in connection with any such transaction.

        SIR, GOV and GOV Merger Sub have each agreed to provide prompt notice to the other parties if any representation or warranty made by it in the Merger Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably be expected to be incapable of being satisfied by June 30, 2019, if it fails to comply with or satisfy in any material respect any covenant, condition or agreement contained in the Merger Agreement or, if, to its knowledge, the occurrence of any state of facts, change, development, event or condition would cause, or reasonably be expected to cause, any of the conditions to closing not to be satisfied or satisfaction to be materially delayed.

        SIR, GOV and GOV Merger Sub have each agreed to provide prompt notice to the other parties of any claim, action, suit, charge, demand, inquiry, subpoena, proceeding, arbitration, mediation or other investigation commenced or to such party's knowledge threatened against, relating to or involving such party or any of its subsidiaries in connection with the Merger Agreement, the Merger or the other Transactions. Each has agreed to allow the other parties the opportunity to reasonably participate in the defense and settlement of any shareholder litigation, including arbitration proceedings, and not to agree to a settlement of any such litigation or arbitration without the other's consent (not to be unreasonably withheld, conditioned or delayed).

Efforts to Complete Transactions; Consents and Approvals

        SIR, GOV and GOV Merger Sub have each agreed to use their reasonable best efforts to take all actions and do all things necessary, proper or advisable under applicable laws or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Merger and the other Transactions, including the taking of all actions reasonably necessary to cause the closing conditions to be satisfied, the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental authorities or other persons or entities in connection with the Merger and the other Transactions, making all necessary registrations and filings, executing and delivering all additional instruments necessary to consummate the Merger and the other Transactions, and defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the Merger or other Transactions.

        SIR, GOV and GOV Merger Sub have each agreed to provide any necessary notices to third parties and to use their reasonable efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Merger and the other Transactions. SIR, GOV and GOV Merger Sub will cooperate in the preparation of government filings and submissions, and will inform each other of government inquiries, consult with each other before making submissions or filings and supply each other with all documentation pertaining to these submissions and filings. To the extent reasonably practicable, SIR, GOV and GOV Merger Sub must give each other the opportunity to review, and consult with each other regarding, documents to be filed with government authorities in connection with the Merger Agreement and no party may attend a meeting with government officials pertaining to the Transactions without giving the other parties notice and an opportunity to participate in such a meeting.

RMR LLC Management Agreements

        Contemporaneously with the execution and delivery of the Merger Agreement, RMR LLC and SIR entered into the RMR LLC Letter Agreement pursuant to which, on the terms and subject to the conditions set forth therein, they agreed that, effective upon consummation of the Merger, SIR shall have terminated its business and property management agreements with RMR LLC for convenience, and RMR LLC shall have waived its right to receive payment of the termination fee due on account thereof.

Other Covenants and Agreements

        The Merger Agreement contains certain other covenants and agreements, including covenants related to:

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  GOV taking all steps as may be reasonably necessary to cause the GOV Common Shares to be issued in the Merger to be listed for trading on Nasdaq prior to the Effective Time, and, subsequent to the Effective Time, for the common shares of the combined company to be traded on Nasdaq under the symbol "OPI";

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  each of SIR and GOV, as applicable, taking all steps to ensure that any disposition of SIR Common Shares and any acquisition of GOV Common Shares in connection with the Merger and the other Transactions by individuals subject to the reporting requirements of Section 16(a) of the Exchange Act are exempted pursuant to Rule 16b-3 promulgated under the Exchange Act from giving rise to any liability under Section 16 of the Exchange Act;

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  GOV and GOV Merger Sub using their reasonable best efforts to cause the SIR Common Shares to be de-listed from Nasdaq and de-registered under the Exchange Act promptly following the Effective Time;

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  in the event that a cash distribution with respect to the SIR Common Shares is permitted under the terms of the Merger Agreement, has a record date prior to the Effective Time and has not been paid prior to the closing date of the Merger, to the extent practicable, paying such distribution immediately prior to the Effective Time to the holders of such SIR Common Shares on such record date;

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  GOV and its subsidiaries voting all SIR Common Shares beneficially owned by GOV or any of its subsidiaries as of the SIR Record Date in favor of approval of the Merger and the other Transactions;

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  each of GOV, GOV Merger Sub and SIR using its respective reasonable best efforts to take all action necessary such that no anti-takeover statute is or becomes applicable to the Merger or the other Transactions;

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  each of GOV and SIR cooperating in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or any similar taxes that become payable in connection with the Merger or the other Transactions;

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  each of GOV and SIR using its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the IRC;

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  SIR and its subsidiaries reasonably cooperating with GOV in connection with GOV obtaining any necessary financing in connection with the Merger;

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  GOV taking all reasonable action necessary to cause GOV Merger Sub and each other subsidiary of GOV to comply with and perform its obligations under the Merger Agreement and to consummate the Merger on the terms of the Merger Agreement and SIR taking all reasonable action necessary to cause each of its subsidiaries to comply with and perform its obligations under the Merger Agreement and to consummate the Merger on the terms of the Merger Agreement. Notwithstanding anything in the Merger Agreement to the contrary, ILPT and its subsidiaries are not considered subsidiaries of SIR or representatives that are required to comply, and SIR and its subsidiaries are not required to cause ILPT or its subsidiaries to comply, with any provision of the Merger Agreement;

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  SIR taking all action necessary to terminate its distribution reinvestment plan effective immediately prior to the Effective Time; and

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  GOV being permitted to take any action reasonably necessary such that immediately following the Effective Time, GOV (i) shall effect the merger of GOV Merger Sub with and into GOV, with GOV being the surviving entity in such merger under the name "Office Properties Income Trust" and (ii) immediately thereafter shall effect a reverse stock split which will result in every four issued and outstanding GOV Common Shares to be automatically combined into one issued and outstanding GOV Common Share.

Conditions to Completion of the Merger

Mutual Closing Conditions

        The obligation of each of SIR and GOV to consummate the Merger is subject to the satisfaction or waiver, at or prior to the closing of the Merger, of the following conditions:

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  approval of the SIR Merger Proposal by SIR shareholders and approval of the GOV Share Issuance Proposal by GOV shareholders;

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  the absence of any law or order by any governmental authority prohibiting, making illegal, enjoining or otherwise restricting, preventing or prohibiting the consummation of the Merger, the GOV Share Issuance or the other Transactions;

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  the Form S-4, of which this joint proxy statement/prospectus forms a part, will have been declared effective and no stop order suspending the effectiveness of the Form S-4 will have been issued;

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  the GOV Common Shares to be issued in the Merger will have been approved by Nasdaq for listing on Nasdaq, subject to official notice of issuance;

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  the Secondary Sale; and

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  subject to the satisfaction of the other mutual closing conditions and the condition that no event, change, effect or development has occurred that has had, or would reasonably be expected to have, a material adverse effect for either SIR or GOV, SIR having declared and, at least one business day prior to the closing date of the Merger, paid the ILPT Distribution.

Additional Closing Conditions for the Benefit of GOV and GOV Merger Sub

        The obligations of GOV and GOV Merger Sub to consummate the Merger is subject to the satisfaction or waiver, at or prior to the closing date of the Merger, of the following additional conditions:

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  the accuracy in all material respects as of the date of the Merger Agreement and as of the closing date of the Merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date) of certain representations and warranties made in the Merger Agreement by SIR regarding SIR's organization and qualification, subsidiaries, certain aspects of its capital structure, organizational authority relative to the Merger Agreement, the absence of certain changes and a material adverse effect, REIT qualification, the opinion from the SIR special committee's financial advisor, required shareholder vote to approve the Merger, certain brokers' fees and expenses and the applicability of takeover statutes;

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  the accuracy of all other representations and warranties made in the Merger Agreement by SIR (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the Merger Agreement and as of the closing date of the Merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except for any such inaccuracies that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on SIR;

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  SIR must have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it at or prior to the Effective Time;

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  no event, change, effect or development has occurred that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect with respect to SIR (excluding ILPT) since September 14, 2018;

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  SIR must have delivered to GOV an officer's certificate, dated as of the closing date of the Merger and signed by SIR's chief executive officer and chief financial officer, certifying that the closing conditions described in the four preceding bullets have been satisfied;

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  receipt by SIR, and delivery by SIR to GOV, of an opinion dated as of the closing date of the Merger from S&W regarding SIR's qualification and taxation as a REIT under the IRC, on which GOV is entitled to rely; and

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  receipt by GOV of an opinion dated as of the closing date of the Merger from S&W that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the IRC and (ii) GOV and SIR will each be a party to that reorganization within the meaning of Section 368(b) of the IRC.

Additional Closing Conditions for the Benefit of SIR

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  the accuracy in all material respects as of the date of the Merger Agreement and as of the closing date of the Merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date) of certain representations and warranties made in the Merger Agreement by GOV regarding GOV's organization and qualification, subsidiaries, certain aspects of its capital structure, organizational authority relative to the Merger Agreement, the absence of certain changes and a material adverse effect, REIT qualification, the opinion of the GOV special committee's financial advisor, required shareholder vote to approve the GOV Share Issuance, certain brokers' fees and expenses and the applicability of takeover statutes;

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  the accuracy of all other representations and warranties made in the Merger Agreement by GOV (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the Merger Agreement and as of the closing date of the Merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except for any such inaccuracies that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on GOV;

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  GOV and GOV Merger Sub must have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by each of them at or prior to the Effective Time;

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  no event, change, effect or development has occurred that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect with respect to GOV since September 14, 2018;

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  GOV must have delivered to SIR an officer's certificate, dated as of the closing date of the Merger and signed by GOV's chief executive officer and chief financial officer (or equivalent officers), certifying that the closing conditions described in the four preceding bullets have been satisfied;

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  receipt by GOV, and delivery by GOV to SIR, of an opinion dated as of the closing date of the Merger from S&W regarding GOV's qualification and taxation as a REIT under the IRC, on which SIR is entitled to rely; and

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  receipt by SIR of an opinion dated as of the closing date of the Merger from Skadden that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the IRC and (ii) GOV and SIR will each be a party to that reorganization within the meaning of Section 368(b) of the IRC.

Termination of the Merger Agreement

Termination by Mutual Agreement

        The Merger Agreement may be terminated at any time before the Effective Time by the mutual written agreement of GOV and SIR.

Termination by Either GOV or SIR

        The Merger Agreement may also be terminated prior to the Effective Time by either GOV or SIR:

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  if the Merger has not been completed on or before June 30, 2019; provided, that this termination right will not be available to a party if that party failed to fulfill its obligations under the Merger Agreement and that failure was a principle cause of, or, resulted in, the failure of the Merger to be completed on or before such date;

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  if a governmental authority of competent jurisdiction has issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Merger or any of the other Transactions;

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  if SIR shareholders fail to approve the SIR Merger Proposal at a duly held meeting (provided that this termination right will not be available to SIR if the failure to obtain such SIR shareholder approval was primarily due to SIR's failure to perform any of its obligations under the Merger Agreement); or

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  if GOV shareholders fail to approve the GOV Share Issuance Proposal at a duly held meeting (provided that this termination right will not be available to GOV if the failure to obtain such GOV shareholder approval was primarily due to GOV's failure to perform any of its obligations under the Merger Agreement).

Termination by GOV

        The Merger Agreement may also be terminated prior to the Effective Time by GOV:

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  if SIR shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement which breach, violation or failure to perform, either individually or in the aggregate, would result in the failure of GOV's conditions to completion of the Merger related to the accuracy of SIR's representations and warranties or SIR's material performance of or compliance with its obligations under the Merger Agreement, and such breach cannot be cured, or, if curable, is not cured by SIR, or waived by GOV, by the earlier of June 30, 2019 and 20 days after the receipt by SIR of written notice of such breach, violation or failure from GOV; provided, that GOV shall not have the right to terminate the Merger Agreement pursuant to this provision if GOV is then in breach of the Merger

    Agreement and such breach would result in the failure of SIR's conditions to completion of the Merger related to the accuracy of GOV's representations and warranties or GOV's material performance of or compliance with their obligations under the Merger Agreement;

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  if, prior to obtaining SIR shareholder approval of the Merger and the other Transactions, SIR or the SIR board of trustees (or an authorized committee thereof) (i) shall have effected an adverse recommendation change, (ii) fails to publicly reaffirm the SIR board of trustees' recommendation for the SIR Merger Proposal within ten business days of being requested to do so by GOV following the public announcement by any person of a competing acquisition proposal or an intention (whether or not conditional) to make a competing acquisition proposal, (iii) fails to include the SIR board of trustees' recommendation for the SIR Merger Proposal in this joint proxy statement/prospectus or (iv) publicly announces its intention to do any of the foregoing; or

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  if, prior to obtaining GOV shareholder approval of the GOV Share Issuance, the GOV board of trustees (or an authorized committee thereof) determines to enter into an acquisition agreement with respect to a superior proposal in accordance with the provisions regarding competing acquisition proposals described above under "—Covenants and Agreements—No Solicitation; Change in Recommendation."

Termination by SIR

        The Merger Agreement may also be terminated prior to the Effective Time by SIR:

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  if GOV or GOV Merger Sub shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement which breach, violation or failure to perform, either individually or in the aggregate, would result in the failure of SIR's conditions to completion of the Merger related to the accuracy of GOV's representations and warranties or GOV's material performance of or compliance with its obligations under the Merger Agreement, and such breach cannot be cured, or, if curable, is not cured by GOV, or waived by SIR, by the earlier of June 30, 2019 and 20 days after the receipt by GOV of written notice of such breach, violation or failure from SIR; provided, that SIR shall not have the right to terminate the Merger Agreement pursuant to this provision if SIR is then in breach of the Merger Agreement and such breach would result in the failure of GOV's conditions to completion of the Merger related to the accuracy of SIR's representations and warranties or SIR's material performance of or compliance with their obligations under the Merger Agreement;

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  if, prior to obtaining GOV shareholder approval of the GOV Share Issuance, GOV or the GOV board of trustees (or an authorized committee thereof) (i) shall have effected an adverse recommendation change, (ii) fails to publicly reaffirm the GOV board of trustees' recommendation for the GOV Share Issuance Proposal within ten business days of being requested to do so by SIR following the public announcement by any person of a competing acquisition proposal or an intention (whether or not conditional) to make a competing acquisition proposal, (iii) fails to include the GOV board of trustees' recommendation for the GOV Share Issuance Proposal in this joint proxy statement/prospectus or (iv) publicly announces its intention to do any of the foregoing; or

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  if, prior to obtaining SIR shareholder approval of the Merger and the other Transactions, the SIR board of trustees (or an authorized committee thereof) determines to enter into an acquisition agreement with respect to a superior proposal in accordance with the provisions regarding competing acquisition proposals described above under "—Covenants and Agreements—No Solicitation; Change in Recommendation."

Termination Fees and Expenses

        Neither party is entitled to any termination fee under the Merger Agreement. All fees and expenses incurred in connection with the Merger and the other Transactions will be paid by the party incurring those expenses, except that the parties will share equally any filing fees incurred in connection with the filing of this joint proxy statement/prospectus and the Form S-4 of which it forms a part and, pursuant to the Registration Agreement, GOV is responsible for all of the costs and expenses incurred in connection with the Secondary Sale, including costs and expenses of SIR and its affiliates.

Amendment, Extension and Waiver of the Merger Agreement

        The parties to the Merger Agreement may amend the Merger Agreement by mutual written agreement, provided that, after approval of the SIR Merger Proposal by SIR's shareholders or the approval of the GOV Share Issuance Proposal by GOV shareholders, no amendment may be made which by law or in accordance with the rules of any stock exchange requires further approval by SIR or GOV's shareholders, without the approval of such shareholders.

        Prior to the Effective Time, SIR, GOV and GOV Merger Sub may extend the time for performance of any obligation or other act of any other party or waive any inaccuracy in the representations and warranties of the other parties or waive compliance with any agreement or condition contained in the Merger Agreement to the extent permitted by law.

Governing Law

        The Merger Agreement is governed by the laws of the State of Maryland (without giving effect to choice of law principles thereof).

Specific Performance; Remedies

        The parties to the Merger Agreement are entitled to injunctions, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in addition to any and all other remedies at law or in equity.

THE ILPT DISTRIBUTION

        Pursuant to the Merger Agreement, SIR has agreed, subject to the satisfaction or waiver of the other mutual conditions to the closing of the Merger and the condition that no event, change, effect or development has occurred that has had, or would reasonably be expected to have, a material adverse effect for either SIR (excluding ILPT) or GOV, to declare and, at least one business day prior to the closing date of the Merger, pay the ILPT Distribution. If the Merger is completed, the Merger Consideration that then existing SIR shareholders are entitled to receive will be in addition to any ILPT Common Shares they receive in the ILPT Distribution. Based on the number of SIR Common Shares outstanding as of the date of this joint proxy statement/prospectus, SIR shareholders are expected to receive approximately 0.503 ILPT Common Shares for each SIR Common Share.

        After the ILPT Distribution is declared, SIR will provide its shareholders with additional information. The income tax characterization of the ILPT Distribution will not be ultimately determined until after the close of SIR's taxable year in which the ILPT Distribution has occurred. However, assuming that the ILPT Distribution occurs in 2018 and that the price of the ILPT Common Shares when distributed is approximately the same as on November 7, 2018, then it is expected that approximately half of SIR's cash and other distributions for all of 2018 (including the ILPT Distribution) will be a nontaxable return of capital, and the balance will largely be a capital gain dividend from the sale of securities that are not United States real property interests, with approximately 5% of each distribution comprising an ordinary REIT dividend. Nontaxable returns of capital are generally nontaxable to both U.S. and non-U.S. shareholders, while capital gain dividends from the sale of securities that are not United States real property interests are generally nontaxable to non-U.S. shareholders and taxable at preferential rates to certain U.S. shareholders; nevertheless, because withholding rates and policies are complex and very dependent upon the discretion of applicable withholding agents, withholding may apply to SIR's cash and other distributions (including the ILPT Distribution) in excess of the substantive tax liability applicable to such distributions, and the applicable shareholder may have to claim a refund from the IRS to receive the overwithheld amounts.

REGISTRATION AGREEMENT

        The SIR Common Shares owned by GOV at the time the Merger Agreement was executed and delivered were not registered for resale with the SEC. Concurrently with the execution and delivery of the Merger Agreement, GOV and SIR entered into the Registration Agreement, pursuant to which GOV received the right to demand registration, subject to certain limitations, of the resale of such shares. Under the Registration Agreement, GOV agreed to pay all of the costs and expenses incurred in connection with the Secondary Sale, including costs and expenses of SIR and its affiliates. This summary of the Registration Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the actual Registration Agreement, a copy of which are filed as an exhibit to the Form S-4.

        On October 9, 2018, pursuant to the terms of the Registration Agreement, GOV sold all 24,918,421 SIR Common Shares that it owned at a price of $18.25 per share, resulting in aggregate net proceeds to GOV of approximately $434.7 million, after deducting the underwriting discounts and other estimated offering expenses payable by GOV.

MANAGEMENT AGREEMENTS

        GOV has no employees. The personnel and various services GOV requires to operates its business are provided to GOV by RMR LLC pursuant to two agreements with RMR LLC: (i) a business management agreement, which relates to GOV's business generally, and (ii) a property management agreement, which relates to GOV's property level operations. SIR also has two agreements with RMR LLC on substantially the same terms as the GOV agreements described below.

Contemporaneously with the execution and delivery of the Merger Agreement, RMR LLC and SIR entered into the RMR LLC Letter Agreement pursuant to which, on the terms and subject to the conditions set forth therein, they agreed that, effective upon consummation of the Merger, SIR shall have terminated its business and property management agreements with RMR LLC for convenience, and RMR LLC shall have waived its right to receive payment of the termination fee due on account thereof. If the Merger is consummated, GOV's management agreements with RMR LLC will remain in effect and, except as noted below, the terms will not be changed but, GOV will pay to RMR LLC additional management fees for the combined company.

        The Compensation Committee of the GOV board of trustees is considering an amendment to the terms of GOV's business management agreement, whereby, effective upon consummation of the Merger, for periods beginning on and after January 1, 2019, OPI's business management agreement with RMR LLC would provide that the SNL U.S. Office REIT Index, rather than the SNL U.S. REIT Equity Index, be used to calculate the benchmark return per share, as defined, for purposes of determining the incentive management fee, if any, payable by OPI under the business management agreement. Such amendment to the business management agreement requires the approval of the Compensation Committee of the GOV board of trustees and the board of directors of RMR Inc.

        Management Agreements with RMR LLC.    GOV's management agreements with RMR LLC provide for an annual base management fee, an annual incentive management fee and property management and construction supervision fees, payable in cash, among other terms:

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  Base Management Fee.  The annual base management fee payable to RMR LLC by GOV for each applicable period is equal to the lesser of:

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  the sum of (a) 0.5% of the average aggregate historical cost of the real estate assets acquired from a REIT to which RMR LLC provided business management or property management services, or the Transferred Assets, plus (b) 0.7% of the average aggregate historical cost of GOV's real estate investments excluding the Transferred Assets up to $250 million, plus (c) 0.5% of the average aggregate historical cost of GOV's real estate investments excluding the Transferred Assets exceeding $250 million; and

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  the sum of (a) 0.7% of the average closing price per share of GOV Common Shares on the stock exchange on which such GOV Common Shares are principally traded during such period, multiplied by the average number of GOV Common Shares outstanding during such period, plus the daily weighted average of the aggregate liquidation preference of each class of GOV's preferred shares outstanding during such period, plus the daily weighted average of the aggregate principal amount of GOV's consolidated indebtedness during such period, or, together, GOV's Average Market Capitalization, up to $250 million, plus (b) 0.5% of GOV's Average Market Capitalization exceeding $250 million.

    The average aggregate historical cost of GOV's real estate investments includes GOV's consolidated assets invested, directly or indirectly, in equity interests in or loans secured by real estate and personal property owned in connection with such real estate (including acquisition related costs and costs which may be allocated to intangibles or are unallocated), all before reserves for depreciation, amortization, impairment charges or bad debts or other similar non-cash reserves; provided, however, GOV does not include its ownership of SIR Common Shares as part of its real estate investments for purposes of calculating GOV's base management fee due to RMR LLC since SIR pays separate business management fees to RMR LLC.

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  Incentive Management Fee.  The incentive management fee which may be earned by RMR LLC for an annual period is calculated as follows:

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  An amount, subject to a cap based on the value of the GOV Common Shares outstanding, equal to 12% of the product of

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  GOV's equity market capitalization on the last trading day of the year immediately prior to the relevant three year measurement period, and

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  The amount (expressed as a percentage) by which the total return per share, as defined in the business management agreement and further described below, of GOV's common shareholders (i.e., the share price appreciation plus dividends) exceeds the total shareholder return of the SNL U.S. REIT Equity Index, or the benchmark return per share, for the relevant measurement period.

    For purposes of the total return per share of GOV's common shareholders, share price appreciation for a measurement period is determined by subtracting (1) the closing price of the GOV Common Shares on Nasdaq on the last trading day of the year immediately before the first year of the measurement period from (2) the average closing price of GOV Common Shares on the 10 consecutive trading days having the highest average closing prices during the final 30 trading days in the last year of the measurement period.

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  The calculation of the incentive management fee (including the determinations of GOV's equity market capitalization and the total return per share of GOV's common shareholders) is subject to adjustments if additional GOV Common Shares are issued during the measurement period.

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  No incentive management fee is payable by GOV unless GOV's total return per share during the measurement period is positive.

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  The measurement periods are three year periods ending with the year for which the incentive management fee is being calculated.

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  If GOV's total return per share exceeds 12% per year in any measurement period, the benchmark return per share is adjusted to be the lesser of the total shareholder return of the SNL U.S. REIT Equity Index for such measurement period and 12% per year, or the adjusted benchmark return per share. In instances where the adjusted benchmark return per share applies, the incentive management fee will be reduced if GOV's total return per share is between 200 basis points and 500 basis points below the SNL U.S. REIT Equity Index by a low return factor, as defined in the business management agreement, and there will be no incentive management fee paid if, in these instances, GOV's total return per share is more than 500 basis points below the SNL U.S. REIT Equity Index. If the above noted amendment is approved by the Compensation Committee of the GOV board of trustees and the RMR Inc. board of directors, effective upon consummation of the Merger, for periods beginning on and after January 1, 2019, OPI's business management agreement with RMR LLC will provide that the SNL U.S. Office REIT Index, rather than the SNL U.S. REIT Equity Index, be used to calculate the benchmark return per share, as defined, for purposes of determining the incentive management fee, if any, payable by OPI under the business management agreement.

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  The incentive management fee is subject to a cap. The cap is equal to the value of the number of GOV Common Shares which would, after issuance, represent 1.5% of the number of GOV Common Shares then outstanding multiplied by the average closing price of GOV Common Shares during the 10 consecutive trading days having the highest average closing prices during the final 30 trading days of the relevant measurement period.

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  Incentive management fees GOV paid to RMR LLC for any period may be subject to "clawback" if GOV's financial statements for that period are restated due to material non-compliance with any financial reporting requirements under the securities laws as a result of the bad faith, fraud, willful misconduct or gross negligence of RMR LLC and the amount of the incentive management fee GOV paid was greater than the amount GOV would have paid based on the restated financial statements.

        Property Management and Construction Supervision Fees.    The property management fees payable to RMR LLC by GOV for each applicable period are equal to 3.0% of gross collected rents and the construction supervision fees payable to RMR LLC by GOV for each applicable period are equal to 5.0% of construction costs.

        Expense Reimbursement.    GOV is generally responsible for all of GOV's operating expenses, including certain expenses incurred by RMR LLC on its behalf. GOV's property level operating expenses are generally incorporated into rents charged to GOV's tenants, including certain payroll and related costs incurred by RMR LLC. GOV is generally not responsible for payment of RMR LLC's employment, office or administrative expenses incurred to provide management services to GOV, except for the employment and related expenses of RMR LLC's employees assigned to work exclusively or partly at GOV's properties, GOV's share of the wages, benefits and other related costs of centralized accounting personnel and GOV's share of RMR LLC's costs for providing GOV's internal audit function. GOV's Audit Committee appoints GOV's Director of Internal Audit and GOV's Compensation Committee approves the costs of GOV's internal audit function.

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  Term.  GOV's management agreements with RMR LLC have terms that end on December 31, 2037, and automatically extend on December 31st of each year for an additional year, so that the terms of GOV's management agreements thereafter end on the 20th anniversary of the date of the extension.

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  Termination Rights.  GOV has the right to terminate one or both of GOV's management agreements with RMR LLC: (1) at any time on 60 days' written notice for convenience, (2) immediately on written notice for cause, as defined therein, (3) on written notice given within 60 days after the end of an applicable calendar year for a performance reason, as defined therein, and (4) by written notice during the 12 months following a change of control of RMR LLC, as defined therein. RMR LLC has the right to terminate the management agreements for good reason, as defined therein.

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  Termination Fee.  If GOV terminates one or both of GOV's management agreements with RMR LLC for convenience, or if RMR LLC terminates one or both of GOV's management agreements for good reason, GOV has agreed to pay RMR LLC a termination fee in an amount equal to the sum of the present values of the monthly future fees, as defined therein, for the terminated management agreement(s) for the term that was remaining prior to such termination, which, depending on the time of termination, would be between 19 and 20 years. If GOV terminates one or both of GOV's management agreements with RMR LLC for a performance reason, GOV has agreed to pay RMR LLC the termination fee calculated as described above, but assuming a 10 year term was remaining prior to the termination. GOV is not required to pay any termination fee if GOV terminates its management agreements with RMR LLC for cause or as a result of a change of control of RMR LLC.

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  Transition Services.    RMR LLC has agreed to provide certain transition services to GOV for 120 days following an applicable termination by GOV or notice of termination by RMR LLC, including cooperating with GOV and using commercially reasonable efforts to facilitate the orderly transfer of the management and real estate investment services provided under GOV's business management agreement and to facilitate the orderly transfer of the management of the managed properties under GOV's property management agreement, as applicable.

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  Vendors.  Pursuant to GOV's management agreements with RMR LLC, RMR LLC may from time to time negotiate on GOV's behalf with certain third party vendors and suppliers for the procurement of goods and services to GOV. As part of this arrangement, GOV may enter agreements with RMR LLC and other companies to which RMR LLC provides management services for the purpose of obtaining more favorable terms from such vendors and suppliers.

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  Investment Opportunities.  Under GOV's business management agreement with RMR LLC, GOV acknowledges that RMR LLC may engage in other activities or businesses and act as the manager to any other person or entity (including other REITs) even though such person or entity has investment policies and objectives similar to GOV's and GOV is not entitled to preferential treatment in receiving information, recommendations and other services from RMR LLC.

NO APPRAISAL RIGHTS

        Under Maryland REIT Law and to the declaration of trust of each of GOV and SIR, neither GOV shareholders, nor SIR shareholders are entitled to exercise appraisal rights in connection with the Merger or any of the other Transactions.

COMPARISON OF RIGHTS OF GOV SHAREHOLDERS AND SIR SHAREHOLDERS

        The rights of GOV shareholders are governed by the Maryland REIT Law, GOV's declaration of trust, the GOV Bylaws and certain provisions of the MGCL that are incorporated in the Maryland REIT Law and by GOV's declaration of trust and the GOV Bylaws and the rights of SIR shareholders are governed by the Maryland REIT Law, SIR's declaration of trust and the SIR Bylaws and certain provisions of the MGCL that are incorporated in the Maryland REIT Law and by SIR's declaration of trust and the SIR Bylaws. Upon consummation of the Merger, SIR shareholders will become GOV shareholders and, accordingly the Maryland REIT Law, GOV's declaration of trust and the GOV Bylaws will govern their rights.

        As of the date of this joint proxy statement/prospectus, there are no material differences between the rights of GOV shareholders and the rights of SIR shareholders under the governing documents of GOV and SIR and the above described laws which govern GOV and SIR. Further, GOV and SIR do not anticipate any changes to GOV's or SIR's respective declarations of trust or bylaws in connection with the consummation of the Merger or the other Transactions, other than GOV's contemplated amendment to its declaration of trust to increase the authorized GOV Common Shares, as described elsewhere in this joint proxy statement/prospectus.

        This section does not include a complete description of the specific rights of GOV shareholders and SIR shareholders. For a more complete understanding of the rights of GOV shareholders and SIR shareholders, please refer to the provisions of the Maryland REIT Law and the MGCL, and the respective declaration of trust and bylaws, each as amended, restated, supplemented or otherwise modified from time to time, of GOV and SIR, which have previously been filed with the SEC and are incorporated by reference into this joint proxy statement/prospectus, see "Where You Can Find More Information" beginning on page 172 of this joint proxy statement/prospectus.

ARBITRATION AND EXCLUSIVE FORUM

        The arbitration provisions of GOV's governing documents provide that, with certain exceptions noted below, any party to a dispute, claim or controversy brought by a shareholder against GOV or any trustee, officer, manager, agent or employee of GOV on such shareholder's own behalf, on behalf of GOV or on behalf of any series or class of shares or shareholders, including derivative and class actions, all of which are referred to as disputes, may demand that the dispute be resolved through binding and final arbitration in accordance with the procedures set forth in the GOV Bylaws. If any party (including GOV) unilaterally makes an arbitration demand, arbitration of the dispute will be mandatory for all other parties to the dispute. These arbitration provisions do not apply to a request for a declaratory judgment or similar action regarding the meaning, interpretation or validity of any provision of GOV's declaration of trust or the GOV Bylaws, in which case the exclusive forum provisions of the GOV Bylaws, which are described below, apply. Shareholders of GOV agree, by virtue of becoming shareholders, that they are bound by GOV's governing documents, including the arbitration provisions, as they may be amended from time to time. However, by agreeing to the arbitration provisions of GOV's governing documents, GOV shareholders will not be deemed to have waived compliance by GOV with federal securities laws and the rules and regulations thereunder.

        The arbitration provisions of the GOV Bylaws require the arbitration of such a dispute to be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, or the AAA, as modified in such bylaws. With limited exceptions, each party to such an arbitration is required to bear its own costs in the arbitration, and the arbitrators may not render an award that would include shifting of such costs or, in a derivative case, award any portion of GOV's award to the claimant or the claimant's attorneys. The GOV Bylaws provide that an arbitration award may be appealed pursuant to the AAA's Optional Arbitration Rules and that, following expiration of the appeal period, the award of the arbitrators or, in the case of an appeal, the award of the appeal tribunal, shall be final and binding on the parties and shall be the sole and exclusive remedy between the parties relating to the dispute.

        GOV believes that the arbitration provisions in its governing documents are enforceable under both state and federal law. Maryland state courts have repeatedly upheld arbitration bylaws of real estate investment trusts organized under the laws of Maryland. While no court has specifically addressed the enforceability of provisions in the governing documents of U.S. public companies that require their shareholders to arbitrate federal securities law claims against them, the Supreme Court has repeatedly upheld agreements to arbitrate other federal statutory claims, including those that implicate important federal policies. Nonetheless, some academics, legal practitioners and others are of the view that mandatory arbitration provisions in the governing documents of U.S. public companies for disputes arising under the federal securities laws are inconsistent with Section 14 of the Securities Act, other federal securities laws or the Private Securities Litigation Reform Act, and not enforceable with respect to such disputes. Shareholders of GOV, or others, may challenge the enforceability of the arbitration provisions of the GOV Bylaws, and it is possible that these provisions may ultimately be determined to be unenforceable.

        The exclusive forum provision of the GOV Bylaws provides that the Circuit Court for Baltimore City, Maryland, or the Circuit Court, is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of GOV; (ii) any action asserting a claim for breach of a fiduciary duty owed by any trustee, officer, manager, agent, or employee of GOV to GOV or its shareholders; (iii) any action asserting a claim against GOV or any of its trustees, officers, manager, agents or employees arising pursuant to Maryland law, GOV's declaration of trust or the GOV Bylaws brought by or on behalf of a shareholder either on such shareholder's behalf, on behalf of GOV, or on behalf of any series or class of shares or shareholders, including claims relating to the meaning, interpretation, effect, validity, performance or enforcement of GOV's declaration of trust or the GOV Bylaws; or (iv) any action asserting a claim against GOV or any of its trustees, officers, manager, agents or employees that is governed by the internal affairs doctrine of the State of Maryland. The exclusive forum provision of the GOV Bylaws does not apply to any action for which the Circuit Court does not have jurisdiction or to a dispute that has been referred to binding arbitration in accordance with the GOV Bylaws. The exclusive forum provision of the GOV Bylaws does not establish exclusive jurisdiction in the Circuit Court for claims that arise under the Securities Act, the Exchange Act or other federal securities laws if there is exclusive or concurrent jurisdiction in the federal courts.

        The arbitration and exclusive forum provisions of GOV's and SIR's governing documents may limit the ability of their shareholders to pursue litigation against GOV or SIR, or their respective trustees, officers, manager, agents or employees in courts that such shareholders consider favorable, which may discourage them from bringing such litigation. In addition, as described above, the arbitration provisions of GOV's and SIR's governing documents may limit the ability to collect attorneys' fees or other damages in such litigation, which may discourage attorneys from agreeing to represent parties wishing to commence such a proceeding.

        The SIR Bylaws contain similar arbitration and exclusive forum provisions.

 FUTURE SHAREHOLDER PROPOSALS

GOV 2019 Annual Meeting of Shareholders and Shareholder Proposals

        GOV expects to hold a 2019 Annual Meeting of Shareholders. A proposal for action to be presented by any shareholder at GOV's 2019 Annual Meeting of Shareholders will be acted upon only:

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  if the proposal is made pursuant to Rule 14a-8 under the Exchange Act, the proposal is received at GOV's principal executive offices on or before December 5, 2018; provided, that, if the 2019 annual meeting is held on a date that is more than thirty days before or after May 24, 2019, such proposal must be submitted within a reasonable time before GOV begins to print its proxy materials; or

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  if the proposal is not made pursuant to Rule 14a-8 under the Exchange Act, the proposal is made in accordance with the procedures and requirements set forth in the GOV Bylaws and advance written notice is received at GOV's principal executive offices not later than 5:00 p.m. Eastern Time on December 5, 2018 and not earlier than November 5, 2018; provided, that, if the 2019 annual meeting of shareholders is held on a date that is more than thirty days earlier or later than May 24, 2019, then a shareholder's notice must be so delivered not later than 5:00 p.m. Eastern Time on the 10th day following the earlier of the day on which (i) notice of the date of the 2019 annual meeting of shareholders is mailed or otherwise made available or (ii) public announcement of the date of the 2019 annual meeting of shareholders is first made by GOV.

        Proposals should be sent to GOV's Secretary at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458.

SIR 2019 Annual Meeting of Shareholders and Shareholder Proposals

        If the Merger is consummated on the expected timetable, SIR does not intend to hold a 2019 annual meeting of its shareholders. However, if the Merger is not completed, or if SIR is otherwise required to do so under applicable law, SIR will hold a 2019 annual meeting of shareholders, and a proposal for action to be presented by any shareholder at such meeting of shareholders will be acted upon only:

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  if the proposal is made pursuant to Rule 14a-8 under the Exchange Act, the proposal must be received at SIR's office by October 23, 2018; provided, that, if the 2019 annual meeting is held on a date that is more than thirty days before or after May 16, 2019, such proposal must be submitted within a reasonable time before SIR begins to print its proxy materials; or

  •
  if the proposal is not made pursuant to Rule 14a-8 under the Exchange Act, the proposal is made in accordance with the procedures and requirements set forth in the SIR Bylaws and advance written notice is received at SIR's principal executive offices not later than October 23, 2018 and not earlier than September 23, 2018; provided, that, if the 2019 annual meeting of shareholders is held on a date that is more than thirty days earlier or later than May 16, 2019, then a shareholder's notice must be so delivered not later than 5:00 p.m. Eastern Time on the 10th day following the earlier of the day on which (i) notice of the date of the 2019 annual meeting of shareholders is mailed or otherwise made available or (ii) public announcement of the date of the 2019 annual meeting of shareholders is first made by SIR.

        Proposals should be sent to SIR's Secretary at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458.

 LEGAL MATTERS

        Certain matters of Maryland law, including the validity of the GOV Common Shares to be issued pursuant to the GOV Share Issuance, will be passed upon for GOV by Saul Ewing. Certain United States federal income tax consequences relating to the Merger will be passed upon for GOV and SIR by S&W and for SIR by Skadden. Saul Ewing also represents SIR, ILPT, RMR LLC, GOV's and SIR's manager, certain other companies to which RMR LLC or its subsidiaries provide management services and certain of their affiliates on various matters. S&W also represents SIR, ILPT, RMR LLC, certain other companies to which RMR LLC or its subsidiaries provide management services and certain of their affiliates on various matters. Skadden also represents GOV, ILPT, RMR LLC, certain other companies to which RMR LLC or its subsidiaries provide management services and certain of their affiliates on various matters.

EXPERTS

        The consolidated financial statements of Government Properties Income Trust appearing in Government Properties Income Trust's Current Report on Form 8-K dated November 5, 2018, for the year ended December 31, 2017 (including the schedule appearing therein), and the effectiveness of Government Properties Income Trust's internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated by reference in this joint proxy statement/prospectus. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Select Income REIT appearing in Select Income REIT's Annual Report (Form 10-K) for the year ended December 31, 2017 (including the schedules appearing therein), and the effectiveness of Select Income REIT's internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated by reference in this joint proxy statement/prospectus. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Industrial Logistics Properties Trust appearing in Industrial Logistics Properties Trust's Annual Report (Form 10-K) for the year ended December 31, 2017 (including the schedules appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated by reference in this joint proxy statement/prospectus. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

        As of the date of this joint proxy statement/prospectus, neither the GOV board of trustees nor the SIR board of trustees knows of any matters that will be presented for consideration at either the GOV special meeting or the SIR special meeting other than as described in this joint proxy statement/prospectus. In accordance with the GOV Bylaws, the SIR Bylaws and Maryland law, business transacted at the GOV special meeting and the SIR special meeting will be limited to those matters set forth in the respective accompanying notices of the special meetings. Nonetheless, if any other matter is properly presented at the GOV special meeting or the SIR special meeting, or any adjournments or postponements of the special meetings, and are voted upon, including matters incident to the conduct of the meeting, the enclosed proxy card will confer discretionary authority on the individuals named therein as proxies to vote the shares represented thereby as to any such other matters. It is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.

 HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies.

        GOV has elected to implement the SEC's householding rules. Accordingly, only one copy of this joint proxy statement/prospectus is being delivered to GOV shareholders residing at the same address, unless such shareholders have notified GOV of their desire to receive multiple copies of the joint proxy statement/prospectus. If you are a GOV shareholder and, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please call (617) 219-1410 or send a written request addressed to Government Properties Income Trust, Attn: Investor Relations, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458. If you are a GOV shareholder and hold shares in street name, you may request a separate copy by calling (617) 219-1410 or sending a written request addressed to Government Properties Income Trust, Attn: Investor Relations, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458. For future annual or special meetings, GOV shareholders may request separate voting materials, or request that GOV send only one set of proxy materials by contacting GOV at the above phone number or address.

        SIR has also elected to implement the SEC's householding rules. Accordingly, only one copy of this joint proxy statement/prospectus is being delivered to SIR shareholders residing at the same address, unless such shareholders have notified SIR of their desire to receive multiple copies of the joint proxy statement/prospectus. If you are a SIR shareholder and, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please call (617) 796-8320 or send a written request addressed to Select Income REIT, Attn: Investor Relations, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458. If you are a SIR shareholder and hold shares in street name, you may request a separate copy by calling (617) 796-8320 or sending a written request addressed to Select Income REIT, Attn: Investor Relations, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458. For future annual or special meetings, SIR shareholders may request separate voting materials, or request that SIR send only one set of proxy materials by contacting SIR at the above phone number or address.

WHERE YOU CAN FIND MORE INFORMATION

        GOV and SIR file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including GOV and SIR, who file electronically with the SEC. The address of that site is www.sec.gov.

        Investors may also consult the website of GOV and SIR for more information concerning GOV, SIR or ILPT, respectively. The website of GOV is www.govreit.com. The website of SIR is www.sirreit.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

        GOV has filed with the SEC the Form S-4. The registration statement registers the GOV Common Shares to be issued to SIR shareholders in connection with the Merger. The registration statement,

including the attached exhibits and schedules, contains additional relevant information about GOV Common Shares. The rules and regulations of the SEC allow GOV and SIR to omit certain information included in the registration statement from this joint proxy statement/prospectus.

        In addition, the SEC allows GOV and SIR to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus.

        This joint proxy statement/prospectus incorporates by reference the documents listed below that GOV has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents may contain important information about GOV, its financial condition or other matters:

  •
  GOV's Annual Report on Form 10-K for the year ended December 31, 2017;

  •
  GOV's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018;

  •
  GOV's Current Reports on Form 8-K, filed on February 26, 2018 (Items 8.01 and 9.01 of the second report filed on such date), April 4, 2018, May 31, 2018, September 17, 2018 (other than Item 7.01), October 2, 2018, October 5, 2018, October 12, 2018, October 26, 2018 and November 5, 2018;

  •
  the information identified as incorporated by reference under Items 10, 11, 12, 13 and 14 of Part III of GOV's Annual Report on Form 10-K for the year ended December 31, 2017 from GOV's Definitive Proxy Statement on Schedule 14A for its 2018 Annual Meeting of Shareholders, filed on April 4, 2018; and

  •
  the description of GOV Common Shares contained in GOV's registration statement on Form 8-A dated June 30, 2016, including any amendments or reports filed for the purpose of updating that description.

        In addition, GOV incorporates by reference into this joint proxy statement/prospectus any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the GOV special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

        You can obtain any of the documents listed above from the SEC, through the website of the SEC at the address described above or from GOV by requesting them in writing or by telephone at the following address:

Government Properties Income Trust
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
Attention: Investor Relations
Telephone: (617) 219-1440

        These documents are available from GOV without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

        This joint proxy statement/prospectus also incorporates by reference the documents listed below that SIR and ILPT have previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents contain important information about SIR and ILPT, their financial condition or other matters:

  •
  SIR's Annual Report on Form 10-K for the year ended December 31, 2017;

  •
  SIR's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018;

  •
  SIR's Current Reports on Form 8-K, filed on January 18, 2018, February 26, 2018, April 3, 2018, May 17, 2018, September 17, 2018 (other than Item 7.01), October 5, 2018 and October 26, 2018;

  •
  the information identified as incorporated by reference under Items 10, 11, 12, 13 and 14 of Part III of SIR's Annual Report on Form 10-K for the year ended December 31, 2017 from SIR's Definitive Proxy Statement on Schedule 14A for its 2018 Annual Meeting of Shareholders, filed on February 20, 2018;

  •
  The description of SIR Common Shares contained in SIR's registration statement on Form 8-A dated June 30, 2016, including any amendments or reports filed for the purpose of updating that description; and

  •
  ILPT's Annual Report on Form 10-K for the year ended December 31, 2017; ILPT's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018; and ILPT's Current Reports on Form 8-K filed on January 18, 2018 and February 26, 2018.

        In addition, SIR incorporates by reference into this joint proxy statement/prospectus any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the SIR special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

        You can obtain any of these documents from the SEC, through the website of the SEC at the address described above, or SIR will provide you with copies of these documents, without charge, upon written or oral request to:

Select Income REIT
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
Attention: Investor Relations
Telephone: (617) 793-8303

        If you are a GOV shareholder or a SIR shareholder and would like to request documents, please do so by December 13, 2018 to receive them before the GOV special meeting and the SIR special meeting.

        This document is a prospectus of GOV and is a joint proxy statement of GOV and SIR for the GOV special meeting and the SIR special meeting. Neither GOV nor SIR has authorized anyone to give any information or make any representation about the Merger Agreement, the Merger and the other Transactions, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that GOV or SIR has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus is provided only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A: AGREEMENT AND PLAN OF MERGER

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GOVERNMENT PROPERTIES INCOME TRUST

GOV MS REIT

AND

SELECT INCOME REIT

DATED AS OF SEPTEMBER 14, 2018

A-i

A-ii

A-iii

EXHIBITS AND DISCLOSURE LETTERS

Exhibits
Exhibit A—Form of Registration Agreement
Exhibit B—Form of Confidentiality Agreement
Exhibit C—Form of Parent Articles of Amendment
Exhibit D—Form of Waiver
Exhibit E—Form of Company Tax Representation Letter
Exhibit F—Form of Parent Tax Representation Letter
Exhibit G—RMR LLC Letter Agreement
Exhibit H—Form of Company REIT Tax Opinion
Exhibit I—Form of Parent Reorganization Opinion
Exhibit J—Form of Parent REIT Tax Opinion
Exhibit K—Form of Company Reorganization Opinion
Disclosure Letters
Company Disclosure Letter
Parent Disclosure Letter

A-iv

 AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of September 14, 2018 (this "Agreement"), is by and among GOVERNMENT PROPERTIES INCOME TRUST, a Maryland real estate investment trust ("Parent"), GOV MS REIT, a Maryland real estate investment trust and a wholly owned subsidiary of Parent ("Merger Sub"), and SELECT INCOME REIT, a Maryland real estate investment trust (the "Company"). Each of Parent, Merger Sub and the Company is sometimes referred to herein as a "Party" and collectively as the "Parties." Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

RECITALS

        WHEREAS, the Parties hereto wish to effect a business combination through a merger of the Company with and into Merger Sub, with Merger Sub being the surviving entity in the merger (the "Merger"), upon the terms and conditions set forth in this Agreement and in accordance with the Maryland REIT Law (the "MD REIT Law"), and pursuant to which each Company Common Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration;

        WHEREAS, based upon the unanimous recommendation of the Company Special Committee, the Company Board has (a) determined and declared that this Agreement, the Merger and the other Transactions to which the Company is a party are fair and reasonable and advisable to, and in the best interests of, the Company, (b) duly and validly authorized the execution and delivery of this Agreement by the Company, (c) directed that the Merger and the other Transactions to which the Company is a party be submitted for consideration at the Company Shareholder Meeting, and (d) resolved to recommend that the holders of the Company Common Shares vote in favor of approval of the Merger and the other Transactions to which the Company is a party (the "Company Board Recommendation") and to include the Company Board Recommendation in the Joint Proxy Statement;

        WHEREAS, based upon the unanimous recommendation of the Parent Special Committee, the Parent Board has (a) determined and declared that this Agreement, the Merger and the other Transactions to which Parent or Merger Sub is a party are fair and reasonable and advisable to, and in the best interests of, Parent, (b) duly and validly authorized the execution and delivery of this Agreement by Parent, (c) directed that the issuance of Parent Common Shares contemplated by this Agreement be submitted for consideration at the Parent Shareholder Meeting, and (d) resolved to recommend that the holders of the Parent Common Shares vote in favor of the issuance of Parent Common Shares in the Merger as contemplated by this Agreement (the "Parent Board Recommendation") and to include the Parent Board Recommendation in the Joint Proxy Statement;

        WHEREAS, the board of trustees of Merger Sub and Parent, in its capacity as the sole shareholder of Merger Sub, have taken all actions required for the execution and delivery of this Agreement by Merger Sub and to adopt and approve this Agreement and the consummation by Merger Sub of the Merger and the other Transactions to which it is a party.

        WHEREAS, simultaneously with the execution of this Agreement, Parent and the Company have entered a Registration Agreement substantially in the form of Exhibit A, with respect to those Company Common Shares beneficially owned by Parent (the "Registration Agreement");

        WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a "plan of reorganization" for the Merger for purposes of Sections 354 and 361 of the Code; and

        WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the execution of this Agreement and to prescribe various conditions to the Merger.

        NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

        Section 1.1    Definitions.

        (a)   For purposes of this Agreement:

        "Acceptable Confidentiality Agreement" means a confidentiality agreement that contains terms that are no less favorable to Parent, on the one hand, and the Company, on the other hand, than those contained in the form of confidentiality agreement attached hereto as Exhibit B; provided, however, that such confidentiality agreement shall not prohibit compliance by Parent or the Company with any of the provisions of Section 7.3 and shall not restrict the making of a Competing Proposal.

        "Action" means any claim, demand, action, suit, litigation, proceeding, arbitration, mediation, inquiry, investigation or other legal proceeding (whether sounding in contract, tort or otherwise, and whether civil or criminal) brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority.

        "Affiliate" of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

        "Benefit Plan" means any "employee benefit plan" (within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of ERISA Section 3(37)) and any employment, consulting, termination, severance, change in control, separation, retention, stock option, restricted stock, equity or equity-based compensation, profits interest unit, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA and whether or not in writing.

        "Business Day" means any day other than a Saturday, Sunday or any day on which banks located in Boston, Massachusetts or New York, New York are authorized or required to be closed.

        "Code" means the United States Internal Revenue Code of 1986, as amended.

        "Company Antenna Leases" means each Company Landlord Lease for space at a Company Property for telecommunications equipment pursuant to which the annual rent does not exceed $50,000.

        "Company Board" means the board of trustees of the Company.

        "Company Bylaws" means the bylaws of the Company, as amended and in effect as of the date of this Agreement.

        "Company Charter" means the declaration of trust of the Company, as amended and supplemented and in effect as of the date of this Agreement.

        "Company Common Shares" means the common shares of beneficial interest, $.01 par value per share, of the Company.

        "Company Credit Agreement" means that certain Credit Agreement, dated January 9, 2015, among the Company, Wells Fargo Bank, National Association, as administrative agent, and each of the other financial institutions party thereto, as amended by that certain Letter Agreement, dated January 21, 2015, among the Company, Wells Fargo Bank, National Association and each of the other financial institutions party thereto, and that certain First Amendment to Credit Agreement, dated as of December 14, 2017, among the Company, Wells Fargo Bank, National Association and each of the other financial institutions party thereto.

        "Company DRIP" means any distribution reinvestment plan of the Company, including the distribution reinvestment plan of the Company.

        "Company Equity Award" means an award of Company Common Shares under the Company Equity Compensation Plan.

        "Company Equity Compensation Plan" means the Company's 2012 Equity Compensation Plan, as amended and in effect as of the date of this Agreement.

        "Company Existing Loan Documents" means each of (i) the Company Credit Agreement, (ii) the Company Notes Indenture, and (iii) any mortgage by the Company or the Company Subsidiaries.

        "Company Governing Documents" means the Company Charter and the Company Bylaws.

        "Company Landlord Leases" means each lease or sublease and each guarantee thereof in effect as of the date hereof and to which the Company or any Company Subsidiary are parties as lessors or sublessors with respect to any Company Property (together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto).

        "Company Material Adverse Effect" means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, (i) is, or would reasonably be expected to be, material and adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) will, or would reasonably be expected to, prevent or materially impair the ability of the Company to consummate the Merger before the Outside Date, or prevent or materially impair the ability of the Company to perform its obligations hereunder; provided, however, that for purposes of clause (i), "Company Material Adverse Effect" shall not include any event, circumstance, change, effect, development, condition or occurrence, and any such event, circumstance, change, effect, development, condition or occurrence shall not be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur, to the extent arising out of or resulting from (A) any failure of the Company to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise or contributing to such failure may constitute or otherwise be taken into account in determining whether there has been a Company Material Adverse Effect), (B) any events, circumstances, changes or effects that affect the commercial real estate industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any adoption, implementation, promulgation, repeal, modification, amendment, interpretation, reinterpretation, change or proposal of any applicable Law of or by any Governmental Authority after the date hereof, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (F) the negotiation, execution or public announcement of this Agreement, or the consummation or anticipation of the Merger or any of the other Transactions, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, creditors, investors

(including shareholders), venture partners or employees (provided that the exception in this clause (F) does not apply for purposes of any representations in Article 4 that address any required filings or consents or the public announcement or pendency of this Agreement), (G) the taking of any action expressly required by this Agreement, the taking of any action at the written request or with the prior written consent of Parent or the failure to take any action at the request of Parent or expressly prohibited by this Agreement, (H) earthquakes, hurricanes, floods or other natural disasters, or (I) changes in GAAP (or the interpretation or enforcement thereof), which in the case of each of clauses (B), (C), (D), (E), (H) and (I) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other Persons in the industries in which the Company and the Company Subsidiaries operate.

        "Company Notes Indenture" means that certain Indenture, dated February 3, 2015, between the Company and U.S. Bank National Association, as trustee, as supplemented by that certain First Supplemental Indenture, dated February 3, 2015, between the Company and U.S. Bank National Association, relating to the Company's 3.60% Senior Notes due 2020, 4.15% Senior Notes due 2022 and 4.50% Senior Notes due 2025, and that certain Second Supplemental Indenture, dated May 15, 2017, between the Company and U.S. Bank National Association, relating to the Company's 4.25% Senior Notes due 2024.

        "Company Permitted Liens" means any of the following: (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet due, or the validity of which is being contested in good faith and for which adequate accruals or reserves have been established; (ii) Lien that is a cashier's, landlord's, carrier's, warehousemen's, mechanic's, materialmen's, repairmen's or other similar Lien arising in the ordinary course of business not yet due, or the validity of which is being contested in good faith and for which adequate accruals or reserves have been established; (iii) Lien that is a zoning regulation, entitlement or other land use or environmental regulation by any Governmental Authority; (iv) Lien that is disclosed on the Company's most recent consolidated balance sheet (including the notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement; (v) Lien arising under any Company Material Contracts, Company Landlord Leases or Company Tenant Leases; (vi) Lien that is disclosed on the Company Title Insurance Policies or surveys; or (vii) Lien, limitation, title defect, covenant, restriction, reservation of interests in title or other similar matter of record affecting title to the Company Property, none of which, individually or in the aggregate, interfere materially with the current use or operation of the Company Property affected thereby or materially adversely affect the value or marketability of the applicable Company Property.

        "Company Properties" means any real property owned or leased (including ground leased) as lessee or sublessee, by the Company or any Company Subsidiary as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

        "Company REIT Counsel" means Sullivan & Worcester LLP.

        "Company Shareholder Approval" means the approval of the Merger and the other Transactions to which the Company is a party by the shareholders of the Company by the affirmative vote of at least a majority of all the votes entitled to be cast at the Company Shareholder Meeting on the Merger and such other Transactions.

        "Company Shareholder Meeting" means the meeting of the holders of the Company Common Shares for the purpose of seeking the Company Shareholder Approval, including any postponement or adjournment thereof.

        "Company Special Committee" means the special committee of the Company Board, comprised of certain disinterested and independent trustees of the Company, established for the purposes of exploring, evaluating and negotiating the Merger and the other Transactions on behalf of the Company, determining whether the terms thereof are fair and reasonable and advisable to, and in the best interests of, the Company and, as the Company Special Committee deems appropriate, recommending the same for authorization and approval by the Company Board. The Company Special Committee constitutes an authorized committee of the Company Board for purposes of this Agreement.

        "Company Special Distribution" means any distribution by the Company (above and beyond that permitted by Section 6.1(a)(iii), without regard to the proviso therein for Company Special Distributions) to the extent reasonably necessary for the Company to maintain its qualification for taxation as a REIT under the Code or applicable state Law or to eliminate or reduce entity level income or excise Taxes under Sections 856, 857, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) for any period or portion thereof ending on or prior to the Closing Date.

        "Company Subsidiary" means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity that is consolidated with the Company for purposes of the consolidated financial statements of the Company under GAAP and, to the extent applicable, Article 6 of Regulation S-X promulgated under the Exchange Act; provided that, the term "Company Subsidiary" shall not include ILPT or any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity that is consolidated with ILPT for purposes of consolidated financial statements of ILPT under GAAP.

        "Company Subsidiary Governing Documents" means the constituent organizational or governing documents of each Parent Subsidiary.

        "Company Subsidiary Partnership" means a Company Subsidiary that is or was a partnership for United States federal income Tax purposes.

        "Company Tax Protection Agreement" means any written agreement to which the Company or any Company Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Merger or the other Transactions; (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Company Subsidiary Partnership, the Company or any Company Subsidiary has agreed to (A) maintain a minimum level of debt, continue to maintain a particular debt or provide rights to guarantee or otherwise assume economic risk of loss with respect to debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets, (F) use (or refrain from using) a particular method for allocating one or more liabilities under Section 752 of the Code and/or (G) dispose of assets in a particular manner; (iii) any Person has been or is required to be given the opportunity to guaranty, indemnify or assume debt of such Company Subsidiary Partnership or any direct or indirect subsidiary of such Company Subsidiary Partnership or are so guarantying or indemnifying, or have so assumed, such debt; and/or (iv) any Company Subsidiary Partnership or the general partner, manager, managing member or other similarly situated Person of such Company Subsidiary Partnership or any direct or indirect subsidiary of such Company Subsidiary Partnership would be required to consider separately the interests of the limited partners, members or other beneficial owners of such Company Subsidiary Partnership or the holder of interests in such Company Subsidiary Partnership in connection with any transaction or other action.

        "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

        "Eligible Shares" means all Company Common Shares issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares.

        "Environmental Law" means any applicable Law relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (solely as such matters concern exposure to petroleum products or toxic or hazardous chemicals, substances, materials or wastes), including Laws relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of petroleum products or toxic or hazardous chemicals, substances, materials or wastes.

        "Environmental Permit" means any permit, approval, registration, license or other authorization required under any applicable Environmental Law.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means, with respect to an entity (the "Referenced Entity"), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

        "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Form S-4" means a registration statement on Form S-4, together with any amendments or supplements thereto, to be filed by Parent with the SEC relating to the Merger.

        "GAAP" means the United States generally accepted accounting principles.

        "Governmental Authority" means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.

        "Hazardous Substances" means any substance, material, or waste that is defined, characterized, or regulated as hazardous, toxic, dangerous or words of similar import under any Environmental Law; petroleum and petroleum products, including crude oil and any fractions thereof; polychlorinated biphenyls; asbestos; toxic mold; and radon.

        "ILPT" means Industrial Logistics Properties Trust, a Maryland real estate investment trust.

        "Indebtedness" means, with respect to any Person and without duplication, (i) the unpaid principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets (including any potential future earn-out, purchase price adjustment or release of "holdback" or similar payment), (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), (vii) all obligations evidenced by any note, bond, debenture or other similar instrument, whether secured or unsecured, (viii) any direct or indirect guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (ix) any agreement to provide any of the foregoing.

        "Intellectual Property" means all United States, foreign and multinational intellectual property rights and similar proprietary rights, including all (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, Internet domain names, design rights and other similar source identifiers, (iii) rights in published and unpublished works of authorship, rights in copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models, algorithms and methodologies, (v) rights in software, (vi) all rights in the foregoing and in other similar intangible assets, and (vii) all applications and registrations for the foregoing.

        "Intervening Event" with respect to a Party, means any material change, event, effect, occurrence, consequence or development that (i) is not known and not reasonably foreseeable by the board of trustees of such Party (or an authorized committee thereof), as of the date hereof (or if known or reasonably foreseeable, the magnitude or material consequences of which are not known or reasonably foreseeable by such board or committee as of the date hereof), which material change, event, effect, occurrence, consequence or development becomes known (or the magnitude or material consequences of which become known) to or by such board of trustees or committee prior to receipt of the Parent Shareholder Approval or the Company Shareholder Approval, as applicable, and (ii) does not relate (A) to a Competing Proposal with respect to such Party, (B) changes in the price of the common shares of such Party (it being understood, however, that any event, circumstance, change, effect, development, condition or occurrence giving rise or contributing thereto may constitute or otherwise be taken into account for purposes of determining whether an Intervening Event has occurred), or (C) the fact that, in and of itself, such Party exceeds any internal or published projections or forecasts or estimates or outlook of revenues or earnings (it being understood, however, that any event, circumstance, change, effect, development, condition or occurrence giving rise or contributing thereto may constitute or otherwise be taken into account for purposes of determining whether an Intervening Event has occurred).

        "IRS" means the United States Internal Revenue Service or any successor agency.

        "Joint Proxy Statement" means a joint proxy statement/prospectus in preliminary and definitive form relating to the Company Shareholder Meeting and the Parent Shareholder Meeting, together with any amendments or supplements thereto.

        "Knowledge of Parent" or similar phrases mean the actual knowledge of the Persons set forth in Section 1.1 of the Parent Disclosure Letter.

        "Knowledge of the Company" or similar phrases mean the actual knowledge of the Persons set forth in Section 1.1 of the Company Disclosure Letter.

        "Law" means any and all domestic (federal, state or local) or foreign laws (including common law), statutes, codes, rules, regulations and Orders promulgated by any Governmental Authority.

        "Lien" means with respect to any asset (including any security), any mortgage, deed of trust, condition, covenant, lien, pledge, charge, security interest, option, right of first refusal or first offer, restriction, right of way, easement, title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership; provided, however, that any restrictions on the transfer and ownership of Company Common Shares or Parent Common Shares included in the Company Charter or the Parent Charter, respectively, shall not constitute a Lien hereunder. For the avoidance of doubt, the term "Lien" shall not include licenses of or other grants of rights to use Intellectual Property.

        "Maryland SDAT" means the State Department of Assessments and Taxation of Maryland.

        "MGCL" mean the Maryland General Corporation Law, as amended.

        "Order" means a judgment, order, injunction, award, decree, writ or other legally enforceable requirement of any Governmental Authority.

        "Outside Date" means June 30, 2019.

        "Parent Antenna Leases" means each Parent Landlord Lease for space at a Parent Property for telecommunications equipment pursuant to which the annual rent does not exceed $50,000.

        "Parent Board" means the board of trustees of Parent.

        "Parent Bylaws" means the bylaws of Parent, as amended and in effect as of the date of this Agreement.

        "Parent Charter" means the declaration of trust of Parent, as amended and supplemented and in effect as of the date of this Agreement.

        "Parent Common Shares" means the common shares of beneficial interest, $.01 par value per share, of Parent.

        "Parent Equity Compensation Plan" means Parent's 2009 Incentive Share Award Plan, as amended and in effect as of the date of this Agreement.

        "Parent Governing Documents" means the Parent Charter and the Parent Bylaws.

        "Parent Landlord Leases" means each lease or sublease and each guarantee thereof in effect as of the date hereof and to which Parent or any Parent Subsidiary are parties as lessors or sublessors with respect to any Parent Property (together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto).

        "Parent Material Adverse Effect" means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, (i) is, or would reasonably be expected to be, material and adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries, taken as a whole, or (ii) will, or would reasonably be expected to, prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger before the Outside Date, or prevent or materially impair the ability of Parent or Merger Sub to perform their obligations hereunder; provided, however, that for purposes of clause (i), "Parent Material Adverse Effect" shall not include any event, circumstance, change, effect, development, condition or occurrence, and any such event, circumstance, change, effect, development, condition or occurrence shall not be taken into account when determining whether a Parent Material Adverse Effect has occurred or is reasonably expected to occur, to the extent arising out of or resulting from (A) any failure of Parent to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise or contributing to such failure may constitute or otherwise be taken into account in determining whether there has been a Parent Material Adverse Effect), (B) any events, circumstances, changes or effects that affect the commercial real estate industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any adoption, implementation, promulgation, repeal, modification, amendment, interpretation, reinterpretation, change or proposal of any applicable Law of or by any Governmental Authority after the date hereof, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (F) the negotiation, execution or public announcement of this Agreement, or the consummation or anticipation of the Merger or any of the other Transactions, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, creditors, investors (including shareholders), venture partners or employees (provided that the exception in this clause (F) does not apply for purposes of any representations in Article 5 that address any required filings or consents or the public announcement or pendency of this Agreement), (G) the taking of any action expressly required by this Agreement, the taking of any action at the written request or with the prior written consent of the Company or the failure to take any action at the request of the Company or expressly prohibited by this Agreement, (H) earthquakes, hurricanes, floods or other natural disasters, or (I) changes in GAAP

(or the interpretation or enforcement thereof), which in the case of each of clauses (B), (C), (D), (E), (H) and (I) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other Persons in the industries in which Parent and the Parent Subsidiaries operate.

        "Parent Permitted Liens" means any of the following: (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet due, or the validity of which is being contested in good faith and for which adequate accruals or reserves have been established; (ii) Lien that is a cashier's, landlord's, carrier's, warehousemen's, mechanic's, materialmen's, repairmen's or other similar Lien arising in the ordinary course of business not yet due, or the validity of which is being contested in good faith and for which adequate accruals or reserves have been established; (iii) Lien that is a zoning regulation, entitlement or other land use or environmental regulation by any Governmental Authority; (iv) Lien that is disclosed on Parent's most recent consolidated balance sheet (including the notes thereto) included in the Parent SEC Documents filed prior to the date of this Agreement; (v) Lien arising under any Parent Material Contracts, Parent Landlord Leases or Parent Tenant Leases; (vi) Lien that is disclosed on the Parent Title Insurance Policies or surveys; or (vii) Lien, limitation, title defect, covenant, restriction, reservation of interests in title or other similar matter of record affecting title to the Parent Property, none of which, individually or in the aggregate, interfere materially with the current use or operation of the Parent Property affected thereby or materially adversely affect the value or marketability of the applicable Parent Property.

        "Parent Properties" means any real property owned or leased (including ground leased) as lessee or sublessee, by Parent or any Parent Subsidiary as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

        "Parent REIT Counsel" means Sullivan & Worcester LLP.

        "Parent Shareholder Approval" means the approval of the issuance of Parent Common Shares in the Merger as contemplated by this Agreement by the affirmative vote of at least a majority of all the votes cast by the holders of outstanding Parent Common Shares entitled to vote at the Parent Shareholder Meeting on such issuance.

        "Parent Shareholder Meeting" means the meeting of the holders of Parent Common Shares for the purpose of seeking the Parent Shareholder Approval, including any postponement or adjournment thereof.

        "Parent Special Committee" means the special committee of the Parent Board, comprised of certain disinterested and independent trustees of Parent, established for the purposes of exploring, evaluating and negotiating the Merger and the other Transactions on behalf of Parent, determining whether the terms thereof are fair and reasonable and advisable to, and in the best interests of, Parent and, as the Parent Special Committee deems appropriate, recommending the same for authorization and approval by the Parent Board. The Parent Special Committee constitutes an authorized committee of the Parent Board for purposes of this Agreement.

        "Parent Special Distribution" means any distribution by Parent (above and beyond that permitted by Section 6.2(a)(iii), without regard to the proviso therein for Parent Special Distributions) to the extent reasonably necessary for Parent to maintain its qualification for taxation as a REIT under the Code or applicable state Law or to eliminate or reduce entity level income or excise Taxes under Sections 856, 857, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) for any period or portion thereof ending on or prior to the Closing Date.

        "Parent Subsidiary" means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity that is consolidated with Parent for purposes of the consolidated financial statements of Parent under GAAP and, to the extent applicable, Article 6 of Regulation S-X promulgated under the Exchange Act.

        "Parent Subsidiary Governing Documents" means the constituent organizational or governing documents of each Parent Subsidiary.

        "Parent Subsidiary Partnership" means a Parent Subsidiary that is or was a partnership for United States federal income Tax purposes.

        "Parent Tax Protection Agreement" means any written agreement to which Parent or any Parent Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Parent Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Merger or the other Transactions; (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Parent Subsidiary Partnership, Parent or any Parent Subsidiary has agreed to (A) maintain a minimum level of debt, continue to maintain a particular debt or provide rights to guarantee or otherwise assume economic risk of loss with respect to debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets, (F) use (or refrain from using) a particular method for allocating one or more liabilities under Section 752 of the Code and/or (G) dispose of assets in a particular manner; (iii) any Person has been or is required to be given the opportunity to guaranty, indemnify or assume debt of such Parent Subsidiary Partnership or any direct or indirect subsidiary of such Parent Subsidiary Partnership or are so guarantying or indemnifying, or have so assumed, such debt; and/or (iv) any Parent Subsidiary Partnership or the general partner, manager, managing member or other similarly situated Person of such Parent Subsidiary Partnership or any direct or indirect subsidiary of such Parent Subsidiary Partnership would be required to consider separately the interests of the limited partners, members or other beneficial owners of such Parent Subsidiary Partnership or the holder of interests in such Parent Subsidiary Partnership in connection with any transaction or other action.

        "Person" means an individual, corporation, real estate investment trust, partnership, limited partnership, limited liability company, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

        "Reasonably Advisable" means, with respect to any trustee, acting in a manner consistent with such trustee's duties under applicable Law of the State of Maryland.

        "REIT" means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

        "Representative" means, with respect to a Person, one or more of such Person's trustees, directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers and financial advisors), agents and other representatives when acting in such capacity and not when acting in any other capacity.

        "RMR LLC" means The RMR Group LLC, a Maryland limited liability company, the business and property manager of each of the Company and Parent.

        "SEC" means the United States Securities and Exchange Commission (including the staff thereof).

        "Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Takeover Statutes" means any restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL and any "fair price," "moratorium," "control share acquisition," "business combination" or other similar state takeover Laws.

        "Tax" or "Taxes" means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or domestic or foreign taxing authority, including any income (net or gross), franchise, windfall or other profits, gross receipts, premiums, property (real or personal, tangible or intangible), escheat, unclaimed property, sales, use, value added, net worth, margins, assets, capital stock, business organization, commercial activity, payroll, employment, social security, workers' compensation, unemployment compensation, excise, withholding, leasing, lease, user, ad valorem, stamp, transfer, value-added, gains tax, license, recording, registration and documentation fees, severance, occupation, environmental, customs duties, disability, registration, alternative or add-on minimum, estimated tax, or other tax, or other like assessment, levy or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        "Tax Return" means any report, document, return, certificate, claim for refund, election, estimated tax filing, declaration, or other information return or filing required to be filed with any Governmental Authority or domestic or foreign taxing authority with respect to, or otherwise relating to, Taxes, including any schedule or attachment thereto, and including any amendments thereof.

        "Tenant Improvement(s)" means the construction or improvement of long-term real property (not including furniture, fixtures, equipment or inventory) for use in a tenant's trade or business at the Company Properties or the Parent Properties, as applicable.

        "Transactions" means the Merger, the ILPT Distribution, the sale by Parent of the Company Common Shares beneficially owned by Parent contemplated by Section 8.1(e) and the other transactions contemplated by this Agreement.

        (b)   The following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Terms	Location of Definition
Acquisition Agreement	Section 7.3(a)
Adverse Recommendation Change	Section 7.3(d)
Agreement	Preamble
Articles of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Board Recommendation	Recitals
Company Book-Entry Shares	Section 3.1(a)
Company Certificates	Section 3.1(a)
Company Disclosure Letter	Article 4
Company Insurance Policies	Section 4.17
Company Material Contract	Section 4.16(b)
Company Permits	Section 4.5(b)
Company SEC Documents	Section 4.6(a)
Company Tax Representation Letter	Section 6.1(b)
Company Tenant Leases	Section 4.15(e)
Company Terminating Breach	Section 9.1(c)(i)
Company Third Party	Section 4.15(h)
Company Title Insurance Policies	Section 4.15(j)
Company Title Insurance Policy	Section 4.15(j)
Competing Proposal	Section 7.3(f)
Covered Persons	Section 7.5(a)
D&O Insurance	Section 7.5(d)

Defined Terms	Location of Definition
Debt Transaction	Section 7.17(b)
Debt Transaction Documents	Section 7.17(b)
Effective Time	Section 2.3
Excepted Holder Limit	Section 6.1(a)(i)
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(a)
Exchange Ratio	Section 3.1(a)
Excluded Shares	Section 3.1(b)
ILPT Common Shares	Section 8.1(f)
ILPT Distribution	Section 8.1(f)
ILPT Entities	Section 7.15
ILPT SEC Documents	Section 4.6(a)
Indemnification Agreements	Section 7.5(a)
Interim Period	Section 6.1(a)
MD REIT Law	Recitals
Merger	Recitals
Merger Consideration	Section 3.1(a)
Merger Sub	Preamble
Nasdaq	Section 3.2(e)
NYSE	Section 4.6(b)
Parent	Preamble
Parent Articles of Amendment	Section 2.4
Parent Board Recommendation	Recitals
Parent Disclosure Letter	Article 5
Parent Insurance Policies	Section 5.17
Parent Material Contract	Section 5.16(b)
Parent Permits	Section 5.5(b)
Parent SEC Documents	Section 5.6(a)
Parent Tax Representation Letter	Section 6.2(b)
Parent Tenant Leases	Section 5.15(e)
Parent Terminating Breach	Section 9.1(d)(i)
Parent Third Party	Section 5.15(h)
Parent Title Insurance Policies	Section 5.15(j)
Parent Title Insurance Policy	Section 5.15(j)
Parties	Preamble
Party	Preamble
Payoff Letters	Section 7.17(c)
Proposal Recipient	Section 7.3(b)
QRS	Section 4.1(b)
Referenced Entity	Section 1.1(a)
Registration Agreement	Recitals
Request Recipient	Section 7.3(a)
RMR Agreements	Section 7.18
SOX Act	Section 4.6(a)
Superior Proposal	Section 7.3(g)
Surviving Entity	Section 2.1
Transfer Taxes	Section 7.16
TRS	Section 4.1(b)
Waiver Form	Section 3.4

        Section 1.2    Interpretation and Rules of Construction.     In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

        (a)   when a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement;

        (b)   the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

        (c)   whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";

        (d)   the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

        (e)   references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section;

        (f)    all capitalized terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

        (g)   the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

        (h)   references to a Person are also to its successors and permitted assigns;

        (i)    the use of "or" is not intended to be exclusive; and

        (j)    all uses of currency or the symbol "$" in this Agreement refer to United States dollars.

ARTICLE 2

THE MERGER

        Section 2.1    The Merger; Effects of the Merger.     Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MD REIT Law, at the Effective Time the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company will cease, with Merger Sub surviving the Merger (Merger Sub, as the surviving entity in the Merger, sometimes being referred to herein as the "Surviving Entity"), such that following the Merger, the Surviving Entity will continue as a wholly owned subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the MD REIT Law. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

        Section 2.2    Closing.     The closing of the Merger (the "Closing") shall take place at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109 on a date that is the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or valid waiver of such conditions at the Closing) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or on such other date and such other time as may be mutually agreed upon by the Parties in writing (the actual date of Closing being referred to herein, the "Closing Date").

        Section 2.3    Effective Time.     On the Closing Date, the Parties shall cause articles of merger with respect to the Merger (the "Articles of Merger") to be duly executed and filed with the Maryland SDAT in accordance with the MD REIT Law and make any other filings, recordings or publications required to be made by any Party under the MD REIT Law in connection with the Merger. The Merger shall become effective at such date and time as the Articles of Merger are accepted for filing by the Maryland SDAT or on such later date and time (not to exceed thirty (30) days from the date the Articles of Merger are accepted for filing by the Maryland SDAT) as shall be agreed to by the Company and Parent and specified in the Articles of Merger (such date and time the Merger becomes effective being hereinafter referred to as the "Effective Time").

        Section 2.4    Parent Articles of Amendment.     Prior to the Effective Time, the Parent Charter shall be amended pursuant to Articles of Amendment in the form of Exhibit C (the "Parent Articles of Amendment").

        Section 2.5    Governing Documents.     At the Effective Time, the declaration of trust and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the declaration of trust and the bylaws of the Surviving Entity, until thereafter amended, subject to Section 7.5, in accordance with applicable Law and the applicable provisions of the declaration of trust and the bylaws of the Surviving Entity.

        Section 2.6    Trustees and Officers of the Surviving Entity.     The trustees and officers of Merger Sub immediately prior to the Effective Time shall be the trustees and officers of the Surviving Entity immediately after the Effective Time, each to serve until such time as his or her resignation or removal or such time as his or her successor shall be duly elected and qualified, in each case in accordance with the declaration of trust and the bylaws of the Surviving Entity.

        Section 2.7    Tax Consequences.     It is intended that, for United States federal income Tax purposes, the Merger shall qualify as a reorganization under, and within the meaning of, Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code.

ARTICLE 3

TREATMENT OF SECURITIES

        Section 3.1    Treatment of Securities.

        (a)    Treatment of Company Common Shares.     Subject to Section 3.2(e), Section 3.3 and Section 3.5, at the Effective Time, as a result of the Merger and without any action on the part of the Parties or any holder of any shares of beneficial interest of Parent, Merger Sub or the Company, each Eligible Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 1.04 Parent Common Shares (subject to adjustment as set forth in Section 3.5, Section 6.1(a)(iii) and Section 6.2(a)(iii), as so adjusted, the "Exchange Ratio") for each Company Common Share (the "Merger Consideration"), shall no longer be outstanding, shall be automatically cancelled and shall cease to exist, and each evidence of shares in book-entry form previously evidencing any Eligible Shares issued and outstanding immediately prior to the Effective Time (the "Company Book-Entry Shares") and each certificate previously representing any Eligible Shares issued and outstanding immediately prior to the Effective Time (the "Company Certificates"), if any, shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 3.2(e) cash in lieu of fractional shares into which such Eligible Shares have been converted pursuant to this Section 3.1(a) and any dividends or other distributions pursuant to Section 3.2(c) or Section 7.11.

        (b)    Cancellation of Excluded Shares.     Each Company Common Share issued and outstanding immediately prior to the Effective Time that is held by any wholly owned Company Subsidiary, by

Parent or by any wholly owned Parent Subsidiary (such Company Common Shares, collectively, the "Excluded Shares") shall no longer be outstanding, shall automatically be cancelled without payment of any consideration therefor and shall cease to exist.

        (c)    Merger Sub Common Shares of Beneficial Interest.     At the Effective Time, all of the common shares of beneficial interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall, as a result of the Merger and without any action on the part of the Parties or any holder thereof, remain unchanged and continue to remain issued and outstanding as common shares of beneficial interest of the Surviving Entity, and Parent shall continue as the sole shareholder of the Surviving Entity owning all of the common shares of beneficial interest of the Surviving Entity.

        Section 3.2    Exchange of Certificates.

        (a)    Exchange Agent.     Immediately prior to the Effective Time on the Closing Date, Parent or Merger Sub shall deposit or shall cause to be deposited with a nationally recognized financial institution or trust company selected by Parent and reasonably acceptable to the Company to serve as the exchange agent (the "Exchange Agent"), for the benefit of the holders of Eligible Shares, for exchange in accordance with this Article 3, (i) an aggregate number of duly authorized, validly issued and fully paid and non-assessable Parent Common Shares to be issued in uncertificated or book-entry form comprising the number of Parent Common Shares required to be issued pursuant to Section 3.1(a) , and (ii) an aggregate amount of cash comprising a good faith estimate of the amount required to be delivered pursuant to Section 3.2(e). In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Eligible Shares may be entitled pursuant to Section 3.2(c) with both a record and payment date after the Effective Time and prior to the surrender of such Eligible Shares. Such Parent Common Shares, cash in lieu of any fractional shares payable pursuant to Section 3.2(e) and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 3.2(a) are referred to collectively in this Agreement as the "Exchange Fund." The Exchange Fund shall not be used for any purpose other than for the purpose provided for in this Agreement and shall be held in trust for the benefit of the holders of Eligible Shares, subject to Section 3.2(f) . In the event that the Exchange Fund shall be insufficient to make the payments contemplated by this Section 3.2, Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount sufficient to make such payments. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent or the Surviving Entity. Interest and other income on the Exchange Fund shall be the sole and exclusive property of Parent and the Surviving Entity and shall be paid to Parent or the Surviving Entity as Parent directs. No investment of the cash portion of the Exchange Fund shall relieve Parent, the Surviving Entity or the Exchange Agent from making the payments required by this Article 3, and, following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy Parent's obligations hereunder for the benefit of the each holder of record of Eligible Shares at the Effective Time, which additional funds will be deemed to be part of the Exchange Fund.

        (b)    Exchange Procedures.

            (i)  Promptly after the Effective Time (and in any event within five (5) Business Days thereafter), the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of Eligible Shares that are evidenced by a Company Certificate notice advising such holders of the effectiveness of the Merger, including (A) appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to Company Certificates shall pass, only upon delivery of Company Certificates (or affidavits of loss in lieu of Company Certificates, as provided in Section 3.6) to the Exchange Agent, and (B) instructions for surrendering Company Certificates (or affidavits of loss in lieu of Company Certificates, as provided in Section 3.6) to the Exchange

  Agent in exchange for the Merger Consideration, cash in lieu of fractional Parent Common Shares, if any, to be issued or paid in consideration therefor, and any dividends or other distributions, in each case, to which such holders are entitled pursuant to the terms of this Agreement. Payment of the Merger Consideration, cash in lieu of fractional Parent Common Shares, if any, to be issued or paid in consideration therefor and any dividends or other distributions, in each case to which such holders are entitled pursuant to the terms of this Agreement with respect to Company Book-Entry Shares, shall be made promptly following the Effective Time without any action on the part of the Person in whose name such Company Book-Entry Shares are registered.

           (ii)  No interest will be paid or accrued on any amount payable upon due surrender of Eligible Shares, and any Company Certificate or ledger entry relating to Company Book-Entry Shares formerly representing Company Common Shares that have been so surrendered shall be cancelled by the Exchange Agent.

          (iii)  In the event of a transfer of ownership of certificated Eligible Shares that is not registered in the transfer records of the Company, the number of whole Parent Common Shares that such holder is entitled to receive pursuant to Section 3.1(a), together with an amount (if any) of cash in immediately available funds or, if no wire transfer instructions are provided, a check, and in each case, after deducting any required Tax withholdings as provided in Section 3.3 in lieu of fractional shares to be paid upon due surrender of the Company Certificate pursuant to Section 3.2(e) and any dividends or other distributions in respect thereof in accordance with Section 3.2(c), may be issued or paid to such a transferee if the Company Certificate formerly representing such Eligible Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer and other similar Taxes have been paid, in each case, in form and substance reasonably satisfactory to the Exchange Agent and the Surviving Entity. Until surrendered as contemplated by this Section 3.2(b), each Company Certificate and Company Book-Entry Share shall be deemed at any time at or after the Effective Time to represent only the right to receive the Merger Consideration in accordance with this Article 3, any amount payable in cash in lieu of fractional shares in accordance with Section 3.2(e), and any dividends or other distributions in accordance with Section 3.2(c), in each case without interest.

        (c)    Distributions with Respect to Unexchanged Shares.     Whenever a dividend or other distribution is authorized by the Parent Board and declared by Parent in respect of Parent Common Shares, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all Parent Common Shares issuable pursuant to this Agreement. With respect to Eligible Shares represented by a Company Certificate, no dividends or other distributions in respect of Parent Common Shares shall be paid to any holder of any such Eligible Share until the Company Certificate (or affidavit of loss in lieu of the Company Certificate as provided in Section 3.6) is surrendered for exchange in accordance with this Article 3. Subject to applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole Parent Common Shares issued in exchange for Eligible Shares in accordance with this Article 3, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Parent Common Shares and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole Parent Common Shares with a record date after the Effective Time but with a payment date subsequent to surrender.

        (d)    Transfers.     From and after the Effective Time, there shall be no transfers on the share transfer books of the Company of the Company Common Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Company Certificates or Company Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Shares, except as otherwise provided in this

Agreement or by applicable Law. If, after the Effective Time, Company Certificates or Company Book-Entry Shares are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Agreement.

        (e)    No Fractional Shares.     Notwithstanding any other provision of this Agreement to the contrary, no fractional Parent Common Shares shall be issued upon the conversion of Eligible Shares pursuant to this Agreement. Any holder of Eligible Shares otherwise entitled to receive a fractional Parent Common Share but for this Section 3.2(e) shall be entitled to receive, upon surrender of the applicable Eligible Shares, a cash payment, without interest, in lieu of any fractional share, in an amount rounded to the nearest whole cent equal to the product obtained by multiplying (i) the fractional share interest (rounded to the nearest thousandth when expressed in decimal form) to which such holder (after taking into account all Company Common Shares held at the Effective Time by such holder) would otherwise be entitled by (ii) the average of the closing price on The Nasdaq Stock Market LLC ("Nasdaq"), as reported in The Wall Street Journal, for a Parent Common Share for the five (5) consecutive full trading days ending on the last trading day immediately preceding the Closing Date. No holder of Eligible Shares shall be entitled by virtue of the right to receive cash in lieu of fractional Parent Common Shares described in this Section 3.2(e) to any dividends, voting rights or any other rights in respect of any fractional Parent Common Share. The payment of cash in lieu of fractional Parent Common Shares is not a separately bargained-for consideration and solely represents a mechanical rounding-off of the fractions in the exchange.

        (f)    Termination of Exchange Fund.     Any portion of the Exchange Fund that remains undistributed to holders of Eligible Shares on the first (1st) anniversary of the Effective Time shall be delivered to Parent, upon demand, and any former holders of the Company Common Shares who have not theretofore complied with this Article 3 shall thereafter look only to Parent for delivery of any Parent Common Shares and any payment of cash and any dividends and other distributions in respect thereof payable or issuable pursuant to Section 3.1(a), Section 3.2(c) or Section 3.2(e), in each case, without any interest thereon and subject to applicable abandoned property, escheat or similar Laws.

        (g)    No Liability.     Notwithstanding anything in this Agreement to the contrary, none of the Surviving Entity, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Company Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund that remains undistributed to the holders of Eligible Shares immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Authority, shall, to the extent permitted by Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

        Section 3.3    Withholding Rights.     Each Person making any payment or vesting any property pursuant to this Agreement, or otherwise with respect to the Merger or the other Transactions, shall be entitled to deduct and withhold from any amounts or property otherwise paid, distributed or vested (or portions thereof) as it determines it is required to deduct and withhold with respect to the making of such payment or distribution, or vesting of such property, under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable Law. In the case of any noncash payment or distribution or the vesting of any property, the applicable withholding party may collect the amount required to be withheld by reducing to cash for remittance to the appropriate Governmental Authority a sufficient portion of the property that the recipient would otherwise receive or own (or already owns), if the cash portion of any such payment or distribution is not sufficient to cover the withholding liability, all on behalf of the recipient Person, and the recipient Person will bear any brokerage or other costs for this withholding procedure. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority by any Person, such withheld amounts shall be treated for all purposes of this Agreement as having been distributed, paid or otherwise included in income to the Person in respect of which such deduction and withholding was made. To the extent shares are reduced to cash to satisfy any withholding obligation, only a whole number of shares will be reduced to cash, and the Person in respect of which the deduction and withholding was made shall receive as of the Effective Time the excess cash over the withholding obligation as a cash payment, without interest.

        Section 3.4    Treatment of Company Share Awards.     To the extent not previously obtained, the Company shall obtain (as soon as practicable following the date hereof) from each of the Company's executive officers and the other individuals set forth in Section 3.4 of the Company Disclosure Letter a waiver of such individual's right to accelerated vesting of any unvested or partially vested Company Equity Awards held by such individual in connection with the Merger, in the form attached hereto as Exhibit D (the "Waiver Form") and shall following the date hereof use reasonable efforts to cause the vesting of any unvested or partially vested Company Equity Awards held by each other holder thereof not to accelerate in connection with the consummation of the Merger. At the Effective Time, each unvested or partially vested Company Equity Award shall be converted into an award under the Parent Equity Compensation Plan with respect to a number of Parent Common Shares (rounded down to the nearest whole share) equal to the product of (a) the Exchange Ratio multiplied by (b) the number of Company Common Shares subject to such unvested or partially vested Company Equity Award at the Effective Time. Such award shall continue to be subject to the same vesting and other terms and conditions as were in effect immediately prior to the Effective Time, except as specifically set forth in the Waiver Form or as otherwise amended. No fractional Parent Common Shares shall be issued upon the conversion of Company Equity Awards pursuant to this Section 3.4. Any holder of Company Equity Awards otherwise entitled to receive a fractional Parent Common Share but for this Section 3.4 shall be entitled to receive a cash payment in accordance with the provisions of Section 3.2(e), without duplication. Any cash payment pursuant to this Section 3.4 shall be subject to appropriate withholding for Taxes in accordance with Section 3.3, without duplication. As promptly as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the Company Board (or an authorized committee thereof) shall adopt such resolutions and take such other actions as the Company Board (or such committee) determines may be required to effect the provisions of this Section 3.4.

        Any Company Equity Award that vests upon the consummation of the Merger shall, at the Effective Time, receive the same treatment as Eligible Shares pursuant to this Agreement. Any vesting of such Company Equity Awards upon the consummation of the Merger shall be subject to appropriate withholding for Taxes in accordance with Section 3.3, without duplication, and holders thereof shall have the right to have Parent Common Shares withheld to satisfy any Tax liability associated with such vesting.

        Section 3.5    Adjustments to Prevent Dilution.     If, at any time during the period between the date of this Agreement and the Effective Time, (a) there is a change in the number of issued and outstanding Company Common Shares or the number of issued and outstanding Parent Common Shares, or securities convertible or exchangeable into Company Common Shares or Parent Common Shares in each case, as a result of a reclassification, stock split (including reverse stock split), stock dividend or stock distribution, recapitalization, merger, combination, exchange of shares, subdivision or other similar transaction, or (b) there shall have been declared on the Parent Common Shares a share dividend, share distribution or share split (including reverse share split) with a record date prior to the Effective Time, the Exchange Ratio shall be equitably adjusted to provide the holders of Eligible Shares and Company Equity Awards and Parent with the same economic effect as contemplated by this Agreement prior to such event. For the avoidance of doubt, the Company's declaration and payment of the ILPT Distribution shall not result in any adjustment to the Exchange Ratio.

        Section 3.6    Lost Certificates.     If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if requested by Parent in its reasonable discretion, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 3.2(f) or Section 3.2(g), Parent or the Surviving Entity) shall deliver, in exchange for such lost, stolen or destroyed Company Certificate, the Parent Common Shares into which the Company Common Shares represented by such Company Certificate were converted pursuant to Section 3.1(a), any cash in lieu of fractional shares and any dividends and other distributions deliverable in respect thereof pursuant to this Agreement.

        Section 3.7    Dissenters Rights.     No dissenters' or appraisal rights shall be available with respect to the Merger or any of the other Transactions.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except (a) as set forth in the disclosure letter prepared by the Company, with numbering corresponding to the numbering of this Article 4, delivered by the Company to Parent prior to the execution and delivery of this Agreement (the "Company Disclosure Letter") (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent from the face of such disclosure (it being understood that to be so reasonably apparent it is not required that the other Sections be cross-referenced)); provided, that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company, and no reference to or disclosure of any item or other matter in the Company Disclosure Letter shall be construed as an admission or indication that (i) such item or other matter is material, (ii) such item or other matter is required to be referred to in the Company Disclosure Letter, or (iii) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which the Company or any Company Subsidiary is a party exists or has actually occurred, or (b) as disclosed in the Company SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2015 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading "Risk Factors" and any disclosure of risks or other matters included in any "forward-looking statements" disclaimer or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of any representation or warranty set forth in this Article 4); provided, that the disclosure in such Company SEC Documents shall not be deemed to qualify any representation or warranty contained in Section 4.2, the Company hereby represents and warrants to Parent and Merger Sub that:

        Section 4.1    Organization and Qualification; Subsidiaries.

        (a)   The Company is a real estate investment trust duly organized, validly existing and in good standing under the Laws of the State of Maryland. The Company has all requisite trust power and authority to own, lease and, to the extent applicable, operate the Company Properties or other assets owned by the Company and to conduct its business as it is being conducted as of the date of this Agreement. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the Company Properties or other assets owned, leased or, to the extent applicable, operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The copies of the Company Governing Documents most recently filed with the Company SEC Documents are accurate and complete copies of such documents as in effect as of the date of this Agreement. The Company is in compliance in all material respects with the terms of the Company Governing Documents.

        (b)   Section 4.1(b) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of the Company Subsidiaries, together with (i) the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary, (ii) the type of and percentage of interest held, directly or indirectly, by the Company or a Company Subsidiary in each Company Subsidiary, (iii) the names of and the type of and percentage of interest held by any Person other than the Company or a Company Subsidiary in each Company Subsidiary, and (iv) the classification for United States federal income Tax purposes of each Company Subsidiary as a REIT, a qualified REIT subsidiary within the meaning of Section 856(i) of the Code or an entity that is disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3 (in either case, a "QRS"), a taxable REIT subsidiary within the meaning of Section 856(l) of the Code (a "TRS"), or a partnership. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each Company Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its organization or incorporation, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate the Company Properties and its other assets and to conduct its business as it is being conducted as of the date of this Agreement. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the Company Properties or other assets owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each Company Subsidiary is in compliance with the terms of its respective Company Subsidiary Governing Documents.

        (c)   Neither the Company nor any Company Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Company Subsidiaries and investments in short-term investment securities).

        Section 4.2    Capitalization.

        (a)   As of the date of this Agreement, (i) the authorized shares of beneficial interest of the Company consist of 125,000,000 Company Common Shares and (ii) (A) 89,559,974 Company Common Shares are issued and outstanding, and (B) 2,613,035 Company Common Shares are reserved for future issuance pursuant to the Company Equity Compensation Plan.

        (b)   (i) All of the issued and outstanding Company Common Shares are duly authorized, validly issued, fully paid and non-assessable and no class or series of shares of beneficial interest of the Company is entitled to preemptive rights; (ii) all Company Common Shares reserved for future issuance as noted in Section 4.2(a)(ii)(B), shall be, when issued in accordance with the terms and conditions of the Company Equity Compensation Plan and instruments, if any, pursuant to which they are issuable, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights; and (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of the Company Common Shares may vote.

        (c)   All of the outstanding shares of beneficial interest or capital stock of each Company Subsidiary that is a real estate investment trust or corporation, respectively, are duly authorized, validly issued, fully paid and non-assessable. All equity interests in each Company Subsidiary that is a limited liability company or partnership are duly authorized and validly issued. The Company owns, directly or indirectly, (i) all of the issued and outstanding shares of beneficial interest or capital stock or other equity interests of each Company Subsidiary, and (ii) 45,000,000 common shares of beneficial interest, $.01 par value per share, of ILPT (the "ILPT Common Shares"), free and clear of all Liens other than statutory or other Liens for Taxes or assessments which are not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, as required.

        (d)   There are no outstanding subscriptions, securities, options, restricted stock units, dividend equivalent rights, warrants, calls, rights, profits interests, share appreciation rights, phantom shares, convertible securities, rights of first refusal, preemptive rights or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound obligating the Company or any Company Subsidiary to (i) issue, deliver, transfer, sell or create, or cause to be issued, delivered, transferred, sold or created, additional shares of beneficial interest or capital stock or other equity interests, or phantom shares or other contractual rights, the value of which is determined in whole or in part by the value of any equity security of the Company or any Company Subsidiary, or securities convertible into or exchangeable for such shares of beneficial interest or capital stock or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, securities, options, restricted stock units, dividend equivalent rights, warrants, calls, rights, profits interests, share appreciation rights, phantom shares, convertible securities, rights of first refusal, preemptive rights or other similar rights, agreements, arrangements, undertakings or commitments, or (iii) redeem, repurchase or otherwise acquire any such shares of beneficial interest or capital stock or other equity interests of the Company or any Company Subsidiary.

        (e)   Other than as set forth in Section 4.2(e) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to or bound by, any agreements or understandings concerning the voting (including voting trusts and proxies) of any shares of beneficial interest or capital stock or other equity interests of the Company or any Company Subsidiary.

        (f)    Except as set forth in Section 4.2(f) of the Company Disclosure Letter or in the Registration Agreement, neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of its securities under the Securities Act.

        Section 4.3    Authority.

        (a)   The Company has the requisite real estate investment trust power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Shareholder Approval, to consummate the Merger and the other Transactions to which the Company is a party. Subject to receipt of the Company Shareholder Approval and the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the Maryland SDAT, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Merger and the other Transactions to which the Company is a party, have been duly and validly authorized by all necessary real estate investment trust action on the part of the Company, and no other real estate investment trust proceedings on the part of the Company are necessary to authorize this Agreement or the Merger or to consummate the Merger or the other Transactions to which the Company is a party. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Neither the Company nor to the knowledge of the Company any of its

"affiliates" (as defined in Section 3-601 of the MGCL) is, or at any time during the last five (5) years has been, an "interested stockholder" (as defined in Section 3-601 of the MGCL) of Parent.

        (b)   The Company Board, at a duly called and held meeting, has unanimously (i) duly and validly authorized the execution and delivery of this Agreement and approved, adopted and declared advisable this Agreement, the Merger and the other Transactions to which the Company is a party, (ii) directed that the Merger and the other Transactions to which the Company is a party be submitted for consideration at the Company Shareholder Meeting, and (iii) resolved to recommend that the holders of the Company Common Shares vote in favor of approval of the Merger and the other Transactions to which the Company is a party and to include such recommendation in the Joint Proxy Statement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

        Section 4.4    No Conflict; Required Filings and Consents.

        (a)   The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Merger and the other Transactions to which it is a party, do not and will not (i) assuming receipt of the Company Shareholder Approval, conflict with or violate any provision of any Company Governing Documents, (ii) assuming receipt of the Company Shareholder Approval, conflict with or violate any provision of any Company Subsidiary Governing Documents, (iii) assuming that all consents, approvals, authorizations and permits described in Section 4.4(b) have been obtained, all filings and notifications described in Section 4.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (iv) except as set forth in Section 4.4(a)(iv) of the Company Disclosure Letter, require any notice, consent or approval (except as contemplated by Section 4.4(b)) under, result in any breach of any obligation or any loss of any benefit or increase in any cost or obligations of the Company or any Company Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which the Company or any Company Subsidiary is a party except, as to clauses (ii), (iii) and (iv)  above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

        (b)   The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Merger and the other Transactions to which it is a party, do not and will not, require any consent, approval, waiting period expiration or termination, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement and, with respect to Parent, the Form S-4, and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement, the Merger and the other Transactions, (ii) any filings required by any state securities or "blue sky" Laws, (iii) any filings required under the rules and regulations of Nasdaq, (iv) the filing of the Articles of Merger with, and the acceptance of the Articles of Merger for record by, the Maryland SDAT, (v) such filings as may be required in connection with state and local Transfer Taxes, and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

        Section 4.5    Compliance with Laws; Permits.

        (a)   Since January 1, 2015: (i) the Company and each Company Subsidiary has complied and is in compliance with all (A) Laws applicable to the Company and the Company Subsidiaries or by which any property or asset of the Company or any Company Subsidiary is bound, and (B) the Company Permits, and (ii) no notice, charge or assertion has been received by the Company or any Company Subsidiary or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, alleging any non-compliance with any such Laws, except in the case of each of clauses (i) and (ii) for such instances of non-compliance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Notwithstanding anything to the contrary in this Section 4.5(a), (i) the provisions of Section 4.5(a)(i)(A) and Section 4.5(a)(ii) shall not apply to Laws addressed in Section 4.10, Section 4.11, Section 4.13 and Section 4.14, and (ii) the provisions of Section 4.5(a)(i)(B) shall not apply to Company Permits addressed in Section 4.14 and Section 4.15.

        (b)   Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.14 and Section 4.15, which are addressed solely in those Sections, the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof ("Company Permits"), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any such Company Permits, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written claim or notice that the Company or any Company Subsidiary is currently not in compliance with the terms of any such Company Permits, except where the failure to be in compliance with the terms of any such Company Permits, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

        Section 4.6    Company SEC Documents and Financial Statements.

        (a)   The Company has filed with or furnished to (as applicable) the SEC all forms, documents, statements, schedules, reports, registration statements, prospectuses and other documents required to be filed or furnished (as applicable) by it since and including January 1, 2015 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, the "SOX Act") (such documents, as have been amended since the time of their filing, collectively, the "Company SEC Documents"). To the Knowledge of the Company, ILPT has filed with or furnished to (as applicable) the SEC all forms, documents, statements, schedules, reports, registration statements, prospectuses and other documents required to be filed or furnished (as applicable) by it since and including January 11, 2018 under the Exchange Act or the SOX Act (such documents, as have been amended since the time of their filing, collectively, the "ILPT SEC Documents"). Other than ILPT, no subsidiary of the Company is separately subject to the periodic reporting requirements of the Exchange Act. As of their respective filing dates, the Company SEC Documents and, to the Knowledge of the Company, the ILPT SEC Documents did not (or with respect to the Company SEC Documents filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except to the extent such statements have been modified or superseded by later Company SEC Documents filed or furnished (as applicable) by the Company prior to the date of this Agreement) and complied in all material respects with the applicable requirements of the Exchange

Act or the Securities Act, as the case may be, the SOX Act and the applicable rules and regulations of the SEC thereunder. As of the date of this Agreement, (i) there are no outstanding or unresolved comments from the SEC with respect to any Company SEC Document or, to the Knowledge of the Company, any ILPT SEC Document, (ii) to the Knowledge of the Company, no Company SEC Document or ILPT SEC Document is the subject of ongoing SEC review and (iii) to the Knowledge of the Company, there are no internal investigations, SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened with respect to the Company or ILPT.

        (b)   At all applicable times, each of the Company and, to the Knowledge of the Company, ILPT has complied in all material respects with the applicable provisions of the SOX Act and the rules and regulations thereunder, as amended from time to time, and the applicable listing and corporate governance rules of the New York Stock Exchange ("NYSE") or Nasdaq, as applicable.

        (c)   The consolidated financial statements of the Company and its consolidated subsidiaries included, or incorporated by reference, in the Company SEC Documents filed prior to the date of this Agreement, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated under the Exchange Act) and fairly presented, in all material respects (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of the Company and its consolidated subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of the Company and its consolidated subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Company SEC Documents filed and publicly available prior to the date of this Agreement.

        (d)   Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any other Affiliate of the Company or any Company Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Securities Act) where the result, purpose or effect is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company's or any such Company Subsidiary's audited financial statements or other Company SEC Documents.

        (e)   Neither the Company nor any Company Subsidiary has outstanding (nor has arranged or modified since the enactment of the SOX Act) any "extensions of credit" (within the meaning of Section 402 of the SOX Act) to trustees, directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any Company Subsidiary. The Company is in compliance with all applicable provisions of the SOX Act, except for any non-compliance that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

        (f)    The Company has established and maintains a system of "internal control over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and the Company Subsidiaries are being made only in accordance with authorizations of Company management and the Company Board (or an authorized committee thereof), and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company's and each Company Subsidiary's assets that could have a material effect on the Company's consolidated financial statements. The Company has disclosed, based on its most recent evaluation of such internal control over financial reporting prior to the date of this Agreement, to the Company's auditors and the audit committee of the Company Board (x) any significant deficiency and material weakness in the design or operation of the Company's internal control over financial reporting that is reasonably likely to adversely affect the Company's ability to record, process, summarize or report financial information, and (y) any fraud, whether or not material, that involves Company management. For purposes of this Agreement, the terms "significant deficiency" and "material weakness" shall have the meaning assigned to them in the auditing standards of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

        (g)   The Company's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Company management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. Company management has completed an assessment of the effectiveness of the Company's disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

        Section 4.7    Absence of Certain Changes.     From December 31, 2017 through the date of this Agreement, (a) the Company, each Company Subsidiary and, to the Knowledge of the Company, ILPT has conducted its business in all material respects in the ordinary course of business consistent with past practice, and (b) there has not been any Company Material Adverse Effect.

        Section 4.8    No Undisclosed Liabilities.     There are no liabilities of the Company, any Company Subsidiary or, to the Knowledge of the Company, ILPT of any nature (whether accrued, absolute, contingent or otherwise) required under GAAP to be set forth on a consolidated balance sheet of the Company or in the notes thereto, other than: (a) liabilities reflected or reserved against as required by GAAP on the Company's consolidated balance sheet (including the notes thereto) included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, (b) liabilities incurred in connection with or as a result of this Agreement, the Merger or the other Transactions, (c) liabilities for future performance under any contracts to which the Company or any Company Subsidiary is a party or bound, or (d) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2017, except for any such liabilities that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

        Section 4.9    Litigation.     Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, as of the date of this Agreement (a) there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any director, trustee or officer thereof or any Company Properties or other assets owned thereby, and (b) neither the Company nor any Company Subsidiary, nor any of the Company Properties, is subject to any outstanding Order of any Governmental Authority.

        Section 4.10    Taxes.

        (a)   The Company and each Company Subsidiary has duly and timely filed (or has had duly and timely filed on each of their behalf) with the appropriate Governmental Authority all Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were true and complete. The Company and each Company Subsidiary has duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provisions for, all amounts of Taxes required to be paid by them, whether or not shown (or required to be shown) on any Tax Return.

        (b)   The Company: (i) for each of its taxable years commencing with its taxable year ended December 31, 2012, and through and including its taxable year ending December 31, 2017 (and, if the Closing Date occurs after December 31, 2018, through and including its taxable year ending December 31, 2018) has qualified for taxation as a REIT; (ii) has been organized and has operated since the end of its most recent taxable year until the date hereof in a manner consistent with the requirements for qualification for taxation as a REIT under the Code and has not taken or omitted to take any action that could reasonably be expected to result in loss of its qualification for taxation as a REIT or a challenge by the IRS or any other Governmental Authority to its qualification for taxation as a REIT under the Code; and (iii) intends to continue to operate in such a manner as to qualify for taxation as a REIT under the Code for its taxable year that will end with the Merger. No challenge to the Company's qualification for taxation as a REIT is pending or, to the Knowledge of the Company, has been threatened.

        (c)   There are no current material audits, examinations or other proceedings pending with regard to any Taxes of the Company or the Company Subsidiaries. The Company and the Company Subsidiaries have not received a written notice or announcement of any audits or proceedings.

        (d)   Except as disclosed in Section 4.10(d) of the Company Disclosure Letter, each Company Subsidiary and each other entity in which the Company holds, directly or indirectly an interest (other than solely through one or more TRSs) that is a partnership, joint venture or limited liability company and that has not elected to be a TRS has been since its formation treated for United States federal income Tax purposes as a partnership or QRS, as the case may be, and not as a corporation or an association taxable as a corporation. Each Company Subsidiary and each other entity in which the Company holds, directly or indirectly an interest (other than solely through one or more TRSs) that is a corporation for United States federal income Tax purposes, either (i) qualifies as a QRS, (ii) has jointly elected with the Company to be treated as a TRS under Section 856(l)(1) of the Code effective as of the later of the date such Company Subsidiary or other entity was formed or the date such Company Subsidiary or other entity was acquired (directly or indirectly) by the Company, (iii) is an automatic TRS under Section 856(l)(2) of the Code that has filed an IRS Form 8875 or has been listed as an automatic TRS thereon, or (iv) is a REIT.

        (e)   Neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Sections 337(d) or 1374 of the Code (including through application of Treasury Regulations Section 1.337(d)-7), nor has any of them disposed of any such asset during its current taxable year.

        (f)    Each of the Company and each Company Subsidiary has complied with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and has duly and timely withheld and, in each case, has paid over to the appropriate Governmental Authorities all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

        (g)   There are no Company Tax Protection Agreements in force at the date of this Agreement, and no Person has raised in writing, or to the Knowledge of the Company threatened to raise, a claim against the Company or any Company Subsidiary for any breach of any Company Tax Protection Agreement or a claim that the Merger or the other Transactions will give rise to any liability or obligation to make any payment under any Company Tax Protection Agreement.

        (h)   There are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary except for the Company Permitted Liens.

        (i)    There are no Tax allocation, indemnity, or sharing agreements or similar arrangements with respect to or involving the Company or any Company Subsidiary, other than (i) agreements or arrangements solely by or among two or more of the Company or any of the Company Subsidiaries, or (ii) customary indemnification provisions contained in credit or other commercial agreements (which agreements do not primarily relate to Taxes). After the Closing Date, neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

        (j)    Neither the Company nor any Company Subsidiary has participated in any "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4(b).

        (k)   Neither the Company nor any Company Subsidiary has been (i) a "distributing corporation" or a "controlled corporation" (within the meaning of Treasury Regulations Section 1.337(d)-7T(f)(2)) or (ii) a member of a "separate affiliated group" of a "distributing corporation" or a "controlled corporation" (all within the meaning of Section 355 of the Code), in each case in a distribution of shares qualifying or intended to qualify for tax-free treatment under Sections 355 or 356 of the Code (x) since December 7, 2015 or (y) which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger or the other Transactions.

        (l)    As of December 31 of each taxable year of the Company from and since the Company's taxable year ended December 31, 2012, and as of the date hereof, neither the Company nor any Company Subsidiary (other than TRSs) had, or has, any current or accumulated earnings and profits attributable to the Company or any other corporation accumulated in any non-REIT year within the meaning of Section 857 of the Code.

        (m)  Since the Company's formation, the Company has not incurred any liability for Taxes under Sections 856(c)(7), 857(b), 857(f), 860(c) or 4981 of the Code which has not been previously paid. The Company has not engaged at any time in any "prohibited transactions" within the meaning of Section 857(b)(6) of the Code or any transaction that would give rise to "redetermined rents", "redetermined deductions", "excess interest", or "redetermined TRS service income" as each is described in Section 857(b)(7) of the Code. No event has occurred, and no condition or circumstance exists, which presents a risk that any amount of Tax described in the previous sentence will be imposed upon the Company or any Company Subsidiary.

        (n)   No deficiency for Taxes of the Company or any Company Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of the Company, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, as required. Neither the Company nor any Company Subsidiary (i) has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; (ii) currently is the beneficiary of any extension of time within which to file any Tax Return that remains unfiled; (iii) has in the past three (3) years received a written claim by any Governmental Authority in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to Tax by that jurisdiction, or (iv) has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

        (o)   Neither the Company nor any Company Subsidiary will be required for Tax purposes to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date, taking into account the Merger and the other Transactions, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made or entered into on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) election under Section 108(i) of the Code.

        (p)   Neither the Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

        (q)   Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated United States federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or otherwise.

        (r)   To the Knowledge of the Company, there is no fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (s)   With respect to the Company's taxable year ending at the Effective Time, taking into account, without limitation, all distributions to be made by the Company prior to the day of the Merger, (i) the Company will have distributed amounts to its respective shareholders equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code, and (ii) the Company will not be subject to Tax under Sections 857(b) or 4981 of the Code.

        Section 4.11    Labor and Other Employment Matters; Employee Benefit Plans.

        (a)   Neither the Company nor any Company Subsidiary has any common law employees.

        (b)   Except for the Company Equity Compensation Plan, neither the Company, nor any Company Subsidiary nor any ERISA Affiliate of the Company (i) maintains, or is required to maintain, any Benefit Plans, (ii) has ever been required to maintain or sponsor any Benefit Plans, or (iii) can reasonably be expected to have any liability with respect to any Benefit Plan with respect to periods prior to the Closing, except as, individually or in the aggregate, does not have, and would not reasonably be expected to have, a Company Material Adverse Effect.

        Section 4.12    Information Supplied.

        (a)   None of the information supplied or to be supplied in writing by or on behalf of the Company or any Company Subsidiary, or, to the Knowledge of the Company, of ILPT for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the holders of the Company Common Shares and the holders of the Parent Common Shares, at the time of the Company Shareholder Meeting and the Parent Shareholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with this Agreement, the Merger and the other Transactions, to the extent relating to the Company or any Company Subsidiary or other information supplied by or on behalf of the Company or any Company Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

        (b)   Notwithstanding anything to the contrary in this Section 4.12, the Company makes no representation or warranty with respect to statements made or incorporated, or omissions, in the Form S-4 or the Joint Proxy Statement to the extent that such statements or omissions are based upon information supplied to the Company by or on behalf of Parent or Merger Sub.

        Section 4.13    Intellectual Property; Security Breaches.

        (a)   As of the date of this Agreement, neither the Company nor any Company Subsidiary: (i) owns any registered trademarks, service marks, Internet domain names, patents or copyrights, (ii) has any pending applications or registrations for any trademarks, service marks, Internet domain names, patents or copyrights, or (iii) is a party to any licenses, contracts or agreements pursuant to which the Company or any Company Subsidiary obtains the right to use any material trademarks, service marks, Internet domain names, patents or copyrights (other than any license of or other right to use commercially available software or data in the ordinary course of business), in each case with respect to the Intellectual Property described in clauses (i)-(iii), that is material to the operation of the Company and the Company Subsidiaries, taken as a whole. To the Knowledge of the Company, no Intellectual Property used by the Company or any Company Subsidiary in the conduct of its business as currently conducted infringes or otherwise violates any Intellectual Property rights of any third Person, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, no claims are pending, or to the Knowledge of the Company, threatened against the Company or any Company Subsidiary as of the date hereof, contesting the validity, enforceability, ownership or use of any Intellectual Property owned by the Company or any Company Subsidiary or alleging that the conduct of its business as currently conducted by the Company or any Company Subsidiary infringes or otherwise violates any Intellectual Property rights of any third Person. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and the Company Subsidiaries own the entire right, title and interest in and to, or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted; provided that the foregoing shall not be deemed to constitute a representation or warranty with respect to infringement or other violation of Intellectual Property rights of third Persons. Notwithstanding any other provision of this Agreement, this Section 4.13(a) contains the exclusive representations and warranties of the Company and the Company Subsidiaries with respect to Intellectual Property matters.

        (b)   Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has, in the two (2) year period prior to the date hereof, experienced any breach of the security of its information technology systems, or any personal or other sensitive information in its possession or under its control.

        Section 4.14    Environmental Matters.     Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

        (a)   The Company and the Company Subsidiaries are and at all times during the past five (5) years have been in compliance with all Environmental Laws.

        (b)   The Company and the Company Subsidiaries have all Environmental Permits necessary to own or lease their respective Company Properties and conduct their current operations and are in compliance with such Environmental Permits.

        (c)   Neither the Company nor any Company Subsidiary has received any written notice, demand, letter or claim alleging that the Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law or that any Order has been issued against the Company or any Company Subsidiary, in each case, which remains unresolved or for which the Company or any Company Subsidiary remains obligated. There is no Action pending, or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary under any Environmental Law.

        (d)   To the Knowledge of the Company, neither the Company nor any Company Subsidiary, nor any third Person, has caused any release of a Hazardous Substance, or has permitted the existence at any Company Property of a Hazardous Substance, that is in violation of any Environmental Law, or would reasonably be expected to require investigation or remediation by the Company or any Company Subsidiary under any Environmental Law, or would reasonably be expected to result in liability to the Company or any Company Subsidiary.

        (e)   Notwithstanding any other provision of this Agreement, this Section 4.14 contains the exclusive representations and warranties of the Company and the Company Subsidiaries with respect to environmental matters, Environmental Laws and Hazardous Substances.

        Section 4.15    Properties.

        (a)   Section 4.15(a)(i) of the Company Disclosure Letter sets forth a list of the address of each Company Property and whether such Company Property is owned, leased or subleased. As of the date of this Agreement, neither the Company nor any Company Subsidiary is under contract to purchase, lease or sublease any real property. Neither the Company nor any Company Subsidiary owns any mortgage notes receivables or commercial mortgage backed or similar securities.

        (b)   Either the Company or a Company Subsidiary owns good and marketable fee simple or leasehold (as applicable) title to each of the Company Properties, in each case, free and clear of Liens, except for Company Permitted Liens.

        (c)   To the Knowledge of the Company, (i) except for the certificates, permits and licenses that are the subject of Section 4.14, which are addressed solely in such section, no certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date of this Agreement (and there is no pending written threat of modification or cancellation of any of same), except for such failures to be in full force and effect which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, and (ii) there exists no uncured violation of any Laws affecting any of the Company Properties that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

        (d)   No condemnation, eminent domain or similar proceeding is pending with respect to any owned Company Property, and neither the Company nor any Company Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened with respect to any of the Company Properties or (ii) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Company Property, except with respect to each of clauses (i) and (ii) as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

        (e)   The information set forth in the rent rolls for each of the Company Properties, as of September 7, 2018, is true and correct in all material respects. There are no ground leases or other leases for the Company Properties to which the Company or any Company Subsidiary is the lessee or sublessee (collectively, "Company Tenant Leases").

        (f)    Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has given written notice of breach or violation of, or default under, any Company Landlord Lease, nor, to the Knowledge of the Company, is any counterparty in breach or violation of, or default under, any Company Tenant Lease or Company Landlord Lease (other than any Company Antenna Lease), in each case, which violation or breach remains outstanding and uncured, (ii) no tenant under a Company Landlord Lease is in monetary default under such Company Landlord Lease (other than any Company Antenna Lease), which default remains outstanding and uncured, (iii) each Company Tenant Lease and Company Landlord Lease (other than any Company Antenna Lease) is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Company Subsidiary and, to the Knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law), and (iv) except as set forth in Section 4.15(f)(iv) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is responsible for any outstanding Tenant Improvements, Tenant Improvement allowances or leasing commissions required in connection with any Company Tenant Lease or Company Landlord Lease (other than any Company Antenna Lease).

        (g)   Except as set forth in the Company Title Insurance Policies, there are no pending Tax abatements or exemptions specifically affecting any of the Company Properties, and neither the Company nor any Company Subsidiary has received any written notice of any proposed increase in the assessed valuation of any Company Property, except in each case for any such Taxes or assessment that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

        (h)   Except for the Company Permitted Liens, as set forth in the Company Landlord Leases, or as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property or any portion thereof, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by the Company or any Company Subsidiary, which, in each case, is in favor of any party other than the Company or any Company Subsidiary (a "Company Third Party").

        (i)    Except pursuant to a Company Landlord Lease or any Company Tenant Lease, neither the Company nor any Company Subsidiary is a party to any agreement pursuant to which the Company or any Company Subsidiary manages or manages the development of any real property for any Company Third Party.

        (j)    For each Company Property, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, policies of (i) title insurance have been issued insuring, as of the effective date of each such insurance policy, the fee simple title interest (together with appurtenant easements) held by the Company or the applicable Company Subsidiary with respect to the Company Properties that are not subject to the Company Tenant Leases, and (ii) leasehold insurance have been issued insuring, as of the effective date of each such insurance policy, the leasehold interest that the Company or the applicable Company Subsidiary holds with respect to each Company Property that is subject to a Company Tenant Lease (each, a "Company Title Insurance Policy" and, collectively, the "Company Title Insurance Policies"). No written claim has been made against any Company Title Insurance Policy, which, individually or in the aggregate, would be material to any Company Property.

        (k)   To the Knowledge of the Company, no Company Property is (i) under development as of the date hereof (other than normal repair and maintenance), or (ii) subject to a binding agreement for development or commencement of construction by the Company or a Company Subsidiary, in each case other than those pertaining to customary capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business or as required pursuant to the Company Landlord Leases or Company Tenant Leases.

        (l)    Section 4.15(l) of the Company Disclosure Letter lists the parties currently providing leasing brokerage services or third party property management services to the Company or any Company Subsidiary and identifies the Company Properties to which such leasing brokerage services or third party management services apply. To the Knowledge of the Company, neither the Company nor any Company Subsidiary nor any counterparty is in breach or violation of, or default under, any leasing brokerage or third party management services agreement or arrangement to the Company or any Company Subsidiary, which breach or violation, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

        (m)  The Company and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all tangible personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. None of the Company's or any Company Subsidiary's ownership of or leasehold interest in any such personal property is subject to any Liens, except for the Company Permitted Liens and Liens that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

        (n)   (i) There are no structural defects, or violations of Law, relating to any Company Property that, individually or in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect, and (ii) no physical damage has occurred at any Company Property that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect for which there is not insurance in effect covering the cost of the restoration and the loss of revenue, subject to reasonable deductibles and retention limits.

        Section 4.16    Material Contracts.

        (a)   Except for (i) this Agreement and the Registration Agreement, (ii) contracts filed as exhibits to the Company SEC Documents filed prior to the date hereof, and (iii) contracts that (A) will be fully performed and satisfied as of or prior to Closing, or (B) are by and among only the Company and any wholly owned Company Subsidiary or among wholly owned Company Subsidiaries, Section 4.16(a) of the Company Disclosure Letter sets forth a list of each contract, oral or written, to which the Company or any Company Subsidiary is a party or by which any of them or any of their properties or assets are bound (other than Company Landlord Leases, Company Tenant Leases and other Company Permitted Liens) which, as of the date hereof:

            (i)  is required to be filed with the SEC pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K under the Securities Act;

           (ii)  is required to be described pursuant to Item 404 of Regulation S-K under the Securities Act;

          (iii)  obligates the Company or any Company Subsidiary to make any non-contingent expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations), except for (A) any contract which provides for routine property-level maintenance or service and is terminable upon not more than sixty (60) days' notice without a material penalty or premium, and (B) any contracts which obligate the Company or any Company Subsidiary to make aggregate annual expenditures of not more than $1,000,000, provided that the unexpired term of such contract is not more than five (5) years;

          (iv)  contains any material non-compete or material exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any Company Subsidiary, or, upon consummation of the Merger and the other Transactions, Parent or Parent Subsidiaries, or which materially restricts the conduct of any business conducted by the Company or any Company Subsidiary or any geographic area in which the Company or any Company Subsidiary may conduct business;

           (v)  obligates the Company or any Company Subsidiary to indemnify any past or present trustees, directors, officers, employees and agents of the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary is the indemnitor, other than any Company Governing Documents or any Company Subsidiary Governing Documents;

          (vi)  evidences Indebtedness of the Company or any Company Subsidiary to any Person, or any guaranty thereof, in excess of $10,000,000;

         (vii)  is a settlement, conciliation, or similar contract that imposes any material monetary or non-monetary obligations upon the Company or any Company Subsidiary after the date of this Agreement;

        (viii)  (A) requires the Company or any Company Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Company Landlord Lease or Company Tenant Lease pursuant to the terms thereof), (B) gives any Company Third Party the right to buy any Company Property or obligates the Company or any Company Subsidiary to acquire, sell or enter into any lease for any real property, or (C) involves any pending or contemplated merger, consolidation or similar business combination transaction;

          (ix)  relates to a joint venture, partnership, strategic alliance or similar arrangement that is material to the Company or relates to or involves a sharing of a material amount of revenues, profits, losses, costs or liabilities by the Company or any Company Subsidiary with any Person;

           (x)  contains restrictions on the ability of the Company or any Company Subsidiary to pay dividends or other distributions (other than pursuant to any Company Governing Documents, any Company Subsidiary Governing Documents or the Company Existing Loan Documents);

          (xi)  is material to the Company and is with a Governmental Authority; or

         (xii)  constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary (other than advances or rent relief made under the Company Landlord Leases or grants of relief as to the timing for the payment of rent in the ordinary course of business in connection with or pursuant to the Company Landlord Leases or pursuant to any disbursement agreement, development agreement or development addendum entered into in connection with a Company Landlord Lease with respect to the development, construction or equipping of the Company Properties or the funding of improvements to the Company Properties).

        (b)   Each contract in any of the categories set forth in Section 4.16(a)(i) through (xii) to which the Company or any Company Subsidiary is a party or by which it is bound as of the date hereof, including any contracts filed as exhibits to the Company SEC Documents prior to the date hereof, is referred to herein as a "Company Material Contract." For the avoidance of doubt, the term "Company Material Contract" does not include any Company Landlord Leases or Company Tenant Leases.

        (c)   Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (i) each Company Material Contract is legal, valid, binding and enforceable on the Company and each Company Subsidiary that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law); (ii) the Company and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the Knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof; and (iii) neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any other party thereto, is in material breach or violation of, or default under, any Company Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Company Material Contract. Neither the Company nor any Company Subsidiary has received written notice of any violation or default under any Company Material Contract, except for violations or defaults that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received written notice of termination under any Company Material Contract, and, to the Knowledge of the Company, no party to any Company Material Contract has threatened to cancel any Company Material Contract, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

        Section 4.17    Insurance.     Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (i) the Company maintains all material insurance policies and all material fidelity bonds or other material insurance service contracts required by any Company Tenant Lease; (ii) all premiums due and payable under all insurance policies, fidelity bonds and other insurance contracts providing coverage for the Company's and the Company Subsidiaries' businesses and for all Company Properties other than title insurance policies (the "Company Insurance Policies") have been paid; (iii) the Company and the Company Subsidiaries have otherwise complied with the terms and conditions of all Company Insurance Policies; (iv) to the Knowledge of the Company, such Company Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect; (v) no written notice of cancellation or termination has been received by the Company or any Company Subsidiary with respect to any Company Insurance Policy which has not been replaced on substantially similar terms prior to the date of such cancellation; and (vi) the Company Insurance Policies include such insurance in such amounts and with respect to risks and losses, which the Company believes are adequate for the risks customary in the businesses of the Company and the Company Subsidiaries.

        Section 4.18    Opinion of Financial Advisor.     The Company Special Committee has received the written opinion of UBS Securities LLC (or an oral opinion to be confirmed in writing), to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications and limitations set forth in such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Shares (other than holders of Excluded Shares).

        Section 4.19    Approval Required.     With respect to the Company, the Company Shareholder Approval is the only vote of the holders of any class or series of shares of beneficial interest of the Company necessary to approve the Merger and the other Transactions.

        Section 4.20    Brokers.     Section 4.20 of the Company Disclosure Letter contains an accurate and complete description of the fees and expenses payable to UBS Securities LLC by the Company in connection with the Merger and the other Transactions. Except for the fees and expenses described in Section 4.20 of the Company Disclosure Letter, no broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

        Section 4.21    Investment Company Act.     Neither the Company nor any Company Subsidiary, is, or at the Effective Time will be, or will be required to be, registered as an investment company under the Investment Company Act of 1940, as amended.

        Section 4.22    Takeover Statutes.     Assuming the accuracy of the representations and warranties set forth in Section 5.3, the Company has taken all action required to render inapplicable to the Merger and the other Transactions any Takeover Statutes applicable to the Merger or the other Transactions. No dissenters', appraisal or similar rights are available to the holders of the Company Common Shares with respect to the Merger or the other Transactions.

        Section 4.23    ILPT Distribution.     The consummation by the Company of the ILPT Distribution will not (i) conflict with or violate any provision of the declaration of trust or bylaws of ILPT, each as in effect as of the date hereof, (ii) conflict with or violate any Law applicable to ILPT or by which any of its properties or assets is bound or (iii) require any notice, consent or approval under, result in any breach of any obligation or any loss of any benefit or increase in any cost or obligations of ILPT under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to a right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of ILPT pursuant to any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which ILPT is a party except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

        Section 4.24    No Other Representations or Warranties.     Except for the representations and warranties set forth in this Article 4 and in any closing certificate delivered by the Company pursuant to Article 8, neither the Company nor any Person acting on its behalf has made or makes any express or implied representation or warranties. Each of Parent and Merger Sub acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Merger and the other Transactions it has relied solely upon the express representations and warranties of the Company set forth in this Article 4 and in any closing certificate delivered by the Company pursuant to Article 8.

 ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except (a) as set forth in the disclosure letter prepared by Parent and Merger Sub with numbering corresponding to the numbering of this Article 5, delivered by Parent and Merger Sub to the Company prior to the execution and delivery of this Agreement (the "Parent Disclosure Letter") (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent from the face of such disclosure (it being understood that to be so reasonably apparent it is not required that the other Sections be cross-referenced)); provided, that nothing in the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of Parent and Merger Sub, and no reference to or disclosure of any item or other matter in the Parent Disclosure Letter shall be construed as an admission or indication that (i) such item or other matter is material, (ii) such item or other matter is required to be referred to in the Parent Disclosure Letter, or (iii) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Parent, Merger Sub or any other Parent Subsidiary is a party exists or has actually occurred, or (b) as disclosed in the Parent SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2015 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading "Risk Factors" and any disclosure of risks or other matters included in any "forward-looking statements" disclaimer or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of any representation or warranty set forth in this Article 5); provided, that the disclosure in such Parent SEC Documents shall not be deemed to qualify any representation or warranty contained in Section 5.2, each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to the Company that:

        Section 5.1    Organization and Qualification; Subsidiaries.

        (a)   Parent is a real estate investment trust duly organized, validly existing and in good standing under the Laws of the State of Maryland. Parent has all requisite trust power and authority to own, lease and, to the extent applicable, operate the Parent Properties or other assets owned by Parent and to conduct its business as it is being conducted as of the date of this Agreement. Parent is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the Parent Properties or other assets owned, leased or, to the extent applicable, operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. The copies of the Parent Governing Documents most recently filed with the Parent SEC Documents are accurate and complete copies of such documents as in effect as of the date of this Agreement. Parent is in compliance in all material respects with the terms of the Parent Governing Documents.

        (b)   Merger Sub is a real estate investment trust duly organized, validly existing and in good standing under the Laws of the State of Maryland for the purpose of engaging in the Transactions. Merger Sub has all requisite trust power and authority to conduct its business as it is being conducted as of the date of this Agreement. Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        (c)   Section 5.1(c) of the Parent Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of the Parent Subsidiaries, together with (i) the jurisdiction of organization or incorporation, as the case may be, of each Parent Subsidiary, (ii) the type of and percentage of interest held, directly or indirectly, by Parent or a Parent Subsidiary in each Parent Subsidiary, (iii) the names of and the type of and percentage of interest held by any Person other than Parent or a Parent Subsidiary in each Parent Subsidiary, and (iv) the classification for United States federal income Tax purposes of each Parent Subsidiary as a REIT, a QRS, a TRS, or a partnership. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, each Parent Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its organization or incorporation, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate the Parent Properties and its other assets and to conduct its business as it is being conducted as of the date of this Agreement. Each Parent Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the Parent Properties or other assets owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, each Parent Subsidiary is in compliance with the terms of its respective Parent Subsidiary Governing Documents.

        (d)   Except as set forth in Section 5.1(d) of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Parent Subsidiaries and investments in short-term investment securities). The Company Common Shares listed in Section 5.1(d) of the Parent Disclosure Letter as owned by Parent are owned free and clear of all Liens.

        Section 5.2    Capitalization.

        (a)   As of the date of this Agreement, (i) the authorized shares of beneficial interest of Parent consist of 150,000,000 Parent Common Shares and (ii) (A) 99,221,074 Parent Common Shares are issued and outstanding, and (B) 1,417,966 Parent Common Shares are reserved for future issuance pursuant to the Parent Equity Compensation Plan.

        (b)   (i) All of the issued and outstanding Parent Common Shares are duly authorized, validly issued, fully paid and non-assessable and no class or series of shares of beneficial interest of Parent is entitled to preemptive rights; (ii) all Parent Common Shares that may be issued in connection with the Merger pursuant to Section 3.1(a) shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, (iii) all Parent Common Shares reserved for future issuance as noted in Section 5.2(a)(ii)(B) above, shall be, when issued in accordance with the terms and conditions of the Parent Equity Compensation Plan and instruments, if any, pursuant to which they are issuable, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights; and (iv) there are no outstanding bonds, debentures, notes or other Indebtedness of Parent or any Parent Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of the Parent Common Shares may vote.

        (c)   All of the outstanding shares of beneficial interest or capital stock of each Parent Subsidiary that is a real estate investment trust or corporation, respectively, are duly authorized, validly issued, fully paid and non-assessable. All equity interests in each Parent Subsidiary that is a limited liability company or partnership are duly authorized and validly issued. Parent owns, directly or indirectly, all of the issued and outstanding shares of beneficial interest or capital stock or other equity interests of each Parent Subsidiary free and clear of all Liens other than statutory or other Liens for Taxes or assessments which are not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, as required.

        (d)   There are no outstanding subscriptions, securities, options, restricted stock units, dividend equivalent rights, warrants, calls, rights, profits interests, share appreciation rights, phantom shares, convertible securities, rights of first refusal, preemptive rights or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Parent or any Parent Subsidiary is a party or by which any of them is bound obligating Parent or any Parent Subsidiary to (i) issue, deliver, transfer, sell or create, or cause to be issued, delivered, transferred, sold or created, additional shares of beneficial interest or capital stock or other equity interests, or phantom shares or other contractual rights, the value of which is determined in whole or in part by the value of any equity security of Parent or any Parent Subsidiary, or securities convertible into or exchangeable for such shares of beneficial interest or capital stock or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, securities, options, restricted stock units, dividend equivalent rights, warrants, calls, rights, profits interests, share appreciation rights, phantom shares, convertible securities, rights of first refusal, preemptive rights or other similar rights, agreements, arrangements, undertakings or commitments, or (iii) redeem, repurchase or otherwise acquire any such shares of beneficial interest or capital stock or other equity interests of Parent or any Parent Subsidiary.

        (e)   Other than as set forth in Section 5.2(e) of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary is a party to or bound by, any agreements or understandings concerning the voting (including voting trusts and proxies) of any shares of beneficial interest or capital stock or other equity interests of Parent or any Parent Subsidiary.

        (f)    Except as set forth in Section 5.2(f) of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of its securities under the Securities Act.

        (g)   All of the shares of beneficial interest of Merger Sub are owned by, and have always been owned by, Parent. All of the shares of beneficial interest of Merger Sub are duly authorized and validly issued, and are not entitled to any preemptive rights.

        Section 5.3    Authority.

        (a)   Each of Parent and Merger Sub has the requisite real estate investment trust power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Parent Shareholder Approval, to consummate the Merger and the other Transactions to which Parent or Merger Sub is a party. Subject, with respect to the issuance of Parent Common Shares contemplated by this Agreement, to receipt of the Parent Shareholder Approval, and with respect to the Merger, to the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the Maryland SDAT, the execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other Transactions to which Parent or Merger Sub is a party, have been duly and validly authorized by all necessary real estate investment trust action on the part of Parent and Merger Sub, and no other real estate investment trust proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement or the Merger or to consummate the Merger or the other Transactions to which Parent or Merger Sub is a party. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Neither Parent nor to the knowledge of Parent any of its "affiliates" (as defined in Section 3-601 of the MGCL) is, or at any time during the last five

(5) years has been, an "interested stockholder" (as defined in Section 3-601 of the MGCL) of the Company.

        (b)   The Parent Board, at a duly called and held meeting, has unanimously (i) duly and validly authorized the execution and delivery of this Agreement and approved, adopted and declared advisable this Agreement, the Merger and the other Transactions to which Parent or Merger Sub is a party, (ii) directed that the issuance of Parent Common Shares contemplated by this Agreement be submitted for consideration at the Parent Shareholder Meeting, and (iii) resolved to recommend that the holders of the Parent Common Shares vote in favor of approval of the issuance of Parent Common Shares contemplated by this Agreement and to include such recommendation in the Joint Proxy Statement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3. In addition, Parent, in its capacity as the sole shareholder of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub, and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other Transactions to which Merger Sub is a party.

        Section 5.4    No Conflict; Required Filings and Consents.

        (a)   The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the Merger and the other Transactions to which Parent or Merger Sub is a party, do not and will not (i) assuming receipt of the Parent Shareholder Approval, conflict with or violate any provision of any Parent Governing Documents, (ii) assuming receipt of the Parent Shareholder Approval, conflict with or violate any provision of any Parent Subsidiary Governing Documents, (iii) assuming that all consents, approvals, authorizations and permits described in Section 5.4(b) have been obtained, all filings and notifications described in Section 5.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound, or (iv) except as set forth in Section 5.4(a)(iv) of the Parent Disclosure Letter, require any notice, consent or approval (except as contemplated by Section 5.4(b)) under, result in any breach of any obligation or any loss of any benefit or increase in any cost or obligations of Parent or any Parent Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Parent or any Parent Subsidiary pursuant to any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Parent or any Parent Subsidiary is a party except, as to clauses (ii), (iii) and (iv) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

        (b)   The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the Merger and the other Transactions to which Parent or Merger Sub is a party, do not and will not, require any consent, approval, waiting period expiration or termination, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement and, with respect to Parent, the Form S-4, and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement, the Merger and the other Transactions, (ii) any filings required by any state securities or "blue sky" Laws, (iii) any filings required under the rules and regulations of Nasdaq, (iv) the filing of the Articles of Merger with, and the acceptance of the Articles of Merger for record by, the Maryland SDAT, (v) such filings as may be required in connection with state and local Transfer Taxes, and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

        Section 5.5    Compliance with Laws; Permits.

        (a)   Since January 1, 2015: (i) Parent and each Parent Subsidiary has complied and is in compliance with all (A) Laws applicable to Parent and the Parent Subsidiaries or by which any property or asset of Parent or any Parent Subsidiary is bound, and (B) Parent Permits, and (ii) no notice, charge or assertion has been received by Parent or any Parent Subsidiary or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary, alleging any non-compliance with any such Laws, except in the case of each of clauses (i) and (ii) for such instances of non-compliance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Notwithstanding anything to the contrary in this Section 5.5(a), (i) the provisions of Section 5.5(a)(i)(A) and Section 5.5(a)(ii) shall not apply to Laws addressed in Section 5.10, Section 5.11, Section 5.13 and Section 5.14 and (ii) the provisions of Section 5.5(a)(i)(B) shall not apply to Parent Permits addressed in Section 5.14 and Section 5.15.

        (b)   Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.14 and Section 5.15, which are addressed solely in those Sections, Parent and each Parent Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy necessary for Parent and each Parent Subsidiary to own, lease and operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof ("Parent Permits"), and all such Parent Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any such Parent Permits, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received any written claim or notice that Parent or any Parent Subsidiary is currently not in compliance with the terms of any such Parent Permits, except where the failure to be in compliance with the terms of any such Parent Permits, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

        Section 5.6    Parent SEC Documents and Financial Statements.

        (a)   Except as set forth in Section 5.6(a) of the Parent Disclosure Letter, Parent has filed with or furnished to (as applicable) the SEC all forms, documents, statements, schedules, reports, registration statements, prospectuses and other documents required to be filed or furnished (as applicable) by it since and including January 1, 2015 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the SOX Act) (such documents, as have been amended since the time of their filing, collectively, the "Parent SEC Documents"). No Parent Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act. As of their respective filing dates, except as set forth in Section 5.6(a) of the Parent Disclosure Letter, the Parent SEC Documents did not (or with respect to the Parent SEC Documents filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except to the extent such statements have been modified or superseded by later Parent SEC Documents filed or furnished (as applicable) by Parent prior to the date of this Agreement) and complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the SOX Act and the applicable rules and regulations of the SEC thereunder. As of the date of this Agreement, (i) there are no outstanding or unresolved comments from the SEC with respect to any Parent SEC Document, and to the Knowledge of Parent, no Parent SEC Document is the subject of ongoing SEC review and (ii) to the Knowledge of Parent, there are no internal investigations, SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened.

        (b)   At all applicable times, Parent has complied in all material respects with the applicable provisions of the SOX Act and the rules and regulations thereunder, as amended from time to time, and the applicable listing and corporate governance rules of NYSE or Nasdaq, as applicable.

        (c)   The consolidated financial statements of Parent and the Parent Subsidiaries included, or incorporated by reference, in the Parent SEC Documents filed prior to the date of this Agreement, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated under the Exchange Act) and fairly presented, in all material respects (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of Parent and the Parent Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Parent and the Parent Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Parent SEC Documents filed and publicly available prior to the date of this Agreement.

        (d)   Except as set forth in Section 5.6(d) of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among Parent or any Parent Subsidiary, on the one hand, and any other Affiliate of Parent or any Parent Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Securities Act) where the result, purpose or effect is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any Parent Subsidiary in Parent's or any such Parent Subsidiary's audited financial statements or other Parent SEC Documents.

        (e)   Neither Parent nor any Parent Subsidiary has outstanding (nor has arranged or modified since the enactment of the SOX Act) any "extensions of credit" (within the meaning of Section 402 of the SOX Act) to trustees, directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Parent or any Parent Subsidiary. Parent is in compliance with all applicable provisions of the SOX Act, except for any non-compliance that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

        (f)    Parent has established and maintains a system of "internal control over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Parent and the Parent Subsidiaries are being made only in accordance with authorizations of Parent management and the Parent Board (or an authorized committee thereof), and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent's and each Parent Subsidiary's assets that could have a material effect on Parent's consolidated financial statements. Parent has disclosed, based on its most recent evaluation of such internal control over financial reporting prior to the date of this Agreement, to Parent's auditors and the audit committee of the Parent Board (x) any significant deficiency and material weakness in the design or operation of Parent's internal control over financial reporting that is reasonably likely to adversely affect Parent's ability to record, process, summarize or report financial information, and (y) any fraud, whether or not material, that involves Parent management.

        (g)   Parent's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Parent management has completed an assessment of the effectiveness of Parent's disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

        Section 5.7    Absence of Certain Changes.     From December 31, 2017 through the date of this Agreement, (a) Parent and each Parent Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice, and (b) there has not been any Parent Material Adverse Effect.

        Section 5.8    No Undisclosed Liabilities.     There are no liabilities of Parent or any Parent Subsidiary of any nature (whether accrued, absolute, contingent or otherwise) required under GAAP to be set forth on a consolidated balance sheet of Parent or in the notes thereto, other than: (a) liabilities reflected or reserved against as required by GAAP on Parent's consolidated balance sheet (including the notes thereto) included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, (b) liabilities incurred in connection with or as a result of this Agreement, the Merger or the other Transactions, (c) liabilities for future performance under any contracts to which Parent or any Parent Subsidiary is a party or bound, or (d) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2017, except for any such liabilities that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

        Section 5.9    Litigation.     Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, as of the date of this Agreement (a) there is no Action pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary or any director, trustee or officer thereof or any Parent Properties or other assets owned thereby, and (b) neither Parent nor any Parent Subsidiary, nor any of the Parent Properties, is subject to any outstanding Order of any Governmental Authority.

        Section 5.10    Taxes.

        (a)   Parent and each Parent Subsidiary has duly and timely filed (or has had duly and timely filed on each of their behalf) with the appropriate Governmental Authority all Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were true and complete. Parent and each Parent Subsidiary has duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provisions for, all amounts of Taxes required to be paid by them, whether or not shown (or required to be shown) on any Tax Return.

        (b)   Parent: (i) for each of its taxable years commencing with its taxable year ended December 31, 2009, and through and including its taxable year ending December 31, 2017 (and, if the Closing Date occurs after December 31, 2018, through and including its taxable year ending December 31, 2018) has qualified for taxation as a REIT; (ii) has been organized and has operated since the end of its most recent taxable year until the date hereof in a manner consistent with the requirements for qualification for taxation as a REIT under the Code and has not taken or omitted to take any action that could reasonably be expected to result in loss of its qualification for taxation as a REIT or a challenge by the IRS or any other Governmental Authority to its qualification for taxation as a REIT under the Code; and (iii) intends to continue to operate in such a manner as to qualify for taxation as a REIT under the Code through and after the Effective Time. No challenge to Parent's qualification for taxation as a REIT is pending or, to the Knowledge of Parent, has been threatened.

        (c)   There are no current material audits, examinations or other proceedings pending with regard to any Taxes of Parent or the Parent Subsidiaries. Parent and the Parent Subsidiaries have not received a written notice or announcement of any audits or proceedings.

        (d)   Each Parent Subsidiary and each other entity in which Parent holds, directly or indirectly an interest (other than solely through one or more TRSs) that is a partnership, joint venture or limited liability company and that has not elected to be a TRS has been since its formation treated for United States federal income Tax purposes as a partnership or QRS, as the case may be, and not as a corporation or an association taxable as a corporation. Each Parent Subsidiary and each other entity in which Parent holds, directly or indirectly an interest (other than solely through one or more TRSs) that is a corporation for United States federal income Tax purposes, either (i) qualifies as a QRS, (ii) has jointly elected with Parent to be treated as a TRS under Section 856(l)(1) of the Code effective as of the later of the date such Parent Subsidiary or other entity was formed or the date such Parent Subsidiary or other entity was acquired (directly or indirectly) by Parent, (iii) is an automatic TRS under Section 856(l)(2) of the Code that has filed an IRS Form 8875 or has been listed as an automatic TRS thereon, or (iv) is a REIT.

        (e)   Neither Parent nor any Parent Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Sections 337(d) or 1374 of the Code (including through application of Treasury Regulations Section 1.337(d)-7), nor has any of them disposed of any such asset during its current taxable year.

        (f)    Each of Parent and each Parent Subsidiary has complied with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and has duly and timely withheld and, in each case, has paid over to the appropriate Governmental Authorities all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

        (g)   There are no Parent Tax Protection Agreements in force at the date of this Agreement, and no Person has raised in writing, or to the Knowledge of Parent threatened to raise, a claim against Parent or any Parent Subsidiary for any breach of any Parent Tax Protection Agreement or a claim that the Merger or the other Transactions will give rise to any liability or obligation to make any payment under any Parent Tax Protection Agreement.

        (h)   There are no Liens for Taxes upon any property or assets of Parent or any Parent Subsidiary except for Parent Permitted Liens.

        (i)    There are no Tax allocation, indemnity, or sharing agreements or similar arrangements with respect to or involving Parent or any Parent Subsidiary, other than (i) agreements or arrangements solely by or among two or more of Parent or any of the Parent Subsidiaries, or (ii) customary indemnification provisions contained in credit or other commercial agreements (which agreements do not primarily relate to Taxes). After the Closing Date, neither Parent nor any Parent Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

        (j)    Neither Parent nor any Parent Subsidiary has participated in any "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4(b).

        (k)   Neither Parent nor any Parent Subsidiary has been (i) a "distributing corporation" or a "controlled corporation" (within the meaning of Treasury Regulations Section 1.337(d)-7T(f)(2)) or (ii) a member of a "separate affiliated group" of a "distributing corporation" or a "controlled corporation" (all within the meaning of Section 355 of the Code), in each case in a distribution of shares qualifying or intended to qualify for tax-free treatment under Sections 355 or 356 of the Code (x) since December 7, 2015 or (y) which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger or the other Transactions.

        (l)    As of December 31 of each taxable year of Parent from and since Parent's taxable year ended December 31, 2009, and as of the date hereof, neither Parent nor any Parent Subsidiary (other than TRSs) had, or has, any current or accumulated earnings and profits attributable to Parent or any other corporation accumulated in any non-REIT year within the meaning of Section 857 of the Code.

        (m)  Since Parent's formation, Parent has not incurred any liability for Taxes under Sections 856(c)(7), 857(b), 857(f), 860(c) or 4981 of the Code which has not been previously paid. Parent has not engaged at any time in any "prohibited transactions" within the meaning of Section 857(b)(6) of the Code or any transaction that would give rise to "redetermined rents", "redetermined deductions", "excess interest", or "redetermined TRS service income" as each is described in Section 857(b)(7) of the Code. No event has occurred, and no condition or circumstance exists, which presents a risk that any amount of Tax described in the previous sentence will be imposed upon Parent or any Parent Subsidiary.

        (n)   No deficiency for Taxes of Parent or any Parent Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Parent, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, as required. Neither Parent nor any Parent Subsidiary (i) has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; (ii) currently is the beneficiary of any extension of time within which to file any Tax Return that remains unfiled; (iii) has in the past three (3) years received a written claim by any Governmental Authority in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to Tax by that jurisdiction, or (iv) has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

        (o)   Neither Parent nor any Parent Subsidiary will be required for Tax purposes to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date, taking into account the Merger and the other Transactions, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made or entered into on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) election under Section 108(i) of the Code.

        (p)   Neither Parent nor any Parent Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

        (q)   Neither Parent nor any Parent Subsidiary (i) has been a member of an affiliated group filing a consolidated United States federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or otherwise.

        (r)   To the Knowledge of Parent, there is no fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        Section 5.11    Labor and Other Employment Matters; Employee Benefit Plans.

        (a)   Neither Parent nor any Parent Subsidiary has any common law employees.

        (b)   Except for the Parent Equity Compensation Plan, neither Parent, nor any Parent Subsidiary nor any ERISA Affiliate of Parent, (i) maintains, or is required to maintain, any Benefit Plans, (ii) has ever been required to maintain or sponsor any Benefit Plans, or (iii) can reasonably be expected to have any liability with respect to any Benefit Plan with respect to periods prior to the Closing, except as, individually or in the aggregate, does not have, and would not reasonably be expected to have, a Parent Material Adverse Effect.

        Section 5.12    Information Supplied.

        (a)   None of the information supplied or to be supplied in writing by or on behalf of Parent or any Parent Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the holders of the Company Common Shares and the holders of the Parent Common Shares, at the time of the Company Shareholder Meeting and the Parent Shareholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with this Agreement, the Merger and the other Transactions, to the extent relating to Parent or any Parent Subsidiary or other information supplied by or on behalf of Parent or any Parent Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

        (b)   Notwithstanding anything to the contrary in this Section 5.12, Parent makes no representation or warranty with respect to statements made or incorporated, or omissions, in the Form S-4 or the Joint Proxy Statement to the extent that such statements or omissions are based upon information supplied to Parent by or on behalf of the Company.

        Section 5.13    Intellectual Property; Security Breaches.

        (a)   As of the date of this Agreement, neither Parent nor any Parent Subsidiary: (i) owns any registered trademarks, service marks, Internet domain names, patents or copyrights, (ii) has any pending applications or registrations for any trademarks, service marks, Internet domain names, patents or copyrights, or (iii) is a party to any licenses, contracts or agreements pursuant to which Parent or any Parent Subsidiary obtains the right to use any material trademarks, service marks, Internet domain names, patents or copyrights (other than any license of or other right to use commercially available software or data in the ordinary course of business), in each case with respect to the Intellectual Property described in clauses (i)-(iii), that is material to the operation of Parent and the Parent Subsidiaries, taken as a whole. To the Knowledge of Parent, no Intellectual Property used by Parent or any Parent Subsidiary in the conduct of its business as currently conducted infringes or otherwise violates any Intellectual Property rights of any third Person, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, no claims are pending, or to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary as of the date hereof, contesting the validity, enforceability, ownership or use of any Intellectual Property owned by Parent or any Parent Subsidiary or alleging that the conduct of its business as currently conducted by Parent or any Parent Subsidiary infringes or otherwise violates any Intellectual Property rights of any third Person. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, Parent and the Parent Subsidiaries own the entire right, title and interest in and to, or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of Parent and the Parent Subsidiaries as it is currently conducted; provided that the foregoing shall not be deemed to constitute a representation or warranty with respect to infringement or other violation of Intellectual Property rights of third Persons. Notwithstanding any other provision of this Agreement, this Section 5.13(a) contains the exclusive representations and warranties of Parent and the Parent Subsidiaries with respect to Intellectual Property matters.

        (b)   Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, to the Knowledge of Parent, neither Parent nor any Parent Subsidiary has, in the two (2) year period prior to the date hereof, experienced any breach of the security of its information technology systems, or any personal or other sensitive information in its possession or under its control.

        Section 5.14    Environmental Matters.     Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect:

        (a)   Parent and the Parent Subsidiaries are and at all times during the past five (5) years have been in compliance with all Environmental Laws.

        (b)   Parent and the Parent Subsidiaries have all Environmental Permits necessary to own or lease their respective Parent Properties and conduct their current operations and are in compliance with such Environmental Permits.

        (c)   Neither Parent nor any Parent Subsidiary has received any written notice, demand, letter or claim alleging that Parent or any Parent Subsidiary is in violation of, or liable under, any Environmental Law or that any Order has been issued against Parent or any Parent Subsidiary, in each case, which remains unresolved or for which Parent or any Parent Subsidiary remains obligated. There is no Action pending, or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary under any Environmental Law.

        (d)   To the Knowledge of Parent, neither Parent nor any Parent Subsidiary, nor any third Person, has caused any release of a Hazardous Substance, or has permitted the existence at any Parent Property of a Hazardous Substance, that is in violation of any Environmental Law, or would reasonably be expected to require investigation or remediation by Parent or any Parent Subsidiary under any Environmental Law, or would reasonably be expected to result in liability to Parent or any Parent Subsidiary.

        (e)   Notwithstanding any other provision of this Agreement, this Section 5.14 contains the exclusive representations and warranties of Parent and the Parent Subsidiaries with respect to environmental matters, Environmental Laws and Hazardous Substances.

        Section 5.15    Properties.

        (a)   Section 5.15(a)(i) of the Parent Disclosure Letter sets forth a list of the address of each Parent Property and whether such Parent Property is owned, leased or subleased. As of the date of this Agreement, neither Parent nor any Parent Subsidiary is under contract to purchase, lease or sublease any real property. Section 5.15(a)(ii) of the Parent Disclosure Letter sets forth a list of the mortgage notes receivables and commercial mortgage backed and similar securities owned by Parent or any Parent Subsidiary.

        (b)   Either Parent or a Parent Subsidiary owns good and marketable fee simple or leasehold (as applicable) title to each of the Parent Properties, in each case, free and clear of Liens, except for Parent Permitted Liens.

        (c)   To the Knowledge of Parent, (i) except for the certificates, permits and licenses that are the subject of Section 5.14, which are addressed solely in such section, no certificate, permit or license from any Governmental Authority having jurisdiction over any of the Parent Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Parent Properties is not in full force and effect as of the date of this Agreement (and there is no pending written threat of modification or cancellation of any of same), except for such failures to be in full force and effect which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, and (ii) there exists no uncured violation of any Laws affecting any of the Parent Properties that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

        (d)   No condemnation, eminent domain or similar proceeding is pending with respect to any owned Parent Property, and neither Parent nor any Parent Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened with respect to any of the Parent Properties or (ii) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Parent Property, except with respect to each of clauses (i) and (ii) as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

        (e)   The information set forth in the rent rolls for each of the Parent Properties, as of September 7, 2018, is true and correct in all material respects. Section 5.15(e) of the Parent Disclosure Letter sets forth all ground leases and other leases for the Parent Properties to which Parent or any Parent Subsidiary is the lessee or sublessee (collectively, "Parent Tenant Leases").

        (f)    Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, (i) neither Parent nor any Parent Subsidiary has given written notice of breach or violation of, or default under, any Parent Landlord Lease, nor, to the Knowledge of Parent, is any counterparty in breach or violation of, or default under, any Parent Tenant Lease or Parent Landlord Lease (other than any Parent Antenna Lease), in each case, which violation or breach remains outstanding and uncured, (ii) no tenant under a Parent Landlord Lease is in monetary default under such Parent Landlord Lease (other than any Parent Antenna Lease), which default remains outstanding and uncured, (iii) each Parent Tenant Lease and Parent Landlord Lease (other than any Parent Antenna Lease) is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Parent or a Parent Subsidiary and, to the Knowledge of Parent, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law), and (iv) except as set forth in Section 5.15(f)(iv) of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary is responsible for any outstanding Tenant Improvements, Tenant Improvement allowances or leasing commissions required in connection with any Parent Tenant Lease or Parent Landlord Lease (other than any Parent Antenna Lease).

        (g)   Except as set forth in the Parent Title Insurance Policies, there are no pending Tax abatements or exemptions specifically affecting any of the Parent Properties, and neither Parent nor any Parent Subsidiary has received any written notice of any proposed increase in the assessed valuation of any Parent Property, except in each case for any such Taxes or assessment that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

        (h)   Except for the Parent Permitted Liens, as set forth in the Parent Landlord Leases, as set forth in Section 5.15(h) of the Parent Disclosure Letter, or as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Parent Property or any portion thereof, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Parent Property or any portion thereof that is owned by Parent or any Parent Subsidiary, which, in each case, is in favor of any party other than Parent or any Parent Subsidiary (a "Parent Third Party").

        (i)    Except pursuant to a Parent Landlord Lease or any Parent Tenant Lease, neither Parent nor any Parent Subsidiary is a party to any agreement pursuant to which Parent or any Parent Subsidiary manages or manages the development of any real property for any Parent Third Party.

        (j)    For each Parent Property, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, policies of (i) title insurance have been issued insuring, as of the effective date of each such insurance policy, the fee simple title interest (together with appurtenant easements) held by Parent or the applicable Parent Subsidiary with respect to the Parent Properties that are not subject to the Parent Tenant Leases, and (ii) leasehold insurance have been issued insuring, as of the effective date of each such insurance policy, the leasehold interest that Parent or the applicable Parent Subsidiary holds with respect to each Parent Property that is subject to a Parent Tenant Lease (each, a "Parent Title Insurance Policy" and, collectively, the "Parent Title Insurance Policies"). No written claim has been made against any Parent Title Insurance Policy, which, individually or in the aggregate, would be material to any Parent Property.

        (k)   To the Knowledge of Parent, no Parent Property is (i) under development as of the date hereof (other than normal repair and maintenance), or (ii) subject to a binding agreement for development or commencement of construction by Parent or a Parent Subsidiary, in each case other than those pertaining to customary capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business or as required pursuant to the Parent Landlord Leases or the Parent Tenant Leases.

        (l)    Section 5.15(l) of the Parent Disclosure Letter lists the parties currently providing leasing brokerage services or third party property management services to Parent or any Parent Subsidiary and identifies the Parent Properties to which such leasing brokerage services or third party management services apply. To the Knowledge of Parent, neither Parent nor any Parent Subsidiary nor any counterparty is in breach or violation of, or default under, any leasing brokerage or third party management services agreement or arrangement to Parent or any Parent Subsidiary, which breach or violation, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

        (m)  Parent and the Parent Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all tangible personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. None of Parent's or any Parent Subsidiary's ownership of or leasehold interest in any such personal property is subject to any Liens, except for the Parent Permitted Liens and Liens that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

        (n)   (i) There are no structural defects, or violations of Law, relating to any Parent Property that, individually or in the aggregate, have had, or would reasonably be expected to have, a Parent Material Adverse Effect, and (ii) no physical damage has occurred at any Parent Property that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect for which there is not insurance in effect covering the cost of the restoration and the loss of revenue, subject to reasonable deductibles and retention limits.

        Section 5.16    Material Contracts.

        (a)   Except for (i) this Agreement and the Registration Agreement, (ii) contracts filed as exhibits to the Parent SEC Documents filed prior to the date hereof, and (iii) contracts that (A) will be fully performed and satisfied as of or prior to Closing, or (B) are by and among only Parent and any wholly owned Parent Subsidiary or among wholly owned Parent Subsidiaries, Section 5.16(a) of the Parent Disclosure Letter sets forth a list of each contract, oral or written, to which Parent or any Parent Subsidiary is a party or by which any of them or any of their properties or assets are bound (other than Parent Landlord Leases, Parent Tenant Leases and other Parent Permitted Liens) which, as of the date hereof:

            (i)  is required to be filed with the SEC pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K under the Securities Act;

           (ii)  is required to be described pursuant to Item 404 of Regulation S-K under the Securities Act;

          (iii)  obligates Parent or any Parent Subsidiary to make any non-contingent expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations), except for (A) any contract which provides for routine property-level maintenance or service and is terminable upon not more than sixty (60) days' notice without a material penalty or premium, and (B) any contracts which obligate Parent or any Parent Subsidiary to make aggregate annual expenditures of not more than $1,000,000, provided that the unexpired term of such contract is not more than five (5) years;

          (iv)  contains any material non-compete or material exclusivity provisions with respect to any line of business or geographic area with respect to Parent or any Parent Subsidiary, or, upon consummation of the Merger and the other Transactions, the Company or the Company Subsidiaries, or which materially restricts the conduct of any business conducted by Parent or any Parent Subsidiary or any geographic area in which Parent or any Parent Subsidiary may conduct business;

           (v)  obligates Parent or any Parent Subsidiary to indemnify any past or present trustees, directors, officers, employees and agents of Parent or any Parent Subsidiary pursuant to which Parent or any Parent Subsidiary is the indemnitor, other than any Parent Governing Documents or any Parent Subsidiary Governing Documents;

          (vi)  evidences Indebtedness of Parent or any Parent Subsidiary to any Person, or any guaranty thereof, in excess of $10,000,000;

         (vii)  is a settlement, conciliation, or similar contract that imposes any material monetary or non-monetary obligations upon Parent or any Parent Subsidiary after the date of this Agreement;

        (viii)  (A) requires Parent or any Parent Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Parent Landlord Lease or Parent Tenant Lease pursuant to the terms thereof), (B) gives any Parent Third Party the right to buy any Parent Property or obligates Parent or any Parent Subsidiary to acquire, sell or enter into any lease for any real property, or (C) involves any pending or contemplated merger, consolidation or similar business combination transaction;

          (ix)  relates to a joint venture, partnership, strategic alliance or similar arrangement that is material to Parent or relates to or involves a sharing of a material amount of revenues, profits, losses, costs or liabilities by Parent or any Parent Subsidiary with any Person;

           (x)  contains restrictions on the ability of Parent or any Parent Subsidiary to pay dividends or other distributions (other than pursuant to any Parent Governing Documents, any Parent Subsidiary Governing Documents);

          (xi)  is material to Parent and is with a Governmental Authority; or

         (xii)  constitutes a loan to any Person (other than a wholly owned Parent Subsidiary) by Parent or any Parent Subsidiary (other than advances or rent relief made under the Parent Landlord Leases or grants of relief as to the timing for the payment of rent in the ordinary course of business in connection with or pursuant to the Parent Landlord Leases or pursuant to any disbursement agreement, development agreement or development addendum entered into in connection with a Parent Landlord Lease with respect to the development, construction or equipping of the Parent Properties or the funding of improvements to the Parent Properties).

        (b)   Each contract in any of the categories set forth in Section 5.16(a)(i) through (xii) to which Parent or any Parent Subsidiary is a party or by which it is bound as of the date hereof, including any contracts filed as exhibits to the Parent SEC Documents prior to the date hereof, is referred to herein as a "Parent Material Contract." For the avoidance of doubt, the term "Parent Material Contract" does not include any Parent Landlord Leases or Parent Tenant Leases.

        (c)   Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect: (i) each Parent Material Contract is legal, valid, binding and enforceable on Parent and each Parent Subsidiary that is a party thereto and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law); (ii) Parent and each Parent Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Parent Material Contract and, to the Knowledge of Parent, each other party thereto has performed all obligations required to be performed by it under such Parent Material Contract prior to the date hereof; and (iii) neither Parent nor any Parent Subsidiary, nor, to the Knowledge of Parent, any other party thereto, is in material breach or violation of, or default under, any Parent Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Parent

Material Contract. Neither Parent nor any Parent Subsidiary has received written notice of any violation or default under any Parent Material Contract, except for violations or defaults that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received written notice of termination under any Parent Material Contract, and, to the Knowledge of Parent, no party to any Parent Material Contract has threatened to cancel any Parent Material Contract, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

        Section 5.17    Insurance.     Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect: (i) Parent maintains all material insurance policies and all material fidelity bonds or other material insurance service contracts required by any Parent Tenant Lease; (ii) all premiums due and payable under all insurance policies, fidelity bonds and other insurance contracts providing coverage for Parent's and the Parent Subsidiaries' businesses and for all Parent Properties other than title insurance policies (the "Parent Insurance Policies") have been paid; (iii) Parent and the Parent Subsidiaries have otherwise complied with the terms and conditions of all Parent Insurance Policies; (iv) to the Knowledge of Parent, such Parent Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect; (v) no written notice of cancellation or termination has been received by Parent or any Parent Subsidiary with respect to any Parent Insurance Policy which has not been replaced on substantially similar terms prior to the date of such cancellation; and (vi) the Parent Insurance Policies include such insurance in such amounts and with respect to risks and losses, which Parent believes are adequate for the risks customary in the businesses of Parent and the Parent Subsidiaries.

        Section 5.18    Opinion of Financial Advisor.     The Parent Special Committee has received the written opinion of Citigroup Global Markets Inc., to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications , limitations and other matters set forth in such opinion, the Exchange Ratio of 1.04 Parent Common Shares for each Company Common Share provided for pursuant to this Agreement is fair, from a financial point of view, to Parent.

        Section 5.19    Approval Required.     With respect to Parent, the Parent Shareholder Approval is the only vote of the holders of any class or series of shares of beneficial interest of Parent necessary to approve the issuance of the Parent Common Shares in the Merger as contemplated by this Agreement and the Parent Articles of Amendment.

        Section 5.20    Brokers.     Section 5.20 of the Parent Disclosure Letter contains an accurate and complete description of the fees and expenses payable to Citigroup Global Markets Inc. by Parent in connection with the Merger and the other Transactions. Except for the fees and expenses described in Section 5.20 of the Parent Disclosure Letter, no broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

        Section 5.21    Investment Company Act.     Neither Parent nor any Parent Subsidiary, is, or at the Effective Time will be, or will be required to be, registered as an investment company under the Investment Company Act of 1940, as amended.

        Section 5.22    Takeover Statutes.     Assuming the accuracy of the representations and warranties set forth in Section 4.3, Parent and Merger Sub have taken all action required to render inapplicable to the Merger and the other Transactions any Takeover Statutes applicable to the Merger or the other Transactions. No dissenters', appraisal or similar rights are available to the holders of the Parent Common Shares with respect to the Merger or the other Transactions.

        Section 5.23    No Other Representations or Warranties.     Except for the representations and warranties set forth in this Article 5 and in any closing certificate delivered by Parent and Merger Sub pursuant to Article 8, neither of Parent or Merger Sub nor any Person acting on their behalf has made or makes any express or implied representation or warranties. The Company acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Merger and the other Transactions it has relied solely upon the express representations and warranties of Parent and Merger Sub set forth in this Article 5 and in any closing certificate delivered by Parent pursuant to Article 8.

ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

        Section 6.1    Conduct of Business by the Company Pending the Closing.

        (a)   The Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the "Interim Period"), except (i) as expressly contemplated or permitted by this Agreement, including Section 7.3, (ii) as may be required by Law, or (iii) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company (A) shall, and shall cause each of the Company Subsidiaries to, conduct its business in all material respects in the ordinary course of business consistent with past practice, and (B) agrees that during the Interim Period the Company shall not, and shall not permit any Company Subsidiary to:

            (i)  amend or propose to amend the Company Governing Documents or any Company Subsidiary Governing Documents (including by merger, consolidation or otherwise) or (A) grant any exception pursuant to Section 7.2(e)(i) of the Company Charter, or (B) establish or increase an "Excepted Holder Limit" for any "Excepted Holder", as such terms are defined in Section 7.1 of the Company Charter;

           (ii)  split, combine, subdivide, consolidate or reclassify any Company Common Shares, capital stock or other equity interests of the Company;

          (iii)  declare, set aside for payment or pay any dividend on or make any other actual, constructive or deemed distribution (whether in cash, shares, property or otherwise) with respect to any shares of beneficial interest, capital stock or other equity interests of the Company or any Company Subsidiary or otherwise make any payment to its or their shareholders or other equityholders in their capacity as such, other than (A) the declaration and payment of cash dividends or other distributions for the period up to the Closing Date at a rate not to exceed an annual rate of $2.04 per Company Common Share (including, to the extent the Company has given Parent at least three (3) Business Days' prior written notice of its intent to declare such a prorated dividend or other distribution, any prorated amount from the date of the payment of the last such regular dividend or distribution through the Closing Date), (B) the declaration and payment of the ILPT Distribution, (C) the declaration and payment of dividends or other distributions to the Company or a direct or indirect wholly owned Company Subsidiary by any direct or indirect wholly owned Company Subsidiary, or (D) dividends or other distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company, in accordance with the requirements of the organizational documents of such Company Subsidiary; provided, however, that, notwithstanding the restrictions on dividends and other distributions in this Agreement, including this Section 6.1(a)(iii), the Company may, with Parent's consent (which consent shall not be unreasonably conditioned, withheld or delayed), make any applicable Company Special Distribution, it being understood that Parent may condition its consent upon an appropriate reduction of the Exchange Ratio to be agreed upon by the Parties;

          (iv)  redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any shares of beneficial interest, capital stock or other equity interests of the Company or any Company Subsidiary, except (A) with respect to the repurchase of Company Common Shares to satisfy withholding Tax obligations with respect to awards granted pursuant to the Company Equity Compensation Plan, or (B) in accordance with Article VII of the Company Charter;

           (v)  issue, sell, pledge, dispose, encumber or grant, or authorize or propose the issuance, sale, pledge, disposition, encumbrance or grant of, any shares of beneficial interest, capital stock or other equity interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any of the foregoing, except for (A) issuances by a wholly owned, directly or indirectly, Company Subsidiary to the Company or another existing wholly owned, directly or indirectly, Company Subsidiary, or (B) issuances of Company Common Shares pursuant to the Company Equity Compensation Plan in the ordinary course of business consistent with past practice;

          (vi)  acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property (other than real property at a total cost of less than $50,000,000 in the aggregate), personal property (other than personal property at a total cost of less than $20,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) as required by any of the Company Landlord Leases (or any lease entered into in accordance with Section 6.1(a)(xi) ), or (B) acquisitions by the Company or any wholly owned Company Subsidiary of or from an existing wholly owned Company Subsidiary;

         (vii)  sell, pledge, assign, transfer, lease, license, dispose of or encumber, or effect a deed in lieu of foreclosure, or agree to do any of the foregoing, with respect to, any property or assets, except (A) for sales of real property at a total price of less than $50,000,000 in the aggregate or assets at a total price of less than $20,000,000 in the aggregate, (B) for the declaration and payment of the ILPT Distribution, (C) as set forth in Section 6.1(a)(vii) of the Company Disclosure Letter, (D) as permitted pursuant to Section 6.1(a)(xi), (E) for Company Permitted Liens, or (F) sales to any Persons pursuant to existing purchase rights or options as described in Section 6.1(a)(vii) of the Company Disclosure Letter;

        (viii)  incur, create or assume any Indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person in excess of $10,000,000 in the aggregate (other than a wholly owned Company Subsidiary), except (A) Indebtedness incurred under the Company Credit Agreement in the ordinary course of business consistent with past practice, (B) to refinance at maturity or in connection with the Transactions any existing Indebtedness of the Company or the Company Subsidiaries to the extent that the aggregate principal amount of such Indebtedness is not increased as a result thereof, (C) Indebtedness incurred pursuant to obligations under any Company Landlord Leases (or any lease entered into in accordance with Section 6.1(a)(xi)), or (D) loans or advances by the Company or a direct or indirect wholly owned Company Subsidiary to a direct or indirect wholly owned Company Subsidiary, and, in each case, to the extent the terms of such Indebtedness do not, in the Company's reasonable judgment at the time of such incurrence, have a Company Material Adverse Effect;

          (ix)  make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements to any such Persons, or enter into any "keep well" or similar agreement to maintain the financial condition of another entity, other than in the ordinary course of business, except (A) by the Company or a wholly owned Company Subsidiary to or for the benefit of the Company or a wholly owned Company Subsidiary or (B) loans or advances required to be made under any of the Company Landlord Leases (or any lease entered into in accordance with Section 6.1(a)(xi));

           (x)  enter into, renew, modify, amend or terminate in a manner adverse to the Company or any Company Subsidiary, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any contract that, if existing as of the date hereof, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Company Material Contract, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which the Company or any Company Subsidiary is a party as required or necessitated by this Agreement, the Merger or the other Transactions; provided that any such modification, amendment, waiver or consent does not increase the principal amount or interest payable thereunder or otherwise have a Company Material Adverse Effect, (C) as may be reasonably necessary to comply with the terms of this Agreement, or (D) the entry into any agreement, modification, amendment, waiver or consent as may be necessary to consummate the transactions contemplated by Section 6.1(a)(vii), provided that any such agreement, modification, amendment, waiver or consent does not have a Company Material Adverse Effect;

          (xi)  enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any Company Landlord Lease or Company Tenant Lease (or any lease for real property that, if existing as of the date hereof, would be a Company Landlord Lease or Company Tenant Lease), except (A) in the ordinary course of business consistent with past practice, or (B) for any termination or renewal in accordance with the terms of any existing Company Landlord Lease or Company Tenant Lease;

         (xii)  waive, release or assign any material rights or claims or make any payment, direct or indirect, of any liability of the Company or any Company Subsidiary in an amount in excess of $10,000,000 before it is due in accordance with its terms;

        (xiii)  settle or compromise, or offer or propose to settle, (A) any legal action, suit, investigation, arbitration or proceeding, in each case made or pending against the Company or any of the Company Subsidiaries involving an amount paid in settlement in excess of, $5,000,000 individually or $25,000,000 in the aggregate or which would include any material non-monetary relief, and (B) any material legal action, suit, investigation, arbitration or proceeding involving any present, former or purported holder or group of holders of Company Common Shares, other than in accordance with Section 7.7;

        (xiv)  make any material change to its methods of accounting in effect at December 31, 2017, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any material change, other than in the ordinary course of business consistent with past practice or as previously disclosed in the Company SEC Documents, with respect to accounting policies, unless required by GAAP (or any interpretation thereof) or the SEC;

         (xv)  enter into any new line of business;

        (xvi)  subject to Section 6.1(a)(iii), knowingly take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to cause (A) the Company to fail to qualify for taxation as a REIT or (B) any Company Subsidiary (1) to cease to be treated as any of a partnership, a QRS, a REIT or a TRS under the applicable provisions of the Code, as the case may be or (2) that is not treated as a TRS at the date hereof to be so treated; provided, however, if an action described in clause (A) or (B) is required by Law or is necessary to preserve the Company's qualification for taxation as a REIT under the Code, the Company shall (1) promptly notify Parent, (2) make reasonable effort to permit Parent to review and comment on such action and (3) take such action;

       (xvii)  (A) make or rescind any material election relating to Taxes, (B) file an amendment to any material Tax Return or (C) settle or compromise any material federal, state, local or foreign Tax liability, or waive or extend the statute of limitations in respect of such material Taxes; provided, however, if an action described in clause (A), (B) or (C) is required by Law or is necessary to preserve the Company's qualification for taxation as a REIT under the Code, the Company shall (1) promptly notify Parent, (2) make reasonable effort to permit Parent to review and comment on such action and (3) take such action;

      (xviii)  authorize or adopt, or publicly propose, a plan of merger, complete or partial liquidation, consolidation, recapitalization or bankruptcy reorganization, except (A) as permitted pursuant to Section 7.3, or (B) with respect to (1) any Company Pending Acquisition permitted pursuant to Section 6.1(a)(vi) , or (2) any Company Subsidiary in the ordinary course of business consistent with past practice and in a manner that would not reasonably be expected to have a Company Material Adverse Effect;

        (xix)  amend or modify the compensation payable by the Company to UBS Securities LLC in connection with the Merger or the other Transactions, which compensation is set forth in Section 4.20 of the Company Disclosure Letter, in a manner materially adverse to the Company or any Company Subsidiary; or

         (xx)  authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 6.1(a)(iii), Section 6.1(a)(xvi) and Section 6.1(a)(xvii), nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to the Company, is reasonably necessary for the Company to maintain its qualification for taxation as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to eliminate or reduce entity level income or excise Taxes under Sections 856, 857, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) for any period or portion thereof ending on or prior to the Closing Date.

        (b)   The Company shall (i) use reasonable best efforts to obtain the opinions of counsel referred to in Section 8.2(e) and Section 8.3(f), (ii) deliver to Sullivan & Worcester LLP and Skadden, Arps, Slate, Meagher & Flom LLP an officer's certificate in a form substantially similar to Exhibit E, dated as of the Closing Date and signed by an officer of the Company, (a "Company Tax Representation Letter"), and (iii) deliver to Company REIT Counsel and Skadden, Arps, Slate, Meagher & Flom LLP an officer's certificate in a form substantially similar to other officer's certificates pertaining to REIT tax compliance delivered by Company to Company REIT Counsel from time to time, dated as of the Closing Date and signed by an officer of the Company, containing representations of the Company as shall be reasonably necessary or appropriate to enable Company REIT Counsel to render the opinion described in Section 8.2(e) on the Closing Date.

        Section 6.2    Conduct of Business by Parent and Merger Sub Pending the Closing.

        (a)   Each of Parent and Merger Sub agrees that during the Interim Period, except (i) as expressly contemplated or permitted by this Agreement, including Section 7.3, (ii) as may be required by Law or (iii) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), each of Parent and Merger Sub (A) shall, and shall cause each of the Parent Subsidiaries to, conduct its business in all material respects in the ordinary course of business consistent with past practice, and (B) agrees that during the Interim Period neither Parent nor Merger Sub shall, and neither shall permit any Parent Subsidiary to:

            (i)  amend or propose to amend the Parent Governing Documents or any Parent Subsidiary Governing Documents (including by merger, consolidation or otherwise) or (A) grant any exception pursuant to Section 7.2(e)(i) of the Parent Charter, or (B) establish or increase an

  "Excepted Holder Limit" for any "Excepted Holder", as such terms are defined in Section 7.1 of the Parent Charter;

           (ii)  split, combine, subdivide, consolidate or reclassify any Parent Common Shares, capital stock or other equity interests of Parent;

          (iii)  declare, set aside for payment or pay any dividend on or make any other actual, constructive or deemed distribution (whether in cash, shares, property or otherwise) with respect to any shares of beneficial interest, capital stock or other equity interests of Parent or any Parent Subsidiary or otherwise make any payment to its or their shareholders or other equityholders in their capacity as such, other than (A) the declaration and payment of cash dividends or other distributions for the period up to the Closing Date at a rate not to exceed an annual rate of $1.72 per Parent Common Share (including, to the extent Parent has given the Company at least three (3) Business Days' prior written notice of its intent to declare such a prorated dividend or other distribution, any prorated amount from the date of the payment of the last such regular dividend or distribution through the Closing Date), (B) the declaration and payment of dividends or other distributions to Parent or a direct or indirect wholly owned Parent Subsidiary by any direct or indirect wholly owned Parent Subsidiary, or (C) dividends or other distributions by any Parent Subsidiary that is not wholly owned, directly or indirectly, by Parent, in accordance with the requirements of the organizational documents of such Parent Subsidiary; provided, however, that, notwithstanding the restrictions on dividends and other distributions in this Agreement, including this Section 6.2(a)(iii), Parent may, with the Company's consent (which consent shall not be unreasonably conditioned, withheld or delayed), make any applicable Parent Special Distribution, it being understood that the Company may condition its consent upon an appropriate increase of the Exchange Ratio to be agreed upon by the Parties;

          (iv)  redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any shares of beneficial interest, capital stock or other equity interests of Parent or any Parent Subsidiary, except (A) with respect to the repurchase of Parent Common Shares to satisfy withholding Tax obligations with respect to awards granted pursuant to the Parent Equity Compensation Plan, or (B) in accordance with Article VII of the Parent Charter;

           (v)  issue, sell, pledge, dispose, encumber or grant, or authorize or propose the issuance, sale, pledge, disposition, encumbrance or grant of, any shares of beneficial interest, capital stock or other equity interests of the Parent or any Parent Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any of the foregoing, except for (A) issuances by a wholly owned, directly or indirectly, Parent Subsidiary to Parent or another existing wholly owned, directly or indirectly, Parent Subsidiary, or (B) issuances of Parent Common Shares pursuant to the Parent Equity Compensation Plan in the ordinary course of business consistent with past practice;

          (vi)  acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property (other than real property at a total cost of less than $50,000,000 in the aggregate), personal property (other than personal property at a total cost of less than $20,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) as required by any of the Parent Landlord Leases (or any lease entered into in accordance with Section 6.2(a)(xi) ), or (B) acquisitions by Parent or any wholly owned Parent Subsidiary of or from an existing wholly owned Parent Subsidiary;

         (vii)  sell, pledge, assign, transfer, lease, license, dispose of or encumber, or effect a deed in lieu of foreclosure, or agree to do any of the foregoing, with respect to, any property or assets, except (A) for sales of real property at a total price of less than $50,000,000 in the aggregate or assets at a total price of less than $20,000,000 in the aggregate, (B) the sale of the Company Common Shares beneficially owned by Parent pursuant to the Registration Agreement, (C) as set forth in Section 6.2(a)(vii) of the Parent Disclosure Letter, (D) as permitted pursuant to Section 6.2(a)(xi), (E) for Parent Permitted Liens, or (F) sales to any Persons pursuant to existing purchase rights or options as described in Section 6.2(a)(vii) of the Parent Disclosure Letter;

        (viii)  incur, create or assume any Indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person in excess of $10,000,000 in the aggregate (other than a wholly owned Parent Subsidiary), except (A) Indebtedness incurred under Parent's existing revolving credit facility in the ordinary course of business consistent with past practice, (B) to refinance at maturity or in connection with the Transactions any existing Indebtedness of Parent or the Parent Subsidiaries to the extent that the aggregate principal amount of such Indebtedness is not increased as a result thereof, (C) Indebtedness incurred or assumed to finance the Merger and the other Transactions, (D) Indebtedness incurred pursuant to obligations under any Parent Landlord Leases (or any lease entered into in accordance with Section 6.2(a)(xi) ), or (E) loans or advances by Parent or a direct or indirect wholly owned Parent Subsidiary to a direct or indirect wholly owned Parent Subsidiary, and, in each case, to the extent the terms of such Indebtedness do not, in Parent's reasonable judgment at the time of such incurrence, have a Parent Material Adverse Effect;

          (ix)  make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements to any such Persons, or enter into any "keep well" or similar agreement to maintain the financial condition of another entity, other than in the ordinary course of business, except (A) by Parent or a wholly owned Parent Subsidiary to or for the benefit of Parent or a wholly owned Parent Subsidiary or (B) loans or advances required to be made under any of the Parent Landlord Leases (or any lease entered into in accordance with Section 6.2(a)(xi));

           (x)  enter into, renew, modify, amend or terminate in a manner adverse to Parent or any Parent Subsidiary, or waive, release, compromise or assign any rights or claims under, any Parent Material Contract (or any contract that, if existing as of the date hereof, would be a Parent Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Parent Material Contract, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which Parent or any Parent Subsidiary is a party as required or necessitated by this Agreement, the Merger or the other Transactions; provided that any such modification, amendment, waiver or consent does not increase the principal amount or interest payable thereunder or otherwise have a Parent Material Adverse Effect, (C) as may be reasonably necessary to comply with the terms of this Agreement, or (D) the entry into any agreement, modification, amendment, waiver or consent as may be necessary to consummate the transactions contemplated by Section 6.2(a)(vii), provided that any such agreement, modification, amendment, waiver or consent does not have a Parent Material Adverse Effect;

          (xi)  enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any Parent Landlord Lease or Parent Tenant Lease (or any lease for real property that, if existing as of the date hereof, would be a Parent Landlord Lease or Parent Tenant Lease), except (A) in the ordinary course of business consistent with past practice, or (B) for any termination or renewal in accordance with the terms of any existing Parent Landlord Lease or Parent Tenant Lease;

         (xii)  waive, release or assign any material rights or claims or make any payment, direct or indirect, of any liability of Parent or any Parent Subsidiary in an amount in excess of $10,000,000 before it is due in accordance with its terms;

        (xiii)  settle or compromise, or offer or propose to settle, (A) any legal action, suit, investigation, arbitration or proceeding, in each case made or pending against Parent or any of the Parent Subsidiaries involving an amount paid in settlement in excess of $5,000,000 individually or $25,000,000 in the aggregate or which would include any material non-monetary relief, and (B) any material legal action, suit, investigation, arbitration or proceeding involving any present, former or purported holder or group of holders of Parent Common Shares, other than in accordance with Section 7.7;

        (xiv)  make any material change to its methods of accounting in effect at December 31, 2017, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any material change, other than in the ordinary course of business consistent with past practice or as previously disclosed in the Parent SEC Documents, with respect to accounting policies, unless required by GAAP (or any interpretation thereof) or the SEC;

         (xv)  enter into any new line of business;

        (xvi)  subject to Section 6.2(a)(iii), knowingly take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to cause (A) Parent to fail to qualify for taxation as a REIT or (B) any Parent Subsidiary (1) to cease to be treated as any of a partnership, a QRS, a REIT or a TRS under the applicable provisions of the Code, as the case may be or (2) that is not treated as a TRS at the date hereof to be so treated; provided, however, if an action described in clause (A) or (B) is required by Law or is necessary to preserve Parent's qualification for taxation as a REIT under the Code, Parent shall (1) promptly notify the Company, (2) make reasonable effort to permit the Company to review and comment on such action and (3) take such action;

       (xvii)  (A) make or rescind any material election relating to Taxes, (B) file an amendment to any material Tax Return or (C) settle or compromise any material federal, state, local or foreign Tax liability, or waive or extend the statute of limitations in respect of such material Taxes; provided, however, if an action described in clause (A), (B) or (C) is required by Law or is necessary to preserve Parent's qualification for taxation as a REIT under the Code, Parent shall (1) promptly notify the Company, (2) make reasonable effort to permit the Company to review and comment on such action and (3) take such action;

      (xviii)  authorize or adopt, or publicly propose, a plan of merger, complete or partial liquidation, consolidation, recapitalization or bankruptcy reorganization, except (A) as permitted pursuant to Section 7.3, or (B) with respect to (1) any Parent Pending Acquisition permitted pursuant to Section 6.2(a)(vi), or (2) any Parent Subsidiary in the ordinary course of business consistent with past practice and in a manner that would not reasonably be expected to have a Parent Material Adverse Effect;

        (xix)  amend or modify the compensation payable by Parent to Citigroup Global Markets Inc. in connection with the Merger or the other Transactions, which compensation is set forth in Section 5.20 of the Parent Disclosure Letter, in a manner materially adverse to Parent or any Parent Subsidiary; or

         (xx)  authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 6.2(a)(iii), Section 6.2(a)(xvi) and Section 6.2(a)(xvii), nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Parent Board, upon advice of counsel to Parent, is reasonably necessary for Parent to maintain its qualification for taxation as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to eliminate or reduce entity level income or excise Taxes under Sections 856, 857, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) for any period or portion thereof ending on or prior to the Closing Date.

        (b)   Each of Parent and Merger Sub shall (i) use reasonable best efforts to obtain the opinions of counsel referred to in Section 8.3(e) and Section 8.2(f), (ii) deliver to Sullivan & Worcester LLP and Skadden, Arps, Slate, Meagher & Flom LLP an officer's certificate in a form substantially similar to Exhibit F, dated as of the Closing Date and signed by an officer of Parent, (a "Parent Tax Representation Letter"), and (iii) deliver to Parent REIT Counsel and Skadden, Arps, Slate, Meagher & Flom LLP an officer's certificate in a form substantially similar to other officer's certificates pertaining to REIT tax compliance delivered by Parent to Parent REIT Counsel from time to time, dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent as shall be reasonably necessary or appropriate to enable Parent REIT Counsel to render the opinion described in Section 8.3(e) on the Closing Date.

        Section 6.3    Other Actions.     Each Party agrees that, during the Interim Period, except as contemplated or permitted by this Agreement, including as permitted by Section 7.3, such Party shall not, directly or indirectly, without the prior written consent of the other Parties, take or cause to be taken any action that would reasonably be expected to materially prevent or delay consummation of the Merger or the other Transactions, or enter into any agreement to or otherwise make a commitment, to take any such action.

ARTICLE 7

ADDITIONAL COVENANTS

        Section 7.1    Preparation of Form S-4 and Joint Proxy Statement; Shareholder Approvals.

        (a)   As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC as part of the Form S-4 the Joint Proxy Statement in preliminary form relating to the Company Shareholder Meeting and the Parent Shareholder Meeting, and (ii) Parent shall prepare (with the Company's reasonable cooperation) and cause to be filed with the SEC, the Form S-4, which will include the Joint Proxy Statement as a prospectus, for the registration under the Securities Act of the Parent Common Shares to be issued in the Merger. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-4 effective for so long as necessary to complete the Merger unless this Agreement is terminated pursuant to Section 9.1. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its shares of beneficial interest or other equity interests to the other and provide such other assistance as may be reasonably requested by the other in connection with the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement and shall provide to their and each other's counsel such representations as are reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the Joint Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 or the Joint Proxy Statement received from the SEC and advise the other Party of any oral comments with respect to the Form S-4 or the Joint Proxy Statement received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the registration or qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent and the Company shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action reasonably required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or "blue sky" Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Shares in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Shares as may be reasonably requested in connection with any such actions.

        (b)   If, at any time prior to the receipt of the Company Shareholder Approval or the Parent Shareholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or the Joint Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to holders of the Company Common Shares and holders of the Parent Common Shares. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). For purposes of Section 4.6 and this Section 7.1, any information concerning or related to the Company, the Company Subsidiaries, the ILPT Entities or the Company Shareholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, the Parent Subsidiaries or the Parent Shareholder Meeting will be deemed to have been provided by Parent.

        (c)   As promptly as reasonably practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Company Shareholder Meeting. The Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the holders of the Company Common Shares entitled to vote at the Company Shareholder Meeting and to hold the Company Shareholder Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. The Company shall include the Company Board Recommendation in the Joint Proxy Statement and shall use its reasonable best efforts to obtain the Company Shareholder Approval, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 7.3(d). Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Company Shareholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of Company Common Shares to obtain the Company Shareholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Shareholder Meeting; provided that the Company Shareholder Meeting may not be postponed or adjourned to a date after the date that is three (3) Business Days prior to the Outside Date.

        (d)   As promptly as reasonably practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Parent Shareholder Meeting. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the shareholders of Parent entitled to vote at the Parent Shareholder Meeting and to hold the Parent Shareholder Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall include the Parent Board Recommendation in the Joint Proxy Statement and use its reasonable best efforts to obtain the Parent Shareholder Approval, except to the extent that the Parent Board shall have made an Adverse Recommendation Change as permitted by Section 7.3(d). Notwithstanding the foregoing provisions of this Section 7.1(d), if, on a date for which the Parent Shareholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of Parent Common Shares to obtain the Parent Shareholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Shareholder Meeting; provided that the Parent Shareholder Meeting may not be postponed or adjourned to a date that is after the date that is three (3) Business Days prior to the Outside Date.

        (e)   The Company and Parent will use their respective reasonable best efforts to hold the Company Shareholder Meeting and the Parent Shareholder Meeting on the same date and as promptly as reasonably practicable after the date of this Agreement.

        Section 7.2    Access; Confidentiality.

        (a)   During the Interim Period, to the extent permitted by applicable Law, the Company, on the one hand, and Parent, on the other hand, shall, and the Company and Parent shall cause the Company Subsidiaries and the Parent Subsidiaries, respectively, and their respective Representatives to, afford to the other Party and its Representatives reasonable access (including for the purpose of coordinating transition planning) during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments and records and to their officers, accountants, manager's employees, counsel and other Representatives, and those of the Company Subsidiaries or the Parent Subsidiaries, as applicable, and, during such period, each Party shall reasonably promptly make available to the other Party, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business and properties as such other Party may reasonably request. Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 7.2 to provide the other Party or the Representatives of such other Party with access to or to disclose information (A) relating to meetings or deliberations of its board of trustees (or an authorized committee thereof) or communications among the members thereof or with their Representatives, (B) relating to the consideration, negotiation or performance of this Agreement and related agreements, (C) the disclosure of which would violate any Law, legal duty or contractual obligation of the Party or any of its Representatives to any third party (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law, legal duty or contractual obligation and provided, further, however that this subclause (C) shall not apply to any contractual obligation pursuant to an Acceptable Confidentiality Agreement), or (D) if it would jeopardize attorney work product or attorney client privilege.

        (b)   Each of the Parties will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the form of confidentiality agreement attached hereto as Exhibit B as if such Party was a "Recipient" as defined therein.

        Section 7.3    No Solicitation; Change in Recommendation.

        (a)   Except as expressly permitted by this Section 7.3, during the Interim Period, Parent and the Company shall, and shall cause the Parent Subsidiaries and the Company Subsidiaries, respectively, and their respective Representatives, (i) to immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Competing Proposal (or that may be ongoing with respect to any inquiry or proposal that may be reasonably expected to lead to a Competing Proposal), request that any such Person and its Representatives promptly return or destroy all confidential information concerning Parent and the Parent Subsidiaries and the Company and the Company Subsidiaries and immediately terminate all physical and electronic data room access granted to any such Person or its Representatives and (ii) not to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal, or (C) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to a Competing Proposal (other than an Acceptable Confidentiality Agreement) (each, an "Acquisition Agreement"). Notwithstanding the foregoing in this Section 7.3(a), upon the unsolicited request of a third party, the Party receiving such request (the "Request Recipient") may grant a waiver of a standstill, confidentiality, or similar obligation for the purpose of allowing a third party to make a confidential unsolicited Competing Proposal to the Request Recipient's board of trustees (or an authorized committee thereof) if contemporaneously with granting such waiver, the Request Recipient notifies the other Party of such waiver, such notice to be made orally and confirmed in writing, and of the identity of the Person(s) receiving such waiver. It is agreed that any violation of the restrictions set forth in this Section 7.3(a) by any Representative of Parent or the Company or any of the Parent Subsidiaries or the Company Subsidiaries shall be deemed to be a breach of this Section 7.3(a) by Parent or the Company, as applicable.

        (b)   Notwithstanding anything to the contrary contained in this Section 7.3(b), if a Party or any Parent Subsidiary or Company Subsidiary, as applicable, receives a written Competing Proposal (such Party, the "Proposal Recipient") from any Person or group of Persons at any time on or after the date of this Agreement and prior to obtaining the Parent Shareholder Approval or the Company Shareholder Approval, as applicable, that the Proposal Recipient's board of trustees (or an authorized committee thereof) determines in good faith, after consultation with the Proposal Recipient's outside financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a Superior Proposal, which Competing Proposal was received in circumstances not otherwise involving a material breach by the Proposal Recipient of this Section 7.3, the Proposal Recipient may, or may cause its Representatives to, in response to such Competing Proposal, and subject to compliance with Section 7.3(c), (i) contact such Person or group of Persons to clarify the terms and conditions thereof, (ii) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Proposal Recipient and the Parent Subsidiaries or the Company Subsidiaries, as applicable, to the Person or group of Persons who has made such Competing Proposal, provided that the Proposal Recipient shall, prior to or concurrently with the time such information is provided to such Person or group of Persons, provide to the other Party any non-public information concerning the Proposal Recipient or any of the Parent Subsidiaries or the Company Subsidiaries, as applicable, that is provided to any such Person or group of Persons which was not previously provided to the other Party or its Representatives, and (iii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal regarding such Competing Proposal. It is agreed that any violation of the restrictions set forth in this Section 7.3(b) by any Representative of the Proposal Recipient, or any Parent Subsidiary or Company Subsidiary, as applicable, shall be deemed to be a breach of this Section 7.3(b) by the Proposal Recipient.

        (c)   The Proposal Recipient shall (i) promptly, and in any event no later than forty eight (48) hours after receipt of any Competing Proposal or request for non-public information in connection therewith, as applicable, advise the other Party in writing of the receipt of such Competing Proposal and any request for confidential information in connection with such Competing Proposal, the material terms of such Competing Proposal and the identity of the Person or group of Persons making such Competing Proposal or request for confidential information and (ii) keep the other Party reasonably advised of all material developments affecting the terms (including all changes to the material terms) and status of such Competing Proposal, including the status of discussions or negotiations regarding such Competing Proposal.

        (d)   Except as expressly permitted by this Section 7.3(d), neither the Parent Board (or an authorized committee thereof) nor the Company Board (or an authorized committee thereof) shall (i) (A) in the case of the Parent Board (or an authorized committee thereof), fail to recommend to the holders of the Parent Common Shares that the Parent Shareholder Approval be given or fail to include the Parent Board Recommendation in the Joint Proxy Statement, and, in the case of the Company Board (or an authorized committee thereof), fail to recommend to the holders of the Company Common Shares that the Company Shareholder Approval be given or fail to include the Company Board Recommendation in the Joint Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify the Parent Board Recommendation (or the Parent Special Committee's recommendation to the Parent Board with respect to the Merger or the other Transactions) or the Company Board Recommendation (or the Company Special Committee's recommendation to the Company Board with respect to the Merger or the other Transactions), as applicable, in each case in a manner adverse to the other Party, or (C) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, a Competing Proposal (actions described in this clause (i) being referred to as an "Adverse Recommendation Change"), or (ii) authorize, cause or permit Parent or the Company, as applicable, or any of the Parent Subsidiaries or the Company Subsidiaries, as applicable, to enter into any Acquisition Agreement. Notwithstanding anything to the contrary herein, prior to the time the Parent Shareholder Approval, in the case of Parent, or the Company Shareholder Approval, in the case of the Company, is obtained, and subject to material compliance with this Section 7.3(d) and Sections 7.3(a)-(c), the Parent Board (or an authorized committee thereof) or the Company Board (or an authorized committee thereof), as applicable, may make an Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 9.1(c)(iii), in the case of Parent, or Section 9.1(d)(iii) , in the case of the Company, if (A) (1) a written Competing Proposal is received by it and such Competing Proposal is not withdrawn, and (2) prior to taking such action, the Proposal Recipient's board of trustees (or an authorized committee thereof), has determined in good faith after consultation with the Proposal Recipient's outside legal counsel and outside financial advisors, that such Competing Proposal constitutes a Superior Proposal, or (B) an Intervening Event occurs with respect to Parent or the Company and the Parent Board (or an authorized committee thereof) or the Company Board (or an authorized committee thereof), as applicable, determines in good faith, after consultation with its outside legal counsel, that failure to effect an Adverse Recommendation Change would be inconsistent with their trustees' duties under applicable Law of the State of Maryland; provided, however, that the Parent Board (or an authorized committee thereof) or the Company Board (or an authorized committee thereof), as applicable, may not take any action contemplated by clause (A) or (B) of this sentence unless:

          (1)   if such action is taken in connection with any such Competing Proposal, (a) the Proposal Recipient has given the other Party at least three (3) Business Days' prior written notice of its intention to take such action (which notice shall include the information with respect to such Competing Proposal that is specified in Section 7.3(c) as well as a copy of any proposal and any then existing drafts of the definitive agreement and other material documentation providing for such Competing Proposal), (b) the Proposal Recipient has negotiated in good faith with the other Party, to the extent the other Party wishes to negotiate, during such notice period to enable the other Party to propose in writing revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute (in the good faith determination of the board of trustees of the Proposal Recipient (or an authorized committee thereof) after consultation with its outside legal counsel and outside financial advisors) a Superior Proposal, (c) following the end of such notice period, the Proposal Recipient's board of trustees (or an authorized committee thereof) shall have considered in good faith any proposed revisions to this Agreement proposed in writing by the other Party and shall have determined that, after consultation with the Proposal Recipient's outside financial advisors and outside legal counsel, the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect, and (d) in the event of any change to the material terms of such Superior Proposal, the Proposal Recipient shall, in each case, have delivered to the other Party an additional notice consistent with that described in subclause (a) above and the notice period shall have recommenced, except that the notice period shall be at least one (1) Business Day; and

          (2)   if such action is taken in connection with any such Intervening Event, (x) Parent or the Company, as applicable, has given the other Party at least three (3) Business Days' prior written notice of its intention to take such action (which notice shall include in reasonable detail the basis for such action), (y) such Party has negotiated in good faith with the other Party, to the extent the other Party wishes to negotiate, during such notice period to enable the other Party to propose in writing revisions to the terms of this Agreement such that the failure to make an Adverse Recommendation Change would no longer be inconsistent with their trustees' duties under applicable Law of the State of Maryland, and (z) following the end of such notice period, the Parent Board (or an authorized committee thereof) or the Company Board (or an authorized committee thereof), as applicable, shall have considered in good faith any proposed revisions to this Agreement proposed in writing by the other Party and shall have determined that, after consultation with its outside legal counsel, the failure to make an Adverse Recommendation Change would still be inconsistent with their trustees' duties under applicable Law of the State of Maryland if such revisions were to be given effect.

        (e)   Except to the extent provided in Section 7.3(c) or Section 7.3(d), nothing in this Section 7.3 shall prohibit the Parent Board (or an authorized committee thereof) or the Company Board (or an authorized committee thereof) from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act or otherwise complying with its disclosure obligations under applicable Law with regard to a Competing Proposal; provided that, if such disclosure has the effect of withdrawing or adversely modifying the Parent Board Recommendation or the Company Board Recommendation, as applicable, such disclosure shall be deemed to be an Adverse Recommendation Change. Notwithstanding anything in this Agreement to the contrary, the Company Board shall not be required to submit this Agreement to the holders of the Company Common Shares if the Company Board shall have effected an Adverse Recommendation Change permitted by this Section 7.3, and the Parent Board shall not be required to submit this Agreement to the holders of the Parent Common Shares if the Parent Board shall have effected an Adverse Recommendation Change permitted by this Section 7.3, and either the Parent Board or the Company Board may submit to the holders of Parent Common Shares or Company Common Shares, as applicable, any Competing Proposal.

        (f)    As used in this Agreement, a "Competing Proposal" means any proposal or offer from any Person (other than any Party) or "group", within the meaning of Section 13(d) of the Exchange Act, to a Party relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition or purchase of twenty percent (20%) or more of the consolidated assets (including equity interests in subsidiaries) of such Party (based on the fair market value thereof, as determined in good faith by the board of trustees of such Party (or an authorized committee thereof) as applicable, after consultation with such Party's outside financial advisors and independent accountants), as applicable, or assets comprising twenty percent (20%) or more of the revenues or earnings on a consolidated basis of such Party, (ii) acquisition of twenty percent (20%) or more of the outstanding equity securities of such Party or any class of equity securities of such Party, (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning twenty percent (20%) or more of any class of equity securities of such Party, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such Party or any Parent Subsidiary or Company Subsidiary, as applicable, that comprise twenty percent (20%) or more of the assets, revenues or earnings on a consolidated basis of such Party, as applicable, or (v) any combination of the foregoing types of transactions, if the sum of the percentage of consolidated assets, consolidated revenues or earnings and any class of equity securities of such Party involved is twenty percent (20%) or more. For the avoidance of doubt, in no event shall any of the sales or dispositions of Company Properties set forth in Section 6.1(a)(vii) of the Company Disclosure Letter or Parent Properties set forth in Section 6.2(a)(vii) of the Parent Disclosure Letter constitute, individually or in the aggregate, a Competing Proposal.

        (g)   As used in this Agreement, a "Superior Proposal" means a bona fide written Competing Proposal (except that, for purposes of this definition, the references in the definition of "Competing Proposal" to "twenty percent (20%)" shall be replaced by "seventy-five percent (75%)") made by a Person or "group", within the meaning of Section 13(d) of the Exchange Act, on terms that the Proposal Recipient's board of trustees (or an authorized committee thereof) determines in good faith, after consultation with the Proposal Recipient's outside financial advisors and outside legal counsel, taking into account all relevant financial, legal, regulatory and any other aspects of such proposal that the Proposal Recipient's board of trustees (or such committee) deems relevant, including the identity of the Person making such proposal, financing terms and conditions to consummation, as well as any changes to the terms of this Agreement proposed by the other Party in response to such proposal or otherwise, (i) would, if consummated, result in a transaction that is more favorable to the holders of the Proposal Recipient's equity interests (solely in their capacity as such) from a financial point of view than the Merger and the other Transactions, (ii) for which the third party has demonstrated that the financing for such offer is fully committed or is reasonably likely to be obtained, and (iii) is reasonably likely to receive all required approvals from any Governmental Authority and otherwise reasonably likely to be consummated on the terms proposed.

        Section 7.4    Public Announcements.     The initial press releases and initial investor presentations with respect to the execution and delivery of this Agreement shall be reasonably agreed upon by Parent and the Company. Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with Section 7.3, so long as this Agreement is in effect, the Parties hereto shall, to the extent reasonable under the circumstances, consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement, the Merger or any of the other Transactions and provide such Party with an opportunity to review and comment upon such press release or other public announcement or filing, which comments the other Party shall consider in good faith; provided, that a Party may, without consulting with or pursuing the other Parties' review, issue such press release or make such public statement or filing with respect to this Agreement, the Merger or any of the other Transactions as may be required by Law, Order or the applicable rules of Nasdaq.

        Section 7.5    Indemnification; Trustees', Directors' and Officers' Insurance.

        (a)   From and after the Effective Time, the Surviving Entity shall honor and comply with, to the fullest extent permissible under applicable Law, the obligations of the Company with respect to indemnification, advancement of expenses and exculpation and related matters, under the Company Governing Documents in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the "Indemnification Agreements") to individuals who at or prior to the Effective Time were officers, trustees, directors or agents of the Company or a Company Subsidiary and covered by such Company Governing Documents or Indemnification Agreements (the "Covered Persons") arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including, but not limited to, in connection with the approval of this Agreement, the Merger and the other Transactions.

        (b)   Without limiting the provisions of Section 7.5(a), for a period of six (6) years after the Effective Time, the Surviving Entity shall: (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person's capacity as such, or (B) this Agreement, the Merger and any of the other Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys' fees) of any Covered Person upon receipt of an undertaking, substantially in the form of that required under the Indemnification Agreements or in such other form as may be required by applicable Law as in effect at such time, by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined by order of a court, regulatory authority or authorized adjudicating body that such Covered Person is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 7.5 or elsewhere in this Agreement, (x) the Surviving Entity shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit or proceeding against or investigation of a Covered Person for which indemnification may be sought under this Section 7.5(b) without the Covered Person's prior written consent unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation, (y) the Surviving Entity shall not be liable for any settlement effected without its prior written consent and (z) the Surviving Entity shall not have any obligation hereunder to any Covered Person to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Covered Person shall promptly refund to Parent or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.

        (c)   For a period of six (6) years after the Effective Time, (i) the declaration of trust and bylaws of the Surviving Entity shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Governing Documents; and (ii) the Surviving Entity shall (A) except to the extent such agreement provides for an earlier termination, cause to be maintained in effect the provisions regarding elimination of liability, indemnification and advancement of expenses in any other agreements of the Company or the Company Subsidiaries with any Covered Persons that are in existence on the date of this Agreement and (B) not amend, modify or repeal such provisions in any manner that would materially and adversely affect the rights or protections thereunder of any such Covered Person in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the adoption of this Agreement and the consummation of the Merger and the other Transactions).

        (d)   Prior to the Effective Time, the Company shall, in consultation with Parent, obtain and fully pay the premium for the non-cancelable extension of coverage afforded by the Company's existing directors' and officers' liability insurance policies (the "D&O Insurance"), in each case, for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from one or more insurance carriers with the same or better credit rating as the Company's current insurance carrier with respect to D&O Insurance with terms, conditions and retentions that are no less favorable in the aggregate than the coverage provided under the Company's existing policies (true, correct and complete copies of which have been provided to Parent prior to the date hereof) and with limits of liability that are no lower than the limits on the Company's existing policies so long as the premium in the aggregate does not exceed three hundred percent (300%) of the annual aggregate premium(s) under the Company's existing policies; provided, that if the premium of such insurance coverage exceeds such amount, the Company, in consultation with Parent, shall be obligated to obtain a policy with the greatest coverage available, with respect to facts, acts, events or omissions occurring prior to the Effective Time, for a cost not exceeding such amount.

        (e)   In the event the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves or winds up, or transfers or conveys all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as applicable, or such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 7.5.

        (f)    The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 7.5 and from and after the Effective Time this Section 7.5 shall not be terminated or amended in a manner that is materially adverse to a Covered Person without such Covered Person's consent.

        Section 7.6    Appropriate Action; Consents; Filings.

        (a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the Company, Parent and Merger Sub shall, and shall cause the Company Subsidiaries and Parent Subsidiaries, as applicable, and their respective Representatives to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Merger and the other Transactions, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other Transactions and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other Transactions, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement and/or the consummation of the Merger or the other Transactions, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other Transactions, and to fully carry out the purposes of this Agreement.

        (b)   In connection with and without limiting the foregoing, each of Parent, Merger Sub and the Company shall give (or shall cause the Company Subsidiaries and Parent Subsidiaries, as applicable, and their respective Representatives to give) any notices to any Person, and each of Parent, Merger Sub and the Company shall use, and cause each of the Parent Subsidiaries and the Company Subsidiaries, as applicable, to use, reasonable best efforts to obtain any consents from any Person not covered by Section 7.6(a) that are necessary, proper or advisable to consummate the Merger or the other Transactions. Each of the Parties will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Authority with respect to this Agreement or the consummation of the Merger or the other Transactions. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance, and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger or the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither the Company nor Parent or Merger Sub shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority. Notwithstanding the foregoing, obtaining any approval or consent from any Person pursuant to this Section 7.6(b) shall not be a condition to the obligations of the Parties to consummate the Merger.

        (c)   In connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Merger or the other Transactions, none of the Parties, the Company Subsidiaries or the Parent Subsidiaries, or any Representatives of a Party, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person prior to the Effective Time. The Parties shall cooperate with respect to accommodations that may be requested or appropriate to obtain such consents.

        Section 7.7    Notification of Certain Matters; Transaction Litigation.

        (a)   Each Party shall give reasonably prompt notice to the other Party of, and keep the other Party reasonably informed on a current basis with respect to, any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions.

        (b)   The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Without limiting the foregoing, the Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, if, to the Knowledge of such Party, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed. Notwithstanding anything to the contrary in this Agreement, the failure by the Company or Parent or Merger Sub to provide such prompt notice under this Section 7.7(b) shall not constitute a breach of covenant for purposes of Section 8.2(b) or Section 8.3(b).

        (c)   The Company shall give prompt notice to Parent and Merger Sub of, and keep Parent and Merger Sub reasonably informed on a current basis with respect to, and Parent and Merger Sub shall give prompt notice to the Company of, and keep the Company reasonably informed on a current basis with respect to, any Action or subpoena commenced or, to such Party's knowledge, threatened against, relating to or involving such Party or the Company Subsidiaries or Parent Subsidiaries, as applicable, which relate to this Agreement, the Merger or the other Transactions. The Company shall give Parent and Merger Sub the opportunity to reasonably participate in (but not control), subject to a customary joint defense agreement, the defense and settlement of any shareholder litigation (including arbitration proceedings) against the Company and/or its trustees relating to this Agreement, the Merger or the other Transactions, and no such settlement shall be agreed to without Parent's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent and Merger Sub shall give the Company the opportunity to reasonably participate in (but not control), subject to a customary joint defense agreement, the defense and settlement of any shareholder litigation (including arbitration proceedings) against Parent or Merger Sub and/or their trustees relating to this Agreement, the Merger or the other Transactions, and no such settlement shall be agreed to without the Company's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

        Section 7.8    Exchange Listing.     Parent shall take all steps as may be reasonably necessary to cause the Parent Common Shares to be issued in the Merger to be listed for trading on Nasdaq prior to the Effective Time, and, subsequent to the Effective Time, for the Parent Common Shares to be traded on Nasdaq under the symbol "OPI".

        Section 7.9    Section 16 Matters.     Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps to cause any dispositions of Company Common Shares or acquisitions of Parent Common Shares (including derivative securities with respect to Company Common Shares or Parent Common Shares, as applicable) resulting from the Merger or the other Transactions by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent applicable.

        Section 7.10    Delisting and Deregistering of Company Common Shares.     Parent and the Surviving Entity shall use their reasonable best efforts to cause the Company Common Shares to be de-listed from Nasdaq and de-registered under the Exchange Act promptly following the Effective Time.

        Section 7.11    Cash Distributions.     In the event that a cash distribution with respect to the Company Common Shares is permitted under the terms of this Agreement, has a record date prior to the Effective Time and has not been paid prior to the Closing Date, to the extent practicable, such distribution shall be paid immediately prior to the Effective Time to the holders of such Company Common Shares on such record date.

        Section 7.12    Voting of Company Common Shares.     Parent shall, and shall cause the Parent Subsidiaries to, vote all Company Common Shares beneficially owned by Parent or any Parent Subsidiary as of the record date at the Company Shareholder Meeting in favor of approval of the Merger and the other Transactions.

        Section 7.13    Takeover Statutes.     The Parties shall use their respective reasonable best efforts (a) to take all action necessary such that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary such that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.

        Section 7.14    Certain Tax Matters.     Each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under, and within the meaning of, Section 368(a) of the Code, including by executing and delivering the officers' certificates referred to herein and reporting consistently for all federal, state, and local income Tax or other purposes. None of Parent, Merger Sub or the Company shall take any action, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a reorganization under, and within the meaning of, Section 368(a) of the Code.

        Section 7.15    Subsidiaries.     Parent shall cause Merger Sub and each other Parent Subsidiary to comply with and perform all of its obligations under or relating to this Agreement on the terms and conditions set forth in this Agreement. The Company shall cause each Company Subsidiary to comply with and perform all of its obligations under or relating to this Agreement. Notwithstanding anything herein to the contrary, (a) ILPT and its subsidiaries (collectively, the "ILPT Entities") shall not be considered Company Subsidiaries or Representatives that are required to comply, and the Company and the Company Subsidiaries are not required to cause any ILPT Entity to comply, with any provisions of this Agreement, (b) directors, trustees and officers of any ILPT Entity who are also directors, trustees or officers of the Company or any Company Subsidiary shall not constitute Representatives of the Company or any Company Subsidiary, to the extent such Persons are acting in their capacities as directors, trustees or officers of any ILPT Entity, and (c) RMR LLC and the officers and employees of RMR LLC, when providing services to ILPT or any other ILPT Entity pursuant to the business management agreement or property management agreement between RMR LLC and ILPT shall not constitute Representatives of the Company.

        Section 7.16    Transfer Taxes.     Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, share transfer or stamp taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the Merger or the other Transactions (together with any related interest, penalties or additions to Tax, "Transfer Taxes"), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Shares, all Transfer Taxes.

        Section 7.17    Financing Cooperation.

        (a)   The Company shall, and shall cause the Company Subsidiaries to, and shall cause its and their Representatives to, provide all cooperation reasonably requested by Parent in connection with any financing arrangements (including, without limitation, assumptions, guarantees, amendments, restatements supplements, modifications, refinancings, replacements, repayments, terminations or prepayments of existing financing arrangements) as Parent may reasonably determine necessary or advisable in connection with the completion of the Merger or the other Transactions. Such cooperation shall include (i) participating in a reasonable number of meetings, presentations and due diligence sessions in connection with such financing arrangements, (ii) providing reasonable and timely assistance with the preparation of materials for presentations, offering memoranda, prospectuses and similar documents required in connection with such financing arrangements, (iii) as promptly as reasonably practicable, furnishing any of Parent's financing sources with (A) unaudited condensed consolidated balance sheets and related condensed consolidated statements of income, comprehensive income, equity and cash flows (in each case, subject to normal year-end adjustments and absence of footnotes) for the most recently ended fiscal quarter for which such financial information can reasonably be provided and each subsequent fiscal quarter ended on a date that is not a fiscal year end and that is at least forty (40) days before the Closing Date, and (B) in the event that the Closing Date occurs on a date that is more than sixty (60) days following December 31, 2018, audited condensed consolidated balance sheets and related audited condensed consolidated statements of income, comprehensive income, equity and cash flows for the fiscal year ended December 31, 2018, in each case prepared in accordance with GAAP, and (iv) to the extent requested in writing at least ten (10) Business Days prior to the Closing, delivering at least three (3) Business Days prior to the Closing all documentation and other information with respect to the Company and the Company Subsidiaries that are required by regulatory authorities under applicable "know-your-customer" rules and regulations, including the USA PATRIOT Act.

        (b)   The Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to, as promptly as reasonably practicable after (and not prior to) the receipt of a written request from Parent to do so, on the terms and conditions specified by Parent and in compliance with all applicable terms and conditions of the applicable Company Existing Loan Documents, seek an amendment or amendments to any of the Company Existing Loan Documents or pursue any approach chosen by Parent to the assumption, defeasance, satisfaction and discharge, constructive satisfaction and discharge, refinancing, repayment, repurchase, redemption, termination, amendment, restatement, guarantee, purchase or other treatment of, the Company Existing Loan Documents and the Indebtedness incurred pursuant thereto, in each case, subject to the occurrence of the Closing (any such transaction, a "Debt Transaction"). The Company shall not be required to take any action in respect of any Debt Transaction until Parent shall have provided the Company with drafts of the necessary documentation required in connection with such Debt Transaction in a form reasonably satisfactory to the Company (collectively, the "Debt Transaction Documents") at least three (3) Business Days prior to the date of such requested action. The Company shall use reasonable best efforts to, and shall cause the Company Subsidiaries to use reasonable best efforts to, cause its and their respective Representatives to provide cooperation and assistance reasonably requested by Parent in connection with the Debt Transactions (including taking all corporate action reasonably necessary to authorize the execution and delivery of any Debt Transaction Documents to be entered into prior to or concurrently with the Closing and delivering all officer's certificates, legal opinions and such other documents required to be delivered in connection therewith (such corporate action, execution and delivery not to be unreasonably withheld, delayed or conditioned)); provided, that the effectiveness of any such Debt Transaction Documents shall be expressly conditioned on the Closing.

        (c)   The Company shall, and shall cause the Company Subsidiaries to, after (and not prior to) the receipt of a written request from Parent to do so, deliver all notices and take all other actions to facilitate the termination at the Effective Time of all commitments in respect of each of the Company Credit Agreement and any other Indebtedness of the Company or the Company Subsidiaries to be paid off, discharged and terminated on the Closing Date as specifically requested by Parent in writing, the repayment in full on the Closing Date of all obligations in respect of the Indebtedness thereunder, and the release on the Closing Date of any Liens securing such Indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, after (and not prior to) the receipt of a written request from Parent to do so, the Company and the Company Subsidiaries shall use reasonable best efforts to deliver to Parent (i) at least ten (10) Business Days prior to the Closing Date, a draft payoff letter with respect to each of the Company Credit Agreement and any other Indebtedness (including mortgages) of the Company or the Company Subsidiaries to be paid off, discharged and terminated on the Closing Date and (ii) at least one (1) Business Day prior to the Closing Date, an executed payoff letter with respect to each of the Company Credit Agreement and any other Indebtedness (including mortgages) of the Company or the Company Subsidiaries to be paid off (collectively, the "Payoff Letters"), discharged and terminated on the Closing Date, in each case in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such Indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with the Company Credit Agreement or any other Indebtedness of the Company to be paid off, discharged and terminated on the Closing Date relating to the assets, rights and properties of the Company or the Company Subsidiaries securing or relating to such Indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Effective Time, be released and terminated.

        Section 7.18    RMR LLC Agreements.     Contemporaneously with the execution of this Agreement, RMR LLC and the Company have entered into an agreement, a copy of which is attached hereto as Exhibit G, pursuant to which, on the terms and subject to the conditions set forth therein, they have acknowledged and agreed that, effective upon consummation of the Merger, (a) the Company shall have terminated the Second Amended and Restated Business Management Agreement, dated June 5, 2015, between the Company and RMR LLC, and the Amended and Restated Property Management Agreement, dated June 5, 2015, between the Company and RMR LLC (collectively the "RMR Agreements") for convenience, and (b) RMR LLC shall have waived its right to receive payment of the "Full Termination Fee" (as defined therein), an estimate of which is set forth in Section 7.18 of the Company Disclosure Letter, under each of the RMR Agreements upon the termination of the RMR Agreements by the Company described in clause (a) of this section.

        Section 7.19    Further Assurances.     If at any time following the Effective Time the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Entity its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of any Party, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Entity and its members and officers or their designees shall be authorized to execute and deliver, in the name and on behalf of any Party, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any such Person, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Entity's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Party and otherwise to carry out the purposes of this Agreement.

        Section 7.20    Termination of Company DRIP.     The Company shall (i) take such actions as may be required to terminate the Company DRIP effective immediately prior to the Effective Time, (ii) ensure that no Company Common Shares are purchased or issued pursuant to the Company DRIP during the Interim Period and (iii) ensure that no purchase or other rights under the Company DRIP enable the holder of such rights to acquire any interest in Parent or any Parent Subsidiary as a result of such purchase or the exercise of such rights at or after the Effective Time.

        Section 7.21    Parent Reverse Stock Split.     Following the date hereof, Parent may take any action reasonably necessary such that immediately following the Effective Time, Parent shall effect (a) the merger of the Surviving Entity with and into Parent, with Parent being the surviving entity in such merger under the name "Office Properties Income Trust" and (b) immediately thereafter, a reverse stock split with respect to the Parent Common Shares that are outstanding following the effective time of the merger contemplated under (a), which will result in every four issued and outstanding Parent Common Shares outstanding immediately following such effective time to be automatically combined into one issued and outstanding Parent Common Share.

ARTICLE 8

CONDITIONS

        Section 8.1    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligations of each Party to effect the Merger and to consummate the other Transactions shall be subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by Parent (on behalf of itself and Merger Sub) and the Company, on or prior to the Closing Date, of each of the following conditions:

        (a)    Shareholder Approvals.     The Company shall have obtained the Company Shareholder Approval and Parent shall have obtained the Parent Shareholder Approval.

        (b)    Statutes; Court Orders.     No statute, rule or regulation shall have been enacted, promulgated or enforced by any Governmental Authority of competent jurisdiction applicable to the Merger, any of the other Transactions or the issuance of the Parent Common Shares in the Merger which prohibits or makes illegal the consummation of the Merger, any of the other Transactions or the issuance of the Parent Common Shares in the Merger, and there shall be no temporary, preliminary or permanent

Order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger, any of the other Transactions or the issuance of the Parent Common Shares in the Merger.

        (c)    Form S-4.     The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

        (d)    Nasdaq.     The Parent Common Shares to be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

        (e)    Sale of Company Common Shares by Parent.     Parent shall have sold, for cash consideration, all of the Company Common Shares beneficially owned by Parent or any Parent Subsidiary, on such terms and conditions as the Parent Board (or an authorized committee thereof) deems Reasonably Advisable.

        (f)    Distribution of ILPT Common Shares.     The Company shall have declared and, at least one Business Day prior to the Closing Date, paid a pro rata distribution to the holders of the Company Common Shares of record as of a date prior to the Closing Date of all of the ILPT Common Shares beneficially owned by the Company (the "ILPT Distribution"); it being understood and agreed by the Parties that (i) the declaration and record date of such distribution shall not occur before the condition in Section 8.1(e) is satisfied, and (ii) the payment of such distribution may be conditioned upon the conditions specified in Section 8.1(a) through and including Section 8.1(d), Section 8.2(c) and Section 8.3(c) being satisfied as of such payment date.

        Section 8.2    Conditions to Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to effect the Merger and to consummate the other Transactions are subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by Parent, on or prior to the Closing Date, of each of the following additional conditions:

        (a)    Representations and Warranties.     (i) The representations and warranties set forth in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.2 (Capitalization) (other than Sections 4.2(a)-(b)), Section 4.3 (Authority), Section 4.7(b) (Absence of Certain Changes), Section 4.10(b) (REIT Qualification), Section 4.18 (Opinion of Financial Advisor), Section 4.19 (Approval Required), Section 4.20 (Brokers) and Section 4.22 (Takeover Statutes), shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Company Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Company Material Adverse Effect) as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent such representations and warranties are made as of an earlier date, in which case as of such earlier date), and (ii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent such representations and warranties are made as of an earlier date, in which case as of such earlier date), except in the case of clause (ii) where such failure(s) to be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)    Performance of Obligations of the Company.     The Company shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

        (c)    No Company Material Adverse Effect.     Since the date hereof, there shall not have occurred any event, change, effect or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

        (d)    Delivery of Certificate.     The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its chief executive officer and chief financial officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

        (e)    REIT Tax Opinion.     The Company shall have received and delivered to Parent a tax opinion of Company REIT Counsel, on which Parent shall be entitled to rely, dated as of the Closing Date and substantially in the form of Exhibit H.

        (f)    Section 368 Opinion.     Parent shall have received the written opinion of its counsel, Sullivan & Worcester LLP, dated as of the Closing Date and in substantially the same form as Exhibit I, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) the Merger will qualify as a reorganization under, and within the meaning of, Section 368(a) of the Code, and (ii) Parent and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Sullivan & Worcester LLP may rely upon the Company Tax Representation Letter and the Parent Tax Representation Letter. The condition set forth in this Section 8.2(f) shall not be waivable after receipt of the Parent Shareholder Approval, unless further shareholder approval is obtained with appropriate disclosure.

        Section 8.3    Conditions to Obligations of the Company.     The obligations of the Company to effect the Merger and to consummate the other Transactions are subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by the Company, on or prior to the Closing Date, of each of the following additional conditions:

        (a)    Representations and Warranties.     (i) The representations and warranties set forth in Section 5.1 (Organization and Qualification; Subsidiaries), Section 5.2 (Capitalization) (other than Sections 5.2(a)-(b)), Section 5.3 (Authority), Section 5.7(b) (Absence of Certain Changes), Section 5.10(b) (REIT Qualification), Section 5.18 (Opinion of Financial Advisor), Section 5.19 (Approval Required), Section 5.20 (Brokers), and Section 5.22 (Takeover Statutes) shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Parent Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Parent Material Adverse Effect) as of the date of this Agreement and as of the Closing, as though made as of the Closing (except to the extent such representations and warranties are made as of an earlier date, in which case as of such earlier date), and (ii) each of the other representations and warranties of Parent contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing, as though made as of the Closing (except to the extent such representations and warranties are made as of an earlier date, in which case as of such earlier date), except in the case of clause (ii) where such failure(s) to be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        (b)    Performance of Obligations of Parent and Merger Sub.     Parent and Merger Sub shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by each of them at or prior to the Effective Time.

        (c)    No Parent Material Adverse Effect.     Since the date hereof, there shall not have occurred any event, change, effect or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

        (d)    Delivery of Certificate.     Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by its chief executive officer and chief financial officer (or equivalent officers)

on behalf of Parent and Merger Sub, certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) and have been satisfied.

        (e)    REIT Tax Opinion.     Parent shall have received and delivered to the Company a tax opinion of Parent REIT Counsel, on which the Company shall be entitled to rely, dated as of the Closing Date and substantially in the form of Exhibit J.

        (f)    Section 368 Opinion.     The Company shall have received the written opinion of its counsel, Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Closing Date and in substantially the same form as Exhibit K, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) the Merger will qualify as a reorganization under, and within the meaning of, Section 368(a) of the Code, and (ii) Parent and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may rely upon the Company Tax Representation Letter and the Parent Tax Representation Letter. The condition set forth in this Section 8.3(f) shall not be waivable after receipt of the Company Shareholder Approval, unless further shareholder approval is obtained with appropriate disclosure.

ARTICLE 9

TERMINATION AND FEES

        Section 9.1    Termination.     This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding the receipt of the Company Shareholder Approval or Parent Shareholder Approval (except as otherwise noted):

        (a)   by mutual written consent of each of Parent and the Company;

        (b)   by either Parent or the Company:

            (i)  if the Merger shall not have occurred on or before the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party (and in the case of Parent, including the failure of Merger Sub) to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date;

           (ii)  if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger or any of the other Transactions, and such Order or other action shall have become final and non-appealable;

          (iii)  if the Company Shareholder Approval shall not have been obtained at a duly held Company Shareholder Meeting (or at any adjournment or postponement thereof) at which the Merger has been voted upon; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to the Company if the failure to obtain such Company Shareholder Approval was primarily due to the Company's failure to perform any of its obligations under this Agreement; or

          (iv)  if the Parent Shareholder Approval shall not have been obtained at a duly held Parent Shareholder Meeting (or at any adjournment or postponement thereof) at which the issuance of Parent Common Shares in connection with the Merger has been voted upon; provided, that the right to terminate this Agreement under this Section 9.1(b)(iv) shall not be available to Parent if the failure to obtain such Parent Shareholder Approval was primarily due to Parent's failure to perform any of its obligations under this Agreement.

        (c)   by Parent:

            (i)  if the Company shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement which breach, violation or failure to perform, either individually or in the aggregate, (A) would result in the failure of any of the conditions set forth in Section 8.2(a) or Section 8.2(b) (a "Company Terminating Breach"), and (B) cannot be cured, or, if curable, is not cured by the Company, or waived by Parent, by the earlier of (x) the Outside Date and (y) twenty (20) days after the receipt by the Company of written notice of such breach, violation or failure from Parent; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a Parent Terminating Breach shall have occurred and be continuing at the time Parent delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i);

           (ii)  if, prior to obtaining the Company Shareholder Approval, the Company or the Company Board (or an authorized committee thereof), as applicable, (A) shall have effected an Adverse Recommendation Change, (B) fails to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of being requested to do so by Parent following the public announcement by any Person of a Competing Proposal or an intention (whether or not conditional) to make a Competing Proposal, (C) fails to include the Company Board Recommendation in the Joint Proxy Statement, or (D) publicly announces its intention to do any of the foregoing; or

          (iii)  if, prior to obtaining the Parent Shareholder Approval, the Parent Board (or an authorized committee thereof) determines to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.3(d).

        (d)   by the Company:

            (i)  if Parent or Merger Sub shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, violation or failure to perform, either individually or in the aggregate, (A) would result in the failure of any of the conditions set forth in Section 8.3(a) or Section 8.3(b) (a "Parent Terminating Breach"), and (B) cannot be cured, or, if curable, is not cured by Parent, or waived by the Company, by the earlier of (x) the Outside Date and (y) twenty (20) days after the receipt by Parent of written notice of such breach, violation or failure from the Company; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a Company Terminating Breach shall have occurred and be continuing at the time the Company delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i);

           (ii)  if, prior to obtaining the Parent Shareholder Approval, Parent or the Parent Board (or an authorized committee thereof), as applicable, (A) shall have effected an Adverse Recommendation Change, (B) fails to publicly reaffirm the Parent Board Recommendation within ten (10) Business Days of being requested to do so by the Company following the public announcement by any Person of a Competing Proposal or an intention (whether or not conditional) to make a Competing Proposal, (C) fails to include the Parent Board Recommendation in the Joint Proxy Statement, or (D) publicly announces its intention to do any of the foregoing; or

          (iii)  if, prior to obtaining the Company Shareholder Approval, the Company Board (or an authorized committee thereof) determines to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.3(d).

        Section 9.2    Notice of Termination; Effect of Termination.     In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall be given by the terminating Party to the other Party, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party, and all rights and obligations of any Party shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary, (a) the provisions of Section 7.2(b) (Access; Confidentiality), Section 7.4 (Public Announcements), this Section 9.2 (Notice of Termination; Effect of Termination), Section 9.3 (Fees and Expenses) and Article 10 (General Provisions) and the definitions of all defined terms appearing in such sections, shall survive such termination of this Agreement, and (b) subject to Section 10.11, no such termination shall relieve any Party from any liability or damages resulting from any material breach of any of such Party's representations, warranties, covenants or agreements set forth in this Agreement prior to such termination of this Agreement that is a consequence of a deliberate act undertaken, or a deliberate failure to act, by the breaching Party with the knowledge that the taking of or failure to take such act would cause a material breach of this Agreement, in which case the non-breaching Party shall be entitled to all rights and remedies available at law or in equity. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

        Section 9.3    Fees and Expenses.     All fees and expenses incurred in connection with Merger and the other Transactions shall be paid by the Party incurring such fees or expenses, whether or not the Merger and the other Transactions are consummated; provided that the Parties will share equally any filing fees incurred in connection with the Form S-4 and Joint Proxy Statement as may be required to consummate the Merger and the other Transactions.

ARTICLE 10

GENERAL PROVISIONS

        Section 10.1    Non-survival of Representations and Warranties.     None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.

        Section 10.2    Notices.     All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given on the date of actual delivery, if delivered personally, or on the date of receipt, if sent by overnight courier (providing proof of delivery) to the Parties or if sent by facsimile or e-mail of a .pdf attachment (providing confirmation of transmission) at the following street addresses, email addresses or facsimile numbers, as applicable (or at such other United States street address, email address or facsimile number for a Party as shall be specified by like notice):

        (a)   if to the Company to:

    Select Income REIT
    Two Newton Place
    255 Washington Street
    Suite 300
    Newton, Massachusetts 02458
    Attention:              President
    Facsimile:               (617) 796-8335
    E-mail:                   dblackman@rmrgroup.com

        with a copy (which shall not constitute notice) to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    500 Boylston Street
    Boston, Massachusetts 02116
    Attention:              Margaret R. Cohen
    Facsimile:               (617) 305-4859
    E-mail:                   margaret.cohen@skadden.com

        (b)   if to Parent or Merger Sub to:

    Government Properties Income Trust
    Two Newton Place
    255 Washington Street
    Suite 300
    Newton, Massachusetts 02458
    Attention:              President
    Facsimile:               (617) 219-1441
    E-mail:                   dblackman@rmrgroup.com

        with a copy (which shall not constitute notice) to:

    Sullivan & Worcester LLP
    One Post Office Square
    Boston, Massachusetts 02109
    Attention:              Lindsey A. Getz
    Facsimile:               (617) 338-2880
    E-mail:                   lgetz@sandw.com

        Section 10.3    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy in any jurisdiction, as to that jurisdiction, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the Merger or the other Transactions is not affected in any manner materially adverse to any Party, and (d) such terms or other provisions shall not affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger or the other Transactions be consummated as originally contemplated to the fullest extent possible.

        Section 10.4    Counterparts.     This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in .pdf format, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

        Section 10.5    Entire Agreement; Third Party Beneficiaries.

        (a)   This Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter, the exhibits hereto and the documents and instruments referred to herein) and the Registration Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

        (b)   This Agreement is intended to and shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except for Section 7.5 (which, from and after the Effective Time shall be for the benefit of the Covered Persons). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties other than as described in this Section 10.5. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.7 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of Parent or Knowledge of the Company, as applicable. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 10.6    Amendment and Modification.     Subject to compliance with applicable Law, this Agreement may be amended, modified or supplemented in any respect by mutual written agreement of the Parties at any time before or after receipt of the Company Shareholder Approval or the Parent Shareholder Approval and prior to the Effective Time; provided, however, that after the Company Shareholder Approval or the Parent Shareholder Approval has been obtained, there shall not be any amendment, modification or supplement of this Agreement, which by applicable Law or in accordance with the rules of Nasdaq requires the further approval of the holders of the Company Common Shares or the holders of the Parent Common Shares, without such further approval of such shareholders.

        Section 10.7    Extension and Waiver.     At any time prior to the Effective Time, subject to applicable Law, any Party may (a) extend the time for the performance of any obligation or other act of any other Party, (b) waive any inaccuracy in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

        Section 10.8    Governing Law; Jurisdiction.

        (a)   This Agreement, and all Actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Maryland without giving effect to any choice or conflict of Law principles (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

        (b)   All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any Maryland state or federal court, for the purpose of any Action arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such action or proceeding except in such courts, (iii) agrees that any claim in respect of any such action or proceeding may be heard and determined in any Maryland state or federal court,

(iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

        Section 10.9    Waiver of Jury Trial.     EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE OTHER AGREEMENTS DELIVERED IN CONNECTION HEREWITH, THE MERGER OR THE OTHER TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.9.

        Section 10.10    Assignment.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

        Section 10.11    Specific Performance.     The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article 9, each Party shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the Parties hereby waives (a) any defense in an Action for specific performance that a remedy at Law would be adequate, and (b) any requirement under any Law to post a security as prerequisite to obtaining equitable relief. Each Party agrees that the right of specific performance and other equitable relief is an integral part of the Merger and the other Transactions, and without that right, neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, would have entered into this Agreement. For the avoidance of doubt, the Parties may pursue both a grant of specific performance or other equitable remedies to the extent permitted by this Section 10.11 and the payment of damages, but shall not be entitled or permitted to receive an award of damages if specific performance or other equitable remedies are awarded and consummation of the Merger occurs and shall not be entitled or permitted to receive an award of specific performance or other equitable remedies if damages are awarded.

        Section 10.12    Non-liability of Trustees of the Company and Parent.     The Company Charter and the Parent Charter, each as filed with the Maryland SDAT, provide that no trustee, officer, shareholder, employee or agent of the Company or Parent, respectively, shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, the Company or Parent, respectively. All Persons dealing with the Company or Parent in any way shall look only to the assets of the Company or Parent, respectively, for the payment of any sum or the performance of any obligation.

[Signature Page Follows]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, all as of the date first written above.

GOVERNMENT PROPERTIES INCOME TRUST
By:	/s/ MARK L. KLEIFGES
	Name:	Mark L. Kleifges
	Title:	Chief Financial Officer and Treasurer
GOV MS REIT
By:	/s/ MARK L. KLEIFGES
	Name:	Mark L. Kleifges
	Title:	Chief Financial Officer and Treasurer
SELECT INCOME REIT
By:	/s/ JOHN C. POPEO
	Name:	John C. Popeo
	Title:	Chief Financial Officer and Treasurer

[Signature Page to the Agreement and Plan of Merger]

ANNEX B: OPINION OF CITIGROUP GLOBAL MARKETS INC.

September 14, 2018

The Special Committee
        of the Board of Trustees
Government Properties Income Trust
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458

The Special Committee:

        You have requested our opinion as to the fairness, from a financial point of view, to Government Properties Income Trust ("GOV") of the Exchange Ratio (defined below) provided for pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the "Merger Agreement") proposed to be entered into among GOV, GOV MS REIT, a wholly owned subsidiary of GOV ("Merger Sub"), and Select Income REIT ("SIR"). As more fully described in the Merger Agreement, after giving effect to certain Related Transactions (defined below), (i) SIR will be merged with and into Merger Sub (the "Merger"), with Merger Sub as the surviving entity and continuing as a wholly owned subsidiary of GOV, and (ii) each outstanding common share of beneficial interest, par value $.01 per share, of SIR ("SIR Common Shares") will be converted pursuant to the Merger into the right to receive 1.04 (the "Exchange Ratio") common shares of beneficial interest, par value $.01 per share, of GOV ("GOV Common Shares"), subject to certain adjustments (as to which adjustments we express no opinion) as specified in the Merger Agreement.

        We understand that, pursuant to the Merger Agreement, (i) in connection with and as a condition to consummation of the Merger, (A) all SIR Common Shares beneficially owned by GOV or any of its subsidiaries will be sold for cash consideration (the "SIR Common Shares Sale") and (B) following the SIR Common Shares Sale, SIR will declare and pay a pro rata distribution to the holders of SIR Common Shares of all common shares of beneficial interest of Industrial Logistics Properties Trust ("ILPT") beneficially owned by SIR (the "ILPT Distribution") and (ii) following consummation of the Merger, Merger Sub will merge with and into GOV, with GOV as the surviving entity, and GOV will effect a reverse stock split of four GOV Common Shares outstanding immediately prior to the effective time of the Merger into one outstanding GOV Common Share (together with the SIR Common Shares Sale, the ILPT Distribution and the other transactions contemplated by the Merger Agreement and related documents (other than the Merger), the "Related Transactions"). The terms and conditions of the Merger and the Related Transactions are more fully set forth in the Merger Agreement and related documents.

        In arriving at our opinion, we reviewed a draft, dated September 14, 2018, of the Merger Agreement and held discussions with members of the Special Committee of the Board of Trustees of GOV (the "Special Committee"), certain senior officers of The RMR Group LLC ("RMR LLC") in such senior officers' capacities as executive officers of GOV (the "GOV Managers"), certain senior officers of RMR LLC in such senior officers' capacities as executive officers of SIR (the "SIR Managers") and other representatives of RMR LLC concerning the businesses, operations and prospects of SIR and GOV. We reviewed certain publicly available and other business and financial information relating to SIR and GOV provided to or discussed with us by the SIR Managers, the GOV Managers and other senior officers of RMR LLC acting on behalf of SIR or GOV, as the case may be, including certain financial forecasts and other information and data relating to SIR (pro forma for the ILPT Distribution) and GOV (pro forma for the SIR Common Shares Sale) provided to or discussed with us by the SIR Managers, the GOV Managers and other senior officers of RMR LLC acting on behalf of SIR or GOV, as the case may be, in each case as reviewed and approved for our use by the

The Special Committee
        of the Board of Trustees
Government Properties Income Trust
September 14, 2018

GOV Special Committee. We also reviewed certain information and data relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the GOV Managers and other senior officers of RMR LLC acting on behalf of GOV to result from the Merger and the Related Transactions. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices of SIR Common Shares and GOV Common Shares; the financial condition and certain historical and projected financial and operating data of SIR and GOV; and the capitalization of SIR and GOV. We analyzed certain financial, stock market and other publicly available information relating to the businesses of certain other companies whose operations we considered relevant in evaluating those of SIR and GOV. We also reviewed certain potential pro forma financial effects of the Merger (after giving effect to the Related Transactions) on GOV utilizing the financial forecasts and other information and data relating to SIR and GOV and the potential strategic implications and operational benefits referred to above. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

        In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the GOV Managers, the SIR Managers and other representatives of RMR LLC that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the financial forecasts and other information and data relating to SIR (pro forma for the ILPT Distribution) and GOV (pro forma for the SIR Common Shares Sale) that we have been directed to utilize in our analyses, we have been advised by the SIR Managers, the GOV Managers and other senior officers of RMR LLC acting on behalf of SIR or GOV, as the case may be, and we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the SIR Managers, the GOV Managers and such other senior officers of RMR LLC, as the case may be, as to, and are a reasonable basis upon which to evaluate, the future financial performance of SIR and GOV, the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the GOV Managers and other senior officers of RMR LLC acting on behalf of GOV to result from, and other potential pro forma financial effects of, the Merger and the Related Transactions and the other matters covered thereby. We express no view or opinion as to any financial forecasts and other information or data (or underlying assumptions on which any such financial forecasts and other information or data are based) provided to or otherwise reviewed by or discussed with us and we have assumed, with your consent, that the financial results, including with respect to the potential strategic implications and operational benefits anticipated to result from the Merger and the Related Transactions, reflected in such financial forecasts and other information and data will be realized in the amounts and at the times projected.

        We have relied, at your direction, upon the assessments of the GOV Managers, the SIR Managers and other senior officers of RMR LLC acting on behalf of GOV or SIR, as the case may be, as to, among other things, (i) the Related Transactions and GOV's pending or planned asset dispositions, including with respect to the timing thereof and the assets, liabilities and financial and other terms involved, (ii) matters relating to the separation of ILPT from SIR in January 2018 (the "ILPT Spin-Off"), and any tax indemnities and other arrangements relating to the ILPT Spin-Off, (iii) the

The Special Committee
        of the Board of Trustees
Government Properties Income Trust
September 14, 2018

potential impact on SIR and GOV of certain market, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the real estate and real estate investment industries and related credit and financial markets, (iv) existing and future contracts, relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, tenants and other commercial relationships of SIR and GOV and (v) the ability of GOV to integrate the operations of GOV and SIR. We have assumed, with your consent, that there will be no developments with respect to any such matters or any adjustments to the Exchange Ratio that would have an adverse effect on SIR, GOV, the Merger or the Related Transactions (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

        We have evaluated SIR, GOV and the Merger for purposes of our analyses and opinion, at your direction, after giving effect to the Related Transactions and we have assumed, at your direction, that the SIR Common Shares Sale will be consummated at market prices without taking into account any potential discounts, transaction expenses or other matters that could reduce the cash consideration received by GOV in the SIR Common Shares Sale based on such market prices. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of SIR, GOV or any other entity nor have we made any physical inspection of the properties or assets of SIR, GOV or any other entity. We have not made any analysis of, nor do we express any view or opinion as to, leases or the adequacy or sufficiency of allowances for credit losses with respect to leases or any other matters and we have been advised by the GOV Managers and other senior officers of RMR LLC acting on behalf of GOV, and therefore have assumed, with your consent, that any such allowances for credit losses with respect to leases or other matters are, and on a pro forma basis will be, in the aggregate appropriate to cover such losses. We have not evaluated the solvency or fair value of SIR, GOV or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, with your consent, that the Merger and the Related Transactions will be consummated in accordance with their respective terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger, the Related Transactions or otherwise, no delay, limitation, restriction, condition or other action, including any divestiture or other requirements, amendments or modifications, will be imposed or occur that would have an adverse effect on SIR, GOV, the Merger or the Related Transactions (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. We also have assumed, with your consent, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have been advised by the SIR Managers, the GOV Managers and other senior officers of RMR LLC acting on behalf of SIR or GOV, as the case may be, and we further have assumed, with your consent, that each of SIR and GOV has operated in conformity with the requirements for qualification as a real estate investment trust ("REIT") for U.S. federal income tax purposes since its election to be taxed as a REIT and that the Merger and the Related Transactions will not adversely affect such REIT status or operations of the pro forma combined entity resulting from the Merger and the Related Transactions. Our opinion, as set forth herein, relates to the relative values of GOV and SIR. We are not expressing any view or opinion as to the actual value of GOV Common Shares or any other securities when issued in connection with the Merger, the prices at which SIR Common Shares will be sold in the SIR Common Shares Sale or the prices at which GOV

The Special Committee
        of the Board of Trustees
Government Properties Income Trust
September 14, 2018

Common Shares, SIR Common Shares or any other securities will trade or otherwise be transferable at any time, including following the announcement or consummation of the Merger and the Related Transactions. Representatives of RMR LLC have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We are not expressing any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax consequences resulting from the Merger, the Related Transactions or otherwise or changes in, or the impact of, tax laws, regulations and governmental and legislative policies on SIR, GOV, the Merger or the Related Transactions (including the contemplated benefits thereof), and we have relied, with your consent, upon the assessments of the GOV Managers and other senior officers of RMR LLC acting on behalf of GOV as to such matters.

        Our opinion does not address the Related Transactions or any terms (other than the Exchange Ratio to the extent expressly specified herein), aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, any adjustments to the Exchange Ratio, any indemnification or other arrangements relating to or consequences of the ILPT Spin-Off, any special distributions or termination fee waivers, any registration agreement or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger, the Related Transactions or otherwise. In connection with our engagement, we were not directed to, and we did not, hold discussions on behalf of GOV with third parties (other than the RMR LLC and SIR) with respect to a possible business combination or similar transaction involving GOV. We express no view as to, and our opinion does not address, the underlying business decision of GOV to effect or enter into the Merger or any Related Transactions, the relative merits of the Merger or any Related Transactions as compared to any alternative business strategies that might exist for GOV or the effect of any other transaction which GOV might engage in or consider. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other payments to any advisor or manager of GOV or any officers, directors or employees of any parties to the Merger or any Related Transactions, or any class of such persons, relative to the Exchange Ratio or otherwise, including any termination fee or other amount payable in connection with the termination of any advisor, management or other providers of services. Our opinion is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to us as of the date hereof. Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion. As you are aware, the credit, financial and stock markets, and the industries in which GOV and SIR operate, have experienced and continue to experience volatility and we express no view or opinion as to any potential effects of such volatility on GOV or SIR (or their respective businesses) or the Merger or the Related Transactions (including the contemplated benefits thereof).

        Citigroup Global Markets Inc. has acted as financial advisor to the Special Committee in connection with the proposed Merger and the Related Transactions and will receive a fee for such services, the principal portion of which is contingent upon consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. In addition, GOV has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. As you are aware, at the request of RMR LLC and the GOV Managers, we and certain of our affiliates may (i) participate in a credit facility of GOV after giving effect to the Merger and the Related Transactions the proceeds of which we have been informed by RMR LLC and the GOV Managers are expected to be used for general corporate purposes, for which services we and such affiliates would receive compensation, including acting as joint lead arranger, joint bookrunning manager and syndication agent

The Special Committee
        of the Board of Trustees
Government Properties Income Trust
September 14, 2018

for, and as a lender under, such financing, and (ii) provide liability management services in connection with existing debt securities of GOV and SIR, for which services we and such affiliates would receive compensation. As you also are aware, at the request of RMR LLC and the GOV Managers, we and certain of our affiliates will participate in the SIR Common Shares Sale, for which services we and such affiliates expect to receive compensation, including acting as joint bookrunning manager for such sale. As you further are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to GOV and certain of its affiliates unrelated to the proposed Merger and the Related Transactions, for which services we and our affiliates have received and expect to receive compensation, including, during the past two years, having acted or acting as (i) financial advisor to GOV in connection with an acquisition transaction, (ii) joint bookrunning manager for equity and debt offerings of GOV and (iii) joint lead arranger, joint lead bookrunner and syndication agent for, and as a lender under, certain credit facilities of GOV. As you are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to SIR and certain of its affiliates unrelated to the proposed Merger and the Related Transactions, for which services we and our affiliates have received and expect to receive compensation, including, during the past two years, having acted or acting as (i) joint bookrunning manager for a debt offering of SIR and underwriter in connection with the ILPT Spin-Off and (ii) joint lead arranger, joint bookrunner and syndication agent for, and as a lender under, certain credit facilities of SIR. As you also are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to The RMR Group Inc. ("RMR Inc.") and/or certain of its affiliates or entities (other than GOV, SIR and their respective affiliates) managed by or that receive business management services from RMR Inc. and/or certain of its affiliates unrelated to the proposed Merger and the Related Transactions, for which services we and our affiliates have received and expect to receive compensation, including, during the past two years, having acted or acting as (i) financial advisor to an entity that receives business management services from RMR Inc. in connection with a disposition transaction, (ii) joint bookrunning manager or joint lead manager for certain equity and debt offerings of certain entities managed by RMR Inc. and (iii) joint lead arranger, joint bookrunning manager, co-syndication agent, administrative agent and/or documentation agent for, and/or as a lender under, certain credit or securitization facilities of certain entities managed by or that receive business management services from RMR Inc. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of GOV, SIR, RMR Inc. and entities managed by or that receive business management services from RMR Inc. and/or its affiliates and their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with GOV, SIR, RMR Inc., entities managed by or that receive business management services from RMR Inc. and/or its affiliates and their respective affiliates.

        Our advisory services and the opinion expressed herein are provided for the information of the Special Committee (in its capacity as such) in its evaluation of the proposed Merger. Our opinion is not intended to be and does not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the proposed Merger, any Related Transactions or otherwise.

The Special Committee
        of the Board of Trustees
Government Properties Income Trust
September 14, 2018

        Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for pursuant to the Merger Agreement is fair, from a financial point of view, to GOV.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

ANNEX C: OPINION OF UBS SECURITIES LLC

[UBS SECURITIES LLC LETTERHEAD]

September 14, 2018

The Special Committee of the Board of Trustees (the "Special Committee")
The Board of Trustees (the "Board")
Select Income REIT
Two Newton Place
255 Washington Street
Suite 300
Newton, MA 02458

Dear Members of the Special Committee and the Board:

        We understand that Select Income REIT, a Maryland real estate investment trust (the "Company"), is considering a transaction whereby the Company will combine with Government Properties Income Trust, a Maryland real estate investment trust ("Government Properties"). Pursuant to the terms of an Agreement and Plan of Merger, draft dated September 14, 2018 (the "Agreement"), by and among the Company, Government Properties, and GOV MS REIT, a Maryland real estate investment trust and a wholly owned subsidiary of Government Properties ("Merger Sub"), the Company will be merged with and into Merger Sub, with Merger Sub being the surviving entity in the merger (the "Merger"), and as a result of the Merger each issued and outstanding common share of beneficial interest, $.01 par value per share, of the Company (the "Company Common Shares"), other than Excluded Shares (as defined in the Agreement), will be converted into the right to receive 1.04 (the "Exchange Ratio") common shares of beneficial interest, $.01 par value per share, of Government Properties (the "Government Properties Common Shares") (together with the Merger, the "Transaction"). The terms and conditions of the Transaction are more fully set forth in the Agreement.

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Shares (other than holders of Excluded Shares (as defined in the Agreement)) of the Exchange Ratio provided for in the Merger.

        UBS Securities LLC ("UBS") has acted as financial advisor to the Special Committee in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Merger. In the past, UBS and its affiliates have provided investment banking services to the Company, Government Properties, Industrial Logistics Properties Trust, a Maryland real estate investment trust and a subsidiary of the Company ("ILPT"), and The RMR Group Inc., a Maryland corporation and an alternative asset management company that manages both the Company and Government Properties ("RMR"), and certain of their respective affiliates, unrelated to the proposed Transaction, for which UBS and its affiliates have received or will receive compensation, including in the past two years having acted as (i) joint bookrunner on a senior unsecured notes offering of the Company in May 2017, (ii) joint lead arranger on a bridge facility and joint bookrunner on a concurrent follow-on equity offering of Government Properties in June 2017, (iii) joint bookrunner on an unsecured notes offering of Government Properties in July 2017, (iv) financial advisor and dealer manager on a rights offering of RMR Real Estate Income Fund, a closed-end management investment company managed by a subsidiary of RMR, in September 2017, (v) joint bookrunner on a credit facility of ILPT in December 2017 and (vi) lead left bookrunner on ILPT's initial public offering in January 2018. In addition, UBS or an affiliate is a participant in credit facilities of the Company, Government Properties and ILPT for which it received and continues to receive fees and interest payments. In addition, in the future UBS may provide investment banking services to the Company, Government Properties, ILPT and RMR unrelated to the proposed Transaction for which UBS may receive compensation. In the ordinary

The Special Committee and the Board
Select Income REIT
September 14, 2018

course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company, Government Properties, ILPT and RMR and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of UBS.

        Our opinion does not address the relative merits of the Transaction or any related transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company's underlying business decision to effect the Transaction or any related transaction. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction or any related transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Exchange Ratio to the extent expressly specified herein, of the Agreement or any related documents or the form of the Transaction or any related transaction. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by RMR, any officers, directors or employees of any parties to the Transaction, or any class of such persons, whether relative to the Exchange Ratio or otherwise. We express no opinion as to what the value of the Government Properties Common Shares will be when issued pursuant to the Merger or the prices at which the Company Common Shares, the Government Properties Common Shares, the common shares of beneficial interest of ILPT or the shares of class A common stock of RMR will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, (ii) the parties to the Agreement will comply with all material terms of the Agreement, and (iii) the Transaction will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any material adverse effect on the Company, Government Properties or the Transaction. We have not been authorized to solicit and have not solicited indications of interest in a transaction with the Company from any party.

        In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company, Government Properties, ILPT and RMR; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, and the Company excluding ILPT, that were provided to us by the management of the Company ("Company Management"), and not publicly available, including financial forecasts and estimates prepared by Company Management that you have directed us to utilize for purposes of our analyses; (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of Government Properties that were provided to us by the management of Government Properties ("Government Properties Management"), and not publicly available, including financial forecasts and estimates, including asset disposition plans, prepared by Government Properties Management that you have directed us to utilize for purposes of our analyses; (iv) reviewed certain pro forma combined company financial forecasts and estimates, including estimates of synergies and incremental asset disposition plans of the Company prepared by Company Management and Government Properties Management that were not publicly available that you have directed us to utilize for purposes of our analyses; (v) conducted discussions with senior members of Company Management and Government Properties Management concerning the respective businesses and financial prospects of the Company and Government Properties; (vi) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally

The Special Committee and the Board
Select Income REIT
September 14, 2018

relevant; (vii) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (viii) performed a discounted cash flow analysis of the Company excluding ILPT in which we analyzed the future cash flows of the Company excluding ILPT using financial forecasts and estimates prepared by Company Management; (ix) performed a discounted cash flow analysis of Government Properties in which we analyzed the future cash flows of Government Properties using financial forecasts and estimates prepared by Government Properties Management; (x) performed a pro forma discounted cash flow analysis of Government Properties in which we analyzed the future cash flows of Government Properties on a pro forma basis assuming the Transaction is consummated, using financial forecasts and estimates prepared by Company Management and Government Properties Management, including certain estimates of synergies; (xi) reviewed current and historical market prices of the Company Common Shares, the Government Properties Common Shares and the common shares of beneficial interest of ILPT; (xii) considered certain pro forma effects of the Transaction on the financial statements of the Company and Government Properties; (xiii) reviewed an unexecuted draft, circulated on September 14, 2018, of the Agreement; and (xiv) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

        In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, the Company excluding ILPT, or Government Properties, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, synergies and pro forma effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Company Management and Government Properties Management as to the future financial performance of their respective company and such synergies and pro forma effects. At your direction, we have also assumed that, at least one business day prior to consummation of the Merger, the Company will distribute all of the common shares of beneficial interest of ILPT that the Company owns to the Company's shareholders in the form of a dividend. In addition, with your consent, for the purpose of our analyses, we have assumed market values of the shares of class A common stock of RMR, the Company Common Shares held by the Company and Government Properties and the common shares of beneficial interest of ILPT. We have also assumed, with your consent, that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. At your direction, we have also assumed that each of the Company and Government Properties has operated in conformity with the requirements for qualification as a real estate investment trust for U.S. federal income tax purposes since its formation as a real estate investment trust and that the Transaction will not adversely affect such status or operations of the Company or Government Properties. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to the holders of the Company Common Shares (other than holders of Excluded Shares (as defined in the Agreement)).

The Special Committee and the Board
Select Income REIT
September 14, 2018

        This opinion is provided for the benefit of the Special Committee (in its capacity as such) and the Board (in its capacity as such) in connection with, and for the purpose of, their evaluation of the Exchange Ratio provided for in the Merger.

Very truly yours,
UBS SECURITIES LLC